      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1999


                                                      REGISTRATION NO. 333-74379
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------


                                AMENDMENT NO. 4

                                       TO
                                    FORM S-1

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                             ----------------------

                                  AZURIX CORP.
             (Exact Name of Registrant as Specified in Its Charter)

                                             4941
           DELAWARE                          4952                         76-0589114
 (State or Other Jurisdiction
      of Incorporation or        (Primary Standard Industrial            (IRS Employer
         Organization)            Classification Code Number)         Identification No.)

                                 RODNEY L. GRAY
                                 VICE CHAIRMAN
                                  AZURIX CORP.
                          333 CLAY STREET, SUITE 1000
                           HOUSTON, TEXAS 77002-7361
                                 (713) 646-6001
         (Address, Including Zip Code, and Telephone Number, Including
 Area Code, of Registrant's Principal Executive Offices and Agent for Service)

                                   Copies to:

          JOHN C. ALE                  SHELLEY A. BARBER                JAMES M. PRINCE
      EXECUTIVE DIRECTOR            VINSON & ELKINS L.L.P.          ANDREWS & KURTH L.L.P.
      AND GENERAL COUNSEL            2300 FIRST CITY TOWER             4200 CHASE TOWER
         AZURIX CORP.                     1001 FANNIN                     600 TRAVIS
        34 PARK STREET             HOUSTON, TEXAS 77002-6760         HOUSTON, TEXAS 77002
    LONDON W1Y 3PF, ENGLAND             (713) 758-3813                  (713) 220-4486
       (44) 171-970-7763              FAX: (713) 615-5511             FAX: (713) 238-7110
    FAX: (44) 171-970-7791

                             ----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectus: one to be used in connection with an underwritten offering in the United States and Canada, and one to be used in a concurrent international offering, of common stock, par value $0.01 per share, of Azurix Corp. The U.S. prospectus for the offering in the United States and Canada follows immediately after this explanatory note. After the U.S. prospectus are the alternate pages for the international prospectus. A copy of the complete U.S. prospectus and international prospectus in the exact forms in which they are to be used after effectiveness will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION


                   PRELIMINARY PROSPECTUS DATED JUNE 9, 1999


PROSPECTUS
----------------

                               36,600,000 SHARES

                                 [AZURIX LOGO]

                                  COMMON STOCK
                             ----------------------

     This is Azurix Corp.'s initial public offering of common stock. Azurix is offering and selling 17,100,000 shares and Atlantic Water Trust, the selling stockholder, is offering and selling 19,500,000 shares of common stock.

     The U.S. underwriters will offer 29,280,000 shares in the United States and Canada and the international managers will offer 7,320,000 shares outside the United States and Canada.

     We expect the public offering price to be between $19.00 and $22.00 per share. Prior to the offering, there has been no public market for the common stock. The common stock has been approved for listing on the New York Stock Exchange under the trading symbol "AZX," subject to official notice of issuance.


     INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                             ----------------------

                                                             PER SHARE   TOTAL
                                                             ---------   -----
Public offering price......................................      $         $
Underwriting discount......................................      $         $
Proceeds, before expenses, to Azurix.......................      $         $
Proceeds, before expenses, to the selling stockholder......      $         $

     The U.S. underwriters may also purchase up to an additional 4,392,000 shares from the selling stockholder at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an aggregate of an additional 1,098,000 shares from the selling stockholder.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of common stock will be ready for delivery in New York, New York
on or about June   , 1999.
                             ----------------------
MERRILL LYNCH & CO.
              CREDIT SUISSE FIRST BOSTON
                              DONALDSON, LUFKIN & JENRETTE
                                           PAINEWEBBER INCORPORATED

BANC OF AMERICA SECURITIES LLC                         DEUTSCHE BANC ALEX. BROWN
                             ----------------------

                 The date of this prospectus is June   , 1999.

                                  ART/DIAGRAMS

     [EDGAR VERSION ONLY] Diagram showing Azurix's current asset portfolio.

     In addition, a diagram depicts the three areas of the global water industry in which we will pursue our business strategy. They include:

     Asset ownership and management, which we will pursue through acquisitions and concessions of water and wastewater assets, facility operations and new facility development.

     Services, which include operating and managing water and wastewater assets for municipal and industrial customers, providing residuals management services (managing the residual byproducts from wastewater) and providing infrastructure development and maintenance services for underground water and wastewater assets.

     Resource development and management, which includes extracting, transporting and storing water and wastewater.

                               TABLE OF CONTENTS


Summary.....................................................     1
Risk Factors................................................     8
Forward-Looking Statements..................................    17
Use of Proceeds.............................................    18
Dividend Policy.............................................    18
Dilution....................................................    19
Capitalization..............................................    20
Selected Historical and Unaudited Pro Forma Consolidated
  Financial Data............................................    21
Currency Exchange Rates.....................................    23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    24
Government Outsourcing Through Privatization................    43
Business....................................................    47
Regulatory Matters..........................................    76
Management..................................................    89
Transactions with Enron, Atlantic Water Trust and Marlin
  Water Trust...............................................    97
Principal and Selling Stockholders..........................   102
Description of Capital Stock................................   105
Description of Indebtedness.................................   108
Shares Eligible for Future Sale.............................   115
Material United States Federal Tax Consequences to
  Non-United States Holders of
  Common Stock..............................................   117
Underwriting................................................   120
Legal Matters...............................................   124
Experts.....................................................   124
Where You Can Find More Information.........................   125
Index to Financial Statements...............................   F-1


                             ----------------------

     You should rely only on the information contained in this prospectus. We have not, and the selling stockholder and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholder and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial data and related notes, before making an investment decision. Unless we indicate otherwise, the information contained in this prospectus gives effect to the 100,000-for-1 common stock split effective February 2, 1999.

                                  AZURIX CORP.


     Azurix Corp. is a global water company engaged in the business of acquiring, owning, operating and managing water and wastewater assets, providing water and wastewater related services and developing and managing water resources. Enron Corp., one of the world's leading integrated natural gas and electricity companies, formed Azurix on January 29, 1998 to pursue opportunities in the global water industry. Azurix's first significant step was to acquire Wessex, a water and wastewater company based in southwestern England, for $2.4 billion on October 2, 1998.



     Our asset portfolio also includes interests in long-term water concessions in the Province of Mendoza, Argentina and in Cancun, Mexico. In addition, we acquired Philip Utilities Management Corporation, a water and wastewater services company with operations in the United States and Canada on May 18, 1999 for $106.3 million. On May 18, 1999, we were notified that, subject to final confirmation, we will be awarded an interest in a long-term water and wastewater concession in two regions of the Province of Buenos Aires, Argentina, at an aggregate price of $438.6 million. On May 28, 1999, we entered into an agreement to acquire an interest in a company that provides water and wastewater related services in a portion of Mexico City, Mexico. We have made each of these investments through one or more subsidiaries, which will be our approach as we pursue our worldwide growth strategy.



                           THE GLOBAL WATER INDUSTRY


     The global water industry includes the collection, treatment, storage and supply of drinking water, and the collection, treatment and disposal of wastewater and its by-products. Public (municipal and other governmental) and private (non-governmental) water companies serve industrial, commercial and residential customers. Azurix estimates that the global water industry has total annual revenues of approximately $300 billion. In addition, Azurix estimates that over $600 billion will be spent on worldwide water and wastewater infrastructure over the next decade.


     We believe that significant business opportunities exist for private sector participation in the global water industry, including taking part in water and wastewater privatizations, providing water and wastewater related services to municipal and industrial water markets and developing and managing water resources.



                           OUR COMPETITIVE STRENGTHS


     We have several competitive strengths that should enable us to compete successfully in the global water industry:


     - EXPERIENCED MANAGEMENT AND BUSINESS DEVELOPMENT TEAMS. Although Azurix was recently formed, we have an experienced management team from Enron, Wessex and other multinational companies with experience in developing global infrastructure projects and operating and managing water and wastewater assets. Our senior executives are complemented by a group of experienced business developers who identify opportunities in the global water industry.



     - WESSEX OPERATING EXPERIENCE AND TECHNICAL EXPERTISE. From Wessex, we have obtained the operating experience and technical expertise necessary to evaluate potential water projects, to qualify for bidding on water projects throughout the world, to build transition and operating teams for new acquisitions and to manage existing and new water and wastewater assets.

     - REGULATORY AND GOVERNMENT AFFAIRS EXPERTISE. Our management team has extensive experience in working with regulators and other governmental agencies and has knowledge of the regulatory framework and privatization processes in many of the countries in which we intend to pursue water and wastewater opportunities.


     - FINANCING EXPERTISE. Members of our management team have experience using sophisticated financing and capital raising techniques in both global and local markets to lower the cost of capital for the financing of projects and acquisitions.

                             OUR BUSINESS STRATEGY

     Our business strategy is focused on three complementary areas in the global water industry:

     - ACQUIRING, OWNING, OPERATING AND MANAGING WATER AND WASTEWATER ASSETS. We intend to build a diversified portfolio of water and wastewater assets, including both established businesses with stable returns and concessions and projects in emerging markets with significant development requirements and potential for growth and enhanced returns.

     - PROVIDING WATER AND WASTEWATER RELATED SERVICES. We intend to provide a broad range of services to municipal and industrial customers around the world, including:

      -- Operations, management and engineering -- services to design, build, operate or maintain water and wastewater assets

      -- Residuals management -- services to dispose of wastewater and biosolids that result from wastewater treatment

      -- Underground infrastructure remediation and development -- services to repair and replace water and wastewater distribution and collection systems

     - DEVELOPING AND MANAGING WATER RESOURCES. We intend to pursue opportunities in water resource development and management and address the capital, technical and operational needs in this area of the water industry.

                          AZURIX'S CORPORATE STRUCTURE

     The following chart illustrates our corporate structure after the offering and assumes the underwriters' over-allotment option will not be exercised. This chart does not show our complete corporate structure and should be read in conjunction with the more detailed descriptions contained elsewhere in this prospectus.
                                    [CHART]


 RELATIONSHIP AMONG ENRON, MARLIN WATER TRUST, ATLANTIC WATER TRUST AND AZURIX



     To date, Enron has appointed all of the directors of Atlantic Water Trust and Azurix, although Marlin Water Trust at any time has the right to elect or replace half of the directors of Atlantic Water Trust and currently up to half of Azurix's directors. Following the offering, as long as Atlantic Water Trust owns a majority of our outstanding voting stock, Enron and Marlin Water Trust will have the ability to direct Atlantic Water Trust to elect all of Azurix's directors. As a result, Enron and Marlin Water Trust will continue to exert significant influence over the policies, management and affairs of Azurix and the outcome of most corporate actions requiring stockholder approval, including the approval of transactions involving a change in control of Azurix. See "Transactions with Enron, Atlantic Water Trust and Marlin Water Trust," "Principal and Selling Stockholders" and "Shares Eligible for Future Sale."

                            TRANSACTIONS WITH ENRON


     We have entered into the following agreements with Enron for purposes of governing ongoing relationships following the offering:



     - BUSINESS OPPORTUNITIES AGREEMENT. This agreement limits the scope of our business to the businesses generally identified in this prospectus and activities incidental to those businesses; the agreement also provides that Enron and its affiliates may engage in water-related businesses, even if those businesses have a competitive impact on Azurix.



     - SERVICES AGREEMENT. Under this agreement, Enron provides various corporate staff and support services to us; we expect to incur costs for services used under the services agreement of approximately $15 million annually.



     - CREDIT AGREEMENT. Under this agreement, Enron provides funds to us for general, administrative and operating expenditures; the credit agreement is a revolving facility which matures December 15, 2001 or 90 days following the date that Enron or its affiliates do not own or have the power to vote at least one-third of our capital stock ordinarily entitled to vote for the election of directors and fewer than one-third of our directors are officers, directors or employees of Enron or its affiliates; the total commitment under the credit agreement is $180 million, and advances under the credit agreement bear interest at the federal funds rate plus 1.50%.



     - LICENSE AGREEMENT. This agreement permits Azurix to use the phrase "an Enron Company" and the Enron logo in identifying Azurix as part of the Enron enterprise.



     - COST SHARING AGREEMENT. This agreement provides for a sharing of Enron's trademark costs with Azurix and Enron's other affiliates.


     See "Transactions with Enron, Atlantic Water Trust and Marlin Water Trust" for a more detailed discussion of these agreements.

     Our principal executive offices are located at 333 Clay Street, Houston, Texas 77002 (telephone number (713) 646-6001) and 34 Park Street, London W1Y 3PF, England (telephone number (44) 171-970-7763).

                                  THE OFFERING

     The following information is based upon shares outstanding as of June 7, 1999 and excludes approximately 8.5 million shares that may be issued upon the exercise of options. Unless otherwise indicated, all information in this prospectus assumes that the over-allotment option will not be exercised.

Common stock offered by Azurix:
  U.S. offering................................   13,680,000   shares
  International offering.......................    3,420,000   shares
                                                 -----------
          Total................................   17,100,000   shares
                                                 ===========

Common stock offered by the selling
  stockholder:
  U.S. offering................................   15,600,000   shares
  International offering.......................    3,900,000   shares
                                                 -----------
          Total................................   19,500,000   shares
                                                 ===========

Common stock outstanding after the U.S. and
  international offerings......................  117,100,000   shares

Common stock subject to over-allotment option
  from the selling stockholder.................    5,490,000   shares

Use of proceeds................................  We expect the proceeds to Azurix from this sale of common stock to be approximately $327.1 million, after
                                                 deducting underwriting discounts and commissions and
                                                 estimated expenses. Azurix will not receive any
                                                 proceeds from the sale of common stock by the selling
                                                 stockholder. We intend to use approximately $254.2
                                                 million of the net proceeds that we receive to repay
                                                 advances from Enron and other third party
                                                 indebtedness. We intend to use the remaining proceeds,
                                                 along with funds to be drawn under the senior credit
                                                 facility, to fund the acquisition of an interest in a
                                                 concession in the Province of Buenos Aires, Argentina.

NYSE symbol....................................  "AZX"

     SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following tables present summary historical and unaudited pro forma consolidated financial data for Azurix and for Wessex, the predecessor of Azurix, for the periods and dates indicated. The results for the three months ended March 31, 1999 are not necessarily indicative of the results for the full year. The unaudited pro forma financial data for Azurix is derived from the unaudited condensed consolidated pro forma financial data included elsewhere in this prospectus. The unaudited pro forma income statement and other financial data give effect to the acquisition of Wessex, the redemption and elimination of Wessex's preference shares for an aggregate price of $249.8 million, the sale by Wessex of its interest in Wessex Waste Management Ltd., a joint venture with Waste Management International Plc that does business as UK Waste, for $337.9 million and the offering, as though each occurred on January 1, 1998. The unaudited pro forma balance sheet data gives effect to the offering as though it occurred on March 31, 1999. The unaudited pro forma income statement and other financial data presented below are not necessarily indicative of the financial results that would have occurred had the acquisition of Wessex, the redemption and elimination of Wessex's preference shares, the sale by Wessex of its interest in UK Waste and the offering occurred on January 1, 1998, or indicative of our financial position had the offering occurred on March 31, 1999, and should not be viewed as indicative of operations or financial position in future periods. See "Selected Historical and Unaudited Pro Forma Consolidated Financial Data" for more information regarding the historical, the unaudited pro forma consolidated and the other financial data.

                                                                                              AZURIX
                                                                                    --------------------------

                                                                                                      THREE
                                        WESSEX (PREDECESSOR COMPANY)                JANUARY 29,      MONTHS
                                            YEAR ENDED MARCH 31,                      1998 TO         ENDED
                            -----------------------------------------------------   DECEMBER 31,    MARCH 31,
                               1995          1996          1997          1998           1998          1999
                            -----------   -----------   -----------   -----------   ------------   -----------
                            (UNAUDITED)   (UNAUDITED)                                              (UNAUDITED)
                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
 Operating revenues.......    $ 356.3       $ 376.8       $ 403.1       $ 436.6      $   119.7       $ 116.9
 Operations and
   maintenance expense....      106.7         106.6         102.4         110.9           31.6          31.8
 General and
   administrative
   expense................       33.3          27.4          32.2          29.1           20.3          22.6
 Depreciation and
   amortization...........       48.5          53.7          58.0          64.3           22.2          23.3
 Operating income.........      167.8         189.1         210.5         232.3           45.6          39.2
 Net income...............      123.7         140.4         153.0          16.7(3)        10.2          16.1
 Basic earnings per common
   share(1)...............                                                                0.10          0.16
 Diluted earnings per
   common share(1)........                                                                0.10          0.16
OTHER FINANCIAL DATA:
 EBITDA(2) (unaudited)....    $ 227.3       $ 256.9       $ 283.2       $ 309.9      $    65.8       $  62.7
 Net cash provided by
   operating activities...      214.6         240.5         246.3         125.0            4.4          12.5
 Net cash used in
   investing activities...     (150.3)       (159.4)        (97.8)       (195.0)      (1,982.6)       (109.8)
 Net cash (used in)
   provided by financing
   activities.............      (45.7)        (54.6)       (373.0)          6.8        1,977.5         105.1

                                     AZURIX
                            ------------------------
                            PRO FORMA AS ADJUSTED(4)
                            ------------------------
                                             THREE
                                            MONTHS
                             YEAR ENDED      ENDED
                            DECEMBER 31,   MARCH 31,
                                1998         1999
                            ------------   ---------
                                  (UNAUDITED)
STATEMENT OF INCOME DATA:
 Operating revenues.......     $464.2       $116.9
 Operations and
   maintenance expense....      120.9         31.8
 General and
   administrative
   expense................       44.4         22.6
 Depreciation and
   amortization...........       88.3         23.3
 Operating income.........      210.6         39.2
 Net income...............       91.1         16.9
 Basic earnings per common
   share(1)...............       0.78         0.14
 Diluted earnings per
   common share(1)........       0.78         0.14
OTHER FINANCIAL DATA:
 EBITDA(2) (unaudited)....     $298.1       $ 62.7
 Net cash provided by
   operating activities...
 Net cash used in
   investing activities...
 Net cash (used in)
   provided by financing
   activities.............

                                                                    AT MARCH 31, 1999
                                                              -----------------------------
                                                                 AZURIX      AS ADJUSTED(4)
                                                              ------------   --------------
                                                                       (UNAUDITED)
                                                                      (IN MILLIONS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................    $   13.1        $  208.2
  Working capital...........................................      (134.5)          124.8
  Total assets..............................................     3,349.3         3,544.4
  Note payable -- affiliate.................................       117.8           117.8
  Long-term debt (excluding current maturities).............       940.3           872.5
  Other long-term liabilities (including deferred taxes)....       417.2           417.2
  Stockholders' equity......................................     1,614.7         1,941.8

                                                   (footnotes on following page)

---------------

(1) The basic and diluted earnings per common share amounts for Wessex are not meaningful on a comparative basis to Azurix and, therefore, are not presented.

(2) EBITDA for any relevant period presented above is defined as net income before net interest (income) expense, income tax, utility tax, depreciation and amortization. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating profit, as an indicator of liquidity or as a substitute for net cash provided by operating activities. This method may not be comparable to the EBITDA calculations of other entities.

(3) The year ended March 31, 1998 includes a windfall tax of $162.3 million, which has been described by the U.K. Government as a one-time tax. Excluding the effect of this tax, for the year ended March 31, 1998, Wessex's net income would have been $179.0 million.

(4) As adjusted to reflect the application of the net proceeds to Azurix from the offering. Azurix Europe has drawn $182.9 million under its senior credit facility as of June 7, 1999. Azurix intends to use $182.2 million of the net proceeds from the offering along with available cash to repay this indebtedness. Following the application of the net proceeds from the offering, $387.4 million of borrowing capacity under the senior credit facility will be available to fund future acquisitions. It is expected that $365.7 million of this facility, along with $72.9 million of proceeds from the offering, will be used to fund the $438.6 million acquisition of an interest in a concession in two regions of the Province of Buenos Aires, Argentina.

                                  RISK FACTORS

     Investing in our common stock will provide you with an equity ownership interest in Azurix. As an Azurix stockholder, you will be subject to risks inherent in our business. The performance of your shares will reflect the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of the common stock.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, OUR FUTURE OPERATING RESULTS ARE DIFFICULT TO FORECAST AND OUR FUTURE FINANCIAL OR OPERATING RESULTS MAY BE MATERIALLY DIFFERENT FROM THE RESULTS IN THIS PROSPECTUS. THESE DIFFERENCES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     We are a new company with a limited operating history. Our limited operating history and the unpredictable results of our acquisition strategy make it difficult to forecast our future operating results. The financial data presented in this prospectus under "Summary -- Summary Historical and Unaudited Pro Forma Consolidated Financial Data" and "Selected Historical and Unaudited Pro Forma Consolidated Financial Data" excludes financial data relating to our recent investment in Cancun, Mexico, our acquisition of Philip Utilities and our pending investments in Buenos Aires, Argentina and Mexico and is not indicative of our future financial or operating results. We expect to experience significant competition in bidding and negotiating for water projects worldwide. As a new company, we will face competition from companies that have a longer operating history and have more experience in bidding for water and wastewater projects. Our limited operating history may make it difficult for us to qualify for, or be successful in, bidding. For example, we may be at a disadvantage in bidding for some projects when we do not have a history of operating in a country or region, or when we do not have a history of operating a water or wastewater system or individual treatment plant of a size comparable to the system or facility being privatized or built.

     We will derive our consolidated operating revenues almost exclusively from the operations of Wessex until such time as our other investments begin to generate revenue. Operating revenues from Wessex may not be available for distribution to Azurix due to operating and financing requirements of Wessex, financing requirements of intermediate companies, regulatory developments affecting the rates Wessex may charge its customers and other regulatory or other restrictions on its ability to pay dividends to its shareholders.

OUR PROFITABILITY AND PROSPECTS FOR GROWTH ARE HIGHLY DEPENDENT ON COMPLETING ACQUISITIONS AND DEVELOPING PROJECTS, AND WE MAY NOT BE ABLE TO COMPLETE ACQUISITIONS AND DEVELOP PROJECTS SUCCESSFULLY.

     There is a risk that we may not be able to complete acquisitions of water and wastewater assets and develop projects successfully because these transactions involve many complexities. Such complexities include, among other things, negotiation of satisfactory water supply and wastewater treatment services agreements with local governments and receipt of required governmental consents and permits. In addition, in evaluating and negotiating water projects, water companies may encounter difficulties in determining the status and condition of existing systems or developing accurate forecasts of material factors such as the rate of population growth, particularly in developing countries. In privatization transactions, we may be unable to predict with certainty the timing of a privatization or the commitment level of a government to completing a privatization. In addition, most privatizations are competitively bid, and there is no assurance as to what proportion of the projects on which we bid we ultimately will acquire. Because part of our business strategy is to grow through acquisitions and development projects, we have recently put in place a business development effort with associated general, administrative and operating expenses. To the extent we are not successful in completing acquisitions and development projects, these expenses will not be absorbed by revenues associated with those acquisitions and development projects and will decrease our net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Outlook."

WATER AND WASTEWATER COMPANIES FACE PRICE AND OTHER REGULATION THAT COULD REDUCE OUR OPERATING REVENUES.

     Governments generally regulate the prices that water and wastewater companies may charge their customers and the competitive environment in which they operate. Regulatory regimes vary from country to country and at times can give great discretion to the regulatory authority. Moreover, the regulatory authorities in countries where we currently operate, or may operate in the future, could change, as could the regulations they promulgate. These changes could cause reductions in our operating revenues. For example, the U.K. Director General of Water Services is currently conducting a periodic review of the price limits for water and wastewater companies in England and Wales that is expected to result in new price limits for the period from April 1, 2000 through 2005. In setting price limits, the Director must act in the manner he considers best calculated to ensure that water companies are able to finance the proper carrying out of their functions, in particular, by securing a reasonable return on their capital.

     In October 1998, the Director proposed an initial price cut for Wessex in excess of 17.5% from 1999-2000 to 2000-2001, with prices gradually increasing thereafter but remaining below the 1999-2000 levels in 2004-2005. Following this proposal, the U.K. Government announced its decision to require greater capital expenditures for water and wastewater companies for environmental improvements. Subsequently, in its April 1999 business plan filed with the Director, Wessex proposed stable prices from 1999-2000 to 2000-2001, with prices gradually increasing to 18% higher than current levels in 2005, primarily to fund capital expenditures mandated by the new environmental standards. The Director will consider the business plan in his review. The Director has stated that he will publish draft price limits in July 1999 with the final determination being made in November 1999. These price limits may differ materially from the Director's original proposal. Although we are unable to predict the precise outcome of the current U.K. periodic review, if Wessex were required to cut its prices as originally proposed by the Director, Wessex's regulated operating revenues, which represent approximately 90% of our total operating revenues, would be reduced by over 17.5% and its earnings would be reduced materially.

FAILURE TO IDENTIFY AND ASSESS ACCURATELY THE RISKS RELATED TO AN ACQUISITION OR PROJECT COULD REDUCE OUR OPERATING RESULTS, INCLUDING EARNINGS.

     In evaluating potential transactions, we make assumptions and projections based on the potential for increased returns, future regulatory and rate case changes and the engineering, operations, financing, economic structuring, insurance, tax, environmental, legal and accounting risks relating to each transaction. Forecasts, estimates and information provided by local governments and other sources used to bid for public tenders can prove to be materially inaccurate or incomplete, resulting in projections for capital expenditures to improve or build water systems that are below what is ultimately required. If the assumptions on which we base our decision to acquire assets or develop a project prove to be incorrect in any material respect, either because of inaccurate or incomplete information provided by the other party or parties to the transaction or because of a failure by us to accurately identify or assess the risks or capital requirements related to a proposed acquisition or project, then our operating results, including earnings, could be materially adversely affected. Although we attempt to identify all risks associated with any given transaction, no assurance can be given that we will identify all risks related to a transaction.

BECAUSE OUR BUSINESS REQUIRES SUBSTANTIAL CAPITAL EXPENDITURES, DIFFICULTY FINANCING OUR OPERATIONS, ACQUISITIONS AND PROJECTS COULD LIMIT OUR GROWTH AND REDUCE OUR EARNINGS.

     The water assets and projects in which we plan to invest may require substantial capital expenditures, especially early in the life of our investments. We intend to finance our investments and projects using various techniques and instruments such as debt financing, project financing and equity investments. We expect to engage in leveraged transactions, and we may pledge all or substantially all of our assets. For example, the capital stock of Wessex is pledged as security for the senior credit facility of Azurix Europe Ltd, Wessex's holding company. In addition, there is a risk that financing may not be readily available to acquire water and wastewater assets or develop projects. Our ability to arrange financing will be affected by general economic and capital market conditions, credit availability from banks or other lenders and the risks inherent in particular concessions, projects or countries. In particular projects, we may have a co-owner with limited resources or that may default on its obligations to contribute capital to the project. Enron is not obligated to provide additional financial support to Azurix for any capital expenditures or investments.

IF WE DO NOT HAVE OPERATIONAL CONTROL IN A PROJECT, OUR OPERATING REVENUES AND EARNINGS COULD BE REDUCED.

     We may invest in water and wastewater projects and assets in which we do not own a majority of the project or assets. In addition, we may invest in or own projects and assets with partners, co-venturers and other parties, including governmental entities. Some jurisdictions require participation of employees or other stakeholders in company management. In these cases, major decisions may require the consent of other equity owners or stakeholders.

     We may also invest in projects and assets where we do not serve as operator. For example, we do not have operational control in our Mendoza, Argentina concession. In these cases, our ability to direct the outcome of matters with respect to the operations of the project or assets could be limited. A lack of operational control in a project could materially and adversely affect our interest in the project and, as a result, our operating revenues and earnings from the project.

IF WE ENCOUNTER PROBLEMS INTEGRATING ACQUISITIONS AND MANAGING OUR GROWTH, OUR FINANCIAL RESULTS AND THE MARKET PRICE OF OUR COMMON STOCK COULD BE MATERIALLY ADVERSELY AFFECTED.

     We intend to grow in part through acquisitions of water and wastewater assets. Since January 1, 1999, we have completed the Cancun and Philip Utilities transactions and have pending transactions in Buenos Aires, Argentina and Mexico. Because we are pursuing acquisitions around the world and because we are actively pursuing a number of opportunities simultaneously, we may encounter unforeseen expenses, difficulties, complications and delays, including difficulties in staffing and providing operational and management oversight. As we expand our operations through acquisitions, we may encounter difficulties integrating such acquisitions and successfully managing the growth of a portfolio of water and wastewater assets that is diverse both with respect to types of assets and their location. We cannot assure you that our current management, personnel and other corporate infrastructure will be adequate to manage our growth or that our systems, procedures and controls will be adequate to support our expanding operations. To the extent we encounter problems in integrating acquisitions and managing our growth, our financial results and the market price of our common stock could be materially adversely affected.

ENVIRONMENTAL FACTORS AND CHANGES IN REGULATIONS COULD INCREASE OUR COSTS OR OUR LIABILITIES.

     There is a risk that changes in regulations applying to the water supply or wastewater treatment services industry or new, revised or inconsistent interpretations of these regulations may adversely affect our financial condition and results of operations. Water companies are subject to water quality risks related to contamination of drinking water supplies or environmental danger from effluent discharges. The occurrence of these or other risks could have a material adverse effect on our financial position and results of operations.

     In addition, many countries in which we plan to do business have recently developed, or are in the process of developing, new regulatory and legal structures that regulate the delivery of drinking water and wastewater services and accommodate private and foreign-owned water businesses. In some instances, these regulatory and legal structures and their interpretation and application by administrative agencies are relatively new and incomplete. The interpretation of existing rules can be expected to evolve over time and may have an unpredictable impact on our business. We anticipate future changes in, or decisions affecting, regulatory regimes that will serve to expand or tighten regulatory controls. Some of these changes or decisions could have a material adverse effect on our financial position and results of operations.

     In our industrial services business, we may handle hazardous substances in addition to biological waste. Stringent environmental laws provide for serious penalties and sometimes impose strict liability on those who handle these substances or find them on their property. Accordingly, if we handle hazardous substances in our industrial services business in the future, there is a risk that we will incur liabilities and expenses related to the handling of hazardous substances. Although we maintain insurance against many of these risks, we cannot be certain that insurance proceeds received under our policies would adequately cover all liabilities we might incur.

LIABILITY FOR WATER SUPPLY CONTAMINATION COULD RESULT IN MATERIAL LOSSES AND COSTS.

     Our business, in particular the supply of water to end-users, is subject to risks of contamination of the water supply, which could result in disease or even death or otherwise endanger the public health. As a result of contamination, we could be subject to civil, criminal or regulatory enforcement actions, private suits and cleanup obligations, which could have a material adverse effect on our financial condition and results of operations. Drinking water contamination can be caused by, among other things, wastewater effluent, stormwater runoff from farms and industrial sites, materials used in the construction or rehabilitation of water supply pipes, harmful nitrates attributable to modern farming practices and various other pathogens from a variety of sources entering the drinking water supply. Accordingly, there can be no assurance that our water supply will remain at all times free of contaminants. Although we maintain insurance against many of these risks, we cannot be certain that insurance proceeds received under our policies would adequately cover all liabilities we might incur.

POLITICAL AND ECONOMIC CHANGES IN COUNTRIES IN WHICH WE OPERATE COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     The success of our strategy in many countries will depend on a political and economic environment that will accommodate foreign investment and project development. Our operations will be subject to political and economic risks, including risks of war, terrorism, expropriation, nationalization, renegotiation or nullification of existing contracts, changes in rates and methods of taxation and foreign exchange controls or governmental restrictions on the repatriation of hard currency. You should be aware that we will operate in countries whose economies differ in many respects from the economies of the United States, Canada and most Western European countries, including their structure, levels of capital reinvestment, growth rate, government involvement, resource allocation, self-sufficiency, rate of inflation and balance of payments position. In many of these countries, the government retains significant control over the economy. Thus, there is a risk that future government actions, especially with respect to nationally important facilities such as water systems, could have a material adverse effect on our financial condition and results of operations.

WORK STOPPAGES AND OTHER LABOR RELATIONS MATTERS COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     We are subject to a risk of work stoppages and other labor relations matters because we have invested and will invest in the future in assets and projects utilizing a workforce that in many cases will be unionized. For example, all or a portion of the work forces at Wessex, Mendoza, Cancun and Philip Utilities are represented by unions. On June 6, 1999, Philip Utilities' workers at the Hamilton-Wentworth facility went on strike. Philip Utilities has a strike plan in place, and to date Philip Utilities has continued to operate and maintain the facility without any material adverse effect on us, Philip Utilities or the facility's performance. As a result of the strike, however, there is a risk that the operations at the Hamilton-Wentworth facility could be materially adversely affected. In addition, there is a risk that Philip Utilities could be in default under the plant operations agreement with Hamilton-Wentworth or that Hamilton-Wentworth could attempt to terminate this contract. See "Business -- Existing Azurix Assets -- Philip Utilities Management Corporation."

     Our ability to obtain an adequate return on an investment will often depend on our success in optimizing the labor force through voluntary and sometimes involuntary staff reductions. There is a risk that layoffs, where implemented, could trigger community or union problems. We cannot assure you that issues with our labor forces will be resolved favorably to us in the future or that we will not experience work stoppages in future years.

CHANGES IN CURRENCY EXCHANGE RATES, LIMITATIONS ON SENDING FUNDS OUT OF A FOREIGN COUNTRY AND FOREIGN CURRENCY RESTRICTIONS OR SHORTAGES COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     Because we conduct operations outside the United States, limitations on the right to convert currency or to take it out of a foreign country, changes in exchange rates and the capacity of currency exchange markets may adversely affect our ability to repatriate profits. As of December 31, 1998, 98.5% of our total liabilities were non-U.S. dollar denominated. For the year ended December 31, 1998, 100% of our operating revenues were non-U.S. dollar denominated but were in the same currencies as our non-U.S. dollar denominated liabilities. Legal restrictions or shortages in currencies in countries outside the United States may prevent us from converting sufficient local currency to enable us to comply with our currency payment obligations not denominated in local currency or to meet our operating needs and debt service requirements.

OPERATING IN COUNTRIES WITHOUT ADEQUATE REVENUE COLLECTION SYSTEMS COULD REDUCE OUR OPERATING REVENUES.

     There is a risk that we will operate in countries whose legal systems do not have established or well-enforced collection mechanisms for water supply and wastewater treatment services. Also, customers in such countries may not be able or willing to pay for water services. This could have a material adverse effect on our financial condition and results of operations. There can be no assurance that government subsidies or taxes and other concessions will sufficiently compensate private parties that provide these services for the economic consequences of such conditions. Where initially available, there is a risk that such subsidies and concessions could be reduced or eliminated before reliable revenue sources and collection mechanisms can be established.

INTERACTION OF DIFFERENT COUNTRIES' TAX LAWS COULD LOWER OUR RETURNS.

     Tax laws in various countries treat differently the taxability of various aspects of income and gain and the deductibility of expenses and losses. Income earned in one jurisdiction also may be taxable in another, including the United States. Although in many instances U.S. tax laws will permit us to credit amounts paid in taxes in other countries against our U.S. tax obligations, the rules allowing credits are complex and do not allow credits in many circumstances. Moreover, if we incur expenses in one jurisdiction that benefit a project in another, they may not be deductible against income in the jurisdiction where the expenses were incurred. This could occur, in particular, in the United States, if our operating revenues from future U.S. operations do not exceed the expenses we incur in the United States in supporting our worldwide operations.

OPERATING IN COUNTRIES WITH UNDEVELOPED LEGAL SYSTEMS COULD ADVERSELY AFFECT OUR BUSINESS BECAUSE WE MAY ENCOUNTER DIFFICULTIES ENFORCING OUR CONTRACTUAL RIGHTS.

     Developing countries in which we may pursue opportunities may not have well established legal systems and may lack a well-developed, consolidated body of laws governing foreign investment enterprises. The uncertainty of the legal environment in these countries could make it difficult for us to enforce our rights, or those of our operating companies, under agreements relating to our operations. In addition, the administration of laws and regulations by government agencies in such countries may be subject to considerable discretion or prejudice against foreigners or private investors. As these legal systems develop, foreign investors may be adversely affected by new laws and changes to existing laws. In addition, in countries where adequate laws and well-developed legal systems do exist, it may not be possible to obtain swift and equitable enforcement of such laws.

RESTRICTIONS IN DEBT AGREEMENTS COULD LIMIT OUR GROWTH AND OUR ABILITY TO RESPOND TO CHANGING CONDITIONS.

     We conduct substantially all of our operations through subsidiaries, and substantially all of our assets consist of equity in our subsidiaries. Some of the debt financing arrangements to which we or our subsidiaries are or may become a party impose restrictions on their business operations, which may affect our business operations. The covenants contained in the credit agreements to which Azurix Europe and Wessex are parties will have several restrictive effects on our future operations. For example, the covenants contained in the senior credit facility for Azurix Europe require Wessex to meet financial tests and limit Wessex's ability to borrow additional funds or dispose of assets. These covenants could hinder our flexibility in planning for, and reacting to, changes in our business. In addition, our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes at the Azurix level may be limited by the fact that the capital stock of Wessex is pledged as security for Azurix Europe's senior credit facility. Additionally, covenants contained in the senior credit facility restrict Azurix Europe from paying dividends to Azurix. This could limit our ability to pay dividends on our common stock. See "Description of Indebtedness."

FAILURE OF COMPUTER SYSTEMS TO RECOGNIZE YEAR 2000 COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     Year 2000 problems could result from computer hardware and software using two digits rather than four digits to define the applicable year. These problems include operational inefficiencies, systems failures, business disruptions and lost revenues attributable to the inability of these two digit systems to recognize the Year 2000. We intend to implement Enron's Year 2000 plan to identify and remediate our Year 2000 problems. However, because we have not completed our analysis of our Year 2000 readiness or the Year 2000 readiness of parties on whom we rely, we cannot ensure that the identification and remediation of our Year 2000 problems will be successful.

     If our mission-critical information systems fail or if suppliers on which we depend for essential goods and services experience mission-critical information system failures, our business could be materially adversely affected. We could face substantial claims by governments, governmental authorities or customers, as well as loss of operating revenues, due to service interruptions, violations of environmental regulations, inability to fulfill contractual obligations, inability to account for obligations and increased expenses associated with litigation, harm to persons or to property, stabilization of operations following system failures and the execution of contingency plans. In addition, we could face claims of damage to persons or property as the result of improperly treated water or wastewater.

     Our preliminary assessment of our Year 2000 issues has not demonstrated a need to incur material Year 2000 costs. However, the following factors could result in actual Year 2000 costs being higher than anticipated:

     - Our recent and future acquisitions could have significant undetected Year 2000 problems.

     - We depend on third parties, including customers, suppliers and service providers, who may fail to address adequately their Year 2000 problems.

     - We rely on automated plant systems, computerized billing procedures and other embedded chip technologies that could necessitate expensive corrective actions.

     For a more detailed discussion of the state of our Year 2000 readiness, the costs we anticipate incurring to become Year 2000 ready and our Year 2000 contingency plans, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

OUR SUCCESS DEPENDS ON KEY MEMBERS OF OUR MANAGEMENT, THE LOSS OF WHOM COULD DISRUPT OUR BUSINESS OPERATIONS.

     We depend on the continued employment of key management personnel we have brought in from Enron, Wessex and other multinational companies. We have entered into employment agreements with these executives. If these officers resign or become unable to continue in their present role and if they are not adequately replaced, our business operations could be materially adversely affected. See "Management."

CHANGES IN OUR RELATIONSHIP WITH ENRON COULD INCREASE OUR COSTS BECAUSE WE RELY ON ENRON FOR CORPORATE STAFF AND SUPPORT SERVICES.

     We have entered into an agreement with Enron pursuant to which Enron provides various corporate staff and support services to us. These services include information technology, office space, building maintenance, security and other office services as well as employee development, training and maintenance of compensation and other benefits programs. We also may utilize Enron's regulatory affairs, marketing affairs, treasury and risk assessment and control departments. In addition, Azurix may continue to participate in Enron's corporate insurance program. The agreement provides that we may use the international offices of Enron and its affiliates for projects, subject to our mutual agreement with Enron or its affiliates on a project-by-project basis. Due to prior commitments that Enron or its affiliates may have in a particular office or due to other reasons, there is a risk that Enron or its affiliates may not permit Azurix to use a particular international office for a particular project.

     Our agreement with Enron is for an indefinite term, but may be terminated on 180 days' notice. If the agreement is terminated, we expect that we would be able to arrange alternate suppliers for all the services important to our business. We expect that these services would be available from third parties at costs similar to those we pay Enron. However, if we have to replicate facilities, services or employees that we are not using full time, our costs would increase. It is not possible to predict the specific areas where our costs would increase, as that depends on the growth and needs of our business at the time of any such termination.

OUR BUSINESS OPPORTUNITIES COULD BE LIMITED BECAUSE ENRON AND ITS AFFILIATES MAY COMPETE WITH AZURIX IN WATER-RELATED ACTIVITIES AND BECAUSE AZURIX MAY ONLY ENGAGE IN ACTIVITIES GENERALLY IDENTIFIED IN THIS PROSPECTUS, INCIDENTAL ACTIVITIES AND OTHER ACTIVITIES AS ATLANTIC WATER TRUST OR ENRON MAY APPROVE.

     Enron and Azurix have entered into an agreement that limits the scope of Azurix's business and provides that Enron and its affiliates may engage in water-related businesses, even if those businesses have a competitive impact on Azurix. In general, Enron is permitted to engage in any business whatsoever, including water, wastewater and other businesses competing with Azurix, and may compete in public tenders against Azurix, provided the business is conducted and opportunities are identified and developed through Enron's own personnel and not through Azurix. If an opportunity in the water industry is presented to a person who is an officer or director of both Enron and Azurix, the opportunity must first be offered to Azurix, unless water constitutes a minority of the fair market value of the opportunity, as determined by that officer or director in good faith based on information available at the time. Azurix has agreed to indemnify Enron and its officers, directors and employees against any claim that Enron's pursuit of any water business was a breach of any duty owed by Enron to Azurix, provided Enron has followed the rules described above. Were Enron to decide to pursue activities in the water or wastewater industry, its size, access to capital and experience in developing products and markets could make it a strong competitor.

     The agreement requires Azurix to limit its purpose, in its certificate of incorporation, to the businesses generally identified in this prospectus, activities incidental to those businesses, and such other businesses as Enron may approve in its sole discretion. Azurix has agreed not to amend its certificate of incorporation to expand its purpose clause without Enron's prior written consent. The agreement thus limits our ability to pursue potentially profitable activities that are not primarily in the water and wastewater sector, even though those opportunities come to our attention on account of our activities in water and wastewater. For example, some jurisdictions may choose to privatize their water and other utility assets together. As a result of this agreement, we would need Enron's consent to pursue the privatization if the water and wastewater aspects were not expected to represent a majority of the value.

     The agreement restricts Enron and Azurix from taking action to restrict each others' businesses, to cause either of them to violate any law or to subject them to regulation under the U.S. Public Utility Holding Company Act of 1935. The agreement expires the first date on which Enron and its affiliates do not individually or collectively, directly or indirectly, own or have the power to vote at least one-third of the shares of Azurix ordinarily entitled to vote for the election of directors, and fewer than one-third of the directors of Azurix are persons who are employees, officers or directors of Enron or any affiliate of Enron. See "Transactions with Enron, Atlantic Water Trust and Marlin Water Trust -- Agreement Regarding Business Opportunities and Related Matters."

THROUGH ATLANTIC WATER TRUST, ENRON AND MARLIN WATER TRUST WILL CONTROL THE OUTCOME OF STOCKHOLDER VOTING AND MAY EXERCISE THIS VOTING POWER IN A MANNER ADVERSE TO THE INTERESTS OF OTHER STOCKHOLDERS.

     Atlantic Water Trust currently owns all of Azurix's outstanding common stock. Following completion of the offering, Atlantic Water Trust will own approximately 68.7% of our outstanding common stock, or 64.1% if the underwriters' over-allotment option is exercised in full. Each of Enron and Marlin Water Trust owns a 50% voting interest in Atlantic Water Trust. To date, Enron has appointed all of the directors of Atlantic Water Trust and Azurix, although Marlin Water Trust at any time has the right to elect or replace half of the directors of Atlantic Water Trust and currently up to half of the Azurix directors. Following the offering, as long as Atlantic Water Trust owns a majority of our outstanding voting stock, Marlin Water Trust has the right to direct Atlantic Water Trust to elect or replace a percentage of Azurix's directors equal to 50% minus the percentage of outstanding voting stock held by persons other than Atlantic Water Trust, Enron and its affiliates. Furthermore, Marlin Water Trust, with the consent of the holders of a majority of our outstanding voting stock held by persons other than Atlantic Water Trust, Enron and its affiliates, has the right to direct Atlantic Water Trust to elect or replace half of Azurix's directors. In each case, Marlin Water Trust's right to designate directors shall be reduced by the number of directors that may be elected by preferred stock entitled to elect directors as a class. Enron has the right to direct Atlantic Water Trust to elect or replace the other half of Azurix's directors. In all other circumstances, the board of directors of Atlantic Water Trust will direct the voting of Atlantic Water Trust's Azurix shares. As a result, following the offering, Enron and Marlin Water Trust will continue to exert significant influence over the policies, management and affairs of Azurix and will control the outcome of corporate actions requiring stockholder approval, including the approval of transactions involving a change in control of Azurix. Enron and Marlin Water Trust's interests may differ from those of Azurix's other stockholders. As a result, Enron and Marlin Water Trust may vote Azurix stock in a manner adverse to other stockholders. See "Transactions with Enron, Atlantic Water Trust and Marlin Water Trust" and "Principal and Selling Stockholders."

A MAJORITY OF OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST BECAUSE THEY ARE ALSO ENRON DIRECTORS OR OFFICERS.

     Currently, a majority of our directors are also directors or officers of Enron, a situation that may create conflicts of interest. The directors and officers of Enron have fiduciary duties to manage Enron, including its investments in subsidiaries and affiliates such as Azurix, in a manner beneficial to Enron and its stockholders. Similarly, the directors and officers of Azurix have fiduciary duties to manage Azurix in a manner beneficial to Azurix and its stockholders. In some circumstances, the duties of these directors and officers of Enron may conflict with their duties as directors of Azurix. In addition, other conflicts of interest exist and may arise in the future as a result of the extensive relationships between Enron and Azurix. Enron and Azurix have agreed that conflicts of interest between Enron and Azurix may be resolved through approval by a majority of the directors of Azurix not associated with Enron. See "Transactions with Enron, Atlantic Water Trust and Marlin Water Trust" and "Principal and Selling Stockholders."

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     The market price of our common stock could drop due to sales of a large number of shares of our common stock in the market after the offering or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock. See "Shares Eligible for Future Sale."

     After the offering, 117,100,000 shares of our common stock will be outstanding. Of these shares, the 36,600,000 shares to be sold in the offering will be freely transferable and may be sold without restriction or further registration under the Securities Act, except for any shares acquired by an "affiliate" of Azurix as defined in Rule 144 under the Securities Act. In connection with the offering, Azurix, Enron and the selling stockholder, holding 80,500,000 shares of common stock post-offering, have agreed, with exceptions specified in the lock-up agreements, not to sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith

Incorporated. Upon expiration of the lock-up period, the shares outstanding and owned by the selling stockholder may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act. In addition, the selling stockholder has registration rights for all of its shares of our common stock. See "Transactions with Enron, Atlantic Water Trust and Marlin Water Trust" and "Shares Eligible for Future Sale."

     Options to purchase approximately 8.5 million shares of common stock will also be outstanding after the offering. Such options generally provide for vesting over a three to five year period. In addition, more options may be granted in the future. After the offering, we intend to file a registration statement covering the sale of approximately 8.5 million shares of common stock reserved for issuance under our stock plan. See "Management -- Stock Plan."

     Marlin Water Trust, or the trustee under its senior notes indenture, may be required to cause Atlantic Water Trust to sell shares of our common stock owned by Atlantic Water Trust if the senior notes of Marlin Water Trust have not been repaid on or before December 15, 2001 or earlier if specified events occur. These events include defaults under specified debt obligations of Azurix, Enron or Marlin Water Trust or a downgrading of Enron senior debt to below "Baa3" by Moody's Investors Service, Inc., "BBB-" by Standard & Poor's Ratings Services or "BBB-" by Duff & Phelps Credit Rating Co. and a decline in Enron's common stock price below $37.84. The last sale price of Enron common stock, as reported by the New York Stock Exchange, on June 4, 1999 was $78.9375. Atlantic Water Trust may also elect to sell shares of our common stock in advance of the December 15, 2001 maturity of the senior notes of Marlin Water Trust in order to fund the prepayment of such debt. See "Principal and Selling Stockholders -- Atlantic Water Trust."

OUR CERTIFICATE OF INCORPORATION CONTAINS PROVISIONS THAT COULD DISCOURAGE A TAKEOVER.

     Our certificate of incorporation authorizes our Board of Directors to issue preferred stock without stockholder approval. If our Board of Directors elects to issue preferred stock, it could be more difficult for a third party to acquire us. In addition, provisions of the certificate of incorporation, such as a staggered board of directors and limitations on the removal of directors, no stockholder action by written consent and limitations on stockholder proposals at meetings of stockholders, could make it more difficult for a third party to acquire control of us, even if such change of control would be beneficial to stockholders. See "Description of Capital Stock."

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK AND OUR STOCK PRICE MAY FLUCTUATE.

     There has not been a public market for our common stock. The common stock will be listed for trading on the New York Stock Exchange. We do not know the extent to which investor interest in Azurix will lead to the development of a trading market for the common stock or how the common stock will trade in the future. The initial public offering price will be determined by negotiations among us, Atlantic Water Trust, Enron and the underwriters. Investors may not be able to resell their shares at or above the initial public offering price. See "Underwriting."

     The price at which the common stock will trade depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, some of which are beyond our ability to control. Factors such as quarterly fluctuations in our financial and operating results, developments affecting us, our customers, the water markets in which we compete or the water industry, including the factors listed under "Forward-Looking Statements," also could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of the common stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things:

     - Political developments in foreign countries

     - The ability to enter new water and wastewater markets in the United States and in other jurisdictions

     - The timing and extent of deregulation of water and wastewater markets in the United States and in other countries

     - Regulatory developments in the United States and in other countries, including tax legislation and regulations

     - The extent of efforts by governments to privatize water and wastewater industries

     - The timing and extent of changes in non-U.S. currencies and interest rates

     - The extent of success in acquiring water and wastewater assets and developing and managing water resources, including the ability to qualify for and win bids for water and wastewater projects

     - The timing and success of efforts to develop international water and wastewater infrastructure projects

     - The ability of counterparties to financial risk management instruments and other contracts with us to meet their financial commitments to us

     - Our success in implementing our Year 2000 plan, the effectiveness of our Year 2000 plan and the Year 2000 readiness of third parties

     - Our ability to access the debt and equity markets during the periods covered by the forward-looking statements, which will depend on general market conditions and our credit ratings for our debt obligations

     We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

     We expect the proceeds to Azurix from this sale of common stock to be approximately $327.1 million, after deducting underwriting discounts and commissions and estimated expenses. Azurix will not receive any proceeds from the sale of common stock by the selling stockholder.

     We intend to use the net proceeds that we receive to repay approximately $72 million that Enron advanced to us to fund our general, administrative and operating expenses, from our inception through June 7, 1999, in addition to capital expenditures. This includes $28.5 million advanced to us by Enron to fund our acquisition of, and loan to, our investment in Cancun. The amount due to Enron is non-interest bearing and has no maturity date.

     We intend to use $182.2 million of the net proceeds to repay indebtedness under the senior credit facility entered into on May 10, 1999 by Azurix Europe Ltd, an indirect, wholly owned subsidiary of Azurix and the holding company for Wessex. The amounts drawn under the senior credit facility bear interest at a floating London interbank offered rate, plus a margin. If loans outstanding at the time of a new loan are less than 50% of the total commitment of the facility, then the margin applied to the new loan will equal 0.75% per annum. If loans outstanding at the time of a new loan are greater than or equal to 50% of the total commitment of the facility, then the margin applied to the new loan will equal 1.00% per annum. Azurix Europe will pay a commitment fee on the undrawn, uncancelled amount of the facility at the rate of 0.375% per annum. The senior credit facility is for a period of three years. The indebtedness outstanding under the senior credit facility has been incurred for the following purposes:

     - To repay $67.8 million under Azurix Europe's former senior credit facility, which was entered into to finance the acquisition of Wessex

     - To fund fees and expenses related to the senior credit facility of $8.1 million

     - To finance $106.3 million in connection with the acquisition of Philip Utilities

     We intend to use the remaining proceeds of $72.9 million, along with funds to be drawn under the senior credit facility, to fund the acquisition of an interest in a concession in two regions of the Province of Buenos Aires, Argentina. See "Business -- Pending Acquisitions." Pending such acquisition, we intend to invest the remaining proceeds of the offering in short-term, investment-grade, interest-bearing securities.

     See "Description of Indebtedness -- Indebtedness of Azurix Europe" for a description of the terms of the senior credit facility.

                                DIVIDEND POLICY

     We have not paid any dividends on our common stock, and we do not currently anticipate paying any dividends on our common stock. We currently intend to retain all future earnings to fund the development and growth of our business. The payment of any future dividends will be at the discretion of our Board of Directors and will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by our Board of Directors.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after the offering. We calculate net book value per share by dividing the net assets (total assets less liabilities) by the number of shares outstanding before the offering. We calculate net tangible book value per share by dividing the net tangible assets (total assets less liabilities and net intangible assets) by the number of shares of common stock outstanding before the offering.

     The net book value and net tangible book value of Azurix as of March 31, 1999 were approximately $16.15 and $7.58 per share, respectively. Without taking into account any changes in net book value or net tangible book value after March 31, 1999, other than to give effect to the offering and the application of the estimated net proceeds from the offering, the pro forma net book value of the common stock as of March 31, 1999 would have been approximately $1,941.8 million, or $16.58 per share, and the pro forma net tangible book value of the common stock as of such date would have been approximately $1,085.0 million, or $9.27 per share. Assuming the offering had occurred at March 31, 1999, an immediate increase in net book value of $0.43 per share to the existing stockholder and an immediate dilution of $3.92 per share to new investors would have occurred. The following table shows the effect of the offering as if the offering had occurred at March 31, 1999 and illustrates the immediate increase in net tangible book value of $1.69 per share to the existing stockholder and an immediate dilution of $11.23 per share to new investors:

Assumed initial public offering price per share.............           $20.50
  Net tangible book value per share as of March 31, 1999....  $ 7.58
  Increase in net tangible book value per share attributable
     to the offering........................................    1.69
                                                              ------
Pro forma net tangible book value per share as of March 31,
  1999 after giving effect to the offering..................             9.27
                                                                       ------
Dilution in net tangible book value per share to new
  investors.................................................           $11.23
                                                                       ======

     The foregoing table excludes employee stock options of Azurix to purchase approximately 8.5 million shares of common stock. The terms of the options provide for vesting over a period of time, generally three to five years. Assuming all options are exercised, pro forma net tangible book value per share would increase $0.52 per share to $9.79 per share.

     The following table shows on a pro forma as adjusted basis at March 31, 1999, the number of shares of common stock purchased from us, the total consideration (including subsequent capital contributions) paid to us and the average price paid per share by the existing stockholder and by new investors purchasing common stock from us in the offering:

                                                      SHARES PURCHASED
                                                   -----------------------       TOTAL       AVERAGE PRICE
                                                      NUMBER       PERCENT   CONSIDERATION     PER SHARE
                                                   -------------   -------   -------------   -------------
                                                   (IN MILLIONS)             (IN MILLIONS)
Existing stockholder.............................      100.0         85.4%     $1,672.0         $16.72
New investors....................................       17.1         14.6         350.6          20.50
                                                       -----        -----      --------
       Total.....................................      117.1        100.0%     $2,022.6
                                                       =====        =====      ========

     Sales by the existing stockholder in this offering will reduce the number of shares held by the existing stockholder to 80,500,000 shares, or 68.7% of the total number of shares outstanding after the offering, and will increase the number of shares held by new investors to 36,600,000 shares, or 31.3% of the total number of shares outstanding after the offering. If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by the existing stockholder will be reduced to 75,010,000 shares, or 64.1% of the total shares of common stock outstanding after the offering, and will increase the number of shares held by new investors to 42,090,000 shares, or 35.9% of the total shares of common stock outstanding after the offering.

                                 CAPITALIZATION

     The following table sets forth the cash and capitalization of Azurix as of March 31, 1999, and as adjusted to give effect to the issuance of 17,100,000 shares of common stock offered by Azurix by this prospectus and the application of our net proceeds from the offering, assuming the offering occurred on March 31, 1999. The table should be read in conjunction with the Consolidated Financial Statements of Azurix and related notes thereto and other financial data included elsewhere in this prospectus. See "Use of Proceeds."

                                                                AT MARCH 31, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                   (UNAUDITED)
                                                                  (IN MILLIONS)
Cash and cash equivalents...................................  $   13.1    $  208.2
                                                              ========    ========
Current maturities of long-term debt........................  $   27.9    $   27.9
                                                              --------    --------
Note payable -- affiliate(1)................................     117.8       117.8
                                                              --------    --------
Long-term debt:
  Senior credit facilities(2)...............................     213.0       145.2
  Senior unsecured bonds....................................     478.4       478.4
  Acquisition loan notes....................................     113.8       113.8
  European Investment Bank credit facilities................      61.4        61.4
  Capital lease obligation..................................      73.7        73.7
                                                              --------    --------
          Total long-term debt..............................     940.3       872.5
                                                              --------    --------
Stockholders' equity(3):
  Preferred stock, $0.01 par value; 50,000,000 shares
     authorized.............................................        --          --
  Common stock, $0.01 par value; 500,000,000 shares
     authorized; 100,000,000 shares issued and outstanding;
     117,100,000 shares issued and outstanding, as
     adjusted...............................................       1.0         1.2
  Additional paid-in capital................................   1,671.0     1,997.9
  Retained earnings.........................................      26.3        26.3
  Cumulative foreign currency translation adjustment........     (83.6)      (83.6)
                                                              --------    --------
          Total stockholders' equity........................   1,614.7     1,941.8
                                                              --------    --------
          Total capitalization..............................  $2,700.7    $2,960.0
                                                              ========    ========

---------------

(1) Amounts outstanding under the loan to Azurix Europe from Bristol Water Trust, a wholly owned subsidiary of Atlantic Water Trust.

(2) Azurix Europe has drawn $182.9 million under its senior credit facility as of June 7, 1999. Azurix intends to use $182.2 million of the net proceeds from the offering along with available cash to repay this indebtedness. Following the application of the net proceeds from the offering, $387.4 million of borrowing capacity under the senior credit facility will be available to fund future acquisitions. It is expected that $365.7 million of this facility, along with $72.9 million of proceeds from the offering, will be used to fund the $438.6 million acquisition of an interest in a concession in two regions of the Province of Buenos Aires, Argentina.

(3) Outstanding shares do not include shares of common stock reserved for issuance under our stock plan. Following completion of the offering, there will be outstanding options to purchase approximately 8.5 million shares of common stock.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                          CONSOLIDATED FINANCIAL DATA

     The following tables present selected historical consolidated financial data for Azurix and for Wessex, the predecessor of Azurix, for the periods and dates indicated. In addition, the tables present selected unaudited pro forma consolidated financial data for Azurix for the periods and dates indicated.

     The historical financial data for Azurix is derived from Azurix's audited consolidated financial statements and unaudited interim financial statements included elsewhere in this prospectus and includes the impact of the Wessex acquisition from the date of acquisition. The historical financial data for the three months ended March 31, 1999 is derived from financial statements that are unaudited but include all adjustments, consisting of normal recurring adjustments, that Azurix considers necessary for a fair presentation of its financial position and results of operations for the period. The results for the three months ended March 31, 1999 are not necessarily indicative of the results for the full year. All of Azurix's 1998 results of operations occurred in the fourth quarter of 1998, subsequent to the acquisition of Wessex. The historical balance sheet data for Wessex as of March 31, 1998 and historical income statement and other financial data for the years ended March 31, 1997 and 1998 and for the six months ended October 2, 1998 are derived from Wessex's audited consolidated financial statements included elsewhere in this prospectus. The historical income statement and other financial data for the years ended March 31, 1995 and 1996 and the historical balance sheet data for Wessex as of March 31, 1995, 1996 and 1997 are derived from unaudited financial statements prepared in accordance with U.S. generally accepted accounting principles that were derived from Wessex's audited financial statements prepared in accordance with U.K. generally accepted accounting principles.

     The unaudited pro forma financial data for Azurix is derived from the unaudited condensed consolidated pro forma financial information included elsewhere in this prospectus. The unaudited pro forma income statement and other financial data give effect to the acquisition of Wessex, the redemption and elimination of Wessex's preference shares for an aggregate price of $249.8 million, the sale by Wessex of its interest in UK Waste for $337.9 million and the offering, as though each occurred on January 1, 1998. The unaudited pro forma balance sheet data gives effect to the offering as though it occurred on March 31, 1999. The unaudited pro forma income statement and other financial data presented below are not necessarily indicative of the financial results that would have occurred had the acquisition of Wessex, the redemption and elimination of Wessex's preference shares, the sale by Wessex of its interest in UK Waste and the offering occurred on January 1, 1998, or indicative of our financial position had the offering occurred on March 31, 1999 and should not be viewed as indicative of operations or financial position in future periods.

     This information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Condensed Consolidated Pro Forma Financial Information and related notes thereto and the Consolidated Financial Statements of Azurix and Wessex and related notes thereto included elsewhere in this prospectus.

                                                     WESSEX (PREDECESSOR COMPANY)                           AZURIX
                                       --------------------------------------------------------   ---------------------------

                                                                                     SIX MONTHS   JANUARY 29,    THREE MONTHS
                                                  YEAR ENDED MARCH 31,                 ENDED        1998 TO         ENDED
                                       -------------------------------------------   OCTOBER 2,   DECEMBER 31,    MARCH 31,
                                          1995          1996        1997     1998       1998          1998           1999
                                       -----------   -----------   ------   ------   ----------   ------------   ------------
                                       (UNAUDITED)   (UNAUDITED)                                                 (UNAUDITED)
                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
 Operating revenues...................   $356.3        $376.8      $403.1   $436.6     $233.8          $119.7       $116.9
 Operations and maintenance expense...    106.7         106.6       102.4    110.9       61.7           31.6          31.8
 General and administrative expense...     33.3          27.4        32.2     29.1       36.4           20.3          22.6
 Depreciation and amortization........     48.5          53.7        58.0     64.3       35.2           22.2          23.3
 Operating income.....................    167.8         189.1       210.5    232.3      100.5           45.6          39.2
 Equity in earnings (loss) of
   affiliates(1)......................     11.0          14.1        14.7     13.3        5.8           (0.8)          0.2
 Net interest (income) expense........    (13.8)        (16.9)      (10.2)     8.6        6.1           15.1          14.9
 Other expense........................       --            --          --       --         --            1.2            --
 Income before income tax and utility
   tax................................    192.6         220.1       235.4    237.0      100.2           28.5          24.5
 Income tax expense...................     68.9          79.7        82.4     58.0       28.4           18.3           8.4
 Utility tax expense(2)...............       --            --          --    162.3         --             --            --
 Net income...........................    123.7         140.4       153.0     16.7       71.8           10.2          16.1
 Preference share dividends...........       --           8.0        13.5     15.1        7.7             --            --
 Net income available to common
   stockholders.......................    123.7         132.4       139.5      1.6       64.1           10.2          16.1
 Basic earnings per common share(3)...     0.49          0.62        0.65     0.01       0.30           0.10          0.16
 Diluted earnings per common
   share(3)...........................     0.40          0.51        0.55     0.01       0.30           0.10          0.16
 Dividends declared per common
   share(4)...........................     0.19          0.25        0.26     0.31       0.23             --            --
OTHER FINANCIAL DATA:
 EBITDA(5) (unaudited)................   $227.3        $256.9      $283.2   $309.9     $141.5         $ 65.8         $ 62.7
 Net cash provided by operating
   activities.........................    214.6         240.5       246.3    125.0      132.2            4.4          12.5
 Net cash used in investing
   activities.........................   (150.3)       (159.4)      (97.8)  (195.0)    (108.4)      (1,982.6)       (109.8)
 Net cash (used in) provided by
   financing activities...............    (45.7)        (54.6)     (373.0)     6.8      (23.6)       1,977.5         105.1

                                                    AZURIX
                                        -------------------------------
                                                           PRO FORMA
                                          PRO FORMA      AS ADJUSTED(6)
                                        AS ADJUSTED(6)    THREE MONTHS
                                          YEAR ENDED         ENDED
                                         DECEMBER 31,      MARCH 31,
                                             1998             1999
                                        --------------   --------------
                                         (UNAUDITED)      (UNAUDITED)
STATEMENT OF INCOME DATA:
 Operating revenues...................      $464.2           $116.9
 Operations and maintenance expense...       120.9             31.8
 General and administrative expense...        44.4             22.6
 Depreciation and amortization........        88.3             23.3
 Operating income.....................       210.6             39.2
 Equity in earnings (loss) of
   affiliates(1)......................        (0.8)             0.2
 Net interest (income) expense........        60.5             13.8
 Other expense........................          --               --
 Income before income tax and utility
   tax................................       149.3             25.6
 Income tax expense...................        58.2              8.7
 Utility tax expense(2)...............          --               --
 Net income...........................        91.1             16.9
 Preference share dividends...........          --               --
 Net income available to common
   stockholders.......................        91.1             16.9
 Basic earnings per common share(3)...        0.78             0.14
 Diluted earnings per common
   share(3)...........................        0.78             0.14
 Dividends declared per common
   share(4)...........................          --               --
OTHER FINANCIAL DATA:
 EBITDA(5) (unaudited)................      $298.1           $ 62.7
 Net cash provided by operating
   activities.........................
 Net cash used in investing
   activities.........................
 Net cash (used in) provided by
   financing activities...............

                                          WESSEX (PREDECESSOR COMPANY)                                  AZURIX
                              -----------------------------------------------------   -------------------------------------------
                                                                                                                     PRO FORMA
                                                  AT MARCH 31,                             AT            AT        AS ADJUSTED(6)
                              -----------------------------------------------------   DECEMBER 31,    MARCH 31,     AT MARCH 31,
                                 1995          1996          1997          1998           1998          1999            1999
                              -----------   -----------   -----------   -----------   ------------   -----------   --------------
                              (UNAUDITED)   (UNAUDITED)   (UNAUDITED)                                (UNAUDITED)    (UNAUDITED)
                                                                              (IN MILLIONS)
BALANCE SHEET DATA:
  Working capital...........   $  250.1      $  228.3      $  (95.5)     $ (307.0)      $ (129.6)     $ (134.5)       $  124.8
  Total assets..............    2,239.9       2,252.7       2,258.0       2,372.3        3,358.3       3,349.3         3,544.4
  Long-term liabilities.....      466.3         473.3         483.4         482.3        1,451.4       1,475.3         1,407.5
  Redeemable preference
    shares..................         --         235.3         254.7         259.0             --            --              --
  Stockholders' equity......    1,598.7       1,354.4       1,251.5       1,229.5        1,645.5       1,614.7         1,941.8

---------------

(1) Equity in earnings of affiliates for all periods presented for Wessex is related primarily to Wessex's interest in UK Waste.

(2) The year ended March 31, 1998 includes a windfall tax of $162.3 million, which has been described by the U.K. Government as a one-time tax. Excluding the effect of this tax, for the year ended March 31, 1998, Wessex's net income, basic earnings per common share and diluted earnings per common share would have been $179.0 million, $0.78 per common share and $0.77 per common share, respectively.

(3) The basic and diluted earnings per common share amounts for Wessex are based on the historical average ordinary shares of Wessex and average ordinary shares of Wessex plus the share effect of the potential conversion to ordinary shares of its dilutive securities, respectively.

                                         (footnotes continued on following page)

(4) Wessex stockholders were given the option to elect dividends declared to be paid in cash or the issuance of additional ordinary shares. Of the dividends declared per share for the years ended March 31, 1995, 1996, 1997 and 1998 and for the six months ended October 2, 1998, stockholders elected stock dividends equal to $0.02, $0.01, $0.02, $0.05 and $0.18 per share, respectively.

(5) EBITDA for any relevant period presented above is defined as net income before net interest (income) expense, income tax, utility tax, depreciation and amortization. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating profit, as an indicator of liquidity or as a substitute for net cash provided by operating activities. This method may not be comparable to the EBITDA calculations of other entities.

(6) As adjusted to reflect the application of the net proceeds to Azurix from the offering. Azurix Europe has drawn $182.9 million under its senior credit facility as of June 7, 1999. Azurix intends to use $182.2 million of the net proceeds from the offering along with available cash to repay this indebtedness. Following the application of the net proceeds from the offering, $387.4 million of borrowing capacity under the senior credit facility will be available to fund future acquisitions. It is expected that $365.7 million of this facility, along with $72.9 million of proceeds from the offering, will be used to fund the $438.6 million acquisition of an interest in a concession in two regions of the Province of Buenos Aires, Argentina.

                            CURRENCY EXCHANGE RATES

     In this prospectus, references to "U.S. dollars," "dollars," "U.S.$" and "$" are to currency of the United States of America and references to "pounds sterling," "L," "sterling," "pence" and "p" are to currency of the United Kingdom. Balance sheet information included in this prospectus has been translated from the applicable foreign currencies to U.S. dollars using the current exchange rates in effect at the balance sheet date. Income statement information included in this prospectus has been translated from the applicable foreign currencies to U.S. dollars using the weighted average exchange rate during the period or, where known or determinable, at the rate on the date of the transaction for significant items. Except as described above, and unless otherwise stated in this prospectus, some pounds sterling amounts have been translated from the corresponding pounds sterling amounts, solely for the convenience of the reader, at the noon buying rate in The City of New York for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 1999, which was $1.61 per L1.00. Such translations should not be construed as representations that such U.S. dollar amounts actually represent such pounds sterling amounts or vice versa, or that such pounds sterling amounts could be or could have been converted into U.S. dollars at the rate indicated or at any other rate.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following information should be read in conjunction with the information contained in the Consolidated Financial Statements of Azurix and Wessex and related notes thereto and the Unaudited Condensed Consolidated Pro Forma Financial Information of Azurix and related notes thereto included elsewhere in this prospectus.

OVERVIEW

     Azurix was incorporated on January 29, 1998. All of its operating results and cash flows occurred during the fourth quarter of 1998 following the Wessex acquisition. During 1998, Azurix indirectly acquired all of the outstanding ordinary share capital of Wessex, and Enron contributed to Azurix the outstanding common stock of a subsidiary that in June 1998 acquired an indirect 32.1% ownership interest in Obras Sanitarias Mendoza S.A. Wessex and Obras Sanitarias Mendoza provide water and wastewater treatment services in southwestern England and the Province of Mendoza, Argentina, respectively. In December 1998, Enron contributed Azurix to Atlantic Water Trust and Marlin Water Trust acquired a 50% voting interest in Atlantic Water Trust. Enron retained a 50% voting interest in Atlantic Water Trust.

BUSINESS ACQUISITION

     On October 2, 1998, Azurix, through its indirect wholly owned subsidiary Azurix Europe, acquired over 90% of the outstanding ordinary share capital of Wessex. On that same date, Azurix Europe issued notices to the remaining Wessex ordinary shareholders, informing them that it intended to exercise its rights under the English Companies Act to acquire compulsorily all of the outstanding ordinary shares not held by Azurix Europe. The compulsory share acquisition was completed in November 1998. The per share price paid to Wessex shareholders was L6.30. The total cost of the Wessex acquisition, including transaction costs, was $2.4 billion, plus the assumption of $481.5 million of existing Wessex debt. The cost included cash consideration paid to Wessex shareholders, net of $1.7 million cash acquired, and the issuance of loan notes to Wessex shareholders in the face amount of $119.8 million. The acquisition was financed through capital contributions from Azurix's parent company totaling $1.6 billion and the issuance of $0.8 billion in debt by Azurix Europe. Wessex had cumulative mandatorily redeemable preference shares outstanding when it was acquired. Wessex redeemed these shares in December 1998 for a cash payment of $106.4 million.

SALE OF INVESTMENT IN UNCONSOLIDATED AFFILIATE

     On November 30, 1998, Wessex sold its 50% interest in Wessex Waste Management Ltd, a joint venture with Waste Management International Plc that does business as UK Waste, for $337.9 million in cash. Azurix recorded no gain or loss from the sale.

RECENT DEVELOPMENTS

     Azurix entered into an agreement on December 19, 1998 to purchase 49.9% of an entity whose principal asset is the water concession for the city of Cancun, Mexico. This agreement was not binding until material conditions were met, which included modification of the concession agreement by the local water and wastewater regulatory agency, approvals from the local antitrust and foreign investment agencies, as well as agreement on the terms of the credit agreement, security arrangements and other associated documents. These conditions were satisfied subsequent to December 31, 1998. The purchase price was $13.5 million and the acquisition closed on March 24, 1999. In addition, Azurix has agreed to provide up to $25.0 million in debt financing, $15.0 million of which was funded on February 25, 1999.

     On March 30, 1999, Azurix, through subsidiaries of Wessex, completed a U.K. pounds sterling denominated bond offering in the amount of $484.2 million. Wessex used $448.4 million of the proceeds from the sale of the 10-year bonds to repay all outstanding amounts under its former bank credit facilities as well as all outstanding amounts under uncommitted credit facilities. Any remaining proceeds were available for general corporate purposes. The bonds mature March 30, 2009 and bear interest of 5.875% payable annually. See "Description of Indebtedness -- Indebtedness of Wessex."

     Effective May 1, 1999, Azurix signed an agreement with Enron pursuant to which Enron provides various corporate staff and support services to Azurix. These services include information technology, office space, building maintenance, security and other office services as well as employee development, training and maintenance of compensation and other benefits programs. Azurix may utilize Enron's regulatory affairs, marketing affairs, treasury and risk assessment and control departments. In addition, Azurix may continue to participate in Enron's corporate insurance program. The agreement provides that Azurix may use the international offices of Enron and its affiliates for projects, subject to mutual agreement with Enron or its affiliates on a project-by-project basis. The agreement provides that Azurix will reimburse Enron for direct charges related to the Enron services and facilities that it utilizes. Azurix will also be allocated an amount for overhead charges related to Enron corporate staff and support services which it utilizes. This overhead charge will be allocated based upon factors such as employee headcount, payroll and square footage. Azurix management believes the allocation methods and costs are reasonable. Costs for services used under the agreement are expected to be approximately $15 million annually. The agreement is for an indefinite term, but either party may terminate the agreement on 180 days' notice. Azurix intends to enter into a related sublease with Enron providing for the use of office space in Houston, Texas.

     Effective May 1, 1999, Azurix entered into a credit agreement with Enron, whereby Enron will provide funds to Azurix for general, administrative and operating expenses. The total commitment under the credit agreement will be $180 million. Advances under the credit agreement will bear interest at the federal funds rate plus 1.50%. Amounts borrowed under the credit agreement may be prepaid, in full or in part, at any time during the term of the credit agreement. The credit agreement matures December 15, 2001 or 90 days following the date that Enron or its affiliates do not own or have the power to vote at least one-third of our capital stock ordinarily entitled to vote for the election of directors and fewer than one-third of our directors are officers, directors or employees of Enron or its affiliates.

     On May 10, 1999, Azurix Europe entered into a L425 ($686.0) million revolving credit facility. On May 13, 1999, Azurix Europe borrowed approximately $75.9 million, of which approximately $67.8 million was used to repay all of the remaining indebtedness outstanding on its former senior credit facility and approximately $8.1 million was primarily used to pay fees and expenses related to this facility. On May 14, 1999, Azurix borrowed $107.0 million under this revolving credit facility, primarily to fund the purchase of Philip Utilities. A portion of the unused borrowing capacity under this facility secures outstanding loan notes of $113.8 million. The facility bears interest at the London interbank offered rate plus 0.75% to 1.0%, depending on the level of utilization of the borrowing capacity. The facility terminates on May 10, 2002. See "Description of Indebtedness -- Indebtedness of Azurix Europe."

     On May 18, 1999, Azurix acquired 100% of the stock of Philip Utilities for $106.3 million. Philip Utilities is a water and wastewater services company in the United States and Canada that provides operations and management, engineering, residuals management and underground infrastructure development services for municipal water and wastewater facilities.


     On May 18, 1999, authorities in the Province of Buenos Aires, Argentina, notified Azurix that, subject to final confirmation, Azurix will be awarded an interest in a 30-year water and wastewater concession in two regions of the province, at an aggregate price of $438.6 million. Assuming this award is formally confirmed, Azurix will acquire a 100% interest in the concessionaire, with 10% being transferred to employees of the concessionaire within several months. Azurix is expected to assume operation of the systems in these regions on June 18, 1999.


     On May 28, 1999, Azurix entered into an agreement to acquire 49% of the capital stock of Industrias del Agua, S.A. de C.V., a water and wastewater service company based in Monterrey, Mexico. Pursuant to a contract with the Water Commission of the Federal District of Mexico, Industrias del Agua provides metering, billing, collections, operations and maintenance services for an area covering approximately one quarter of the Federal District within Mexico City, a service area with a population of approximately two million people. In addition to holding an equity interest in Industrias del Agua, Azurix will serve as the technical participant in providing services under the Federal District contract. Industrias del Agua has provided these services since 1993, when it signed this 10-year contract with the Water Commission of the Federal District. The purchase is subject to the receipt of administrative and regulatory approvals, including the approval by the Water Commission of the Federal District regarding the substitution of Azurix as the technical participant under the contract. Azurix will pay $22.5 million in connection with the transaction, which is expected to close by the end of July 1999.

RESULTS OF OPERATIONS

     The following table sets forth condensed statements of income for the periods indicated:

                                                                                             AZURIX
                                                                        -------------------------------------------------
                                  WESSEX (PREDECESSOR COMPANY)                                                PRO FORMA
                           ------------------------------------------    JANUARY 29, 1998     THREE MONTHS   AS ADJUSTED
                           YEAR ENDED   YEAR ENDED   SIX MONTHS ENDED   (DATE OF INCEPTION)      ENDED        YEAR ENDED
                           MARCH 31,    MARCH 31,       OCTOBER 2,        TO DECEMBER 31,      MARCH 31,     DECEMBER 31,
                              1997         1998            1998                1998               1999           1998
                           ----------   ----------   ----------------   -------------------   ------------   ------------
                                                                   (IN MILLIONS)              (UNAUDITED)    (UNAUDITED)
Operating revenues.......    $403.1       $436.6          $233.8              $119.7             $116.9         $464.2
                             ------       ------          ------              ------             ------         ------
Operations and
  maintenance expense....     102.4        110.9            61.7                31.6               31.8          120.9
General and
  administrative
  expense................      32.2         29.1            36.4                20.3               22.6           44.4
Depreciation and
  amortization...........      58.0         64.3            35.2                22.2               23.3           88.3
                             ------       ------          ------              ------             ------         ------
Operating income.........     210.5        232.3           100.5                45.6               39.2          210.6
Equity earnings (loss) of
  affiliates.............      14.7         13.3             5.8                (0.8)               0.2           (0.8)
Net interest (income)
  expense................     (10.2)         8.6             6.1                15.1               14.9           60.5
Other expense............        --           --              --                 1.2                 --             --
                             ------       ------          ------              ------             ------         ------
Income before income tax
  and utility tax
  expense................     235.4        237.0           100.2                28.5               24.5          149.3
Income tax and utility
  tax expense............      82.4        220.3            28.4                18.3                8.4           58.2
                             ------       ------          ------              ------             ------         ------
Net income...............    $153.0       $ 16.7          $ 71.8              $ 10.2             $ 16.1         $ 91.1
                             ======       ======          ======              ======             ======         ======

     Approximately 90% of operating revenues is derived from water supplied and wastewater treated for residential, commercial and industrial customers. The supply of water is either metered, known as measured, or unmeasured. The charge for wastewater treated is based upon a percentage of the water supplied and charged to that customer.

     Wessex's subsidiary, SC Technology, sells and operates plants for drying biosolids, the solid waste remaining after wastewater is treated. The majority of SC Technology's operating revenues is derived from projects related to selling and managing the construction of plants, and therefore each period's operating revenues fluctuate according to the number of projects in progress. Other unregulated activities include the sale of electricity and treatment of organic waste.

     Operations and maintenance expense consists of the costs of supplying water and treating wastewater, including the costs of maintaining and operating the plant and equipment used in these processes. The main categories of cost include labor, power, rent, real estate taxes, chemicals, transport, equipment, grounds maintenance, and tankering. SC Technology's costs relate to the construction and delivery of the plant being installed, including the cost of equipment, civil engineering, building and labor.

     General and administrative expense includes personnel costs, transaction expenses related to due diligence and overhead associated with Azurix's pursuit of acquisitions and development projects, in addition to support functions such as billing and customer services, quality and scientific services, regulation, finance, human resources and public relations.

     The functional currency of Wessex is U.K. pounds sterling. Accordingly, its results of operations, translated into U.S. dollars, are affected by the change in currency exchange rates when comparing periods. The actual average exchange rate for each applicable period used in translating the U.K. pounds sterling functional results to U.S. dollars, in accordance with U.S. GAAP, is $1.63 per L1.00 for the three months ended March 31, 1999, $1.66 per L1.00 for the year ended December 31, 1998, $1.65 per L1.00 for the six months ended October 2, 1998, $1.64 per L1.00 for the year ended March 31, 1998 and $1.59 per L1.00 for the year ended March 31, 1997.

 AZURIX -- UNAUDITED PRO FORMA FOR THE YEAR ENDED DECEMBER 31, 1998

     The following discussion is derived from the Unaudited Condensed Consolidated Pro Forma Financial Information included elsewhere in this prospectus. The pro forma results discussed below include the 1998 results of Wessex prior to its acquisition by Azurix.

     Operating revenues of $464.2 million were all derived from Wessex. Approximately 91% of these revenues were derived from the sale of measured and unmeasured water and wastewater services. Operating revenues from SC Technology and other unregulated activities, accounted for 5% and 4% of total operating revenues, respectively.

     Operations and maintenance expense was $120.9 million, of which 98% was incurred by Wessex. Of this amount, $89.3 million relates to the costs of supplying water and treating wastewater, including the costs of maintaining and operating plant and equipment used in these processes, and $23.9 million relates to the costs of the plants being installed by SC Technology.

  AZURIX -- THREE MONTHS ENDED MARCH 31, 1999

     Azurix had no operations as of March 31, 1998 and as a result, the following discussion is limited to results of operations for the three months ended March 31, 1999. All of its operating income occurred during the fourth quarter of 1998 following the Wessex acquisition.

     Operating revenues of $116.9 million for the three months ended March 31, 1999 were derived from Wessex. Approximately 90% of these revenues relate to the sale of measured and unmeasured water and wastewater services. Operating revenues from SC Technology and other unregulated activities each accounted for 5% of total operating revenues.

     Operations and maintenance expense for the three months ended March 31, 1999, of which 98% was incurred by Wessex, was $31.8 million. Of this amount, $22.1 million relates to the cost of supplying water and treating wastewater, including the costs of maintaining and operating plant and equipment used in these processes. In addition, $6.2 million relates to the cost of the plants being installed by SC Technology.

     General and administrative expenses of $22.6 million for the three months ended March 31, 1999 include $9.5 million related to Wessex's operations and $12.8 million related to the pursuit of acquisitions and development projects. The expenses related to acquisitions and development projects resulted from a business strategy initiated in the fourth quarter of 1998. See "-- Outlook."

     Depreciation and amortization of $23.3 million for the three months ended March 31, 1999 includes $5.4 million relating to amortization of goodwill incurred by Azurix in its acquisition of Wessex. All of the depreciation expense is derived from depreciation on the property, plant and equipment of Wessex. The goodwill amortization and depreciation expense related to Wessex is based on a preliminary purchase price allocation of Wessex.

     Net interest expense of $14.9 million for the three months ended March 31, 1999 is related to the Wessex acquisition financing, existing Wessex debt and funds borrowed in the fourth quarter of 1998 to redeem outstanding preference shares.

     Income tax expense of $8.4 million was incurred during the three months ended March 31, 1999. The majority of Azurix's pre-tax operating income is derived in the United Kingdom where the effective 1999 statutory tax rate is 30.25%. The primary reason for the difference between effective book tax rate of 34.3% and the effective statutory tax rate is the non-deductible amortization of goodwill resulting from the acquisition of Wessex.

     Income tax expense is net of a tax benefit of $4.8 million related to losses generated in the United States. A valuation allowance is not necessary for this tax benefit due to expected future income resulting from finalizing U.S. water projects and available tax planning strategies.

  AZURIX -- DATE OF INCEPTION TO DECEMBER 31, 1998

     Operating revenues of $119.7 million were derived from Wessex. Approximately 90% of these revenues relate to the sale of measured and unmeasured water and wastewater services. Operating revenues from SC Technology and other unregulated activities accounted for 6% and 4% of total operating revenues, respectively.

     Operations and maintenance expense totalled $31.6 million. Of this amount, $21.8 million relates to the cost of supplying water and treating wastewater, including the costs of maintaining and operating plant and equipment used in these processes, and $7.1 million relates to the costs of the plants being installed by SC Technology.

     General and administrative expenses of $20.3 million include $7.7 million related to Wessex's operations and $12.3 million related to the pursuit of acquisitions and development projects. The expenses related to acquisitions and development projects result from a business strategy initiated in the fourth quarter of 1998. See "-- Outlook."

     Depreciation and amortization of $22.2 million includes $5.5 million for the amortization of goodwill incurred by Azurix in the acquisition of Wessex. All of the depreciation expense is derived from depreciation on the property, plant and equipment of Wessex. The goodwill amortization and depreciation expense related to Wessex is based on a preliminary purchase price allocation of Wessex.

     Interest expense is related to the Wessex acquisition financing, existing Wessex debt and funds borrowed in the fourth quarter to redeem the outstanding preference shares.

     The effective tax rate for the period was 64.2%. The difference between the effective tax rate and the U.S. statutory rate of 35% (U.K. statutory rate of 31%) is primarily related to the following:

     - A valuation allowance recognized on a U.S. deferred tax asset generated from general and administrative expense incurred in the United States

     - A valuation allowance recognized on a U.K. deferred tax asset relating to non-deductible interest expense prior to achieving a consolidated tax position

     - Non-deductible amortization of goodwill resulting from the acquisition of Wessex

  WESSEX (PREDECESSOR COMPANY) -- SIX MONTHS ENDED OCTOBER 2, 1998

     Operating revenues for the six months ended October 2, 1998 were $233.8 million. Approximately 91% of these revenues relate to the sale of measured and unmeasured water and wastewater services. Operating revenues from SC Technology and other unregulated activities accounted for 5% and 4%, respectively, of total operating revenues.

     Operations and maintenance expense for the six months ended October 2, 1998, was $61.7 million. Of this amount, $46.8 million relates to the cost of supplying water and treating wastewater, including the costs of maintaining and operating plant and equipment used in these processes. In addition, $10.9 million relates to the cost of the plants being installed by SC Technology.

     General and administrative expenses of $36.4 million for the six months ended October 2, 1998 include $20.7 million incurred by Wessex in connection with its acquisition by Azurix.

     Income tax expense for the six months ended October 2, 1998 was $28.4 million, which resulted in a 28% effective book tax rate compared to a statutory tax rate of 31%. The primary reason for the variance from the statutory rate is the effect of an enacted change in the statutory tax rate during the period from 31% to 30%, effective April 1, 1999. This was partially offset by the effect of non-tax deductible expenses that were incurred during the period.

  WESSEX (PREDECESSOR COMPANY) -- YEAR ENDED MARCH 31, 1998 COMPARED TO THE YEAR ENDED
  MARCH 31, 1997

     Operating revenues for the fiscal year ended March 31, 1998 increased by $33.5 million, or 8.3%, when compared to the fiscal year ended March 31, 1997, primarily as a result of a 4.6% increase in the pricing formula contained in the Wessex license, effective April 1, 1997, which resulted in $17.9 million of additional operating revenues. In addition, operating revenues from SC Technology increased by $4.2 million due to a higher number of construction projects in progress during the year ended March 31, 1998.

     Operations and maintenance expense for the year ended March 31, 1998 increased by $8.5 million, or 8.3%, when compared to the year ended March 31, 1997, primarily due to higher operating expenses from SC Technology due to a higher number of construction projects in progress in the year ended March 31, 1998.

     General and administrative expense for the year ended March 31, 1998 decreased by $3.1 million, or 9.6%, when compared to the year ended March 31, 1997, primarily due to cost reduction measures implemented by Wessex, and costs of $2.1 million incurred in the year ended March 31, 1997 related to an unsuccessful attempt to acquire a third party.

     Depreciation and amortization expense for the year ended March 31, 1998 increased by $6.3 million, or 10.9%, when compared to the year ended March 31, 1997. Substantially all of this increase is due to property additions resulting from Wessex's capital expenditure program.

     Equity earnings of affiliates for the year ended March 31, 1998 decreased by $1.4 million, or 9.5%, when compared to the year ended March 31, 1997. This decrease resulted from a lower sales margin due to increased competition, and higher general and administrative expense related to the hiring of additional sales staff.

     Net interest expense was $8.6 million for the year ended March 31, 1998, as compared to net interest income of $10.2 million for the year ended March 31, 1997, primarily due to a reduction in the cash and cash equivalent position in the current period as a result of the buy-back of its "B" and "C" classes of ordinary shares in February 1997.

     Income tax and utility tax expense for the year ended March 31, 1998 as compared to the year ended March 31, 1997, increased by $137.9 million primarily as a result of a one-time tax levied in the year ended March 31, 1998 of $162.3 million. The effect of the utility tax was partially offset by a change in the U.K. statutory tax rate from 33% to 31% during the year ended March 31, 1998, which amounted to $22.6 million.

     The utility tax, introduced in the Finance (No. 2) Act 1997 and referred to in the legislation as the Windfall Tax, was levied on privatized utilities including the water and electricity sectors. It is a one-time tax in that the legislation only relates to this assessment and new legislation would have to be enacted for any additional windfall tax. In addition, the U.K. Government has stated that it was a one-time tax. The calculation of the utility tax was based on the profit after tax of Wessex for the average of the four years ended March 31, 1994, multiplied by a price to earnings ratio of nine. The resulting amount was compared to the value of Wessex at the date of initial trading of its stock in 1989, and the difference was deemed to be windfall profits and was taxed at a 23% rate.

OUTLOOK

     Several developments may significantly affect Azurix's future results of operations.


     Azurix has a business strategy consisting of growth through acquisitions and development projects. Azurix has recently put in place a business development effort requiring an increase in personnel to pursue and support acquisition and privatization activity on a global scale. As of June 9, 1999, Azurix had hired approximately 165 employees. The associated general, administrative and operating expenses are approximately $15 million pre-tax on a quarterly basis.


     Most of our operating revenues are subject to governmental regulation of the rates that we may charge to our customers. The U.K. water regulator, the Director General of Water Services, is currently conducting a periodic review of the price limits for water and wastewater companies in England and Wales that is expected to result in new price limits for the period from April 1, 2000 through 2005. In October 1998, the Director proposed an initial price cut for Wessex in excess of 17.5% from 1999-2000 to 2000-2001, with prices gradually increasing thereafter but remaining below the 1999-2000 levels in 2004-2005. Following this proposal, the U.K. Government announced its decision to require greater capital expenditures for water and wastewater companies for environmental improvements. Subsequently, in its April 1999 business plan filed with the Director, Wessex proposed stable prices from 1999-2000 to 2000-2001, with prices gradually increasing to 18% higher than current levels in 2005, primarily to fund capital expenditures mandated by the new environmental standards. The Director will consider the business plan in his review. The Director has stated that he will publish draft price limits in July 1999 with the final determination being made in November 1999. These price limits may differ materially from the Director's original proposal. Although we are unable to predict the precise outcome of the current U.K. periodic review, if Wessex were required to cut its prices as originally proposed by the Director, Wessex's regulated operating revenues, which represent approximately 90% of Azurix's total operating revenues, would be reduced by over 17.5% and its earnings would be reduced materially. However, we would not expect that this would have a material adverse effect on Azurix's financial position. At the time of the acquisition of Wessex, we took into consideration the pending rate review in our valuation of Wessex.

     On February 2, 1999, Azurix granted options to purchase approximately 7.8 million shares of its common stock through an employee stock option plan. The Stock Plan Committee of Azurix's Board of Directors determined that the exercise price of $16.72 per share was fair market value at the date of grant. In making this determination, the Stock Plan Committee considered factors such as the close proximity of the grant date and the Wessex acquisition date and the absence of any material developments in Azurix prior to the grant date. The Board of Directors has authorized additional grants, effective as of the date of this prospectus, of options to purchase 0.7 million shares of common stock to employees who recently joined Azurix and to non-employee directors of Azurix. The exercise price of these additional options will be equal to the initial public offering price. All stock options generally vest over three to five years and will be exercisable for ten years after the date of grant. The future exercise of these options will have a dilutive effect on basic earnings per share.

     Azurix refinanced a portion of its existing debt in May 1999, which will result in a one-time non-cash charge of $9.8 million ($6.9 million after-tax) in the second quarter due to the write-off of deferred financing costs. We incurred approximately $8.1 million in financing costs related to the new financing. See "-- Recent Developments."

     In addition to the pending acquisitions in the Province of Buenos Aires, Argentina and in Mexico, we are continually evaluating potential acquisition opportunities involving other water and wastewater assets, companies and water services providers. The timing, size and success of these potential acquisitions cannot be predicted. The completion of any one of these potential acquisitions could have a significant impact on our business.

LIQUIDITY AND CAPITAL RESOURCES

     All of Azurix's cash flows for the period from inception to December 31, 1998 occurred in the fourth quarter following the Wessex acquisition. Cash flow from operations totaled $4.4 million during the period from January 29, 1998 to December 31, 1998. Related to its investment activities, Azurix used $2,270.8 million, in addition to the issuance of $119.8 million of acquisition loan notes, to acquire ordinary shares of Wessex and $63.2 million for capital expenditures incurred by Wessex. In addition, Azurix received $337.9 million in proceeds from the sale of UK Waste. Cash provided by financing activities during the period totaled $1,977.5 million, primarily comprised of $1,600.2 million from the issuance of common stock and capital contributions and a net increase in borrowings of $485.4 million, partially offset by the redemption of the Wessex preference shares of $106.4 million. Cash received from the issuance of common stock of $1.0 million and capital contributions of $1,599.2 million are from Azurix's former parent company, Enron Water (Holding) L.L.C.

     Azurix's cash flows from operations totaled $12.5 million during the three months ended March 31, 1999. Cash used in investing activities during this period was primarily comprised of capital expenditures of $74.5 million, the acquisition cost of Azurix's interest in the Cancun concession of $13.5 million and a loan made to the Cancun concession for $15.0 million. Cash provided by financing activities of $105.1 million was primarily comprised of net borrowings of $57.1 million and an advance from Enron of $48.0 million which was used to fund the Cancun acquisition and the related loan and to fund general and administrative costs incurred by Azurix to pursue acquisition and development projects.

     At December 31, 1998, Azurix had a working capital deficit of $129.6 million. Approximately 60% of Azurix's operating revenues are derived from customers whose billings are not based on the delivery of a measured volume of service. These customers are billed semiannually in advance. Funds received in advance as of December 31, 1998, where service has not been provided, totaled $71.0 million and are reflected on the Consolidated Balance Sheet as deferred income. This component of the working capital deficit does not require the future use of cash but is recognized in income over the remaining service period covered by the billings. The remaining working capital deficit is related to the timing of cash payments. Excess cash, including funds received in advance, is used to pay down short-term revolving bank credit facilities. The funds are re-borrowed under these credit facilities when needed to pay current obligations. At December 31, 1998, Azurix had available capacity, under its existing credit facilities, to provide $91.5 million of working capital.

     At March 31, 1999, Azurix had a working capital deficit of $134.5 million. Of this amount, $64.2 million is an advance from Enron that will be repaid from the net proceeds from the offering. An additional $21.8 million is deferred income that does not require the future use of cash as discussed above. Management believes that cash flows from operations and available capacity under credit facilities are sufficient to fund the working capital deficit.

     At December 31, 1998, Azurix, through Azurix Europe, had in place a senior credit facility consisting of a term loan facility of $322.6 million and a revolving credit facility of $575.3 million. The amounts outstanding at December 31, 1998 were $211.2 million under the term loan facility and $8.3 million under the revolving credit facility. As a result, at December 31, 1998, Azurix had total availability under the senior credit facility of $678.4 million, consisting of $567.0 million under the revolving credit facility and $111.4 million under the term loan facility. Of the $567.0 million under the revolving credit facility, $91.5 million was permitted, if required, to fund the working capital deficit that existed at year end. The term loan capacity of $111.4 million was used at March 31, 1999 to secure a substantial portion of the acquisition loan notes issued to Wessex shareholders in lieu of cash consideration for their shares. On May 10, 1999, Azurix Europe entered into a $686.0 million revolving credit facility. On May 13, 1999, Azurix Europe borrowed approximately $75.9 million, of which approximately $67.8 million was used to repay all of the remaining indebtedness outstanding on its former senior credit facility and approximately $8.1 million was primarily used to pay fees and expenses related to this facility. On May 14, 1999, Azurix borrowed $107.0 million under this revolving credit facility, primarily to fund the purchase of Philip Utilities. Azurix intends to use a portion of the proceeds from the offering, along with available cash, to repay all the indebtedness drawn under the new senior credit facility. After the application of these proceeds, the revolving credit facility has approximately $387.4 million of borrowing capacity for acquisitions. It is expected that $365.7 million of this facility, along with $72.9 million of proceeds from the offering, will be used to fund the $438.6 million acquisition of an interest in a concession in two regions of the Province of Buenos Aires, Argentina. The remaining $21.7 million available under this facility after funding of the Buenos Aires acquisition will be used, along with available cash, to fund the purchase of 49% of the capital stock of Industrias del Agua in Mexico.


     Azurix is currently evaluating various financing strategies to raise additional capital to further support its business strategy of growth through acquisitions and development projects. Funds raised, combined with cash flows from assets acquired, will be used by Azurix to fund potential future acquisitions and privatizations. There can be no assurance that we will be successful in securing any financing arrangements.

     The credit agreement with Enron will provide $180 million of liquidity to fund general, administrative and operating expenses through December 2001. As of June 7, 1999, no amounts were outstanding under this credit agreement. See
"-- Recent Developments." The principal amount outstanding under the credit agreement will be limited to no more than:

     - $60 million at any time during calendar year 1999

     - $120 million at any time during calendar year 2000

     - $180 million at any time during calendar year 2001

     As of December 31, 1998, Azurix, through Wessex, was a borrower under committed credit facilities that provided an aggregate $399.1 million for general corporate purposes. As of December 31, 1998, these bank facilities were completely drawn down. Wessex also had $24.9 million outstanding under short-term uncommitted bank borrowings at December 31, 1998. On March 30, 1999, Wessex issued $484.2 million principal amount of 10-year bonds. Wessex used $448.4 million of the proceeds from the sale of the bonds to repay all outstanding amounts under its former bank credit facilities as well as all outstanding amounts under uncommitted credit facilities. Excess proceeds were available for general corporate purposes. See "Description of Indebtedness -- Indebtedness of Azurix Europe" for a detailed discussion of the terms of the credit facilities and loan agreements.

     Azurix, through Wessex, maintains an ongoing asset replacement program throughout its customer service areas in the United Kingdom based on an expenditure plan submitted to the U.K. industry regulator. Wessex expects that its projected capital expenditures of approximately $230 million for 1999 will be financed with internally generated funds and from proceeds under long-term and short-term borrowing arrangements. Included in this amount are contractual commitments for capital expenditures to be incurred after December 31, 1998 of $130.2 million. The projected capital expenditures consist primarily of the following:

     - Approximately $135 million for wastewater projects, such as construction of wastewater treatment facilities and improvements to existing facilities

     - Approximately $45 million for water supply projects, such as construction of water treatment facilities and installation of water mains

     - Approximately $25 million for office space construction in the United Kingdom

     - Approximately $20 million related to information technology investment

FINANCIAL RISK MANAGEMENT

     Azurix is exposed to market risks, particularly changes in U.S. and international interest rates and changes in currency exchange rates as measured against the functional currencies in which it operates. Azurix engages in hedging programs aimed at limiting the impact of significant and sudden fluctuations, but there can be no assurance that such an approach will be successful. Factors that could impact the effectiveness of its hedging programs include the accuracy of revenue forecasts, volatility of the currency and interest rate markets, and the availability of hedging instruments. Azurix utilizes swap contracts to manage interest rate risk. Currency exchange rate risk is the result of transactions that are denominated in a currency other than the functional currencies in which we operate. The primary purpose of Azurix's foreign currency hedging activities is to manage the volatility associated with currency exchange rates. We manage these risks by utilizing derivative financial instruments for non-trading purposes. Azurix enters into currency or interest rate contracts for the sole purpose of hedging an existing or anticipated exposure, not for speculation. Azurix's accounting policies for, and the significant terms of, derivative financial instruments are described in Note 1 and Note 8, respectively, to the Consolidated Financial Statements.

     Azurix uses J.P. Morgan's RiskMetrics(TM) system to estimate the value-at-risk of its financial instruments. Value-at-risk is a statistical estimate of the loss that would result from changes in market prices. Value-at-risk is based on volatility and correlation data provided by J.P. Morgan, a statistical confidence level and an estimate of the time period required to liquidate the positions in the various financial instruments. The value-at-risk estimate was based on normal market conditions, a 95% confidence level and a liquidation period between 30 days and 60 months, depending on the type of financial instrument. At December 31, 1998, the value-at-risk estimate for foreign currency and interest rate exposure was $0.7 million and $0.9 million, respectively. The value-at-risk estimate includes only the risk related to the financial instruments that serve as hedges and does not include the related underlying hedged item. Judgment is required in interpreting market data and the use of different market assumptions or estimation methodologies that will affect the estimated value-at-risk amount.

YEAR 2000

     The Year 2000 problem results from the use in computer hardware and software of two digits rather than four digits to define the applicable year. The use of two digits was a common practice for decades when computer storage and processing was much more expensive than it is today. When computer systems process dates both before and after January 1, 2000, two-digit year "fields" may create processing ambiguities that can cause errors and system failures. For example, computer programs that have date sensitive features may recognize a date represented by "00" as the year 1900, instead of 2000, or may not recognize the date February 29, 2000, as there was no February 29 in 1900. These errors or failures may have limited effects, or the effects may be widespread, depending on the computer chip, system or software, and its location and function.

     The effects of the Year 2000 problem are exacerbated because of the interdependence of computer and telecommunications systems in the United States and throughout the world. This interdependence applies to Azurix and Azurix's suppliers, trading partners and customers and to governments of countries where Azurix does business. This interdependence also applies to Enron, on which Azurix relies for services as described under "Transactions with Enron, Atlantic Water Trust and Marlin Water Trust."

  STATE OF READINESS

     We intend to follow Enron's Year 2000 plan, which covers all of Enron's business units. The aim of the Enron plan is to take reasonable steps to prevent Enron's mission-critical business functions from being impaired due to the Year 2000 problem. As used in this prospectus, "mission-critical" functions refer to the critical functions whose loss would cause significant injury to persons or tangible property, or an immediate stoppage of or significant impairment to business areas of material importance. Enron intends to modify its plan as events warrant. In addition, we intend to adapt the Enron plan to our operations. Among other things, we are conforming Wessex's Year 2000 efforts to the Enron plan and are introducing this plan to our operations in Cancun.

     Central information systems, such as large mainframes and midsize computer systems at Wessex and desktop or personal computers and computer networks, can be vulnerable to Year 2000 problems. In addition, devices with chips embedded in them, such as flow controllers and controllers for automated pumps, are vulnerable to Year 2000 problems. Devices with chips embedded in them may be used for many purposes, and finding all of them may be difficult, even with a careful inventory and remediation process. In addition, we are concerned with the systems of external entities over which we do not have control. Examples of these systems include central information systems and embedded devices of our suppliers and contractors, financial institutions, governments in locations where we operate, customers and co-venturers.

     In general, the Enron Year 2000 plan adopted by Azurix includes phases of awareness, inventory, remediation, verification and testing, and contingency planning. These steps describe a process that continues to go in cycles. For example, we will continue to refine our inventory of central information systems and embedded devices until the early days and, if necessary, weeks of January 2000, to identify Year 2000-related problems that require remediation.

     WESSEX. Under the Enron plan, Wessex will continue to:

     - Inventory its mission-critical computer hardware and software systems and embedded chips, i.e., computer chips with date related functions, contained in a wide variety of devices, that in turn are installed in a wide variety of equipment and that may fail to function or may function improperly before, on or after January 1, 2000

     - Assess the effects of Year 2000 problems on its mission-critical functions

     - Remedy to the maximum extent practicable material disruptions or other material adverse effects on its mission-critical functions, processes and systems

     - Verify and test the mission-critical systems to which remediation efforts have been applied

     - Attempt to limit the adverse effect of Year 2000 problems that cannot reasonably be remediated by January 1, 2000, including developing contingency plans to minimize Year 2000 problems that have not been identified or fixed by January 1, 2000

     Wessex has completed most of the stages of the Enron plan and should be Year 2000 ready by July 31, 1999 as shown in the following table:

            Y2K PROJECT STAGE                CURRENT STATUS     TARGET COMPLETION DATE
            -----------------                --------------     ----------------------
Inventory.................................  Completed           N/A
Assessment................................  Completed           N/A
Conversion................................  Near Completion     July 1, 1999
Testing...................................  Near Completion     July 31, 1999
Implementation............................  Near Completion     July 31, 1999
Contingency Planning......................  Near Completion     June 30, 1999

     Wessex has finished the initial cycle of identifying and assessing its mission-critical central information systems and devices with embedded chips. Under the Enron plan, inventory and assessment along with remediation and contingency planning will continue in cycles through the end of 1999 and into 2000 as necessary.

     All of Wessex's internal information systems are Year 2000 ready. When Wessex performs maintenance on its mission-critical sites, it tests them to determine whether they remain Year 2000 ready. Wessex is continuing to analyze, convert and test its mission-critical central information systems and devices with embedded chips. Of Wessex's 56 mission-critical information systems applications:

     - 24 were tested and classified as Year 2000 ready

     - Nine were redeveloped as Year 2000 ready applications

     - 23 were converted and have been tested and accepted as Year 2000 ready

     Of the nine mission-critical information systems applications that were redeveloped:

     - Seven have been tested and accepted as Year 2000 ready

     - Two are currently undergoing testing

     For embedded systems, Wessex inventoried 3,041 items at 405 mission-critical sites. Of these items, 87 were not Year 2000 ready. However, Wessex has now tested and replaced 100% of its mission-critical embedded systems that were not Year 2000 ready.

     In addition, Wessex has contacted all outside entities on which it relies for mission-critical functions.

     The Enron plan recognizes that the computer, telecommunications and other systems of outside entities have the potential to adversely affect the conduct of our business. We do not have control of these outside entities or outside systems. However, the Enron plan includes an ongoing process of contacting outside entities whose systems have, or may have, a substantial effect on the ability of each of the relevant businesses to continue to conduct its mission-critical functions without disruption from Year 2000 problems. The Enron plan envisions attempting to inventory and assess the extent to which these outside systems may not be "Year 2000 ready" or "Year 2000 compatible." This refers to the ability of a system to process data reliably, both before and after January 1, 2000, without disruption due to an inability to process date information reliably. This is distinguished from "Year 2000 compliant," which implies that a system will work properly, both before and after January 1, 2000, even if outside systems fail to operate properly. In implementing the Enron plan, we will attempt to coordinate our efforts to prepare for the Year 2000 problem with outside entities.

     Our Year 2000 program requires external entities to be ranked as mission-critical, important or ordinary. The Azurix teams are expected to maintain contact and receive status updates from the mission-critical entities throughout 1999 and, if necessary, into 2000. Non-mission-critical entities are to be addressed as time permits.

     Senior personnel from the Year 2000 staff have visited Wessex's mission-critical external entities. Entities visited to date are listed in the following table:

        SERVICE PROVIDED                                 ENTITY
        ----------------                                 ------
Fuel and Electricity.............  Scottish & Southern Energy plc
                                   SEEBOARD plc
                                   Texaco Ltd.
Chemicals........................  Air Products plc
                                   BOC Limited
                                   ICI Chemicals & Polymers Limited
                                   Rhone Poulenc Chemicals Limited
Communications...................  Aspect Telecommunications Limited
                                   British Telecommunications plc
                                   Racal Telecommunication Networks Limited
                                   Vodaphone Limited
Materials........................  Oliver Ashworth Group plc
                                   Stanton plc
                                   USF Limited
Banking..........................  Midland Bank plc

     Wessex will continue to monitor the status of these entities throughout the remainder of 1999.

     The purpose of our Year 2000 program is to identify key entities that may not have adequately addressed the Year 2000 problem and to mitigate Azurix's exposure by developing appropriate contingency plans. Azurix recognizes that comprehensive Year 2000 programs may not fully remediate all Year 2000 issues. Therefore, we do not categorize any mission-critical entities as "Year 2000 ready."

     Wessex has received responses to its inquiries about Year 2000 readiness and has contacted all outside entities on which it relies for mission-critical functions. Among other things, Wessex asked each entity to demonstrate what the entity did to support affirmations that the entity satisfied the British Standards Institute protocol for Year 2000 readiness. The British Standards Institute has established the following definition for Year 2000 conformity:
"Year 2000 conformity shall mean that neither performance nor functionality is affected by dates prior to, during and after the year 2000." In addition to this definition, the British Standards Institute has provided the following four rules for determining Year 2000 conformity:

     - No value for current date will cause any interruption in operations

     - Date-based functionality must behave consistently for dates prior to, during and after the year 2000

     - In all interfaces and data storage, the century in any date must be specified either explicitly or by unambiguous algorithms or inferencing rules

     - Year 2000 must be recognized as a leap year

     Every outside entity that responded to Wessex's inquiries demonstrated that it satisfied the British Standards Institute standard with one exception. The sole exception was a communications common carrier that was not able to demonstrate that its international connections satisfy or will satisfy Year 2000 readiness standards.

     Wessex's contingency plans assume that its mission-critical external entities will experience Year 2000-related failures and disruptions. For example, Wessex's contingency plans assume loss of electrical power and require the installation of Year 2000 ready emergency generators to deal with this possibility. Wessex expects that its initial contingency planning will be completed by the end of June 1999 and will be followed by at least two rounds of testing before September 30, 1999.

     MENDOZA. We do not have operational control of the Mendoza concession. Therefore, we consulted with SAUR, the operator of the concession, to develop an understanding of SAUR's Year 2000 efforts at Mendoza. SAUR is pursuing a Year 2000 plan for the concession with the following stages, which are shown with a description of their current status and target completion dates:

            Y2K PROJECT STAGE               CURRENT STATUS     TARGET COMPLETION DATE
            -----------------               --------------     ----------------------
Inventory................................  Completed           N/A
Assessment...............................  Completed           N/A
Conversion...............................  Completed           N/A
Testing..................................  Initiated           July 15, 1999
Implementation...........................  To be initiated     July 31, 1999
Contingency Planning.....................  To be initiated     July 31, 1999

     All internal information systems, both hardware and software, have been assessed for Year 2000 readiness purposes. SAUR plans in 1999 to replace the systems for accounting, budgeting and accounts payable and disbursements, for measurement of water and wastewater flows and for supervisory control and data acquisition. The customer billing, collection and customer support system requires partial remediation to achieve Year 2000 readiness, and we understand that SAUR expects to finish remediating the defective components by the end of 1999. All of the internal local area networks other than the servers have been tested by SAUR and we understand they have been found to be completely Year 2000 ready. New servers for these networks have been installed but not yet tested to ascertain Year 2000 readiness. SAUR will complete that testing before the end of 1999.

     The mission-critical systems at the Mendoza concession include business systems, such as a customer interface system and a payroll system, and devices with embedded chips such as flow meters and a supervisory, control, and data acquisition system. Mission-critical external entities include the local electrical utility for power to supply water pumps, the local telephone company and local banks that function as collection agents. SAUR has not yet started to visit its mission-critical external entities to obtain representations as to their Year 2000 readiness. Before the end of 1999, we understand that SAUR expects to complete visits with all its mission-critical external entities, with the objective of obtaining representations as to their Year 2000 readiness, for the purpose of formulating contingency plans to deal with Year 2000 disruptions or other problems that may result from Year 2000-related problems that the external entities experience. Although employees of SAUR plan to visit mission-critical external entities, we cannot assure that the systems of these external entities will be free from disruptions due to Year 2000 problems, and SAUR cannot ensure that the Mendoza facility will be free from mission-critical disruptions as a result. We anticipate that SAUR will include these mission-critical external dependencies in its contingency planning.

     CANCUN. The Cancun concession is in the early stages of adopting and implementing the Enron plan for Year 2000 readiness. The concessionaire will inventory, assess, analyze, convert and test the Cancun systems for Year 2000 readiness and develop Year 2000 contingency plans to minimize Year 2000 problems that have not manifested themselves or have not been corrected by January 1, 2000. The schedule for this implementation is as follows:

            Y2K PROJECT STAGE               CURRENT STATUS      TARGET COMPLETION DATE
            -----------------               --------------      ----------------------
Inventory................................  Completed            N/A
Assessment...............................  Completed            N/A
Conversion...............................  Initiated            July 15, 1999
Testing..................................  To be initiated      July 31, 1999
Implementation...........................  To be initiated      August 15, 1999
Contingency Planning.....................  To be initiated      August 15, 1999

     With respect to internal information systems, 100% of Cancun's personal computers have been tested and 56% of them will be replaced by July 1, 1999 to achieve Year 2000 readiness. Two servers, which constitute all of the facility's servers, will be replaced by July 1, 1999 with Year 2000 ready servers.

     Internal accounting and administrative software has been tested for Year 2000 readiness by the vendor, and the vendor has stated that it will supply its written certification of Year 2000 readiness by the end of May 1999. Invoicing software is currently being upgraded by the vendor to achieve Year 2000 readiness, and we have been informed by the vendor that the upgraded Year 2000 ready software will be installed and functioning by the end of May 1999. Human resources software is not mission-critical, and we expect to test it for Year 2000 readiness by the end of June 1999. This software will be upgraded or replaced as necessary to achieve Year 2000 readiness by December 1, 1999.


     We have identified the following as mission-critical external entities for the Cancun facility: the electrical utility, Mexico's nationwide communications common carrier, local banks, fuel suppliers for the facility's trucks and the chlorine supplier for the facility. All these entities have been contacted. Among these entities, we have visited two local banks to date and expect to visit all other mission-critical entities by the end of August 1999. The electrical utility has referred us to its Internet page for a description of the utility's Year 2000 plan, which the utility expects to complete by July 30, 1999. The communications common carrier has informed us orally that it is Year 2000 ready, and we have been told that it will confirm this advice in a letter that we expect to receive by the end of July. We deal with 12 local banks, and only one of these banks has advised us orally that it is Year 2000 ready. The other banks have asked us to inquire again later, with no definite time specified, regarding their Year 2000 readiness, and we plan to contact them again before the end of June 1999. The fuel suppliers for our trucks have orally stated that they are Year 2000 ready, and we expect written confirmation from each of them by the end of June 1999. The chlorine supplier orally advised us that they are Year 2000 ready, but have not offered written confirmation. Our contingency plan regarding chlorine is to stock three months' supply.


     We believe that Wessex's and the Cancun concession's mission-critical systems will be Year 2000 ready substantially before January 1, 2000. However, unforeseen circumstances could arise during the implementation of the Enron plan that could adversely affect Enron's, Wessex's or the Cancun concession's mission-critical functions, thereby disrupting or materially adversely affecting Azurix's business.

     PHILIP UTILITIES. Although Philip Utilities was preparing for Year 2000 at the time we acquired it, Azurix will require Philip Utilities to adopt Enron's Year 2000 plan. At this stage in our management of Philip Utilities, it is too early for us to predict when Philip Utilities will complete the inventory, assessment, conversion, testing, implementation and contingency planning stages as required by the Enron Year 2000 plan that we adopted. However, we expect that Philip Utilities will commence work on all of these tasks by June 1999, and will complete initial work on these tasks by the end of December 1999, if not earlier. Testing, implementation and contingency planning will continue in cycles through the end of 1999 and into 2000 as necessary.


     Philip Utilities' internal information systems are not mission-critical and, in any event, we anticipate that they will be remediated for Year 2000 purposes by the end of 1999. Other computer systems and systems using devices with embedded chips are mission-critical because they are part of water or wastewater systems operated by Philip Utilities. We anticipate that Philip Utilities will inventory and remediate these systems and test them for Year 2000 purposes before the end of 1999. Further, Philip Utilities will develop contingency plans to deal with Year 2000 problems that are not found and fixed before the end of 1999.

     Azurix's Year 2000 program requires that external entities be ranked as mission-critical, important or ordinary. External entities ranked as mission-critical are expected to receive site visits by senior personnel from Philip Utilities' Year 2000 teams. In addition, the Philip Utilities teams are expected to maintain contact and receive status updates from the mission-critical entities throughout 1999 and, if necessary, into 2000. Non-mission critical entities are to be addressed as time permits.

     Philip Utilities has yet to begin site visits with mission-critical external entities. We anticipate that this process will begin in early July 1999. Philip Utilities has, however, identified a preliminary list of mission-critical entities which are identified in the following table:

        SERVICE PROVIDED                                 ENTITY
        ----------------                                 ------
Electricity......................  Hamilton Hydro
                                   Ontario Hydro
Chemicals........................  BEW Industries, Inc.
                                   Diversey Water Technologies Ltd.
                                   HCI Stanchem, Inc.
                                   ICI Canada, Inc.
                                   Sifto Canada, Inc.
Communications...................  Bell Canada
Materials........................  Praxair, Inc.
Banking..........................  Comerica Incorporated
                                   Toronto-Dominion Bank

     The purpose of our Year 2000 program is to identify key entities that may not have adequately addressed the Year 2000 problem and to mitigate Philip Utilities' exposure by developing appropriate contingency plans. Azurix recognizes that comprehensive Year 2000 programs may not fully remediate all Year 2000 issues. As such, Philip Utilities will not categorize any mission-critical entities as "Year 2000 ready." In any case, Philip Utilities will develop contingency plans for all mission-critical entities.

     We have reviewed the most reasonably likely worst case scenarios that Philip Utilities may face. Although unlikely, these possibilities conceivably could include failure of computer systems or devices with embedded chips that are used to control water or wastewater systems. In some cases, these systems are operated by Philip Utilities. In other cases, Philip Utilities installed or furnished consulting services with respect to these systems. In most, if not all, cases, the computer controls for these systems can be overridden and the systems can be operated manually. Therefore, the potential failure of the computer control systems would be important only if the plant's operators failed to observe that the computer systems failed. This is possible though unlikely.

     Other possible worst case scenarios involve a failure of electrical utilities or communications common carriers that furnish electricity and communications services to these facilities. This kind of failure could disrupt or interrupt the functioning of water or wastewater plants. Philip Utilities will develop contingency plans for these possible failures. However, if electrical power is unavailable to a water or wastewater facility for a period greater than several hours, Philip Utilities might not be able to keep the facility functioning. This could cause untreated or improperly treated water and wastewater to be discharged into waterways. This in turn could create potential legal liability for Philip Utilities and otherwise have a material adverse effect on Philip Utilities' business, similar to the adverse effects described for Azurix. We recognize that the widespread unavailability of electrical power would cause disruptions that would not be unique to Philip Utilities.

     Based on our initial review, Philip Utilities has not to date incurred material Year 2000 costs, and we do not anticipate Philip Utilities' incurring material costs in implementing the plan or preparing Year 2000 contingency plans. However, there can be no assurance that the actual costs of implementing the plan will not exceed our estimates or that Philip Utilities' business will not be materially adversely affected by Year 2000 issues.

     PENDING ACQUISITIONS. We have made initial inquiries and made some preliminary examination regarding the Year 2000 readiness status of the mission-critical internal information systems, devices with embedded chips and external dependencies at both Administration General de Obras Sanitarias Buenos Aires in the Province of Buenos Aires, Argentina and Industrias del Agua, S.A. de C.V. in Monterrey, Mexico. We have concluded that there are likely to be significant Year 2000 problems with mission-critical internal information systems, embedded devices and external dependencies at both locations. Consequently, promptly upon assuming responsibility for operations at each location, Azurix will start implementing the Enron plan. At this time it is too early for us to make estimates about when the initial cycle of work will be completed at each location for the stages of inventory, assessment, conversion, testing, implementation and contingency planning. We also cannot estimate the costs for the Year 2000 work involved in each of these stages, or overall, at each location. However, we believe that we will complete the initial cycle of each of these stages no later than October or November of 1999, and we presently anticipate that the costs for doing so will not be material. However, unforseen circumstances could arise during the implementation of the Enron plan that could adversely affect either or both locations and their mission-critical facilities, thereby disrupting or materially adversely affecting their businesses. See "Business -- Pending Acquisitions."

     We are pursuing additional concessions, outsourcing contracts and other water and wastewater projects. We expect that we will adapt the Enron plan to cover our additional operations.

     ENRON. Enron advises us that the internal information systems at Enron on which Azurix will rely either are Year 2000 ready or are expected to be Year 2000 ready by June 30, 1999. Enron further advises us that it is in the process of making contact with entities external to Enron, among them electrical utilities and telecommunications common carriers, that are critical to the operating mission of these Enron internal information systems, and that this process will continue throughout 1999. Enron is aware that, despite the belief of these mission-critical external entities that they are Year 2000 ready, that readiness may be compromised by hidden remediated computer code, embedded chips and the possible Year 2000-related failures of other entities on which the external entities in turn depend. Therefore, Enron is developing contingency plans to deal in a reasonable way with these possible interrelated failures. These contingency plans will continue to be refined in cycles throughout the remainder of 1999.

  OUTSIDE ENTITIES THAT ARE NOT YEAR 2000 READY

     Azurix realizes that Year 2000-related disruptions and their consequent adverse effects remain a possibility. We will not rely entirely on mission-critical external entities' assurances of Year 2000 readiness because these entities are subject to failures resulting from the problems of embedded chips, re-coding errors in remediated code and the potential effects of attempts at sabotage early in the new year. Because of this potential for disruption and material adverse consequences, Azurix never considers an external entity to be "Year 2000 compliant" or "Year 2000 ready." Further, neither Azurix nor Enron can ensure that an external entity is, or will be, Year 2000 ready. Instead, Azurix and Enron will deal with the possibility that mission-critical external entities will not be Year 2000 ready by developing reasonable contingency plans. This contingency planning will continue in cycles throughout 1999. The contingency plans will be designed to deal with the reasonably likely effects on our operations that could result from material outages or other Year 2000-related disruptions to these external entities. Therefore, the plans will be designed to facilitate identification and remediation of Year 2000 problems that may manifest themselves after January 1, 2000.

  COSTS TO ADDRESS YEAR 2000 ISSUES


     As of June 9, 1999, we have not incurred material costs for Year 2000 issues, and we do not anticipate incurring material costs in implementing the plan or preparing Year 2000 contingency plans. However, there can be no assurance that the actual costs of implementing the plan will not exceed our estimates or that our business will not be materially adversely affected by Year 2000 issues.


     Year 2000 costs are difficult to estimate accurately because of unanticipated vendor delays, technical difficulties, the impact of tests of outside systems and similar events. For example, there can be no assurance that all outside systems that are mission-critical to us, or are mission-critical to the Enron systems on which we depend, will be adequately remediated so that they are Year 2000 ready by January 1, 2000. If there are Year 2000 failures that create substantial disruptions to our business or to Enron's business, the adverse impact on our business could be material. Moreover, the estimated costs of implementing the Enron plan do not take into account the costs, if any, that might result from Year 2000 failures that occur despite our implementation of the Enron plan.

  YEAR 2000 RISK FACTORS

     We plan to satisfy applicable regulatory requirements with respect to Year 2000 readiness. However, failure to comply with such requirements may cause a regulatory authority to order the cessation of our operations, which could have a material adverse affect on our business.

     As the Year 2000 approaches, there will be increased competition for people with the technical skills necessary to deal with Year 2000 problems. While we intend to recruit and retain a sufficient number of people with those skills, the shortages of skilled personnel could prevent us from doing so. In addition, we may face shortages of other resources, such as Year 2000 ready computer chips or components. These shortages might delay or otherwise impair our ability to assure that our mission-critical systems are Year 2000 ready.

     We will rely on Enron for services that involve computer processing. These Enron systems are mainframe systems used for functions such as asset management, accounting and human resources. Enron believes that its mission-critical systems will be Year 2000 ready substantially before January 1, 2000. In addition, we believe that Wessex's mission-critical systems will be Year 2000 ready substantially before January 1, 2000. However, unforeseen circumstances could arise during the implementation of the Enron plan that could adversely affect Enron's or Wessex's mission-critical functions, thereby disrupting or materially adversely affecting Azurix's business.

     We are taking reasonable steps to identify, assess and, where necessary, replace devices containing embedded chips. Despite these efforts, we anticipate that we will not be able to find and replace all the devices with embedded chips or embedded chips in our systems. Further, we anticipate that outside entities on which we depend will also not be able to find and replace all devices with embedded chips or embedded chips in their systems. Some of the embedded chips that fail to operate or that produce improper results may create system disruptions or failures. Some of these disruptions or failures may spread from the systems in which they are located to other systems. These failures may have adverse effects upon our ability to maintain safe operations and may also have adverse effects upon our ability to serve our customers, to comply with environmental statutes and regulations, and to otherwise fulfill contractual and other legal obligations. The embedded chip problem is widely recognized as one of the more difficult aspects of the Year 2000 problem. Therefore, the possible adverse impact of the embedded chip problem is not, and will not be, unique to Azurix.

     The external entities we are contacting include suppliers, customers, financial institutions, and governmental entities. We intend to meet with many external entities that are mission-critical to Azurix for Year 2000 purposes. However, we cannot in any way ensure that these external entities will be Year 2000 ready, nor can we place complete reliance on any assurances, written or oral, from these entities that they expect to be Year 2000 ready.

     We cannot assure that suppliers upon which we depend for essential goods and services will test their mission-critical systems in a timely manner. Failure or delay by all or some of these entities, including U.S. and foreign governments or governmental authorities, to assess their Year 2000 readiness could create substantial disruptions having a material adverse effect on our business.

     We have reviewed the most reasonably likely worst case Year 2000 scenarios we may face. Analysis of these scenarios has led us to contemplate the following possibilities that, although unlikely, could conceivably occur:

     - Widespread failure of electrical, gas and other utilities serving us domestically and internationally

     - Widespread disruption of communications

     - Disruption of transportation services for us and our employees, contractors, suppliers and customers

     - Disruption to our ability to gain access to, and remain working in, office buildings and other facilities

     - The failure of substantial numbers of our mission-critical information systems, including both hardware and software necessary to control operational facilities such as water and wastewater treatment facilities and distribution and collection systems

     We could face substantial claims by governments, governmental authorities or customers, as well as loss of revenues, due to service interruptions, violations of environmental regulations, inability to fulfill contractual obligations, inability to account for obligations and increased expenses associated with litigation, harm to persons or to tangible property, violation of environmental regulations, stabilization of operations following system failures and the execution of contingency plans. We could also experience an inability by customers and others to pay, on a timely basis or at all, obligations owed to us. In addition, we could face claims of damage to persons or property as the result of improperly treated water or wastewater. Under these circumstances, there would be a material adverse effect on revenues and operations. However, this effect can not be quantified at this time. Also, the cumulative effect of Year 2000 failures in the United States and internationally could have a substantial adverse effect on the domestic and worldwide economy.

     We will continue to monitor business conditions in order to assess and quantify any material adverse effects that may result from Year 2000 problems.

  CONTINGENCY PLANS

     As part of the Enron plan, we will develop contingency plans in case we have not satisfactorily remediated all our internal mission-critical systems and in case outside systems are not Year 2000 ready. Our contingency plans will be designed to minimize the disruptions or other adverse effects resulting from Year 2000 incompatibilities with respect to our mission-critical functions and systems and to facilitate the early identification and remediation of Year 2000 problems that first manifest themselves after January 1, 2000.

     Our contingency plans will include an assessment of our mission-critical internal information technology systems and our internal operational systems that use computer-based controls. The contingency planning will begin in 1999 and will continue as necessary. As we implement our contingency plans, we will assess any mission-critical disruptions due to external Year 2000 failures. These assessments will be conducted for both our U.S. and non-U.S. operations. In assessing Year 2000 failures, we will monitor mission-critical services such as electrical power and telecommunications services. The contingency plans will also cover events such as failure of the delivery of chemicals for water and wastewater treatment or events of sabotage.

     Our contingency plans will include the creation of response teams that will be standing by and prepared to respond rapidly to Year 2000 problems. The composition of these teams will vary according to the nature, importance and location of the problem. We will also station response teams at our non-U.S. operations as necessary.

  OUTLOOK

     The extent and magnitude of the effects of Year 2000 on us, both before and after January 1, 2000, are difficult to predict or quantify for a number of reasons including:

     - Difficulty of locating chips embedded in computer hardware and in devices used in mission-critical systems such as process or flow control, environmental, transportation, access and communications

     - Difficulty in evaluating and testing outside systems connected to our computer, telecommunications, plant or other mission-critical systems or on which our mission-critical systems depend, such as electrical utilities or telecommunications carriers

     - Difficulty locating mission-critical internal software that is not Year 2000 compatible

     - The possible unavailability of trained hardware and software engineers, technicians and other personnel to perform remediation, validation and testing of mission-critical systems

                     GOVERNMENT OUTSOURCING THROUGH PRIVATIZATION

     Governments around the world are increasingly outsourcing the ownership, operation and management of their water and wastewater assets and services to the private sector. For many projects, there is a lead-time of several years while the government, with the help of its international financial and legal advisors, works on the concept of privatization and gains consensus among various interest groups. The decision to privatize is generally authorized by legislation. Different approaches are used by various governments. Many governments choose a public tender process to ensure that privatizations occur at market rates. In some parts of the world, particularly Latin America, an auction format has been used successfully. In other places, notably China, private parties often negotiate directly with the government with no formal invitation to bid.

     If a tendering process is used, rules are published. These rules generally require some form of qualification for bidders, where parties submit financial and operational credentials and the government accepts only qualified parties as bidders. Qualification for bidding has heavily emphasized prior experience in operating water and wastewater systems or individual treatment plants that are of a size at least comparable to the system or facility being privatized or built. The potential bidders submit extensive documentation to qualify for bidding and often must form entities within the country through which to submit their bids. In addition, governments often consider the financial strength of the potential bidders and may require substantial bid bonds or letters of credit to be provided as part of the bid.

COMMON FORMS OF OUTSOURCING

     - SALE OF WATER ASSETS. A government may incorporate a water and wastewater system and sell all or part of it to private parties. The water company is given a monopoly license to operate in a specified service territory. The license may be subject to revocation for non-performance or another breach of its terms and to renewal periodically, typically every 20 to 30 years. For example, the United Kingdom privatized the ten regional water and wastewater authorities in England and Wales through public offerings of shares in 1989, and Berlin, Germany is in the process of selling a 49.9% interest in its water and wastewater system.

     - CONCESSIONS. As an alternative to a sale of water assets, a government may grant a private party the right to operate a water and wastewater system for a fixed term, retaining title to the underlying assets. The holder of a concession takes on the financial risks of managing the assets during the term of the concession, often 20 to 30 years but in some cases extending much longer. The concession agreement often mandates improvements to the water and wastewater system, sets standards of water quality that must be achieved and establishes a timeframe for realizing these objectives. At the end of the concession, control of the assets reverts to the government, which may renew the concession with the existing holder or another party. Many of the water and wastewater opportunities around the world take the form of concessions. See "Business -- The Global Water Industry -- Trend Toward Government Outsourcing Through Private Sector Participation."

     - CONSTRUCTION AND OPERATION OF A SINGLE ASSET. Sometimes a government will ask a private sector participant to construct and operate a particular facility that serves its water or wastewater system. Frequent examples are water and wastewater treatment plants, pipelines and aqueducts. Two typical transaction structures are build-own-operate and build-own-transfer projects. In both a build-own-operate and a build-own-transfer project, the private party builds, owns and operates the asset. In the case of a build-own-transfer project, the private party then transfers the asset to the government after a fixed term, usually 15 to 25 years but often longer. The build-own-operate or build-own-transfer contract describes the project and its services, as well as the revenues the private party will receive for the services the asset provides.

     - LEASES. Under a lease, a government turns over control of the system for a fixed period but, unlike in a concession, the government retains much of the economic risk. In France, most municipalities use a type of lease called an affermage, which is also used in many former French colonies.

     - OPERATIONS AND MANAGEMENT CONTRACTS. Sometimes a government will ask a private party to operate its system on a day-to-day basis, but will keep most of the economic risk relating to the system. The term of the typical operations and management contract is five to ten years. These contracts are common in the United States. See "Business -- The Global Water Industry--Trend Toward Government Outsourcing Through Private Sector Participation -- North America."

     - OUTSOURCING PARTICULAR SERVICES. A government also may ask private parties to provide specific services to a government-operated water or wastewater system. Examples of these services include billing, construction projects and residuals management. The service provider typically takes no risk for the system as a whole, only for the particular services it provides. See "Business -- The Global Water Industry -- Outsourcing Opportunities in the Municipal and Industrial Services Markets."

SELECTED AWARDED WATER AND WASTEWATER PRIVATIZATIONS

     The following is a list of selected water and wastewater privatizations in Europe, North America, Latin America, the Caribbean, Asia and the Pacific Rim that have been awarded during the past several years. The majority of these privatizations have been in the form of concessions, build-own-transfers or leases, except in North America, where private parties have primarily entered into operations and management contracts. Except as otherwise indicated in the notes to the following table, the estimated size of these awarded privatizations is taken from the October 1998 edition of Public Works Financing. The estimated size for operations and management contracts represents aggregated fees over the term of the contract. The estimated size for build-own-transfer projects represents construction costs. The estimated size for concessions represents acquisition fees and total capital expenditure commitments in the concession contract.

              SELECTED AWARDED WATER AND WASTEWATER PRIVATIZATIONS

        LOCATION          YEAR                             PROJECT                            ESTIMATED SIZE
        --------          ----                             -------                            --------------
                                                                                              (IN MILLIONS)
EUROPE:

  Germany...............  1992   25-year concession for water supply and wastewater               $  528
                                 treatment plant in Rostock

  Germany...............  1997   Sale of 49% stake and 20-year management contract for water         139
                                 and wastewater system for Potsdam

  Hungary...............  1998   Sale of minority interest in water company serving Budapest         340

  Turkey................  1995   15-year build-own-transfer project for dam and wastewater           800
                                 works near Izmit and pipeline supplying Istanbul

  United Kingdom........  1989   Stock offerings of 10 regional water and wastewater               8,640(1)
                                 companies in England and Wales
NORTH AMERICA:

  Georgia...............  1998   20-year operations and management contract for water system      $  400
                                 in Atlanta

  Indiana...............  1998   10-year operations and management contract for wastewater           225
                                 treatment plants in Indianapolis

  Michigan..............  1998   7-year design, build and operate water treatment plant in           260
                                 Detroit

  New Jersey............  1996   20-year operations and management contract for water and            200
                                 wastewater collection in North Brunswick

  Oklahoma..............  1997   25-year contract to operate three wastewater plants in              250
                                 Oklahoma City

  Wisconsin.............  1998   10-year operations and management contract for wastewater           350
                                 system in Milwaukee

---------------

(1) Information is from HM Government Perspective.

        LOCATION          YEAR                            PROJECT                            ESTIMATED SIZE
        --------          ----                            -------                            --------------
                                                                                             (IN MILLIONS)
LATIN AMERICA AND THE
  CARIBBEAN:

  Argentina.............  1993   30-year concession for water and wastewater system for          $4,000
                                 the capital city of Buenos Aires

  Argentina.............  1995   30-year operations and management contract for water and         1,200
                                 wastewater system for Santa Fe, Rosario and surrounding
                                 area

  Argentina.............  1997   30-year concession for water system in Cordoba                     495

  Argentina.............  1998   95-year concession and sale of shares for water and                150(1)
                                 wastewater system in the Province of Mendoza

  Argentina.............  1999   Concession for water and reservoir in Misiones (final              N/A
                                 award pending)

  Argentina.............  1999   Concession for water and wastewater system in the                  439(2)
                                 Province of Buenos Aires (final award pending)

  Bolivia...............  1997   30-year concession for water and wastewater system in              360
                                 both La Paz and El Alto

  Chile.................  1998   35-year concession and sale of shares for water and                138(3)
                                 wastewater system for Valparaiso and surrounding region

  Colombia..............  1997   30-year build-own-transfer contract for wastewater                 130
                                 treatment plant in Bogota

  Mexico................  1993   Four multi-year contracts to upgrade Mexico City's water         1,000
                                 distribution program

  Mexico................  1993   25-year concession for water and wastewater system for              70(1)
                                 city of Cancun and surrounding area

  Mexico................  1996   12-year build-own-transfer concessions for treatment               200
                                 facilities at five Pemex refineries

  Puerto Rico...........  1995   6-year operations and management contract for water and            600
                                 wastewater plants

(1) Azurix owns an interest in this concession.

(2) Azurix will own an interest in this concession.

(3) Information is from December 23, 1998 Financial Times.

        LOCATION          YEAR                            PROJECT                            ESTIMATED SIZE
        --------          ----                            -------                            --------------
                                                                                             (IN MILLIONS)
ASIA AND THE PACIFIC RIM:

  Australia.............  1993   25-year build-own-transfer contract for wastewater              $  200
                                 treatment plant in Sydney

  Australia.............  1995   15-year operations and management contract for water and         1,100
                                 wastewater services in Adelaide

  China.................  1996   49% stake in 13 water plants in Jiangsu Province                   162

  China.................  1998   18-year build-own-transfer contract for water supply for           120
                                 Chengdu

  Indonesia.............  1997   Two 25-year concessions for water systems in Jakarta             1,750

  Malaysia..............  1992   20-year build-own-transfer contract for water treatment            290
                                 facilities at Sungai Layang

  Malaysia..............  1995   25-year contracts to operate 26 water systems around               312
                                 Kuala Lumpur

  Malaysia..............  1995   26-year upgrade and operations and management concession           800
                                 for water treatment facilities in Selangor

  Philippines...........  1997   Privatization of the metropolitan water and wastewater           5,700
                                 system for Manila

                                    BUSINESS

     Azurix, a Delaware corporation, is a global water company engaged in the business of acquiring, owning, operating and managing water and wastewater assets, providing water and wastewater related services and developing and managing water resources. Enron incorporated the company now called Azurix as a shell company on January 29, 1998. Azurix's first significant step was to acquire Wessex for $2.4 billion on October 2, 1998. Following our acquisition of Wessex, we began implementing our global business strategy.


     Our asset portfolio also includes interests in long-term water concessions in the Province of Mendoza, Argentina and in Cancun, Mexico. In addition, we acquired Philip Utilities on May 18, 1999 for $106.3 million. Philip Utilities provides operations and management, engineering, residuals management and underground infrastructure development services for municipal water and wastewater facilities in North America. On May 18, 1999, we were notified that, subject to final confirmation, we will be awarded an interest in a long-term water and wastewater concession in two regions of the Province of Buenos Aires, Argentina, at an aggregate price of $438.6 million. Except for the provincial government finalizing its review of the legality of our bid, which we expect to occur by mid-June 1999, there are no known contingencies to our being awarded an interest in this concession. On May 28, 1999, we entered into an agreement to acquire an interest in a company that provides water and wastewater related services in a portion of Mexico City, Mexico. We have made each of these investments through one or more subsidiaries, which will be our approach as we pursue our worldwide growth strategy.


     We are aggressively pursuing additional water and wastewater transactions in Europe, North America, Latin America, the Caribbean, the Middle East, Africa, Asia and the Pacific Rim. These include many of the upcoming privatizations identified in this prospectus and various privately negotiated transactions. We are also continually evaluating potential acquisitions of companies owning water and wastewater assets or providing water related services. The timing, size and success of any of these potential acquisitions cannot be predicted. The completion of any one of these acquisitions could have a significant impact on our business.

     Our experienced management team from Enron, Wessex and other water and wastewater systems, and multinational companies provides us with the experience necessary to compete successfully in the global water industry. We are transferring the skills that Enron has successfully applied in developing, financing, operating and managing the risks of energy infrastructure projects to our water business around the world. In addition, we are applying to our water business the operating, management and technical skills that our executives from Wessex and other companies have successfully used in operating and managing water and wastewater assets while providing high quality customer service. This management team competitively positions us to identify, evaluate, acquire, develop, finance and operate water and wastewater projects and services worldwide.

THE GLOBAL WATER INDUSTRY

     The global water industry includes the businesses of collecting, treating, storing and supplying drinking water, and of collecting, treating and disposing of wastewater and wastewater by-products. Public and private water companies serve industrial, commercial and residential customers. Azurix estimates that the global water industry has total annual revenues of approximately $300 billion. In addition, Azurix estimates that over $600 billion will be spent on worldwide water and wastewater infrastructure over the next decade.

     The ownership of water assets and the provision of water and wastewater services around the world remains highly concentrated in the public sector, typically at the municipal or community level. Major capital investment and increased efficiencies in the water sector are required by the following:

     - Increasingly stringent standards for water quality, wastewater services and environmental protection

     - The need to provide growing urban populations with safe drinking water supply and wastewater treatment systems

     - The aging of existing water and wastewater infrastructure

     Governments throughout the world frequently face budgetary constraints and often lack the technical and operational skills of private sector participants to address these issues efficiently. As a result, governments are increasingly turning to the private sector to address their water and wastewater infrastructure needs.

     Industrial companies also must comply with increasingly stringent standards for water quality, wastewater services and environmental protection. To meet the additional expense of complying with these standards and to reduce uncertainty in financing their operations, many industrial companies are beginning to outsource their water supply and wastewater requirements to third parties with the expertise to construct and operate their systems and provide services on a more efficient and cost effective basis. The ability to manage water resources and efficiently transport water to areas where water is scarce, including the delivery of drinking water to growing urban centers, is becoming increasingly important as well.

     As a result, we believe that significant opportunities exist for private sector participation in the water and wastewater industry. These opportunities include taking part in water and wastewater privatizations, providing water and wastewater related services to municipal and industrial water markets and developing and managing water resources.

  TREND TOWARD GOVERNMENT OUTSOURCING THROUGH PRIVATE SECTOR PARTICIPATION

     Following the trend of private sector participation in the natural gas, electricity and telecommunication industries, governments around the world are increasingly turning to the private sector to own, operate and manage their water and wastewater assets and services. According to World Bank statistics, between 1984 and 1990, developing countries awarded contracts for only eight water and wastewater projects to private companies, amounting to a total of $297 million. According to these same statistics, by the end of 1997, the cumulative level of private sector investment had increased to $25 billion. As of October 1998, according to Public Works Financing statistics, there were approximately 380 planned, funded or completed water and wastewater projects with private sector participation worldwide for a total estimated cost of approximately $74 billion.

     The following discussion summarizes some of the water and wastewater outsourcing arrangements that have been awarded to date and are expected to be upcoming in various regions of the world. For a more detailed description of the outsourcing arrangements that have been awarded to date, see "Government Outsourcing Through Privatization."

     EUROPE. The United Kingdom has privatized large portions of its water sector. French municipalities have long turned to the private sector to operate their water and wastewater systems. Several other European water and wastewater service providers are scheduled to offer major concessions or build-own-transfer or build-own-operate projects in 1999 and 2000. We believe that the pace of privatization may increase once these additional privatizations have occurred in Europe and the benefits of privatization are recognized. In addition, European Union directives are imposing higher water and wastewater standards on member countries and are requiring significant capital investment for compliance throughout the region. We believe that these countries will rely on the private sector to help fund these capital requirements. The following is a list of selected upcoming water and wastewater privatizations expected in Europe.

        SELECTED UPCOMING WATER AND WASTEWATER PRIVATIZATIONS -- EUROPE

COUNTRY                                                       PROJECT
-------                                                       -------
Bulgaria.............................  Sale of stock and concession for water and wastewater for Sofia

Czech Republic.......................  Sale of stock and concession for water and wastewater for Prague

Estonia..............................  Sale of stock for municipal system in Tallinn

Germany..............................  Sale of stock in a holding company that holds an interest in the water and wastewater company serving
                                       Berlin

Greece...............................  Concession for water and wastewater for Athens

Hungary..............................  Upgrade for water treatment and disposal plant in
                                       Dunavarsany

Italy................................  Sale of stock for water and wastewater for Rome

Italy................................  Privatization of water and wastewater for Puglia
                                       Region

Italy................................  Build-own-transfer project for wastewater facility at
                                       Porto Marghera outside Venice

Lithuania............................  Operations and management contract and concession for water for Vilnius

Poland...............................  Concession for water and wastewater for Poznan

Portugal.............................  Concession for water and wastewater for Cascais

Romania..............................  Sale of stock and concession for water and wastewater for Bucharest

Spain................................  Design and build water treatment plant at Palma,
                                       Majorca

Turkey...............................  Operations and management contract for wastewater services for Cesme-Alacaty

Turkey...............................  Construction of wastewater treatment plants in Seyhan and Yuregic

United Kingdom.......................  Private sector participation in the Ministry of
                                       Defence's water and wastewater assets

     NORTH AMERICA. In the United States, approximately 80% of the population is currently served by approximately 24,000 government owned and operated water authorities. Although the U.S. market shows significant potential for concessions or asset sales because so small a percentage of the population is served by private water companies, few municipalities have used these approaches. Many municipalities have been reluctant to give up ownership of their water and wastewater systems and access to tax exempt financing. Thus, in the U.S. market, governments typically enter into public/private partnerships in which private parties make equity investments in partnership with local water and wastewater companies or provide lower-cost outside capital sources to fund infrastructure requirements and growth opportunities. Governments are also outsourcing the operation of their water and wastewater assets to private parties.

     The key factors contributing to these outsourcing decisions are:

     - Increased regulatory and environmental requirements contained in the Safe Drinking Water Act and the Clean Water Act

     - Deteriorating water and wastewater infrastructures within the nation's largest urban areas

     - New technologies designed to improve water and wastewater solutions with a minimal environmental impact

     - Significant capital requirements to meet these needs, estimated by the U.S. Environmental Protection Agency to be approximately $275 billion for water and wastewater infrastructure over the next 20 years

     The following is a list of selected upcoming water and wastewater privatizations expected in North America.

     SELECTED UPCOMING WATER AND WASTEWATER PRIVATIZATIONS -- NORTH AMERICA

STATE                                                         PROJECT
-----                                                         -------
California...........................  Contract for construction project manager for water capital improvements in San Francisco

Florida..............................  Design, build and operate water treatment plant for
                                       Tampa Bay Water

Georgia..............................  Build-own-operate-transfer of wastewater system in
                                       Atlanta

Illinois.............................  Build-own-operate biosolids processing facility in
                                       Chicago

New York.............................  Privatization of wastewater system in Buffalo

New York.............................  Privatization by Army Corps of Engineers of water and wastewater at Ft. Hamilton

Tennessee............................  Contract for operation and maintenance of the water system currently serving most of Chattanooga

Texas................................  Regionalization of water supply in El Paso

Texas................................  Design, build and operate water treatment plant for
                                       Houston

Washington...........................  Design, build and operate project for Cedar River water treatment plant in Seattle

Washington D.C. .....................  Privatization of water treatment plants

     LATIN AMERICA AND THE CARIBBEAN. The pace of infrastructure privatizations in Latin America and the Caribbean has accelerated since the first electricity privatizations took place in Chile during 1982. Since then, privatizations of electricity, natural gas and telecommunications assets have occurred in parts of Argentina, Brazil, Chile, Colombia, the Dominican Republic, El Salvador, Guatemala, Panama and Peru, among other countries. To date, privatizations of water and wastewater systems have occurred in Argentina, Brazil, Bolivia, Chile, Colombia and Mexico and are scheduled in many other countries, including the Dominican Republic, Ecuador, Panama and Venezuela. The following is a list of selected upcoming water and wastewater privatizations expected in Latin America and the Caribbean.

 SELECTED UPCOMING WATER AND WASTEWATER PRIVATIZATIONS -- LATIN AMERICA AND THE
                                   CARIBBEAN

       COUNTRY                                    PROJECT
       -------                                    -------

Argentina............   Construction of aqueduct in Cordoba

Argentina............   Concession for water and wastewater in Tucaman Province

Bolivia..............   Concession for water for Cochambamba

Brazil...............   Privatizations of state water and wastewater systems in each of the following states: Parana, Sao Paulo, Rio Grande do
                        Sul, Bahia, Mato Grosso do Sul, Amazonas, Rio de Janeiro,
                        Santa Catarina and Espirto Santo

Chile................   Sequential sale of controlling stakes in 12 remaining
                        regional water and wastewater systems including Santiago,
                        Concepcion, Puerto Montt and Rancagua

Colombia.............   Concession for water and wastewater for Monteria

Dominican Republic...   Institutional strengthening and rehabilitation for country's three principal water and wastewater service providers

Ecuador..............   Concession for water and wastewater for city of Guayaquil

Guatemala............   Build-own-transfer project for water supply wells in
                        Guatemala City

Panama...............   Concession for countrywide water and wastewater system

Peru.................   Construction of wastewater treatment plant in Lima

Venezuela............   Rehabilitation of Caracas water system

Venezuela............   Privatization of Fajardo water system in Miranda State

Venezuela............   Concession for water and wastewater in Margarita Island

     MIDDLE EAST AND AFRICA. Many Middle Eastern and African countries are faced with acute water shortages. As a result, several Middle Eastern countries are seeking private development of major transportation or treatment projects, which may include build-own-transfer projects for pipelines, canals and treatment plants. Although privatization is not widespread in Africa, there are exceptions. Cote d'Ivoire, while still a French colony, granted a long-term concession to a French-owned company. A majority of the concessionaire is now owned by public stockholders. The following is a list of selected upcoming water and wastewater privatizations expected in the Middle East and Africa.

SELECTED UPCOMING WATER AND WASTEWATER PRIVATIZATIONS -- MIDDLE EAST AND AFRICA

COUNTRY                                             PROJECT
-------                                             -------

Egypt...................  Build-own-transfer project for water transmission and treatment system for area of Suez Gulf and East Cairo

Israel..................  Tender for wastewater treatment plants in Beersheeva
                          Municipality

Jordan..................  Build-own-transfer project for water pipeline to Amman

Kuwait..................  Build-own-transfer project for wastewater treatment plant for Sulaibiya

Lebanon.................  Build-own-transfer project for water pipeline and water treatment plant for Beirut as part of the national plan for water privatization

Morocco.................  Concession for water and wastewater system for Tangiers

Tunisia.................  National plan for water privatization in advanced stages;
                          each city is able to independently arrange for privatization and many are actively doing so

     ASIA AND THE PACIFIC RIM. In Asia, the recent financial crisis and ongoing economic uncertainty may be limiting private investment in the water sector. Prior to the economic downturn in Asia, water concessions had been granted in Indonesia, Malaysia and the Philippines. In China, municipal water agencies have entered into build-own-transfer arrangements with Western companies for water or wastewater treatment plants through auctions and negotiation. The following is a list of selected upcoming water and wastewater privatizations expected in Asia and the Pacific Rim.

 SELECTED UPCOMING WATER AND WASTEWATER PRIVATIZATIONS -- ASIA AND THE PACIFIC
                                      RIM

COUNTRY                                              PROJECT
-------                                              -------

Armenia.................   Operations and management contract for water and wastewater for Yerevan

China...................   Joint venture for Beijing No. 10 water treatment plant

China...................   Build-own-transfer arrangement or joint venture for water
                           and wastewater system for Xunchang, Sichuan Province

Georgia.................   Concession for water and wastewater for Tblisi

India...................   Build-own-transfer project for water treatment plant in
                           Haldia

India...................   Privatization of water treatment plant for Delhi
India...................   Design and build water supply projects in large and medium towns in state of Orissa

Nepal...................   Operations and management contract for water supply and
                           wastewater collection services to Kathmandu Valley

  OUTSOURCING OPPORTUNITIES IN THE MUNICIPAL AND INDUSTRIAL SERVICES MARKETS

     We believe that municipal governments and industrial companies in North America and Western Europe, in particular, will increasingly seek to outsource the management of their water and wastewater systems to private parties with the operating experience and capital to provide reliable services, to comply with more stringent regulatory requirements for water quality and environmental protection and to reduce uncertainty in financing these operations. To comply with stricter environmental and drinking water quality standards, municipalities will incur increased labor costs for treatment, higher monitoring and equipment maintenance costs and increased costs of disposing of biosolids. Federal funding grants to help municipalities meet their financial needs have declined over time, leaving municipal wastewater authorities facing serious budgetary challenges. Private sector outsourcing can include any combination of design, financing, construction, ownership or operation of a facility; administrative services such as metering, billing, collection or maintenance; and applying process engineering technologies such as biosolids filtration, clarification, purification, separation, drying and disposal.

     Industrial companies are also experiencing rising costs related to their water and wastewater needs. The chemical, refining, pharmaceutical, high technology, food and beverage, paper and pulp, steel, automobile and energy industries have large water supply and wastewater treatment requirements. These industries require pure water for their operations and produce effluents that must be treated before being released into normal wastewater systems or being discharged directly into the environment. Most industrial wastewater needs to be pre-treated and environmental laws prohibit the direct discharge of wastewater into the environment without a permit. Many industries treat and dispose of their own wastewater because the relatively concentrated wastes from these industries frequently cannot be discharged into the public sewer system and on-site treatment is usually less expensive.

     These industrial companies must invest large amounts of capital in their water and wastewater treatment and distribution assets. By outsourcing the management of these assets to third parties, these companies may reduce the uncertainty associated with expenditures required by changes in water quality standards and environmental regulations. Obtaining landfill, storage and incineration capacity to dispose of the residue from the wastewater treatment process is a major component of providing industrial wastewater services, and may involve procuring long-term capacity of specially lined or hazardous waste landfills.

     The services to be provided to municipal and industrial customers generally fall into three main categories:

     OPERATIONS, MANAGEMENT AND ENGINEERING. Over the past few years, large cities and industrial companies have reduced costs by outsourcing the design, construction, operation or maintenance of their water and wastewater assets to private sector service providers. Many of these service providers have consolidated and the market is much less fragmented than either the residuals management or the underground infrastructure markets. Consequently, competition for major contracts for the largest cities in the United States has been significant. Although some companies have focused on providing services to small to medium sized municipalities and large industrial firms, many of these companies lack the financial capacity or risk management capability to purchase water and wastewater assets from their industrial customers or to qualify on their own as the operators and managers of their customers' facilities. According to the May/June 1998 issue of Environmental Business Journal, the fees associated with providing contract operations and consulting, design engineering and maintenance services to customers in the municipal and industrial markets in the United States are estimated to have exceeded $5.5 billion for 1997, and are expected to continue to grow.

     RESIDUALS MANAGEMENT. Managing the biosolids that result from municipal and industrial wastewater represents a large component of the cost of wastewater treatment. Increasingly stringent effluent discharge standards are resulting in a significant increase in the quantity of residuals. At the same time, environmental regulations are limiting waste disposal options. For example, ocean dumping of biosolids has been banned in the United States and the European Economic Area, increasing costs for managing residuals in these regions. In addition, environmental regulations are requiring firms to provide beneficial reuse solutions. Incineration, landfilling, land application and producing compost are becoming the only
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

available disposal options in many countries and have inspired a number of new disposal and reuse technologies. These options are themselves the subject of increasingly stringent environmental regulation. Certain applications can turn biosolids from waste into a substance that can be sold as soil conditioner or that can be burned as fuel. These technologies create a product with market value and provide an environmentally attractive alternative to the increasingly expensive and scarce disposal options of incineration and landfilling.

     Residuals management companies provide services to local and state agencies, municipalities and private companies. Specific services include the transportation, treatment, site monitoring, disposal and environmental regulatory compliance services associated with biosolids and wastewater disposal. These companies provide a variety of residuals management options to prospective customers who seek alternative methods of biosolid treatment. Not all methods can be profitably and practically applied in all geographic areas due to the specific nature of the terrain and agriculture in the region and the local biosolid content.

     We estimate that 55% of biosolids produced in the United States are recycled, and we anticipate that recycling of biosolids will continue to grow over the next decade. As recycled uses of biosolids continue to increase, we believe that larger and more sophisticated companies will have opportunities to create value through economies of scale and scope by providing new solutions to these problems.

     UNDERGROUND INFRASTRUCTURE REMEDIATION AND DEVELOPMENT. We estimate that over half of the approximately $275 billion of capital that the EPA estimates will be spent in the United States during the next 20 years will be spent on repairing, replacing and developing the nation's underground water and wastewater infrastructure.

     Much of the cost associated with the repair, replacement and development of underground infrastructure is attributable to the lost revenues resulting from the disruption of service associated with open cut excavation. During the past decade, advances in the oil and natural gas industry have been used in the water industry, enabling the repair of underground infrastructure without open cut excavation. Trenchless technologies such as horizontal drilling, tunneling, grouting and pipe lining enable the repair and replacement of water infrastructure with a fraction of the disruption associated with traditional open cut excavation.

     Currently, small local civil engineering firms and contractors perform most of the trenchless underground infrastructure work. As the size of these projects grows and the capital requirements and sophistication of these newer technologies increase, we believe larger, better capitalized and more sophisticated firms who hold experience in the oil and gas industry will have a competitive advantage in obtaining this business. We expect that the underground water and wastewater infrastructure market for the municipal market in the United States will grow during the next decade.

  WATER RESOURCE DEVELOPMENT AND MANAGEMENT

     We believe that the management of aquifers and other water resources and the storage and transportation of water offer important opportunities for business development. In many regions of the world, such as parts of North and South America, the Middle East and many island nations, lack of abundant water resources is a critical issue. Governments, which historically have been responsible for developing and managing water resources, are now seeking private sector assistance to address their water resource issues due to the operational, technical and financial expertise required to operate, build and fund these capital intensive projects.

     In many countries, including the United States and China, water consumption is mainly driven by patterns of population movements and industrial and urban development. In parts of the United States, increases in water demand resulting from large population shifts to the sunbelt, multi-year droughts and irrigation-intensive agriculture have resulted in consumption that exceeds the natural rate of replenishment. This has led to large scale diversions of surface water through dams and reservoirs and to diminished groundwater supply. In China, rapid economic growth in the Southern provinces (notably the Guandong

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

and the Shanghai areas) has significantly increased demand for water. Drinking-quality water now used in agriculture may need to be diverted to population centers.

     In light of these factors, industry participants are focusing new efforts on means of extracting, managing, storing and transporting water resources as efficiently as possible. The large amount of capital required and the inability of local governments to fund these needs compound the difficulties in developing and managing water resources. Transporting water over long distances to urban areas requires canals, aqueducts, underground pipelines and/or pumping stations. These are typically large infrastructure projects requiring significant development, construction, operational and financial expertise.

  COMPETITION

     Participants in the global water market face significant challenges, including qualifying for the bidding process, obtaining and demonstrating operating experience and management depth, accessing capital, obtaining and demonstrating expertise in managing international infrastructure projects, identifying and evaluating transactions and assessing and mitigating risks, especially operational, political and regulatory risks. As a result, only a small number of companies currently compete globally in the water and wastewater privatization market.

     Two French companies, Suez Lyonnaise des Eaux and Compagnie Generale des Eaux, a subsidiary of Vivendi, currently are recognized as the leading competitors in the international water and wastewater market. According to Suez Lyonnaise des Eaux, it serves an aggregate population of approximately 77 million for water and 52 million for wastewater. According to Vivendi, Compagnie Generale des Eaux serves an aggregate population of approximately 80 million for water and 30 million for wastewater. These two companies are significantly larger than the next group of international competitors, the largest of which serves an aggregate population of approximately 32 million. These smaller competitors include privatized water and wastewater companies from the United Kingdom and some smaller French and Spanish companies. We are a new competitor in the international water and wastewater market, and we currently serve an aggregate population of approximately four million. Some construction companies also bid on water and wastewater projects, more often on build-own-transfer projects than on concessions.

     In the United States, the water and wastewater industry is highly fragmented, with over 55,000 public and private water entities serving approximately 90% of the nation's population. Of this number, approximately 31,000 are investor owned and the rest are publicly owned, generally by local municipalities. Most of these entities serve only a single community or region. Only eight publicly traded water and wastewater companies have market capitalizations over $200 million, and only three have market capitalizations over $500 million. Several of these publicly traded companies have become active consolidators by acquiring the small private and public investor owned utilities that operate in markets contiguous to or near their own. Of the three largest consolidators, none has more than a 3% market share in the United States, and these three combined serve only 6% of the nation's customers. In addition, several electric utilities have begun to acquire municipally owned water distribution companies in the United States. Many companies compete in the United States for municipal service contracts and industrial outsourcing opportunities, including subsidiaries of the French and U.K. water companies.

     In the United Kingdom, the water industry has achieved approximately 98% population coverage. The 10 water and wastewater authorities in England and Wales were privatized in 1989 to form 10 water and wastewater companies operating in geographically discrete regions. Wessex has a virtual monopoly over water supply and wastewater services in its licensed region, with the exception of the cities of Bristol and Bournemouth and a small area of rural Wiltshire, where three companies provide water and Wessex provides wastewater services. There is some limited direct competition. For example, other companies may apply to the industry regulator for a so-called "inset appointment" to serve particular areas within Wessex's or any other licensee's service area. Inset appointments may be granted for the supply of water and wastewater services to Wessex's customers using in excess of 250 megaliters of water per year. Inset appointments may also be granted for "greenfield sites," which are areas previously not served by existing companies, or where an incumbent water company consents to change its boundary to allow part of its area to be transferred to another company or potential company. Historically, very few inset appointments have been granted in England and Wales. This may change in the future as the U.K. Government and the Director General of Water Services seek to increase competition. The Director has announced a future work program that includes new initiatives to extend competition. These include lowering the threshold for inset appointments, promoting competition in new connections, facilitating common carriage and use of competition law powers. Wessex does have one inset appointment within its territory resulting from the privatization of water supply activities formerly provided by the Ministry of Defence. Wessex chose not to pursue this project because of unacceptable contract terms. The Chancellor of the Exchequer announced in March 1999 that the Government intends to study ways to increase competition in the United Kingdom's water sector. We cannot predict what changes, if any, the Government will adopt to promote competition. See "-- Existing Azurix Assets -- Wessex" and "Regulatory Matters -- U.K. Regulatory Matters -- Changes to Regulatory Regime."

OUR COMPETITIVE STRENGTHS

     We have several competitive strengths that should enable us to compete successfully in the global water industry.

  EXPERIENCED MANAGEMENT AND BUSINESS DEVELOPMENT TEAMS

     Although our company was recently formed, we have a group of experienced managers from long-established companies, including Enron, other multinational companies, Wessex and other water and wastewater companies. Our management team has extensive experience in competing for, developing and operating infrastructure projects worldwide and years of experience in managing water and wastewater companies primarily in the United Kingdom and also in the United States. Many of our executives were actively involved in developing and managing natural gas and power projects for Enron in the United States and around the world. Enron is one of the world's leading integrated natural gas and electricity companies with a market capitalization of approximately $28 billion. Rebecca Mark, chairman and chief executive officer of Azurix and a vice chairman of Enron, leads the Azurix team in implementing its global water strategy. During her tenure at Enron, Ms. Mark was responsible for the successful development of natural gas and power projects worldwide. Beginning with Enron's first international power project in Teesside, England in 1989, Ms. Mark led the team that developed gas and power projects around the world with total estimated capital costs exceeding $10 billion.

     Our senior executives are complemented by a group of experienced business developers who identify opportunities in the global water industry. We believe that the collective experience of our management and business development teams will enable us to compete successfully for public tenders. Since our formation, we have qualified for bidding on numerous pending privatizations in Europe, Latin America and the Middle East. Of the 14 privatizations in which we have actively participated, only one final award has been made. In this bid for the concession in Valparaiso, Chile, we were second to the winning bidder. We were recently notified that, subject to final confirmation, we will be awarded concessions for two regions of the Province of Buenos Aires, Argentina. We were one of the three finalists for the partial privatization of the Berlin, Germany water and wastewater system. On June 7, 1999, we were notified that one of the other finalists was selected as the preferred bidder, subject to approval by the Parliament of the state of Berlin, Germany. In addition, we have successfully identified and closed the privately negotiated Cancun and Philip Utilities transactions and negotiated the pending acquisition in Mexico.

     Our management team will build upon its extensive experience and knowledge from Enron, Wessex, other water and wastewater systems and other multinational companies to provide us with the necessary skills to compete effectively in the global water industry. Although most of our management team's experience in the water and wastewater industry has been primarily in the United Kingdom and the United States, we believe that our management team has the requisite operating experience and management depth to identify and evaluate potential water and wastewater projects, to qualify for bidding on projects in many countries throughout the world, to access capital and to develop and manage projects. Our management team has the ability to:

     - Mobilize the array of resources needed to enter competitive bids for concessions tendered in privatizations

     - Develop projects requiring construction of new facilities in developed and emerging countries

     - Meet the challenges of "fast-track" projects to be brought on-line within 12 to 18 months

     - Execute major acquisitions

     - Operate regulated companies, including managing their tariff and other regulatory issues

     - Apply innovative financing and risk management strategies in markets worldwide

     We expect to apply many of the same disciplined techniques to analyze projects and mitigate risks that Enron has developed in its own worldwide activities. In identifying and quantifying the risks and value of a transaction, these processes require an analysis of the engineering, operational, regulatory, financial, economic, structural, legal, insurance, tax and accounting implications of the transaction. These analytical skills will competitively position us in the identification, evaluation, development, financing and acquisition of worldwide water and wastewater projects and in the provision of associated services.

  WESSEX OPERATING EXPERIENCE AND TECHNICAL EXPERTISE

     From Wessex, we have obtained the operating experience, research skills and technical expertise necessary to evaluate potential water projects, to qualify for bidding on water projects in many countries throughout the world, to build transition and operating teams for new acquisitions and to manage existing and new water assets. Wessex supplies approximately 400 million liters of water per day to a population of approximately 1.1 million and treats on average 484 million liters of wastewater per day from a population of approximately 2.5 million. In December 1998, the water industry regulator for England and Wales rated Wessex the most efficiently operated privatized water and wastewater company. Wessex's management team has been in place since the privatization of the U.K. water industry in 1989. For a discussion of Wessex, see "-- Existing Azurix Assets -- Wessex."

     Wessex uses advanced treatment techniques, increased automation of operations and services and state-of-the-art control and monitoring systems that are designed to ensure consistently high standards at low cost. Since its privatization, Wessex has improved levels of quality and standards of service, providing reliable water supplies without requiring any water usage restrictions. It has delivered this high quality service while reducing operating costs and delivering capital improvements below budgeted amounts. In addition, Wessex has developed extensive performance data that will be used for benchmarking purposes in Azurix's operations around the world.

     We will also benefit from Wessex's experience with meeting mandated capital expenditure targets through the use of standard designs, the cost-effective management of major projects and in-house process and concept design. In addition, the use of local contractors and detail designers as well as appropriate technology and efficient procurement are key factors in capital expenditure management that have benefited Wessex in the past. During the 1990s, Wessex has successfully managed a $2.0 billion investment program on time and below the price allowed by regulation. Current regulatory reports show Wessex as having among the lowest unit costs and achieving the second highest return on capital of the water and wastewater companies in the United Kingdom.

     We will apply Wessex's operational and capital expenditure management skills in our global water business. We believe many of these skills are transferable to other water and wastewater assets or services we will acquire or manage.

  REGULATORY AND GOVERNMENT AFFAIRS EXPERTISE

     Our management team has extensive experience in working with regulators and other governmental agencies. For example, our executives include:

     - The executive and regulatory team from Wessex, which has operated for 10 years in the U.K.'s privatized water sector

     - The former general manager of the Metropolitan Water District of Southern California, which through its 27 member public agencies provides almost 60% of the water used by nearly 16 million people living in portions of Los Angeles and southern California

     - A director of the Azurix regulatory team, who has 25 years of regulatory experience in electricity, gas and water, both in the United States and internationally

     - Executives and lawyers who have worked on private projects and distribution systems in the gas and electric sectors in Argentina, Brazil, China, Colombia, Croatia, Germany, India, Italy, Malaysia, the Philippines, Poland, the United Kingdom and the United States, among other countries

These members of our management team have extensive government affairs experience and have often been involved in building relationships with local and national governments and advising these governments on how to structure their privatization process and regulatory regime to encourage foreign investment. In some cases, they have direct experience in the countries and even the regions or municipalities where we will pursue projects and operate assets, sometimes working with the same governmental officials who may make decisions regarding water and wastewater privatizations.

     As governments around the world turn to the private sector to fill their water needs, they will draw on examples of successful privatizations in the water sector elsewhere and, if applicable, in gas and electric sectors in their own country. For example, the United Kingdom's privatizations of its electric and gas sectors already has served as a model for many countries' privatizations of those sectors, specifically, Argentina, Brazil, Chile and Colombia. We believe governments will look to the U.K. model in water as well, and through Wessex we are very familiar with that regime. For example, the ongoing water privatization in Chile follows a national regulatory regime like the United Kingdom, which adheres to the principles of incentive-based regulations. Although the methods of calculating rates of return are slightly different, the core principles remain the same. As another example, highly successful build-own-transfer projects and privatizations of gas and electric distribution networks have occurred in Argentina, Brazil, China, Colombia, Germany, Eastern Europe, India and the Philippines. As those countries look for precedents in water and wastewater, they will turn to many of the projects and systems on which our executives previously have worked.

     Although we believe that the regulatory and government affairs expertise demonstrated by our management team in electricity and gas is transferable to water and wastewater privatizations, there are some differences between the sectors. Because water is an essential good affected by health, safety and environmental issues, regulation of water is more influenced by socioeconomic and welfare pressures than electricity and gas regulation. In addition, water and wastewater utilities are typically vertically integrated natural monopolies, often owned by a public entity, and subject to greater regulation than electric and gas utilities which are more often privately held and subject to greater competition. Finally, water and wastewater businesses are more often regulated at a local or regional level, as compared to national regulation, than electricity and gas. Despite these differences, we believe that the experience of our management team in the fundamental aspects of regulation and privatization is transferable to water and wastewater privatizations.

  FINANCING EXPERTISE

     Access to capital is essential in the global water business due to its significant financial requirements. We plan to employ sophisticated financing techniques and instruments similar to those successfully used by members of our management team in other infrastructure-intensive businesses. Our executives have
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

experience in raising large amounts of capital through the capital markets and through innovative financing structures. In addition, the team brings experience in attracting private equity capital and using this capital to enhance the borrowing capacity of our projects and to achieve greater returns for equity holders. In financing a project through debt, we may enhance returns by placing a portion of the debt at the level of the holding company created to own a particular concession or facility. As our portfolio grows and matures, we also intend to enhance our equity returns and reduce overall risk exposure through opportunistic sales of all or a portion of individual assets or investments. In addition, our management has experience in applying financing techniques familiar to the domestic infrastructure market, such as leveraged leases, to international markets.

     Many of our executives have developed extensive contacts and experience in the global financial market. We intend to work together with multilateral agencies such as the World Bank, International Finance Corporation, the Inter-American Development Bank, the European Bank for Reconstruction and Development and the Overseas Private Investment Corporation.

     We intend to apply our financial expertise and skills to the global water industry to lower the cost of capital for our projects and acquisitions.

OUR BUSINESS STRATEGY

     Our business strategy is focused on three complementary areas in the global water industry:

     - Acquiring, owning, operating and managing water and wastewater assets

     - Providing water and wastewater related services, including operations, management and engineering, residuals management, and underground infrastructure development and remediation services

     - Developing and managing water resources

     Our participation in each of these areas should allow us to satisfy the needs of a full spectrum of water and wastewater customers. The particular characteristics of each market as well as customer needs that vary by region and market will drive our approach to developing these business lines and providing creative solutions to water and wastewater needs in those markets.

  ACQUIRING, OWNING, OPERATING AND MANAGING WATER AND WASTEWATER ASSETS

     ACQUIRING WATER AND WASTEWATER ASSETS. We intend to build a diversified portfolio of water and wastewater assets, including both established businesses with stable returns and concessions and projects in emerging markets with significant development requirements and potential for growth and enhanced returns. We intend to consider acquisitions of privately owned water and wastewater assets throughout the world with predictable contractual or regulated revenue streams that will complement our portfolio and strengthen our competitive position in the global water industry.

     We intend to acquire water and wastewater assets through participation in public tenders and privately negotiated transactions throughout the world, including Europe, North America, Latin America, the Caribbean, the Middle East, Africa, Asia and the Pacific Rim. As the trend toward privatization continues, we expect new opportunities to materialize around the world. See "-- The Global Water Industry -- Trend Toward Government Outsourcing Through Private Sector Privatization."

     We intend to target opportunities where there is potential for increased returns and where we can draw on the experience of our management team in regulatory and rate case analysis, political risk assessment, country-specific project development and water infrastructure operation. In some instances, we may join with other parties, including local entities, in acquiring or bidding on assets. We will evaluate potential projects and acquisitions based on a variety of financial, strategic, regulatory and operational factors and utilize our sophisticated financial, legal and tax analysis capabilities to determine the appropriate acquisition and ownership structure designed to minimize risks. From inception, the analysis of potential acquisitions will be staffed by our employees with assistance from affiliated companies and external experts as needed. We expect to work with Enron's extensive network of offices and businesses around the world in identifying and pursuing potential water and wastewater and service opportunities.

     We carefully evaluate each project to assess its value. First, we conduct a due diligence review, identifying and quantifying the specific risks of the transaction. We then measure and manage these risks by preparing a detailed financial projection containing elements that we believe may affect the project materially throughout its economic life. We forecast inflation rates and, where applicable, changes in foreign exchange rates. We test projections for debt capacity, terms and rates along with an evaluation of local and world financial markets to assure the accuracy of our assumptions relating to capital costs. We quantify all other assumptions from the internal and external team of experts to forecast costs and revenues in the transaction. We then run multiple simulations, testing for various sensitivities and producing an analysis of the return on capital, adjusted for the risk of the specific project.

     Each of Azurix Europe and Wessex is a party to various credit facilities and loan agreements with restrictive covenants. We do not believe that these existing credit facilities will impair our ability to carry out our business strategy. Although the senior credit facility places restrictions on Azurix Europe's ability to engage in mergers, acquisitions or asset sales, it does not place any such restrictions on Azurix. This senior credit facility specifically permits Azurix Europe to lend funds to other subsidiaries or affiliates of Azurix for the purpose of making investments in, or acquisitions of, water or wastewater related assets or businesses around the world. In addition, the other existing credit facilities and loan agreements do not prohibit Azurix from engaging in mergers, acquisitions or asset sales. These agreements do not hinder Azurix's ability to incur indebtedness at the Azurix level or incur project specific indebtedness with the borrowing capacity generated from the cash flows of future acquisitions. See "Description of Indebtedness -- Indebtedness of Azurix Europe."

     Enron and Azurix have entered into a business opportunities agreement that limits the businesses that we may pursue. The agreement allows us, only with Enron's consent, to engage in businesses outside the water and wastewater industries, or in which water and wastewater is not expected to generate the major component of value. This agreement thus limits our ability to pursue potentially profitable ventures that are not clearly in the water and wastewater sector, even though those opportunities come to our attention on account of our activities in water and wastewater. See "Transactions with Enron, Atlantic Water Trust and Marlin Water Trust -- Agreement Regarding Business Opportunities and Related Matters."

     OWNING, OPERATING AND MANAGING WATER AND WASTEWATER ASSETS. To ensure a smooth transition and to introduce more efficient working practices in the concessions and businesses we acquire and the start-up of new facilities we construct, we will send specialist transition teams of experienced staff with a full range of skills. Existing employees of Wessex, including over 300 engineers, scientists and other specialists, will be made available to operate our assets, especially during critical periods of takeover or start-up. We intend to use the systems and working methods that Wessex successfully employed to increase productivity and reduce costs.

     Following an acquisition of a water or wastewater asset, we intend to:

     - Enhance income by extending services and increasing operating revenues

     - Reduce operating costs and capital expenditures through better management and procurement strategy

     - Increase efficiency through the use of technology and management information systems

     - Apply innovative financing techniques and sound financial and risk management techniques

     Revenue Enhancements. Water and wastewater systems offer many opportunities to increase operating revenues. For example, we might expand the number of customers connected, while more efficiently managing the capital expenditures required to serve them. New customers could result from inherent population growth or migration to urban areas in the service territory. Another operating revenue enhancement is the effective use of water meters. Many water systems around the world do not use water meters. By installing meters where appropriate, we could track water demand more effectively and allocate water resources and service teams more efficiently. Where permitted, we will shorten billing periods, which expedites receipt of operating revenues and increases their collectibility. We will also apply more sophisticated billing technology to assure that customers are being billed and delinquent accounts are being pursued. Through improved service and better community relations, we expect to reduce uncollectibles.

     Cost Containment Strategies. Our experience at Wessex helps us identify ways to control expenditures in operating our water and wastewater systems and facilities worldwide. These techniques are highly transferable from one location to another. In particular, we intend to:

     - Use sophisticated tracking and monitoring equipment to reduce water losses from leakage and theft

     - Reorganize the workforce to improve productivity

     - Procure equipment, chemicals and ancillary services more cost effectively

     - Shorten construction periods

     We expect that these value-added strategies will allow us to realize attractive returns on our global water industry investments. Whether responding to a tender or negotiating a contract directly, we expect to combine our experience from the concessions and projects we already have with our financing skills to offer a highly competitive price and, once we acquire an asset, to serve our customers efficiently and effectively.

  PROVIDING MUNICIPAL AND INDUSTRIAL SERVICES

     We intend to provide a broad range of cost-effective services to owners of water and wastewater systems in governmental, commercial, industrial and agricultural markets around the world through innovative technological, environmental and financial solutions.

     Our water related services business will target municipal and industrial customers, initially in the United States and Europe, that are seeking to outsource the management of their systems. These customers generally desire a service provider with the operating experience and capital to provide reliable water supply and wastewater treatment services and the ability to comply with more stringent regulatory requirements for water quality and environmental protection. The current market has few operators that manage a large number of diverse assets and thus have the skills to compete effectively. By consolidating contracts for operation and management of treatment facilities and management of biosolids disposal or reuse through acquisition and growth, we can achieve economies of scale and operational efficiencies in this business that will allow us to compete more effectively.

     Furthermore, by offering operations, management and engineering, residuals management and underground infrastructure remediation and development services, we believe that we will position ourselves to capitalize on privatizations as they occur. Providing a full range of services represents our primary method for consolidating municipal outsourcing activities, promotes access to a full range of governmental clients and allows municipalities to explore all their options from outsourcing services to full privatization of their systems. Working with municipal clients will also allow us to understand local markets and identify attractive systems for acquisition.

  DEVELOPING AND MANAGING WATER RESOURCES

     We believe the growing demand for drinking water has generated a need for better management of water resources. We believe that there are significant capital, technical and operational needs for this area of the water industry and that governments are increasingly turning to the private sector to manage and meet these needs. Wessex has recently commenced a trial of aquifer storage and recovery, which involves injecting drinking water into deep aquifers that act as natural underground reservoirs. Water put into the aquifer at times of low demand can be stored for months or years, to be used when demand is high. In addition, we are pursuing build-own-transfer projects for long-distance pipelines, aqueducts and reservoirs in the Middle East and other projects to extract water in Latin America.

EXISTING AZURIX ASSETS


     The following table details operating revenues, operating income (loss) and identifiable assets by geographic area for Azurix for the periods indicated:


                                                      JANUARY 29, 1998              AT
                                                             TO                DECEMBER 31,
                                                     DECEMBER 31, 1998             1998
                                                 --------------------------    ------------
                                                 OPERATING      OPERATING      IDENTIFIABLE
                                                 REVENUES     INCOME (LOSS)       ASSETS
                                                 ---------    -------------    ------------
                                                               (IN MILLIONS)
U.S. ..........................................   $   --         $(14.7)         $    4.3(1)
England........................................    112.5           60.5           2,393.5
Switzerland....................................      7.2             --               9.3
Argentina......................................       --           (0.2)             73.6
                                                  ------         ------          --------
          Total................................   $119.7         $ 45.6          $2,480.7
                                                  ======         ======          ========

                                                                                    AT
                                                     THREE MONTHS ENDED         MARCH 31,
                                                       MARCH 31, 1999              1999
                                                 --------------------------    ------------
                                                 OPERATING      OPERATING      IDENTIFIABLE
                                                 REVENUES     INCOME (LOSS)       ASSETS
                                                 ---------    -------------    ------------
                                                               (IN MILLIONS)
U.S. ..........................................   $   --         $(13.6)         $   32.3
England........................................    111.0           53.5           2,373.7
Switzerland....................................      5.9           (0.5)              8.9
Argentina......................................       --           (0.2)             73.9
Mexico.........................................       --             --              13.5
                                                  ------         ------          --------
          Total................................   $116.9         $ 39.2          $2,502.3
                                                  ======         ======          ========

---------------

(1) Amount represents leasehold costs and capitalized transaction costs on active transactions.

     The following table represents the operating revenues contributed by each of the service categories of our business for the periods indicated, although all of the operating revenues occurred after the date of the Wessex acquisition:

                                                     JANUARY 29, 1998     THREE MONTHS ENDED
                                                   TO DECEMBER 31, 1998     MARCH 31, 1999
                                                   --------------------   ------------------
                                                                 (IN MILLIONS)
Water supply.....................................         $ 35.0                $ 34.0
Wastewater services..............................           73.1                  71.6
Residuals management.............................            7.2                   5.9
Other............................................            4.4                   5.4
                                                          ------                ------
          Total..................................         $119.7                $116.9
                                                          ======                ======

  WESSEX

     Wessex's principal business is providing water supply and wastewater services in southwestern England through Wessex Water Services Ltd., a wholly owned subsidiary. In December 1998, the Office of Water Services, the industry regulator for England and Wales commonly called Ofwat, published its assessment of relative operating efficiency, which showed Wessex as the most efficiently operated water and wastewater company under its supervision. Ofwat also has recognized Wessex for providing among the highest overall standards of service of water and wastewater companies in the industry. Independent research shows that over 90% of Wessex's customers consistently rate its service as "excellent" or "good." During the 1990s, Wessex has successfully managed a $2 billion investment program on time and below the price allowed by regulation. Wessex's other principal subsidiary is SC Technology, which conducts business as Swiss Combi and designs, sells and operates biosolid drying plants.

     Much of Wessex's success in delivering high standards efficiently is due to investment in and application of the latest technology. Sophisticated control and planning systems have largely eliminated the need for Wessex's 2,500 installations to be permanently manned. Instead, water supply and wastewater treatment collection and distribution systems can all be monitored from one central base. Regular maintenance and response to customer requests or emergencies are handled through an integrated planning and management system that ensures rapid response in the most efficient manner.

     WESSEX WATER SERVICES. Through Wessex Water Services, Wessex provides water supply and wastewater services in southwestern England. Wessex has a virtual monopoly over water supply and wastewater services in its region, with the exception of the cities of Bristol and Bournemouth and a small area of rural Wiltshire, where three other companies provide only water and Wessex provides wastewater services.

     The Wessex region covers approximately 10,000 square kilometers and is predominantly rural. There are two major urban areas in the region, with Bristol and Bath in the north and Bournemouth and Poole in the south. The largest town for which Wessex provides water is Poole with a population of approximately 102,000, and the largest town for which Wessex provides wastewater services is Bristol, with a population of approximately 400,000 (approximately 800,000 including the surrounding area). The region's economy, which is one of the fastest growing in the United Kingdom, is based on agriculture, financial services, aerospace, defense establishments and specialist manufacturing.

     Water Supply Services. Wessex supplies approximately 400 million liters of water per day to a population of approximately 1.1 million using its water infrastructure. The system includes approximately 138 water sources, 128 water treatment plants, 320 pumping stations, 360 storage reservoirs and 11,000 kilometers of water mains. Wessex serves approximately 510,000 domestic and commercial locations. Wessex's customer base is approximately 56% residential and 44% commercial by volume of supply.

     Wessex withdraws 78% of its water from underground sources and the remainder from reservoirs (19%) and rivers (3%). Wessex has a comprehensive network of storage reservoirs (interlinked by a regional grid), which facilitate water management during periods of low rainfall. As a result of its strong water resources, internal grid network and water management, Wessex has not enforced any restrictions on water usage in the past 22 years. Ofwat has ranked Wessex as having fewer than average unplanned interruptions to water supply.

     Wessex is strengthening its water resources through reductions in leakage and trials in the use of aquifer storage and recovery. Wessex has reduced leakage in terms of volume by 30% since 1993. Ofwat sets mandatory targets to reduce leakage from both company and customer pipes. These targets are reviewed annually and failure to meet the targets could result in enforcement action. Wessex intends to reduce leakage by optimizing pressure in its pipes, improving its response time for repairing leaks and replacing pipes and joints.

     The flow in some rivers in Wessex's region is being affected by water being withdrawn from underground aquifers by Wessex. This problem resulted from the granting of water withdrawal rights to Wessex's predecessors prior to privatization. Wessex has taken measures to reduce withdrawals of water and has given a commitment, subject to available funding, to eliminate low river flows caused by withdrawals of water by 2010. Wessex may need to develop additional water resources.

     By the end of 1999, Wessex will have invested approximately $700 million in capital projects related to improvements in its water infrastructure since privatization in 1989, of which over $400 million will have been invested since 1993. Wessex's water supply network continues to require further investment.

     Wessex takes an integrated approach to water quality, based on effective control and monitoring of treatment and distribution systems. All water treatment works have continuous automated operation and quality monitors. Wessex also monitors water quality through a program of regular sampling and analysis. During the year ended December 31, 1997, Wessex tested approximately 160,000 drinking water samples and achieved 99.9% compliance with the strict U.K. and European Union standards. Ofwat has ranked Wessex as above average for the provision of water supplies overall.

     Wastewater Services. Wessex treats on average 484 million liters of wastewater per day from a population of approximately 2.5 million through its infrastructure of approximately 350 wastewater treatment plants, 1,300 pumping stations and 15,000 kilometers of sewers. Residential customers account for approximately 76% of wastewater revenues and commercial customers account for 24%.

     Wastewater is collected in the wastewater system and pumped or gravitated to wastewater treatment plants where the wastewater passes through processes designed to remove biosolids and purify the wastewater. Following further processes, Wessex disposes of 83% of its biosolids to agricultural land, uses 12% in landscaping and land reclamation work and disposes of 5% in landfills. Approximately 20% of biosolids are subjected to an advanced heated drying treatment at Wessex's major wastewater treatment facility at Avonmouth, near Bristol. Wessex is currently installing similar drying facilities, referred to as biodriers, at Bournemouth and Weston-super-Mare. A second plant is also planned for construction in 1999 at Avonmouth.

     By the end of 1999, Wessex will have invested approximately $1.3 billion in capital projects related to improvements in its wastewater infrastructure since privatization, of which approximately $800 million will have been invested since 1993. Wessex has been upgrading many of its wastewater treatment plants to comply with European Union legislation. At some of its treatment facilities, Wessex has introduced advanced filtering technology using membranes, ultraviolet disinfection and fully enclosed underground plants in connection with the treatment of wastewater. Wessex's new wastewater treatment plant at Porlock is the largest operational plant in Europe to use membrane filtering technology to process wastewater to a state that is virtually bacteria and virus free. Wessex is building a similar system at Swanage in Dorset.

     Wessex's wastewater treatment plants perform well above industry standards. During the year ended March 31, 1998, Wessex's wastewater treatment plants were in substantial compliance with applicable discharge standards and 99% of these plants were in 100% compliance with applicable discharge standards. For the year ended March 31, 1999, Wessex's rates of compliance with these standards remained substantially the same as in 1998. Wessex is committed to providing full treatment for all continuous coastal discharges which impact on recreational waters. Full compliance with European Union bathing water quality standards in the Wessex region for the year ended March 31, 1999 was 93%, and the instances of noncompliance were due primarily to agricultural runoff and industrial discharges, not Wessex's treatment operations.

     Properties. Wessex manages over 2,500 installations. These include approximately 138 water sources, 128 water treatment plants, 320 clean water pumping stations, 360 storage reservoirs, 1,300 wastewater pumping stations and 350 wastewater treatment plants. The following is a list of the five largest water treatment plants operated by Wessex:

LOCATION                                                              CAPACITY
--------                                                      ------------------------
                                                              (MILLION LITERS PER DAY)
Maundown....................................................             72
Upton Scudamore.............................................             36
Corfe Mullen................................................             33
Sturminster Marshall........................................             30
Durleigh....................................................             30

     The following is a list of the five largest wastewater treatment plants operated by Wessex:

                                                              ESTIMATED EQUIVALENT
LOCATION                                                       POPULATION SERVED
--------                                                      --------------------
Bristol (Avonmouth).........................................        897,000
Holdenhurst.................................................        180,000
Poole.......................................................        159,000
Bath (Saltford).............................................        109,000
Bridgwater..................................................        107,000

     Customer Charges. The Director sets limits on the rates Wessex may charge for its regulated water supply and wastewater treatment businesses, including the extent of annual rate increases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Outlook" and "Regulatory Matters -- U.K. Regulatory Matters."

     Charges for water supply and wastewater services are calculated separately based on the average costs of providing each service for each class of customers. Currently, approximately 82% of household bills are calculated in part on the basis of the ratable value of the property, a valuation which was used by local governments to set municipal charges until April 1, 1990, rather than their usage. The remaining 18% of household customers pay based on metered water usage. Where a customer receives a metered water supply, wastewater services charges are based on the volume of water supplied. Wessex offers free meter installation service to all its customers and, as a result, the level of metering in Wessex's territory is above the industry average in the United Kingdom. New properties will be subject to metering.

     Charges are generally set on a standard tariff basis. Charges for bulk supplies of water are usually determined on an individual basis, as are charges for some larger commercial water supplies and some industrial wastewater. The charging basis for bulk supplies in some cases provides for annual recalculation by reference to the expenditure associated with the supply. Wastewater from industrial users is normally charged on a formula basis taking account of the volume of wastewater, its strength and costs of removal and treatment.

     In November 1998, following public consultation in April, the U.K. Government announced new legislation to regulate water charging in England and Wales. The proposed legislation is currently before the U.K. Parliament and would grant domestic customers the right:

     - To resist water metering in their current homes where they are not using water for non-essential purposes

     - To have a free meter installed if they wish to have one, where this is practicable

     - Where they have taken up the right to have a free meter installed, to revert to an unmetered basis of charging within 12 months if they so choose

Prior to this legislation, Wessex already had implemented a free metering program with a right to revert. In addition, the proposed legislation would:

     - Protect vulnerable customers with high essential water use, who live in homes with meters, from higher than average water bills

     - Prevent water companies from disconnecting domestic customers and other protected premises for non-payment

     - Grant new powers for the Director to approve charging schemes, taking account of guidance from the Secretary of State

The Director has recently issued a consultation document relating to the approach he intends to take in approving charging schemes. It is expected that additional consultations on the Director's approach will occur. These consultations will address an increasing need to take costs into account in developing charging schemes.

     A review of the customer charges of Wessex is in process and new price limits will apply from April 1, 2000. See "Risk Factors -- Water and wastewater companies face price and other regulation that could reduce our operating revenues," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Outlook" and "Regulatory Matters -- U.K. Regulatory Matters."

     SC TECHNOLOGY. In 1996, Wessex acquired SC Technology, which does business under the name of Swiss Combi. Based in Switzerland, SC Technology is one of the leading biosolid drying companies in the world. SC Technology designs, sells and operates environmentally sound biosolid drying processes and markets recycled biosolids for agriculture and land reclamation. SC Technology currently has approximately 40 plants completed or under construction, located in more than ten countries, primarily in Western Europe.

     Volumes of biosolids are increasing worldwide. Historically, these biosolids were supplied to farmers or disposed of at sea. Wessex believes that the ban imposed on disposal of biosolids at sea, together with concerns from food retailers about the recycling of untreated biosolids over agricultural land and air pollution problems resulting from the incineration of biosolids, make the biosolid drying process an attractive method of biosolid disposal for the future. The Swiss Combi process uses a contained drying system to produce pasteurized dried granules that are odor free and easy to handle and transport. The granules, known as biogran, have a much lower bacterial count than digested biosolids and can be safely sold as a soil conditioner or fuel.

  MENDOZA, ARGENTINA

     In May 1998, Enron, in a consortium co-led by SAUR, a French water company, successfully bid to acquire a controlling interest in Obras Sanitarias Mendoza S.A., a privatized company that holds a 95-year exclusive concession to provide water and wastewater services to the majority of the Province of Mendoza, Argentina. Enron has contributed to Azurix its 32.1% interest in Obras Sanitarias Mendoza, the concession holder. SAUR also owns a 32.1% interest in the concession holder, local private investors own a 3.3% interest, Italgas owns a 2.5% interest, employees own a 10.0% interest and the Province of Mendoza owns the remaining 20.0%. Obras Sanitarias Mendoza is currently operated by SAUR under an operations agreement and is governed by a five-member board of directors, two of which have been appointed by Azurix.

     The concession is located in the desert bordering Chile at the base of the Andes mountains. Its service territory covers six municipalities. The Mendoza area has a strong economy and is one of Argentina's fastest growing provinces. Per capita revenue is among the highest in Argentina due to the petroleum and mining industry activity in the area, and per capita water usage is among the highest in the hemisphere.

     The concession holder is charged with operating, maintaining and upgrading its 10 drinking water plants and 17 wastewater treatment plants as well as associated distribution and collection networks to Mendoza. Obras Sanitarias Mendoza serves over one million water customers and has 285,000 water connections. Obras Sanitarias Mendoza provides wastewater services to 883,000 people and has 210,000 wastewater connections. Average billing is approximately $30 bi-monthly per customer for water and wastewater services. The concession contract requires Obras Sanitarias Mendoza to expand the water and wastewater connections in the concession area over the next 10 to 15 years. Through 2015, approximately $180 million is expected to be spent on new connections, new water and wastewater treatment facilities and system improvements. Obras Sanitarias Mendoza's assets include raw water transportation pipelines and aqueducts, drinking water treatment plants and other general assets.

     Water supply comes primarily from the regional river, Rio Mendoza. The surface water feeds by gravity to treatment plants. The remaining groundwater comes from approximately 160 wells. Obras Sanitarias Mendoza uses four large lagoon systems to provide the majority of wastewater treatment within the concession area.

     Obras Sanitarias Mendoza is required to meet standards of service established by the special purpose regulatory body known as Ente Provincial de Agua y Saneamiento and to make appropriate arrangements for the improvement and extension of service. The standards of service include quality and availability requirements and were initially set by the concession contract. Each year, the operator must submit an annual report that will specify, among other things, Obras Sanitarias Mendoza's progress with respect to its plan of operation and expansion.

     Obras Sanitarias Mendoza must pay the Province a yearly royalty based on net operating revenues collected. This royalty is equal to 3.85% of net operating revenues collected in the first five years of the concession and 9.98% thereafter.

     The concession may be terminated for fault of the concession holder under any of the following circumstances:

     - Repeated failure to provide service as required by the concession contract

     - Repeated violation of applicable environmental regulations

     - Unjustified delays in completion of the then-current plan of operation and expansion

     - Willful withholding of information from the environmental regulator

     - Failure to maintain adequate performance bonds

     - Any change in the corporate structure of the concession holder or the operator without the prior approval of the Province

     The Province can undertake the partial or complete termination of the concession for noncompliance with the terms of this contract or for public interest reasons. In the event of a termination for public interest reasons, the Province must compensate the concession holder for its lost investment. Obras Sanitarias Mendoza believes it is in compliance with the concession contract in all material respects. As the concession holder, Obras Sanitarias Mendoza would be liable for any claims or damages, environmental or otherwise, relating to this concession. As a shareholder, we believe that our potential liability is limited to our investment in the concession holder.

     Neither SAUR nor Azurix has any obligation to contribute further capital to Obras Sanitarias Mendoza. However, in May 1999, each of SAUR and Azurix loaned $2.25 million to Obras Sanitarias Mendoza to fund working capital. The loan made by Azurix bears interest at a rate of 6.98% per annum and matures on July 20, 1999.

  CANCUN, MEXICO

     On March 24, 1999, we acquired for $13.5 million a 49.9% economic interest in and the right to manage and operate the water and wastewater treatment concession for Cancun and Isla Mujeres, Mexico. Desarrollos Hidraulicos de Cancun, S.A. de C.V. is the concessionaire that holds the concession. Affiliates of one of the former shareholders, Grupo Mexicano de Desarrollo, S.A., own an aggregate 50.1% economic interest in the concessionaire. On February 25, 1999, we lent the concessionaire $15 million to permit it to retire a portion of its indebtedness, and we may make additional loans of up to $10 million to initiate improvements in the wastewater treatment system.

     The concession was initially granted on the condition that the concessionaire would invest capital in projects to provide services under the concession. As a result of the devaluation of the Mexican peso in 1994, the concessionaire was unable to meet some of its investment obligations and the government of the State of Quintana Roo in August 1996 designated the state regulatory authority, known as CAPA, to operate the concession. In February 1997, Grupo Mexicano and the concessionaire agreed with the state government that, as a condition to reassuming operation of and retaining the concession, the concessionaire would make the necessary investments and form an association with an experienced operator of water concessions. In general, the parties involved agreed on the following:

     - The concessionaire would be responsible for adjusting its financial statements and making pertinent payments in order to show financial stability and sustainability

     - The concessionaire and CAPA would review the capital expenditure program for the period 1997-2000 and would implement it immediately after approval

     - The parties would reconstruct the concession agreement and develop a new one with the National Water Commission (Comision Nacional de Agua) acting as a mediator

     The cost to the concessionaire for these investments is estimated at $44 million over the next five years. The concessionaire is required to pay to the State of Quintana Roo an annual concession fee of 7.5 million pesos (in 1993 pesos), adjusted annually in accordance with changes in the Mexican consumer price index. The concession extends to October 2023.

     At the end of the concession term, and any extensions, the concessionaire will be required to deliver to the government at no cost the facilities and equipment used to provide services under the concession. The concession may be revoked by the government in the event of a breach of the concession terms if the concessionaire does not present a program to cure the breach within 30 days of notice of default. The concession may be terminated if the concessionaire is bankrupt, insolvent, liquidated or dissolved. The concession may also be revoked upon the transfer of part or all of the concessionaire's rights under the concession without government approval or if the concessionaire does not maintain a performance bond in an amount equal to 10% of annual operating revenues for the prior year.

     Based on figures available at the date of acquisition, the concessionaire serves a population of approximately 390,000 through 73,000 connections. An estimated 65% of the concession's operating revenues are derived from the supply of drinking water to tourist hotels, whose operating revenues are primarily U.S. dollar based.

     The operations and tariffs for water and wastewater systems in the State of Quintana Roo are regulated by CAPA. The water tariff paid by the hotels and commercial and industrial customers is adjusted monthly according to the change in Mexico's consumer price index as published by the Mexican government. In addition, the concession provides that the rate paid by the hotels will be increased in the event of a variation of the Mexican peso/U.S. dollar exchange rate in excess of 15% due to a short-term event. The remainder of operating revenues come from residential and public services drinking water supply and from wastewater services. Residential drinking water rates are adjusted annually with changes in the Mexican minimum wage established by the minimum wage commission. Currently, less than 40% of the wastewater in the Cancun urban zone that is collected is being treated.

     The tariff rates, which vary according to the customer class, resulted in an average billed consumption of 7.95 pesos per cubic meter of water consumed in 1998. Operating revenues and expenses of the concessionaire in 1998 were 205 million pesos ($22.0 million) and 164 million pesos ($17.7 million), respectively. Operating income in 1998 was 40 million pesos ($4.4 million). These figures are estimated by management and have not been audited. The U.S. dollar amounts have been translated based on the April 30, 1999 exchange rate of
9.3 pesos to one U.S. dollar.

     We have three seats on the board of directors of the concessionaire, while the 50.1% shareholders have two. We have the right to appoint the chief executive officer, the chief financial officer and the chief operating officer of the concessionaire. The 50.1% shareholders have the right to appoint the chairman of the concessionaire's board and the non-voting board secretary. Resolutions concerning major corporate actions and governance issues require supermajority approval.

     As the concessionaire, Desarrollos Hidraulicos would be liable for any claims or damages, environmental or otherwise, relating to this concession. We believe that our potential liability is limited to our investment in the concessionaire.

  PHILIP UTILITIES MANAGEMENT CORPORATION

     On May 18, 1999, we purchased all of the stock of Philip Utilities Management Corporation, a water and wastewater services company headquartered in Hamilton, Ontario, Canada. We paid an adjusted purchase price of $106.3 million in cash, approximately 68% to Philip Services Corporation and approximately 32% to Ontario Teachers' Pension Plan Board. Under the share purchase agreement, Philip Services and Ontario Teachers have indemnified Azurix for the breach of any of the sellers' or Philip

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Utilities' representations, warranties or covenants made in respect of the purchase. These indemnities are limited to claims in excess of $50,000, after the first $1,000,000 of such claims has been absorbed by Azurix, up to an aggregate limit of $10,000,000. In addition, the sellers prorated indemnification obligations with respect to breaches by Philip Utilities based upon their respective share ownership of Philip Utilities.

     Philip Utilities operates facilities in three of the ten provinces of Canada, with a concentration of operations in Ontario, and in the United States in the states of Arizona, Florida, Georgia, Louisiana, Maine, New Jersey, Texas and Washington. In calendar year 1998, Philip Utilities had operating revenues of approximately $100 million. The following is a discussion of Philip Utilities' business operations.

     OPERATIONS, MANAGEMENT AND ENGINEERING. Philip Utilities' operations, management and engineering business is divided along two business lines, including contract operations and engineering and automation.

     Contract Operations. Philip Utilities' contract operations division contributes approximately 30% of its operating revenues. Philip Utilities' largest contract operation projects are in Hamilton-Wentworth, Ontario and Seattle, Washington. In 1994, Philip Utilities won the contract to operate and maintain the 192 million-gallon-per-day water treatment facility and the 110 million-gallon-per-day wastewater treatment facility of the regional municipality of Hamilton-Wentworth. Under the operations agreement, Philip Utilities receives an adjustable flat fee plus a portion of any cost savings realized under the contract. Services provided under the operations agreement include the day-to-day operation, maintenance, repair, and permitting and compliance of the facility.

     Under the terms of the plant operations agreement between Hamilton-Wentworth and Philip Utilities, Hamilton-Wentworth pays an annual fee to Philip Utilities equal to an agreed upon base budget and adjusted for inflation, salary and wage increases, insurance costs, ash, sludge and grit disposal costs and increases in Philip Utilities' cost of corporate overhead. In addition, Hamilton-Wentworth shares in approximately 40% of actual annual costs savings over the base budget amount by reducing the annual fee due to Philip Utilities. Under the first four years of the plant operations agreement, Hamilton-Wentworth paid annual fees to Philip Utilities CN$15.4 million in 1995, CN$15.6 million in 1996, CN$16.0 in 1997 and CN$15.8 million in 1998.

     At 12:00 p.m. on Sunday, June 6, 1999, Philip Utilities' workers at the Hamilton-Wentworth facility went on strike. In anticipation of the strike, Philip Utilities took over operation of the facility at 2:00 a.m. on June 6, 1999. Since that time, Philip Utilities has continued to operate and maintain the facility as required under the plant operations agreement. Philip Utilities has a strike plan in place, and we believe that Philip Utilities can continue to operate and maintain the facility, regardless of the duration of the strike, without any material adverse effect on us, Philip Utilities or the facility's performance. Philip Utilities has licensed industrial operators and other qualified plant personnel available to it who have replaced the striking workers. Philip Utilities will utilize its prior experience in handling water treatment facilities during a strike, gained in part as recently as approximately one year ago, when it successfully took over the operations of a water treatment facility in the Halton Region during a strike by workers at that facility. Hamilton-Wentworth has publicly expressed confidence that the strike will have no impact on the quality and service of municipal water services in the region, and Philip Utilities has consulted with Hamilton-Wentworth officials on matters relating to its strike plan. The unresolved issues between the union and Philip Utilities involve a project to partially automate the Hamilton-Wentworth facility. The implementation of this project, opposed by the union but approved by Hamilton-Wentworth, is expected to result in the loss by the end of this year of 24 of 73 bargaining unit jobs.

     As a result of this strike, however, there is a risk that the operations at the Hamilton-Wentworth facility could be materially adversely affected. In addition, under the plant operations agreement with Hamilton-Wentworth, Hamilton-Wentworth may terminate the agreement upon the occurrence of a strike by Philip Utilities' employees that creates a situation which poses a potential for a real and serious threat to the health and public welfare of Hamilton-Wentworth and its residents, or would seriously jeopardize the operational capacity or integrity of the Hamilton-Wentworth facility where Philip Utilities has not remedied the situation within two business days of being notified. Although we believe that Philip Utilities'
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current strike plan will prevent such a situation from occurring, there is no assurance that such a situation will not arise or that Hamilton-Wentworth will not attempt to terminate the contract under these provisions.

     Philip Utilities' second largest contract operation project is the design, build and operate contract for the 120 million-gallon-per-day Tolt River Treatment Facility that is currently under construction in Seattle, Washington. In 1996, Philip Utilities teamed with the engineering firm of Camp Dresser & McKee, Inc. to win this 15-year contract, which is renewable by the City of Seattle for two additional periods of five years each. CDM Philip, Inc., an 80%-owned subsidiary of Philip Utilities, receives approximately $74.8 million in design and construction fees. CDM Philip subcontracted the design/build portion of the contract to Dillingham Construction, N.A., Inc. for approximately $63 million. Construction of the Tolt River plant is currently on schedule, with the facility scheduled to commence operations in December 2000. Once operations have commenced, CDM Philip is entitled to an annual service fee of approximately $1.7 million, subject to modification for incentive bonuses, pass-through costs and other adjustments.

     Engineering and Automation. Philip Utilities' engineering and automation activities are based in Ontario and Atlanta, Georgia. Philip Utilities provides plant design, construction, project management, and process design and engineering services primarily for municipal customers and other Philip Utilities operations. Philip Utilities also provides process automation and instrumentation services including design, assembly, testing and installation of supervisory control and data acquisition systems and other computer control technologies primarily for municipal customers. Philip Utilities' engineering and automation activities contributed approximately 12% of its operating revenues in 1998.

     RESIDUALS MANAGEMENT. Residuals management accounted for approximately 16% of Philip Utilities' operating revenues in 1998. Philip Utilities' residuals management division is comprised of three complementary operations that apply dewatering and land application methods to residuals management:

     - Trimax Residuals Management, Inc. primarily serves the municipal water and wastewater sector, with the majority of its operating revenues derived from dredging and removing water from sewage lagoons and tanks. Trimax is headquartered in Edmonton, Alberta and conducts operations in the United States and Canada. Major contracts are held with the Greater Vancouver Regional District and the cities of San Diego and Detroit, as well as several pulp and paper companies. Trimax has built its business around a mobile water removal technology that provides a great deal of flexibility and versatility in the marketplace. The product of this process is a manageable biosolid that is typically disposed of through land application. Trimax accounted for approximately 63% of Philip Utilities' residuals management operating revenues in 1998.

     - Braemar Acres Limited processes industrial wastewater and municipal biosolids for disposal through land application. Braemar Acres, headquartered in Ontario, has existing operations that are principally located within the province of Ontario and include disposal of lime sludge for a sugar manufacturer, processing of paper sludge for five of the six pulp and paper companies in eastern Ontario, waste food organics recycling, and biosolids for the Hamilton-Wentworth facilities and the city of Niagara, Ontario. Braemar Acres accounted for approximately 10% of Philip Utilities' residuals management operating revenues in 1998.

     - Enviroganics of Texas, Inc. is a Houston-based company that provides wastewater biosolids management and residuals management services to over 165 wastewater treatment facilities in Texas. Enviroganics' services include removal and processing of biosolids, on-site mobile water removal, operation of customer's processing equipment and hauling and disposal through land application of biosolids. Services are typically rendered under purchase orders instead of long-term contracts. Enviroganics accounted for approximately 25% of Philip Utilities' residuals management operating revenues in 1998.

     UNDERGROUND INFRASTRUCTURE REMEDIATION AND DEVELOPMENT. Philip Utilities offers a wide range of underground asset management services to customers in the United States and Canada. These services

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include closed circuit television inspection and location mapping, as well as pipeline repair and rehabilitation. Since 1996, Philip Utilities has focused on migrating from traditional pipe rehabilitation to trenchless technologies. Philip Utilities employs a variety of trenchless technologies for which it holds licenses in various geographic territories. Among these licensed products are epoxy resins, polyurethane fold-and-form pipe, a roll-down pipe product, two cured-in-place products and a spot repair system. The underground infrastructure division contributed approximately 40% of Philip Utilities' operating revenues in 1998.

     OWNERSHIP OF WATER AND WASTEWATER ASSETS. In addition to its outsourcing operations, Philip Utilities owns two utilities that serve approximately 3,000 end use customers in suburban areas around Houston, Texas: Southwest Utilities, Inc. and Walker Water Works, Inc. These two utilities own and operate both water and wastewater treatment services and are regulated by the Texas Natural Resource Conservation Commission and the Environmental Protection Agency. This is Philip Utilities' smallest division and contributed approximately 2% of its operating revenues in 1998.

PENDING ACQUISITIONS

  BUENOS AIRES, ARGENTINA

     On May 14, 1999, we submitted a bid for a concession for the water and wastewater systems operated by Administracion General de Obras Sanitarias Buenos Aires in two of the three regions of the Province of Buenos Aires, Argentina. On May 18, 1999, the provincial government notified us that we were the prevailing bidder on both of the regions for which we bid at a price of $438.6 million. Assuming final confirmation by the province, the current schedule, which is subject to modification, calls for us to assume operation of these systems on June 18, 1999.


     Azurix initially will own 100% of the concessionaire, with 10% being transferred to employees of the concessionaire within several months. A consortium of local electric cooperatives has agreed to acquire a 1.2% interest for $5 million, with an option to increase its interest to up to 10% within approximately 30 days following our assumption of operations.


     The Province of Buenos Aires surrounds the Argentine capital city. It is the country's largest province, with a total population of approximately 13.5 million. The provincial water and wastewater administration currently serves a population of approximately 3.8 million, with municipalities, cooperatives and private companies serving the remainder of the population having water or wastewater service. The two regions included in our concession have a total population of approximately two million and approximately 450,000 water or wastewater customers. They include the provincial capital of La Plata and the large industrial city of Bahia Blanca. We anticipate expanding operations to surrounding municipalities and offering industrial customers cost-effective alternatives.

     The concession lasts for 30 years and requires the concessionaire to complete a specified investment plan to improve water quality, expand customer metering and water and wastewater connections and reduce water losses. We estimate that this investment plan will cost approximately $1 billion over 30 years. We anticipate capital expenditures of approximately $617 million during the first ten years of the concession, of which approximately $405 million will be spent during the first five years of the concession. We anticipate funding capital expenditures through operating cash flows and long-term debt and equity at the concession level. In the concession contract, the concessionaire must commit to the following:

     - Increase water and wastewater coverage over a 10-year period in percentages varying from region to region

     - Increase metering, which is at low levels or nonexistent in some of these regions

     - Provide potable water that meets regulated parameters by mid-2003; in most areas of the concession, this will require substantial improvements in water quality

     - Construct six water wells and associated aqueducts within 12 months of taking over the concession under contracts requiring the doubling of industrial waters by the end of 2000

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     - Construct wastewater treatment facilities as wastewater collection systems are constructed; this will require approximately 50 small to medium size wastewater treatment facilities to be built by mid-2002

     - Construct secondary wastewater treatment facilities at locations that only have primary treatment by mid-2004


     - Construct primary wastewater treatment by mid-2002 and secondary wastewater treatment by mid-2009 for the facilities at La Plata and Bahia Blanca


     - Update the concessionaire's inventory within 12 months of taking over the concession, including evaluating the condition, operation and performance of the assets

     - Conduct an emergency and prevention study and develop a contingency plan for avoiding and managing emergencies within the first six months of taking over the concession

     The capital expenditures required for the concession are high for several reasons, including:

     - The required increase in water and wastewater connections during the first three to five years, which will require extensive collection and distribution networks to be built

     - The lack of wastewater treatment plants in 50 communities, which requires new construction

     - The need to repair and upgrade the existing wastewater treatment plants and collection systems

     - The lack of adequate groundwater resources, which need to either be completely or partially replaced by surface water sources or treated with advanced treatment technologies

The concession agreement provides penalties for failure to achieve the investment plan on time, although relief is available if the delay is due to complications in obtaining work licenses through local municipalities. The concessionaire will be required to obtain a number of environmental licenses that are not carried by the current provincial company.

     The concessionaire is responsible for complying with all environmental and water quality standards, with a grace period at the beginning of the concession term. Serious or repeated violations of the concession contract, the regulatory law or the supervisory agency's decisions could permit the provincial government to terminate the concession. In the event of a termination, the concessionaire must transfer all of the service related assets to the province. In addition, the concessionaire must provide the province with sufficient chemical and other materials to operate the concession for 60 days. The concessionaire may use existing assets, which remain the property of the province, but will own improvements made to the system.

     The current provincial company is employing over 2,600 people, and we expect that approximately 1,200 of these employees will be transferred to the concessionaire for the two regions included in our concession. Although the concessionaire will enter into negotiations for a collective bargaining agreement with the union after taking over the concession, no such agreement is currently in effect. Labor expenses currently account for approximately 70% of the operational expenses of the current provincial company, and this level is not expected to change through the term of the concession. We anticipate that the concessionaire will be able to negotiate a union agreement that will allow for a severance program. The board of directors of the concessionaire will have the authority to appoint the key technical and managerial positions at the concession company.

     Rates of collection for the current provincial company have declined from 86% in 1993 to 76% in 1996. We anticipate that increased metering will improve collections.

     The Organismo Regulador Bonarense de Aguas y Saneamiento, a newly formed unit of the provincial Ministry of Public Works, will regulate the collection, purification, transportation and distribution of potable water and the collection, treatment, disposal and marketing of wastewater, including industrial effluents. The agency's jurisdiction also includes setting tariffs and regulating the extraction and use of common water sources.

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     Initially, the tariff will remain the same as was in effect prior to privatization. The first tariff review is expected around 2002. The tariff then is to be reviewed every five years in light of changes to the five-year program of investment. The concessionaire or the regulator may at any time ask for an increase or reduction in the tariff if consumer cost indices change by more than 3% or if there are material changes in Argentine tax law, other than value added tax or income tax, changes in water quality standards or environmental regulations or substantial changes in the condition of the concession. Both the concession contract and the governing law provide that tariff modifications may not be used to penalize the concessionaire if it operates more efficiently than expected. The concessionaire is required to provide lower rates to specified users, including retired persons with low income, care centers for the elderly and for physically challenged children, public schools, public sports facilities and libraries.

INDUSTRIAS DEL AGUA

     On May 28, 1999, we entered into an agreement to acquire 49% of the capital stock of Industrias del Agua, S.A. de C.V., a water and wastewater service company based in Monterrey, Mexico. Pursuant to a contract with the Water Commission of the Federal District of Mexico, Industrias del Agua provides metering, billing, collections, operations and maintenance services for an area covering approximately one quarter of the Federal District within Mexico City, a service area with a population of approximately two million people. In addition to holding an equity interest in Industrias del Agua, Azurix will serve as the technical participant in providing services under the Federal District contract. Industrias del Agua has provided these services since 1993, when it signed this 10-year contract with the Water Commission of the Federal District. All recourse by the Water Commission of the Federal District of Mexico is to the company that is a party to the contract, a subsidiary of Industrias del Agua, and not to Azurix as the technical participant.

     Under the contract, Industrias del Agua has the exclusive right and obligation to provide three stages of services. Stage I involves meter installation, taking a census of potable water users, mapping the primary and secondary hydraulic network, and providing recommendations for regularization of water intakes and water meters. Stage II includes handling service requests, installing new intakes, making readings of consumption, providing technical support in the determination of fees, issuing and distributing bills for potable water and public sewer services, receiving fees for potable water and public sewer services, and maintaining, repairing and displacing meters. Stage III involves the operation of the potable water system, detection and repair of leaks, inspection, unclogging and maintenance of drainage networks, and the refurbishment and rehabilitation of secondary distribution networks. Industrias del Agua has completed Stage I, has performed most of the work required under Stage II and expects to complete the work required under Stage II by the end of 1999, although fees from Stage II are expected to continue through the term of the contract. Work under Stage III has recently begun. The volume of work Industrias del Agua is required to perform every year is not fixed under the contract and depends on the requests made by the Water Commission of the Federal District. In 1998, Industrias del Agua received fees of 134.5 million pesos ($14.7 million) under the contract. Azurix expects these fees to increase over the next five years as the volume of services provided under Stage III is expected to increase. Because Industrias del Agua's fees for providing these services under the contract are based on costs plus a fair market return, ongoing capital commitments are immaterial.

     Industrias del Agua is currently owned by Socios Ambientales de Mexico, S.A. de C.V., a company privately held by the Brittingham family of Monterrey, Mexico. After the purchase, we will own 49% of the capital stock of Industrias del Agua, and a company owned by Mr. Eduardo Brittingham will own the remaining 51% of the capital stock of Industrias del Agua. We will have the right to appoint two members of the board of directors, and the 51% shareholder will have the right to appoint three members. Resolutions of the board of directors will require the approval of directors appointed by Azurix, and resolutions of the shareholders will require the approval of Azurix.

     The purchase is subject to the receipt of administrative and regulatory approvals, including the approval by the Water Commission of the Federal District regarding the substitution of Azurix as the

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technical participant under the contract. We will pay $22.5 million in connection with the transaction, which is expected to close by the end of July 1999.

SUPPLIERS

     We intend to achieve economies of scale in buying goods and services. In addition, we expect to centralize purchasing arrangements to reduce costs and improve quality. Wessex's only significant supplier of goods or services is SEEBOARD plc, a subsidiary of CSW Corporation, which supplies electricity to approximately 100 of Wessex's sites. Wessex pays SEEBOARD approximately $6.4 million per year, which represents approximately 5% of Wessex's annual operating costs. The contract was effective October 1, 1997 and runs for two years. The price is based upon a negotiated pence amount per kilowatt hour for each site. Wessex is not dependent on any single supplier, including SEEBOARD, because its supplies are readily available from alternative sources at market rates and on similar terms. Except for SC Technology, which supplies biodriers to Wessex, and Enron, which provides services under a services agreement with Azurix, none of Wessex's suppliers is affiliated with it.

RESEARCH AND DEVELOPMENT

     Since our formation, we have established a link with the Water Research Centre, which is conducting a U.K. industry-wide research and development program that currently invests approximately $6.6 million each year in research programs. The Water Research Centre is internationally renowned as the market leader in water and wastewater technology. We will have a research department based within the Water Research Centre at Swindon in the United Kingdom. The Water Research Centre will also provide us with a service to monitor the development of water and wastewater technologies across the world and with the opportunity to access, and, when appropriate, invest in new technologies. Wessex contributes approximately $160,000 per year to this program.

     Wessex carries out its own research and development to improve the reliability and effectiveness of its treatment systems. In-house research and development projects include development of a mobile filter for wastewater treatment and disinfection and membrane filtering technology. Wessex has spent approximately $1.6 million on these two project areas in the last three years. A third major project area is pasteurization of wastewater biosolids using the Swiss Combi heated drying technique. Wessex has spent approximately $640,000 over the last three years in this area.

EMPLOYEES


     As of June 9, 1999, we had approximately 165 employees, excluding employees of Wessex and Philip Utilities. As of June 9, 1999, Wessex had approximately 1,440 employees, which includes approximately 50 employees at SC Technology. As part of its efforts to improve operating efficiencies, Wessex has reduced the number of its employees by approximately 500 since March 31, 1993, primarily through attrition and voluntary retirement packages. As of June 9, 1999, Philip Utilities had approximately 690 employees. On June 6, 1999, Philip Utilities' workers at the Hamilton-Wentworth facility went on strike. See
"Business -- Existing Azurix Assets -- Philip Utilities Management Corporation."


INSURANCE

     We believe that our insurance arrangements, including self-insurance, are customary for the industry and are adequate. Wessex, Mendoza and Cancun have separate locally underwritten insurance policies covering employers liability, public and products liability, excess public and products liability and their motor fleets. Enron's corporate insurance program covers the direct exposures of Azurix and Philip Utilities and the indirect exposures to Azurix from its less than wholly owned subsidiaries, to the extent not covered by the subsidiaries' policies. Following the offering, Azurix will continue to participate in Enron's corporate insurance program. In the future, Azurix may establish a separate program for Azurix and Azurix's subsidiaries.

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LEGAL PROCEEDINGS

     There are no legal or arbitration proceedings, including any that are pending or threatened, of which we are aware that if adversely determined would have a material adverse effect on our financial position, liquidity or results of operations.

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                               REGULATORY MATTERS

     The following is a summary of regulatory matters relating to water and wastewater operations in the United Kingdom, Argentina, Mexico, the United States and Canada.

     In general, most countries where we have invested, or intend to consider investments, have drinking water quality and environmental laws and regulations. We intend to invest in companies or projects that operate in material compliance with drinking water quality and environmental laws and regulations. However, we cannot guarantee that the due diligence we perform in advance of investing in an entity will identify any or all noncompliance with environmental laws and regulations by such entities.

     Because the supply of clean drinking water and the treatment of wastewater are essential societal needs, we anticipate that these activities will be subject to at least some form of regulation wherever we do business. The nature and extent of environmental laws and regulations vary from country to country, and there may be wide disparities in the requirements from one part of the world where we do business to another. Generally speaking, compliance with these laws and regulations is mandatory and penalties, as well as injunctive and other relief, are usually available in the event of noncompliance. Moreover, these laws and regulations may require improvements to water and wastewater systems that will require additional capital and operating costs for us to remain in compliance.

     Changes in the nature of these laws and regulations, or in the level of their enforcement, also have the potential to impact adversely our financial results during the relevant period. These adverse impacts could cause our actual financial results to differ materially from those we project, forecast, estimate or budget. Moreover, changes in these laws and regulations may require improvements in order to remain in compliance that can result in additional capital and operating costs.

     Wessex has established a comprehensive environmental auditing program that is designed to provide early identification of potential environmental problems associated with its activities and to provide reasonable assurance that all identified problems are properly and promptly addressed. We expect to use the environmental auditing capabilities already established within Wessex to evaluate potential environmental and other regulatory risks that may be associated with water and wastewater systems, companies and concessions in which we may invest. We will also use these capabilities to monitor environmental and other regulatory compliance in all water and wastewater systems, companies and concessions in which Azurix or one of its subsidiaries takes an active management role. Despite the demonstrated effectiveness of this environmental auditing program with respect to Wessex's operations, there can be no assurance that this approach will be adequate to address and manage all such risks associated with our business.

     Particularly in jurisdictions where we operate water or wastewater companies serving end-users, we can expect to be subject to regulation on the rates we may charge. The regulatory regime will vary from jurisdiction to jurisdiction, but can be expected to resemble in some respects the regime in place in the United Kingdom, Argentina, Mexico, the United States and Canada.

U.K. REGULATORY MATTERS

     The economic aspects of the water industry in England and Wales are principally regulated under the provisions of the Water Industry Act 1991. Following privatization of the water industry in England and Wales, each of the water and wastewater companies became regulated through a license and the regulatory provisions of the Water Industry Act 1991 and regulations and orders thereunder. The license designates the relevant company as a water and/or wastewater undertaker in its own area and provides for the monitoring of the company's performance by the Director General for Water Services and the Secretary of State for the Environment. The Water Industry Act 1991 imposes duties on the Secretary of State and the Director as to how and when they should exercise their functions under the Act. In particular, their primary duties are to exercise their functions in the manner each considers best calculated to secure that licensees properly carry out and are able to finance their functions, including by securing reasonable returns on their capital. Subject to these primary duties, the Secretary of State and the Director have

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other duties, including protecting customers' interests, promoting efficiency and economy by licensees and facilitating competition. Therefore, in setting limits on the prices that water and wastewater companies may charge, the Director is currently required to allow companies a projected rate of return sufficient to finance their operations and attract the capital necessary for investments in infrastructures required to meet environmental and other regulatory standards. The actual rates of return achieved by individual companies can vary significantly from the projected rates of return assumed by the Director in setting prices.

     Each water company is under a general duty to develop and maintain an efficient and economical system of water supply within its license area and is subject to duties of water supply. Each wastewater company is under a general duty to provide, improve and extend a system of public sewers and to maintain those sewers to ensure that its sewerage region is effectively drained. In addition, discharges from wastewater treatment plants must be licensed by the Environment Agency, and wastewater companies are responsible for regulating discharges of industrial wastewater into sewers. Contamination caused by wastewater discharged from a treatment plant may subject the wastewater company to liability, including clean-up costs.

     Among his functions, the Director has powers to determine terms where Wessex and the customer cannot agree. These include terms for, and requiring, bulk supplies of water, the provisions of water for non-domestic purposes and the connection of sewers and the reception, treatment and disposal of industrial wastewater to public sewers. The Director is responsible for ensuring that water and wastewater companies comply with their license conditions and has enforcement powers under the Water Industry Act to secure compliance. Subject to a power of veto by the Secretary of State for the Environment, conditions may be modified by the Director with the consent of the licensee. Before making the modifications, the Director must publish the proposed modifications as part of a consultation process, giving third parties the opportunity to make representations and objections that the Director must consider. In the absence of consent, the only means by which the Director currently can secure a modification is following a modification reference by him to the U.K. Competition Commission. The Commission is required to investigate and report on whether matters specified in the reference operate or may be expected to operate against the public interest and, if so, whether the adverse public interest effect of those matters could be remedied or prevented by modification of the conditions of the license. If the Commission gives an adverse finding, it will state in its report whether any adverse effects on the public interest could be remedied or prevented by modification of the license. The Director must then make such modifications as appear to him necessary for the purpose of preventing the adverse effects specified in the report after giving due notice and consideration to any representations or objections. The Secretary of State would have the power, among others, to modify the conditions of the license if, on investigation, under the Fair Trading Act 1973, the Commission concluded that matters investigated by it in relation to water or wastewater services operated against the public interest.

     A license may also be revoked or transferred to another company in circumstances specified under law or in the license. These circumstances include the failure to comply with an enforcement order made by the Secretary of State for the Environment or the Director or the inability of the relevant water and wastewater company to pay its debts.

  WESSEX WATER SERVICES' LICENSE

     Wessex's license continues indefinitely, or until such time as the Secretary of State revokes Wessex's license after ten years' advance notice. The effective date of revocation, under the terms of Wessex's license, cannot occur prior to 2014 without Wessex's consent. If at any time Wessex becomes insolvent or it is determined that Wessex has committed such a serious violation of its duties so as to make it inappropriate for it to continue to hold the license, the Secretary of State or, with his consent, the Director, may seek a special administration order, under the terms of which Wessex's affairs, business and property may be transferred to another company to ensure that Wessex's appointed functions can be carried out. In either event, the legislation provides for Wessex's assets to be transferred to the new replacement appointee on terms approved by the Director or the Secretary of State, including the consideration to be paid by the new appointee. The special administration provisions in effect subordinate
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members' and creditors' rights to the achievement of the purposes of the special administration order. The license sets out the charging formula imposed on Wessex, which is subject to review every five years. The formula is tied to the retail price index plus an adjustment factor, which can be positive, zero or negative. The adjustment factor is set by the Director on a case-by-case basis for each company at the review to bring the companies in line with the target rate of return set by the Director. The license also regulates the fees that Wessex may charge new customers upon connecting them to the water or wastewater network for the first time. Wessex must fix and publicize its rates for the provision of water and wastewater services and for first-time provision of water supply and wastewater services and must not discriminate against any individual or class of customer with respect to charges.

     Wessex is required to maintain sufficient financial and managerial resources to carry out the appointed business and necessary investment. The license requires it to publish separate accounts showing its regulated business separately from all other businesses and activities and additional accounts prepared on a current-cost basis with respect to the same period. Regulated businesses, such as Wessex, are subject to business practices limitations, such as restrictions on cross-subsidies, that restrict affiliate dealings and promote competitive contracting. The license also requires Wessex to put in place financial structures protecting a sufficient amount of its assets so that its water and wastewater services could still be provided in the event of Wessex's insolvency.

     Wessex's license includes service targets that are monitored by the industry regulator. The license also requires Wessex to pay annual fees, based on Wessex's revenues, which are intended to cover the costs of the regulation of the water industry. In 1998, Wessex paid approximately $665,000 in such fees.

     The license has been modified as a condition of regulatory clearance of Azurix's acquisition of Wessex to address regulatory concerns arising out of the acquisition. In particular, the modification strengthens the financial independence and independent management of Wessex Water Services' regulated business, providing water supply and wastewater services, by imposing the following:

     - Restrictions on transfers of assets, guarantees, intercompany loans and loans containing cross-default provisions

     - A requirement that transactions with associated companies must be entered into on an arm's length basis at market rates

     - A requirement to maintain an investment grade rating for corporate debt of Wessex Water Services

     - A requirement that Wessex issue a variable-coupon bond by December 31, 2000 and use its reasonable efforts to list such bonds on the London Stock Exchange

     - A requirement that information be published similar to that of a public company

     The license as modified also requires a dividend policy to be agreed upon with the Director that ensures that Wessex Water Services retains sufficient funds to finance its core activities and which should be expected to reward efficiency and the management of economic risk. The license also requires Wessex Water Services to conduct its regulated business as if a separate public limited company. In addition, Wessex is obligated to obtain undertakings from its ultimate parent company. If those undertakings are not, at any time, in place or if there is an unremedied breach of them, then, in addition to potential enforcement action, Wessex may not, without the Director's consent, enter into any contract with its parent. To comply with this obligation, Azurix Europe and Atlantic Water Trust have given a holding company undertaking that requires, among other things, that Azurix Europe and Atlantic Water Trust give Wessex Water Services all information necessary for it to carry out its obligations and refrain from action that would cause Wessex Water Services to breach its obligations. This undertaking also provides that the board of Wessex Water Services must include at least three independent non-executive directors of standing and relevant experience.

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  TARIFF RATES

     The Director regulates prices and service levels. Price controls applicable to each water and wastewater company are subject to reviews by the Director every five years, known as periodic reviews, but both the Director and the individual company may seek an interim determination to adjust price limits between the periodic reviews in limited circumstances.

     Unlike "rate of return" economic regulation, such as exists for many U.S. industries, regulation in the United Kingdom generally uses forms of "price limitation." This is intended to reward companies for efficiency and quality of service to customers. The U.K. regulatory system generally allows companies to retain for a period any savings attributable to efficiencies that they are able to achieve. These are then passed on to customers in lower price limits in the next periodic review. The main instrument of economic regulation is a price limitation formula set out in each company's license. This formula limits average charges made by water and wastewater companies for a basket of principal regulated services. The limit is expressed as a percentage change by reference to the retail price index. This adjustment can be positive, zero or negative and is determined in light of past operational efficiencies, assumed future operational efficiencies, investments to meet water quality standards, expenditures to enhance security of supply and service levels and maintain assets and an appropriate return on capital.

     During the periodic review completed in July 1994, the Director developed a structure for determining adjustment factors based on a matrix of purpose and cost categories. The purpose categories are comprised of base service provisions, the maintenance of existing levels of service, as well as enhanced service levels, the water supply/demand balance and obligatory quality enhancements. The limits on Wessex's real price changes, i.e., in addition to the retail price index, resulting from the 1994 periodic review were +1.5% for each year until March 31, 2000.

     The Director is currently conducting a periodic review, to conclude in November 1999, when he will set new price limits for the period from April 1, 2000 to March 31, 2005. Large users, using over 250 megaliters per year, are to be excluded from the tariff basket from 2000 with the effect, among others, that companies will not be able to recover from other customers lost revenue arising from reduced charges to their large users. As part of the current review process, on October 29, 1998, the Director published a consultation paper setting out proposed ranges for bills for the period from 2000 to 2005. The Director has confirmed that, on the basis of past efficiencies achieved by water companies and evolving views about the cost of capital, he expects substantial price reductions in April 2000. However, the U.K. Government has recently proposed a five-year program of mandatory capital expenditures by the water companies aimed at quality and environmental improvements. This program is estimated to cost the industry L8 billion, or approximately $13.3 billion, in the aggregate over the five years. In setting the new price adjustment factor, the Director will make an allowance for the investment needed to meet new quality and environmental obligations.

     The Director proposed, in the case of Wessex, that expected average household bills, in real terms, could be over 17.5% lower in 2000-2001 than in the previous year, but that bills overall would rise, by 2004-2005, to a level exhibiting only a small reduction compared with the expected 1999-2000 bill. This would constitute a material increase in prices following the one-time reduction in 2000-2001. The Director's proposal preceded, and therefore did not take into account, the recent capital expenditure proposals of the U.K. Government. The Director has invited views on whether the one-time reduction is appropriate or whether the initial reduction could be modified so that bills could be broadly stable over the five-year period. The Director's estimates for future bills assume that the scope for efficiency savings across the industry in operating costs could vary between 2% and 4% a year, and that for capital expenditures, the average overall scope for efficiency is between 10% and 15% over the five-year period. They also assumed a post-tax cost of capital of 5.25% for all but the smaller companies, although the Director more recently has suggested a figure of around 4.75% may be more appropriate.

     Customers are represented by customer service committees who have duties to investigate customer complaints and to represent the interests of water customers. The Wessex Customer Service Committee supports the view that there should be an initial price reduction of at least 17%. Wessex Water has
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undertaken extensive independent market research which indicates that customers would prefer price stability to a situation where there is an initial price reduction followed by significant price increases to pay for the capital expenditures mandated by the new environmental standards.

     The Director held formal meetings with each of the water and wastewater companies during January and February 1999 to discuss the issues raised by a proposed price reduction including the responses of the public. In its April 1999 business plan filed with the Director, Wessex proposed stable prices from 1999-2000 to 2000-2001, with prices gradually increasing to 18% higher than current levels in 2005, primarily to fund capital expenditures mandated by the new environmental standards. The business plan will be considered by the Director as part of the periodic review. The Director has stated that he will publish his draft determination of new price limits to run from 2000 to 2005 in July 1999, with his final decisions made in November 1999. These may differ materially from his original proposal. If a company disagrees with the Director's price determination, it may challenge his proposal by requesting a reference to the Competition Commission. On such a reference the determination of the Commission will be final. Although we are unable to predict the precise outcome of the current U.K. periodic review, if Wessex were required to cut its prices as originally proposed by the Director, Wessex's regulated operating revenues, which represent approximately 90% of Azurix's total operating revenues, would be reduced by over 17.5% compared to 1999-2000 and its earnings would be reduced materially. However, we would not expect that this would have a material adverse effect on Azurix's financial position. At the time of the acquisition of Wessex, we took into consideration the pending rate review in our valuation of Wessex.

  CHANGES TO REGULATORY REGIME

     On June 30, 1997, the U.K. Government launched a review of the framework for the regulation of all utilities, and in March 1998 set out its proposals in a consultation paper. In July 1998, following the consultation, the U.K. Government published its response. Among other things, it suggested that:

     - Consumer protection should be the Director's primary duty, achieved wherever possible and appropriate through promoting effective competition, but also taking into account the need to ensure that regulated companies are able to finance the carrying out of their functions.

     - There should be consumer representative bodies to promote consumer interests.

     - A clearer link should be made between the prices utilities may charge and the customer service standards they achieve.

     - Full information should be available on companies' performance on customer service standards and on the links between this performance and the remuneration of directors.

     - Ministers should issue statutory guidance on social and environmental objectives.

     On publishing the response, the Secretary of State for Trade and Industry stated an intention to introduce legislation to implement the proposals as soon as parliamentary time permits. In his March 1999 Budget Speech, the Chancellor of the Exchequer announced that the Deputy Prime Minister will review competition in the water industry.

     Separately, the Competition Act 1998 will become effective in 2000. This will, among other things, increase the ability of the UK regulatory authorities, including the Director in relation to water and wastewater services, to investigate and take action against anti-competitive agreements and conduct. In particular, companies found to have violated the new prohibitions of anti-competitive agreements and abuse of a dominant position may be fined up to 10% of their U.K. turnover. U.K. competition law, in the Fair Trading Act 1973, also enables monopoly situations, as defined, to be investigated by the Competition Commission. Where these are found to operate contrary to the public interest, the Secretary of State has extensive powers to take action to remedy or prevent those adverse effects, including the power to order businesses to be divided.

     The Director has indicated that he intends to seek public comment before the end of 2002 on the rules and policies that should be developed in relation to license renewal/termination. The Director has suggested that in considering license termination after 2004, the Secretary of State should not regard the
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present structure of the industry as sacrosanct and that a less vertically integrated industry would be more conducive to the development of competition. The Director has stated that continuity of services to customers would be the industry regulator's primary concern in developing any rules or policies with respect to termination of licenses.

  DRINKING WATER QUALITY AND ENVIRONMENTAL REGULATION

     The water and wastewater industries in England and Wales are subject to numerous environmental regulatory requirements under the Water Industry Act 1991, the Water Resources Act 1991 and the Environment Act 1995. The Water Industry Act 1991 established a new, more extensive and more stringent quality regime for the water and wastewater industry through the creation of the National Rivers Authority, since replaced by the Environment Agency, and the Drinking Water Inspectorate.

     Under the Water Industry Act 1991, water supplied for domestic or food production must be wholesome at the time of supply. The Drinking Water Inspectorate is responsible for ensuring that water supplies meet this standard as well as the standards set out in the U.K. Water Quality Regulations. Breach of these requirements can lead to regulatory or criminal liability, and if the water supplied causes loss or damage, the breach may lead to civil liability. Water companies are required to carry out statutory sampling of water supplied to customers and must provide public information on drinking water quality. The licensed Inspectorate conducts technical audits to assess annually the quality of the drinking water supplied by the licensed companies. If any company fails to meet the relevant water quality standards, the Inspectorate may require it to take any necessary remedial action.

     Under the Water Resources Act, the Environment Agency may require persons to take precautions against pollution, may prohibit or restrict activities likely to cause pollution in areas designated by the Secretary of State for the Environment and may require persons who hold a consent to discharge matter from a drain or sewer. When reviewing existing consents and issuing new ones, the stated practice of the Environment Agency is to seek to set conditions at the level required to at least maintain and, where appropriate, improve the quality of the receiving waters.

     The activities of the U.K. water and wastewater companies are also affected by the requirements of European Union directives, including the Drinking Water Directive, the Bathing Waters Directive and the Urban Wastewater Treatment Directive, each of which has been brought into force in the United Kingdom. The environmental systems that Wessex has in place are designed to comply with European Union and U.K. requirements.

     In May 1997, the Secretary of State for the Environment announced a review to examine ways in which environmentally damaging abstractions can be equitably curtailed. The review will consider arrangements to reduce abstractions under existing licenses and for revoking licenses in areas where pumping causes significant environmental damage. He has also announced that the Director will be setting mandatory targets to reduce leaks from water supplies, which will be reviewed annually. Failure to meet the targets would carry penalties and could ultimately lead to a water and wastewater company being put into the hands of an administrator appointed by the Director. In addition, in March 1999 the U.K. Government announced that new water abstraction licenses will include time limits and limits may be imposed on existing licenses.

     In view of the age and history of many sites owned by Wessex, Wessex may incur liability for sites that are found to be contaminated, resulting in increased costs of managing or cleaning up such sites. Environmental legislation requires the polluter (or if the polluter cannot be found, the owner or occupant) of contaminated land to clean up any contamination which causes, or is likely to cause, significant harm to the environment. Polluters are also required to clean up any pollution of water sources. Other proposals that may impose strict liability for environmental damage are also under consideration by the European Union. Wessex expects that the direction of future changes will be towards further tightening of controls. However, Wessex does not believe that any liability that it may incur under environmental legislation or published European Union directives will have a materially adverse effect on its results of operations, financial position or liquidity.
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ARGENTINE REGULATORY MATTERS

  GENERAL REGULATION OF WATER

     Argentina has a federal system of government that grants significant regulatory powers to the provinces. Under the Argentine Constitution, each province has jurisdiction over its own natural resources, including water, and the legal power to create standards to protect those resources.

     Federal laws apply to areas within national jurisdiction, such as the federal capital, and to matters that affect the nation as a whole and not merely one province. At the national level, the Secretariat of Natural Resources and Sustainable Development is principally responsible for the protection of the environment, and the Ministry of Health and Social Action is principally responsible for the protection of public health. The Secretariat of Natural Resources and Sustainable Development also is responsible for the development and implementation of national water policy and for establishing priorities of uses for multiple-use water resources.

     Under the Argentine Constitution, the provision of water services at the local level generally is within the authority of the provinces and municipalities. In the Province of Mendoza, for example, the Ministry of Public Works and the Environment is granted general authority over all non-agricultural water services, and environmental regulation. Concessions for the provision of water services are granted by the provincial government by statute and decree, with oversight vested in the Ministry of Public Works and in a special purpose regulatory body known as EPAS. Decisions of EPAS may be reviewed by the Minister of the Ministry of Public Works and the Governor of the Province of Mendoza. In the Province of Buenos Aires, these duties will be carried out by the Organismo Regulador Bonarense de Aguas y Saneamiento, a unit of that province's Ministry of Public Works.

  REGULATION OF WATER SERVICE AND TARIFF RATES

     In Argentina, provision of local water service and tariff rates are generally controlled by provincial regulatory authorities, through a framework established by statute and concession contracts. Governmental acts are subject to judicial review in Argentine courts, but there is no right to appeal provincial decisions setting tariffs to the Argentine federal government. Where a water service concession is held by a company substantially owned by a U.S. company, however, recourse eventually may be available through international arbitration under the Bilateral Investment Treaty between the United States and Argentina, which provides for fair and nondiscriminatory treatment of investments. To date, however, this treaty has not been ratified by Argentina.

     The Province of Mendoza provides an example of the process of granting concessions and setting tariffs on a provincial level in Argentina. In Mendoza, the basic regulatory framework is established by provincial statutes and decrees. Within that framework, the local regulatory agency, known as EPAS, and the Ministry of Public Works regulate the provision of services and the setting of tariffs.

     In Mendoza, tariffs are proposed by EPAS, and then submitted to the Minister of the Ministry of Public Works, the provincial legislature and the Governor for approval. EPAS must recommend rate regimes with an aim to reflect efficient costs of operations, maintenance and expansion and renewal of the water system, including debt service. EPAS also strives to promote rational and efficient use of services and resources leading to a balance of supply and demand, and to address sanitation and social objectives. EPAS is authorized to establish tariff rates that require some users to pay rates that subsidize the cost of providing service to other users. Argentine law provides that in setting tariffs, EPAS must take into account costs of operations, maintenance, amortization of services and a "reasonable" rate of return for the concessionaire in the context of an efficient level of operation. The basic tariff regime is to be reviewed every five years.

     The current tariff schedule imposes a fixed monthly charge per customer, based on a formula which takes into account the customer's land area, types and size of structures and uses of the land, that normally will remain unchanged until the new tariff regime is implemented. Changes in current tariffs are allowed for several enumerated reasons, including if operating costs increase or decrease by 4% as reflected

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in official national indices, if there is a change in the national
"convertibility law" which establishes a 1:1 exchange rate of the peso with the dollar, if there are changes in the capital program due to government or regulatory reasons or if there are changes in taxes, other than income taxes.

     A new tariff regime is to be implemented in Mendoza within the next several years based on a metered charge per liter of water used. The concession contract contains assurances that the concessionaire will receive the same level of revenue as under the prior regime, thus allowing the concessionaire to retain efficiency gains and pass through changes in costs. The contract contains no provision for direct pass-through for inflation or revisions in tariffs for capital expenditures. The concessionaire may request adjustments to the new tariff if any of the following occurs:

     - The new tariff lowers consumption significantly

     - The concessionaire shows that the new tariff does not promote rational use of the assets and capital employed for the operations of the company or does not allow it to carry out the obligations of the company

     - The concessionaire shows that most of the benefits of cost reductions are inuring to consumers

     The Province of Buenos Aires employs a similar regime. Initially, the tariff will remain the same as was in effect prior to privatization. The first tariff review is expected around 2002. The tariff then is to be reviewed every five years in light of changes to the five-year program of investment. The concessionaire or the regulator may ask at any time for an increase or reduction in the tariff if consumer cost indices change by more than 3% or if there are material changes in Argentine tax law, other than value added tax or income tax, changes in water quality standards or environmental regulations or substantial changes in the condition of the concession. Both the concession contract and the governing law provide that tariff modifications may not be used to penalize the concessionaire if it operates more efficiently than expected. The concessionaire is required to provide lower rates to specified users, including retired persons with low income, care centers for the elderly and for physically challenged children, public schools, public sports facilities and libraries.

  ENVIRONMENTAL MATTERS

     Beginning in the early 1990s, Argentina began addressing environmental matters systematically at the federal level. For instance, in 1991 the Argentine government enacted a law establishing the Secretariat of the Environment and calling for a balancing of economic development with the conservation of natural resources, the improvement of the environment and the prevention and amelioration of the effects of pollution. In August 1994, the Argentine Constitution was amended to assure the right of all residents of Argentina to a healthy environment and granted the Argentine government authority to establish minimum standards of environmental protection which are to be implemented by the provinces. The 1994 amendments to the Constitution also provide that damage to the environment must be repaired immediately in accordance with applicable law, and prohibit the importation of actually or potentially toxic or radioactive waste. In 1995, the Argentine government initiated a program to protect the environment by promulgating rules regarding water, land, air and noise pollution and hazardous substances.

     Throughout Argentina, the provinces take the lead in regulating discharges of pollutants into waterways. These provinces typically set permissible standards for pollutant levels in the discharges, issue permits and enforce them. In Mendoza, wastewater discharges are regulated at the provincial level by the Ministry of Public Works, which has adopted laws respecting water quality. As in most provinces in Argentina, the Ministry of Public Works issues permits and regulates discharges of pollutants into water bodies. In addition, the concessionaire is required to comply with the drinking water quality standards set by the concession contract and enforced by EPAS. In the Province of Buenos Aires, Organismo Regulador Bonarense de Aguas y Saneamiento will regulate wastewater disposal, including industrial wastewater discharges. In both provinces, the Argentine government can enforce the provisions of the Argentine Civil and Criminal Codes against the concessionaire.

     Most provinces in Argentina have also adopted their own regulations for air and waste as well. The various provincial laws establish different compliance and enforcement requirements.

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MEXICAN REGULATORY MATTERS

  WATER PROVISION ISSUES

     Article 27 of the Mexican Constitution reserves water resources to the nation. Article 115 of the Mexican Constitution places responsibility for providing public services, including water and wastewater treatment, on the municipalities with the participation of the state when required by law. The Ministry of Environment, Natural Resources and Fisheries, through the National Water Commission, is responsible for:

     - Assigning water rights and discharge rights to users and assessing the relevant fees

     - Enforcing water-related environmental regulations

     - Planning the efficient development of water resources

     - Developing regulatory, legal and financial structures for water concessions at the municipal level with an emphasis on private participation

     - Providing technical assistance to local water authorities and advising on project feasibility

     - Providing financial support for priority water projects, particularly in low-income areas

     The Water Commission of the Federal District of Mexico is responsible for the provision of water and wastewater services within the Federal District of Mexico. The Water Commission has contracted with Industrias del Agua, S.A. de C.V. to provide services relating to the water and wastewater system. These services are to be provided in accordance with the terms of the contract and reimbursed according to the rate schedule set forth in the contract.

     For areas outside the Federal District, the states and municipalities are responsible for setting conditions for concessions and for establishing a tariff structure for all customer groups, collecting payments from customers and paying the National Water Commission for use of water rights. The Cancun concession is regulated by Concession Integral de los Servicos de Agua Potable, Alcantarillado Sanitario y Saneamiento, referred to as CAPA, an agency of the State of Quintana Roo. One of the requirements of the concession is that the concessionaire achieve and maintain a 95% connection rate for water and wastewater for the population. Changes to the connection rate requirement will be subject to the mutual consent of both CAPA and the concessionaire.

     The Governor of the State of Quintana Roo appoints the members of CAPA. If the Governor is not supportive of the concessionaire, CAPA may be less inclined to approve concessionaire initiatives and less understanding of problems it encounters. Azurix believes Desarrollos Hidraulicos, the concessionaire, has good relations with the state's new governor.

  TARIFF RATES FOR THE CANCUN CONCESSION

     The tariff rates for the Cancun concession are set by CAPA and are based on the principle of full recovery of operations and maintenance costs and can be revised to maintain the economic equilibrium of the concession. There is no provision that tariffs should provide a return on equity or permit the concessionaire to earn a profit.

     Initial tariffs were set when the concessionaire was first awarded the concession in October 1993. At current levels, the tariffs are sufficient to cover cost of operations, capital expenditures required under the concession and return on investment. These expenditures should not necessitate a real tariff increase over the term of the concession. However, should significant, unexpected capital expenditures be required, the concessionaire can propose to CAPA a tariff increase.

     CAPA has indicated that it intends to change the tariff rate in the near term to eliminate the cross-subsidy between water and wastewater. Currently, wastewater service is charged a flat rate of 20% of the water bill, regardless of actual usage. This would have the effect of increasing wastewater rates and reducing water rates. If the concessionaire wants to increase rates in real terms, it will be required to submit a rate case to CAPA, with supporting economic and financial documents explaining the reason for

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the increase. In all cases, the real rate for the residential and communal customer classes shall not exceed the combined operation and maintenance costs of supplying those customers. The concession will be evaluated every five years to determine whether real tariff increases are justified. However, the concessionaire may propose real increases at any time, though CAPA's consent must still be obtained.

     Under the terms of the concession amendments, the concessionaire is permitted to disconnect a customer for non-payment.

  ENVIRONMENTAL MATTERS FOR THE CANCUN CONCESSION

     The concessionaire at Cancun represented to Azurix that it is and has been in compliance with all state and federal environmental standards associated with the operation of the concession and that there are no outstanding non-compliant environmental issues with the state and federal agencies associated with the concession's operation. If the representation made by the concessionaire is incorrect, then any environmental liability will be a liability of the concessionaire. In any event, the concessionaire and an affiliate of the former shareholders must indemnify Azurix up to $300,000.

     The wastewater plants operated by the concessionaire are designed to discharge an effluent containing no more than 30 milligrams per liter of total suspended solids and biochemical oxygen demand. The Mexican federal quality criterion for the saltwater injection discharge that is operated by the concessionaire is 70 milligrams per liter of total suspended solids and biochemical oxygen demand. With the completion of the plant under construction, the existing biosolid management system will need to be modified or expanded to manage the disposal of the additional volume of biosolids that will be produced, and other environmental systems will need to be reevaluated for ongoing operations. The majority of the planned capital expenditures is dedicated to the improvement of the wastewater collection and treatment system, and we believe that the amounts planned are sufficient to meet treatment goals and environmental regulations.

U.S. REGULATORY MATTERS

     Philip Utilities, which we acquired on May 18, 1999, has operations in the United States. The business sectors in which we operate, or intend to operate, in the United States are generally highly regulated by national, state and local laws and regulations.

  TARIFF RATES

     In the United States, the rates for water and wastewater services are generally subject to state and local laws and regulation. Although the system is highly fragmented among jurisdictions, most jurisdictions in the United States utilize "rate of return" economic regulation in setting water and wastewater rates. Under rate of return economic regulation, the service provider is allowed to recover its reasonable and necessary operations and maintenance expenses, and a recovery of and a reasonable return on its invested capital. In most jurisdictions, a water or wastewater service provider is required to keep a current set of tariffs on file with the governing regulatory authority. A service provider generally can charge less than the approved tariffs. Typically, a service provider cannot change its rates without the approval of the governing regulatory authority. We can give no assurance regarding our ability to obtain approvals for rate changes, given the vast number of regulatory authorities with jurisdiction over water and wastewater service in the United States, and the fact that decisions regarding rate changes are often subject to political, as well as economic, factors.

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  DRINKING WATER QUALITY

     The Safe Drinking Water Act directs the EPA to set drinking water standards for the approximately 55,000 community water supply systems in the United States. The Safe Drinking Water Act Amendments of 1996 bring important changes to the regulation and financing of water systems. The amendments have several potentially significant regulatory initiatives, which include the following:

     - Recent adoption of two rules that may require more sophisticated treatment. First, the disinfectants and disinfection by-products rule, establishes maximum residual disinfectant levels for chlorination and maximum contaminant level goals for potentially harmful disinfection by-products. Second, the enhanced surface water treatment rule focuses on treatment requirements for waterborne pathogens, particularly cryptosporidium.

     - A requirement that the EPA list 30 previously unregulated contaminants for monitoring, risk assessment and potential regulation at least once every five years. The new Act also specifies that the EPA shall study radon, arsenic and sulfates and propose rulemakings in 1999, 2000 and 2001, respectively, if the EPA determines that these chemicals threaten the public health. Such a program poses the risk of additional contaminants being regulated as the EPA implements this research, with the attendant risks of potentially increased capital and operational costs.

     - Adoption of regulations to reduce lead and copper in drinking water. Water providers that exceed specified levels of lead and copper in drinking water may be required to perform additional monitoring and develop measures to reduce the lead and copper content.

     The EPA has other long-term plans to develop regulations governing the treatment of drinking water, such as the recycling of filter backwash into influent streams at public utilities and additional groundwater disinfection. It is unclear what precise form these and other regulations will take, so potential regulatory risks and costs of compliance cannot be evaluated at this time. As is true for any drinking water provider, by operating water assets in the United States, we face the risk that water we will provide could be contaminated, including for reasons outside our control, and such contamination could expose us to regulatory sanctions and potential liability for injury to persons and property.

  ENVIRONMENTAL MATTERS

     Among other things, environmental laws and regulations in the United States generally set requirements for:

     - The quality of the discharges from treatment facilities

     - The handling and disposal of biosolids from treatment facilities

     - The management of associated materials and wastes

     - Good housekeeping practices for the management and monitoring of the operations

     We intend to invest in companies or projects that operate in material compliance with environmental laws and regulations. It is impossible, however, to predict how the precise regulatory framework governing companies in which we will invest will operate.

     Changes in environmental laws and regulations, or in the level of their enforcement, may adversely impact our financial results. These adverse impacts could cause our actual financial results to differ materially from those we project, forecast, estimate or budget. Moreover, changes in these laws and regulations may require improvements in order to remain in compliance that can result in additional capital and operating costs. Environmental protection statutes in the United States typically provide for the imposition of substantial civil and criminal penalties, as well as the possibility of permit revocation and corrective action orders, for violations of their requirements. These laws may also provide for retroactive, strict liability without regard to a party's negligence or fault.

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

     The Federal Water Pollution Control Act, known as the "Clean Water Act," establishes a system of standards, permits and enforcement procedures for the discharge of pollutants from industrial and municipal wastewater sources. The law requires permits for discharges from water treatment facilities and sets treatment standards for industries and wastewater treatment plants. Discharge permits issued under the Clean Water Act are subject to renewal once every five years. When discharge permits are renewed and reissued, it is customary for the EPA or the state agency issuing the permit to impose more stringent discharge limitations in the new permit. In addition, the EPA and the states have been establishing new standards for bodies of water that receive wastewater treatment plant discharges and these new standards may result in the imposition of more stringent effluent limitations as discharge permits are renewed. Compliance with these requirements is monitored closely and the Clean Water Act provides the EPA with an array of enforcement mechanisms for companies that fail to comply, including penalties and injunctive relief. Additionally, the EPA has recently published regulations of the use and disposal of biosolids when they are applied to land or incinerated. Although controls on biosolid disposal may be tightened, we believe it unlikely that the EPA would take drastic measures such as banning the land application of biosolids. Although we cannot predict the nature of these and other regulations under the Clean Water Act, we do not believe that such regulations will materially harm our business.

     Other U.S. environmental laws and regulations may also impact Azurix. These include the Clean Air Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act. Generally speaking, responsibility for implementing and enforcing the regulations promulgated by the EPA under the Clean Air Act and the RCRA rests with individual states, whereas the CERCLA is administered by the EPA itself. In some instances, state regulations have established standards that are more demanding than the federal standards. Although we anticipate that Azurix's industrial wastewater treatment services business will focus primarily on the operation and management of on-site wastewater treatment facilities, Azurix may also operate and manage facilities that receive and treat third party industrial wastewater that is generated at an off-site location. Biosolids and other residues resulting from the treatment of industrial wastewater, particularly wastewater from third party off-site generators, may be subject to classification as "hazardous waste" under the RCRA and consequently become subject to more stringent handling and disposal requirements imposed under the RCRA.

     We believe that Azurix possesses the expertise necessary to comply with all U.S. environmental laws applicable to Azurix's operations. We also expect that our U.S. operations will be subject to a comprehensive environmental auditing program similar to the program that Wessex has implemented for operations in the United Kingdom that is designed to provide early identification of potential environmental problems and to provide reasonable assurance that identified problems are properly and promptly addressed. Nevertheless, there can be no assurance that our operations will comply with all environmental laws at all times.

CANADIAN REGULATORY MATTERS

     Philip Utilities has operations in Canada. Water and wastewater treatment operations in Canada are subject to comprehensive federal, provincial and local laws, regulations and guidelines pertaining to the provision of drinking water and wastewater treatment services, as well as protection of the environment. These laws and implementing regulations and guidelines establish standards for the quality and quantity of effluent discharged from wastewater treatment facilities, the handling and disposal of biosolids and other generated wastes and materials, and the treatment and distribution of drinking water to customers. Water and wastewater treatment facilities may only be constructed after required environmental permits, certificates and approvals have been obtained from appropriate governmental agencies. These facilities must then be operated in compliance with the terms and conditions found in those permits, certificates and approvals. Some Canadian provinces also regulate and control the quality of drinking water, using standards relating to the design, construction and operation of water facilities that may be more burdensome than federal requirements. Moreover, there are extensive federal and provincial laws, regulations and guidelines relating to the proper management and safe control of biosolids and other wastes

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

and materials that are accumulated at water or wastewater treatment facilities and require proper disposal. The failure to comply with these laws, regulations and guidelines or any applicable permits, certificates and approvals may result in the assessment of fines, penalties or administrative orders.

     We believe that technical and operating personnel at Azurix possess the expertise necessary to ensure that any water or wastewater treatment concessions acquired in Canada will be operated materially in compliance with applicable Canadian laws, regulations and guidelines, but there can be no guarantee that these operations will comply with all environmental laws, regulations and guidelines at all times. Any new environmental laws, regulations and guidelines, changes to existing laws, regulations and guidelines, or more stringent terms and conditions in permits, certificates or approvals relating to facilities we operate may result in additional regulatory compliance costs that may or may not be recoverable through rate increases. Nevertheless, we do not expect any new or changed laws, regulations and guidelines or the modification of any permits, certificates or approvals to be any more burdensome to the operations of Azurix than any other water and wastewater treatment services company performing similar operations in Canada.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table provides information regarding our executive officers and directors.

NAME                                   AGE                      POSITION
----                                   ---                      --------
Rebecca P. Mark......................  44    Director, Chairman and Chief Executive Officer
Rodney L. Gray.......................  47    Director and Vice Chairman, Finance, Risk
                                             Management and Investments and Chief Financial
                                             Officer
W. Nicholas Hood.....................  63    Director and Vice Chairman
John C. Ale..........................  45    Executive Director and General Counsel
Alex Kulpecz.........................  45    Executive Director, Europe, Middle East, Asia,
                                             Africa
Amanda K. Martin.....................  38    Executive Director, Americas
Edward N. Robinson...................  53    Executive Director, Strategy and Corporate
                                             Development
Colin F. Skellett....................  53    Executive Director, Technical and Operating,
                                             Environmental and Safety Services
John H. Duncan.......................  71    Director
Kenneth L. Lay.......................  57    Director
Jeffrey K. Skilling..................  45    Director
Joseph W. Sutton.....................  51    Director
John Wakeham.........................  66    Director
Herbert S. Winokur, Jr. .............  55    Director

     Rebecca P. Mark has served as Director, Chairman and Chief Executive Officer of Azurix since July 1998. Ms. Mark has served as Vice Chairman of Enron since May 1998, and, until recently, was Chairman of Enron International Inc. since January 1996 and Chairman and Chief Executive Officer of Enron Development Corp. since July 1991. She was also Chief Executive Officer of Enron International from January 1996 to May 1998 and Vice President and Chief Development Officer of Enron Power Corp. from July 1990 to July 1991. Enron International Inc., Enron Development Corp. and Enron Power Corp. are wholly owned subsidiaries of Enron. Ms. Mark is also a Director of Brunswick Corp.

     Rodney L. Gray has served as Director of Azurix since July 1998, as Vice Chairman, Finance, Risk Management and Investments and Chief Financial Officer of Azurix since November 1998 and Executive Director, Finance, Risk Management and Investments of Azurix from October 1998 until November 1998. Mr. Gray was Executive Vice President, Finance of Enron International from January 1997 until he joined Azurix. In addition, Mr. Gray was Chairman and Chief Executive Officer of Enron Global Power & Pipelines L.L.C. from June 1995 until November 1997 and was also President of Enron Global Power & Pipelines L.L.C. from November 1995 to November 1997. Mr. Gray also served as a Managing Director of Enron Development Corp. from August 1995 through December 1996, as Chairman and Chief Executive Officer of Enron International from June 1993 to December 1995, and as Senior Vice President, Finance & Treasurer of Enron from October 1992 through June 1993. Mr. Gray is also a Director of Harmon Industries Inc.

     W. Nicholas Hood has served as Director and Vice Chairman of Azurix since October 1998 and as Chairman of Wessex since September 1989. From 1987 to 1989, Mr. Hood served as Chairman of Wessex Water Authority, Wessex's predecessor. He is Chairman of MHIT plc and is a Non-executive Director of Winterthur Life U.K. Ltd. and Commercial Union Environment Trust plc, President of the International Water Services Association and a Member of the Water Training Council. Mr. Hood is Deputy Chairman

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

of Business in the Community, a Member of The Prince's Council, Chairman of @Bristol and a Director of the Harbourside Foundation and of the Harbourside Center.

     John C. Ale has served as Executive Director and General Counsel of Azurix since December 1998. Prior to joining Azurix, Mr. Ale was with the law firm of Vinson & Elkins L.L.P. for more than 17 years, and was a partner for more than 12 years. From December 1996 to October 1998, Mr. Ale served as managing partner of the London office of Vinson & Elkins. From July 1993 to October 1998, he was chairman of Vinson & Elkins' project finance and development practice. Prior to joining Vinson & Elkins, Mr. Ale served as law clerk to the Honorable Warren E. Burger, then Chief Justice of the United States.

     Alex Kulpecz has served as Executive Director, Europe, Middle East, Asia, Africa of Azurix since September 1998. From October 1995 to September 1998, Mr. Kulpecz served as Director of Development for Russia, Central/Eastern Europe, Latin America and Africa for Shell International Gas & Power. Prior to that time, he led the reorganization teams for Shell International's exploration and production business in The Hague, acted as Senior Management Liaison for Shell International's oil and gas production business in Europe and the United Kingdom and held management positions in the Middle East and the United Kingdom.

     Amanda K. Martin has served as Executive Director, Americas of Azurix since September 1998. Commencing in 1991, Ms. Martin served in various positions with Enron Capital & Trade Resources Corp., including President of Energy and Finance Services from January 1998 to September 1998, Managing Director and Vice President of Business Ventures and Asset Management from September 1996 to January 1998, Vice President of Business Ventures and Asset Management from April 1994 to September 1996, and Senior Counsel from March 1993 to April 1994.

     Edward N. Robinson has served as Executive Director, Strategy and Corporate Development of Azurix since November 1998. Prior to joining Azurix, Mr. Robinson served as Member of the Executive Committee from 1992 to 1998, Executive Vice President and Manager, The Private Bank, from 1995 to 1998 and Executive Vice President and Manager, Investment Banking from 1992 to 1994 of Chase Bank of Texas, formerly Texas Commerce Bank. Mr. Robinson also served as Vice President and then Director from 1983 to 1989 and Managing Director from 1989 to 1992 of The First Boston Corporation.

     Colin F. Skellett has served as Executive Director, Technical and Operating, Environmental and Safety Services of Azurix since October 1998 and as Chief Executive of Wessex since January 1995. Mr. Skellett served as Managing Director of Wessex from September 1989 to January 1995. Mr. Skellett is also Chairman of Wessex Water Services Ltd. and is the U.K. representative on the European Union of National Associations of Water Suppliers and Waste Water Services.

     John H. Duncan has served as Director of Azurix since March 1999. Mr. Duncan's principal occupation has been investments since 1990. Mr. Duncan is also a Director of Enron, EOTT Energy Corp., the general partner of EOTT Energy Partners, L.P., Enron Oil & Gas Company, Chase Bank of Texas, National Association and Group 1 Automotive Inc.

     Kenneth L. Lay has served as Director of Azurix since November 1998. Mr. Lay has been a Director of Enron since 1985 and a Director of Enron Oil & Gas Company since 1985. For over five years, Mr. Lay has been Chairman of the Board and Chief Executive Officer of Enron. Mr. Lay is also a Director of Eli Lilly and Company, Compaq Computer Corporation, EOTT Energy Corp. and Trust Company of the West.

     Jeffrey K. Skilling has served as Director of Azurix since November 1998. Mr. Skilling has been a Director of Enron and of Enron Oil & Gas Company since 1997. Since January 1, 1997, Mr. Skilling has served as President and Chief Operating Officer of Enron. From June 1995 until December 1996, he served as Chief Executive Officer and Managing Director of Enron Capital & Trade Resources Corp. From August 1990 until June 1995, Mr. Skilling served Enron Capital & Trade Resources Corp. in a variety of senior managerial positions.

     Joseph W. Sutton has served as Director of Azurix since March 1999. Mr. Sutton has served as President of Enron International, Inc. since January 1996 and its Chief Executive Officer since May 1998. From January 1996 to May 1998, he also served as Enron International's Chief Operating Officer. From 1995 to January 1996, Mr. Sutton served as President and Chief Operating Officer and from 1992 to 1995 was a Vice President of Enron Development Corp. Before joining Enron Development Corp., Mr. Sutton served as a career officer in the U.S. Army.

     John Wakeham has served as a Director of Azurix since March 1999. Lord Wakeham has been a Director of Enron since 1994. Lord Wakeham is a retired former U.K. Secretary of State for Energy and Leader of the Houses of Commons and Lords. He served as a Member of Parliament from 1974 until his retirement from the House of Commons in April 1992. Prior to his government service, Lord Wakeham managed a large private practice as a chartered accountant. In the U.K., he is currently Chairman of the Press Complaints Commission and Chairman or Director of a number of publicly traded U.K. companies.

     Herbert S. Winokur, Jr. has served as a Director of Azurix since April 1999. Mr. Winokur has been a Director of Enron since 1985. Mr. Winokur is Chairman and Chief Executive Officer of Capricorn Holdings, Inc., a private investment company, and Managing General Partner of Capricorn Investors, L.P. and Capricorn Investors II, L.P., private investment partnerships concentrating on investments in restructure situations, organized by Mr. Winokur in 1987 and 1994, respectively. Prior to his current appointment, Mr. Winokur was Senior Executive Vice President and a director of Penn Central Corporation. Mr. Winokur is also a director of NAC Re Corporation, The WMF Group, Ltd., Mrs. Fields Holding Company, Inc., CCC Information Services Group, Inc. and DynCorp.

BOARD OF DIRECTORS

     Our Board of Directors is divided into three classes serving staggered terms. Directors in each class are elected to serve for three-year terms and until their successors are elected and qualified. Each year, the directors of one class stand for election as their terms of office expire. Mr. Hood, Mr. Duncan and Mr. Sutton have been designated as Class I directors, with their terms of office expiring in 2000; Mr. Gray, Mr. Skilling and Lord Wakeham have been designated as Class II directors, with their terms of office expiring in 2001; and Ms. Mark, Mr. Lay and Mr. Winokur have been designated as Class III directors, with their terms of office expiring in 2002.

     Following the offering, we will appoint two individuals independent of Azurix, Enron, Marlin Water Trust and Atlantic Water Trust to serve on our Board of Directors.

COMMITTEES OF THE BOARD

     Our Board of Directors has established an Executive Committee, an Audit and Finance Committee, a Corporate Governance Committee, a Human Resources and Compensation Committee and a Stock Plan Committee.

  EXECUTIVE COMMITTEE

     Mr. Lay, Ms. Mark and Mr. Winokur serve on the Executive Committee. The Executive Committee is authorized to take all actions within the authority of the Board of Directors between regular meetings of the Board of Directors when it is not practicable, in the judgment of the Chairman of the Board and the chairman of the Executive Committee, to convene a meeting of the Board of Directors.

  AUDIT AND FINANCE COMMITTEE

     Mr. Winokur and Mr. Duncan serve on the Audit and Finance Committee. This committee reviews and reports to the Board of Directors with respect to the selection, retention, termination and terms of engagement of our independent public accountants, and maintains communications among the Board of Directors, the independent public accountants and our internal accounting staff with respect to accounting and audit procedures. The Audit and Finance Committee also reviews, with management and our independent auditors, our annual financial statements, the adequacy of our internal accounting and control procedures and policies and related matters. This committee periodically reviews the results of capital proposals previously approved by the Board of Directors to assess how they compare with the plan as adopted by the Board of Directors. This committee may review other financial matters when requested by the Board of Directors or by management.

  CORPORATE GOVERNANCE COMMITTEE

     Lord Wakeham, Mr. Hood, Mr. Lay and Mr. Sutton serve on the Corporate Governance Committee. This committee coordinates the functioning of the Board of Directors, including assessing the membership of the Board of Directors and reviewing the processes and procedures of the Board of Directors. This committee reviews with the Chief Executive Officer our organizational structure and corporate governance mechanisms.

  HUMAN RESOURCES AND COMPENSATION COMMITTEE

     Mr. Duncan and Mr. Winokur serve on the Human Resources and Compensation Committee. This committee determines the compensation to be paid to our top management and will establish policies for, and administer, all compensation and benefit plans in which other senior managers participate. Following the offering, this committee will administer our stock plan. This committee also reviews and reports to the Board of Directors on all other compensation and benefit plans.

  STOCK PLAN COMMITTEE

     Mr. Lay, Ms. Mark and Mr. Skilling currently serve on the Stock Plan Committee. This committee was established to administer our stock plan prior to completion of the offering.

BOARD COMPENSATION

     Employee directors will not receive additional compensation for serving on our board of directors. Non-employee directors will be compensated entirely in options to purchase our common stock and will each receive an initial grant of options to purchase 12,000 shares of common stock at the offering price. Committee chairmen will each receive an additional grant to purchase 1,500 shares of common stock at the initial public offering price. Options will be exercisable for ten years. These options will vest 50% on the first anniversary of the grant date and 100% on the second anniversary of the grant date.

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

EXECUTIVE COMPENSATION

     The following table sets forth compensation information for the year ended December 31, 1998 for the Chairman and Chief Executive Officer and each of the four other most highly compensated executive officers of Azurix. These five individuals are referred to in this prospectus as the "Named Executive Officers." Because each of these individuals joined Azurix during 1998, the amounts shown in the table below represent amounts attributable to and paid by Azurix after each individual joined Azurix.

                                                            ANNUAL COMPENSATION
                                         ---------------------------------------------------------
                                                                      OTHER ANNUAL     ALL OTHER
      NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS     COMPENSATION    COMPENSATION
      ---------------------------        ----   --------   --------   ------------    ------------
Rebecca P. Mark(1).....................  1998   $145,306         --     $ 65,653(4)           --
  Chairman and Chief Executive Officer
Rodney L. Gray(1)......................  1998   $156,269   $101,250           --              --
  Vice Chairman, Finance, Risk
  Management and Investments and Chief
  Financial Officer
Amanda K. Martin(1)....................  1998   $106,999   $181,250           --        $350,000(6)
  Executive Director, Americas
Alex Kulpecz(2)........................  1998   $177,172   $200,000     $188,613(5)     $250,000(7)
  Executive Director, Europe, Middle
  East, Asia, Africa
Colin F. Skellett(3)...................  1998   $105,825   $ 85,000           --              --
  Executive Director, Technical and
  Operating, Environmental and Safety
  Services

---------------

(1) Rebecca P. Mark, Rodney L. Gray and Amanda K. Martin were paid by Enron and/or its affiliates for the entire year. The salary and bonus amounts shown in the table are the amounts of their total compensation received from Enron that were allocated by Enron to Azurix and paid by Azurix to Enron for services rendered to Azurix. Ms. Mark's bonus arrangement is described below under "-- Employment Agreements." The bonus amounts allocated to Azurix by Enron for Mr. Gray and Ms. Martin were based on qualitative criteria and were awarded in relation to the formation of Azurix's strategic business development and corporate financing organization, in the case of Mr. Gray, and Azurix's business development effort for the Americas, in the case of Ms. Martin.

(2) Alex Kulpecz joined Azurix during September 1998. Mr. Kulpecz's bonus was based on qualitative criteria and was awarded in relation to the formation of Azurix's London office and business development effort for Europe, the Middle East, Africa, Asia and the Pacific Rim.

(3) Colin F. Skellett joined Azurix in October 1998 in conjunction with the acquisition of Wessex. Mr. Skellett's bonus was based on qualitative criteria and was awarded in relation to the formation of Azurix's technical and operational organization.

(4) Includes $62,419 reported as income and paid by Azurix for Ms. Mark for personal airplane usage.

(5) Includes $127,533 for payment of U.K. income taxes.

(6) Represents compensation paid to Ms. Martin for forgoing compensation from her previous employer, Enron Capital & Trade Resources Corp.

(7) Represents a sign-on bonus for forgoing compensation from his previous employer.

EMPLOYMENT AGREEMENTS

     Rebecca P. Mark entered into an employment agreement, effective May 1998, with Enron through December 31, 2001 as Chairman of Enron International and Vice Chairman of Enron. The agreement was amended when it was assumed by Azurix, in addition to Enron, effective February 1, 1999, in connection

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

with Ms. Mark's assumption of the role as Chairman and CEO of Azurix, in addition to her role as Vice Chairman of Enron. The agreement provides for an annual salary of not less than $710,000. Under the agreement, in May 1998, Ms. Mark was granted 100,000 Enron stock options that have a ten-year term and vest one-third on each of January 1, 1999, January 1, 2000 and January 1, 2001, and 350,000 Enron stock options which have a ten-year term and vest one-third on each of May 4, 1999, May 4, 2000 and May 4, 2001. The agreement stipulated Ms. Mark's 1998 bonus target to be one percent of Enron International's after-tax net income subject to adjustment in the sole discretion of Enron's Chairman and CEO, taking into consideration after-tax net income and funds flow targets set each year by the Board of Directors, as well as other performance criteria. The agreement also stipulates that bonus calculations for 1999 through 2001 will be determined prospectively. The agreement provides that Ms. Mark is eligible to participate in either the Enron executive compensation long-term incentive program or the Azurix stock incentive plan. During the term of this agreement, Ms. Mark was granted 2,000,000 Azurix stock options from the Azurix stock incentive plan, effective February 2, 1999, which will vest 25% per year over the next four-year period. The agreement also provides for full vesting of specific grants and awards made to Ms. Mark under long-term incentive plans maintained by Enron in the event of involuntary termination, death or disability and, as recently amended, precludes full vesting of long-term grants made under the Azurix stock incentive plan in the event of termination. The agreement provides 100% of base pay and unpaid bonuses through the contract term in the event of involuntary termination. The employment agreement contains noncompetition provisions in the event of Ms. Mark's termination of employment.

     Rodney L. Gray entered into an employment agreement with Azurix effective February 16, 1999. The agreement, which expires February 15, 2004 and entitles Mr. Gray to an annual salary of $430,000, provides that Mr. Gray will participate in an annual incentive plan with a bonus target of 100% of his annual base salary. The agreement provides that Mr. Gray is eligible to participate in the Azurix stock incentive plan. Under his agreement, Mr. Gray was granted 1,000,000 Azurix stock options, effective February 2, 1999, which will vest 20% per year over the next five-year period. If Mr. Gray is involuntarily terminated, which includes a termination by Azurix without cause, then he will receive a monthly severance payment equal to 100% of his monthly salary and annual bonus payments until the end of the term of the agreement as if he had not been terminated. The agreement prohibits Mr. Gray from competing with Azurix until February 15, 2004.

     Amanda K. Martin entered into an employment agreement with Enron Capital & Trade Resources, which subsequently was assigned to Azurix. The agreement runs through August 31, 2003 and entitles Ms. Martin to an annual salary of $400,000. In connection with the transfer of her agreement to Azurix, Ms. Martin received a bonus of $350,000. The agreement provides that Ms. Martin will participate in an annual incentive plan with a bonus target of between 100% and 200% of her annual base salary and that Ms. Martin is eligible to participate in the Azurix stock incentive plan. Under her agreement, Ms. Martin was granted 1,000,000 Azurix stock options, effective February 2, 1999, which will vest 25% per year over the next four-year period. If Ms. Martin is involuntarily terminated, which includes a termination by Azurix without cause, then she will receive a monthly severance payment equal to 100% of her monthly salary and unpaid annual bonuses until the end of the term of the agreement as if she had not been terminated. In order to receive these payments, Ms. Martin may not compete with Azurix during the term of the agreement following an involuntary termination. The agreement also prohibits Ms. Martin from competing with Azurix until six months after the termination of employment or the expiration of the agreement.

     Alex Kulpecz entered into an employment agreement with Azurix which runs through September 14, 2001 and entitles Mr. Kulpecz to an annual salary of $492,000. In connection with his agreement, Mr. Kulpecz received a sign-on bonus of $250,000. The agreement provides that Mr. Kulpecz will participate in an annual incentive plan with a bonus target of 100% of his annual base salary. Under the terms of the agreement, upon commencing employment, Mr. Kulpecz was granted 100,000 Enron stock options that have a ten-year term and vest one-third on each anniversary of the date of grant and 30,000 Enron stock options which have a ten-year term and are 100% vested. If Mr. Kulpecz is involuntarily terminated, which includes a termination by Azurix without cause, then he will receive a

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

monthly severance payment equal to 100% of his monthly salary until the end of the term of the agreement as if he had not been terminated, plus a pro rata portion of his bonus earned for the year of termination. In addition, in the case of involuntary termination except if he has failed to meet performance objectives, Mr. Kulpecz will be entitled to a payment so that the value of the equity in Enron and Azurix which he has received pursuant to his employment agreement plus the payment equals one million dollars. The agreement prohibits Mr. Kulpecz from competing with Azurix until the later of September 14, 2001 or one year following termination of employment.

     Colin F. Skellett entered into an employment agreement with Wessex which entitles Mr. Skellett to an annual salary of $423,300. The agreement provides that Mr. Skellett is eligible to participate in the Azurix stock incentive plan. Under his agreement, Mr. Skellett was granted 600,000 Azurix stock options, effective February 2, 1999, which will vest 33 1/3% per year over the next three-year period. The employment agreement may be terminated by either Wessex or Mr. Skellett upon 12 months' notice. The agreement otherwise terminates on Mr. Skellett's 60th birthday. The agreement provides that Mr. Skellett will participate in an annual bonus plan. The agreement prohibits Mr. Skellett from competing with Wessex for one year following termination of employment.

STOCK PLAN

     We have adopted a stock incentive plan. Grants of incentive stock options and nonqualified stock options and awards of restricted stock may be made pursuant to the stock plan. At any particular time, the number of shares of common stock issued under the plan plus the number of shares of common stock issuable upon the exercise of all outstanding stock options under the plan may not exceed 15% of the total number of shares of common stock then outstanding, assuming the exercise of all outstanding options. The stock plan will be administered by the Stock Plan Committee, which currently consists of Rebecca P. Mark, Kenneth L. Lay and Jeffrey K. Skilling. The exercise price for an option granted under the stock plan will be determined by the Stock Plan Committee and will be no less than the fair market value of the common stock on the date that the option is granted. If our outstanding common stock is adjusted because of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other similar change, the Stock Plan Committee will make appropriate adjustments to the total number of shares covered by the plan and the exercise price and number of shares covered by each outstanding option or restricted stock award.

     As long as Enron owns 30% or more of our common stock, if there is a change in control of Enron, then each outstanding restricted stock award or option, regardless of vesting, will be surrendered and canceled and each grantee will receive a cash payment from Azurix. If there is a change in control of Azurix, then each outstanding restricted stock award or option, regardless of vesting, will be surrendered and canceled and each grantee will receive a cash payment from Azurix. In either case, the cash payment for restricted stock awards will equal the fair market value of a share of our common stock on the date of cancellation multiplied by the number of shares subject to the restricted stock award. In either case, the cash payment for canceled options will equal the difference between the fair market value of a share of our common stock on the date of cancellation minus the exercise price of the canceled options multiplied by the number of shares covered by the canceled options. In the case of a change in control of Azurix by means of a merger, sale or other business combination or a tender offer, the fair market value of our common stock for purposes of the calculation set forth in the previous sentence will be the per share price offered to our stockholders in such transaction.

STOCK OPTION GRANTS

     During 1998, there were no options held, granted or exercised. On February 2, 1999, Azurix granted options to purchase a total of 7,800,150 shares of common stock. The following table sets forth information regarding options granted to the Named Executive Officers on February 2, 1999.

                                                                                               POTENTIAL REALIZABLE VALUE AT
                       NUMBER OF SHARES                                                        ASSUMED RATES OF STOCK PRICE
                       OF COMMON STOCK      PERCENT OF TOTAL       EXERCISE                    APPRECIATION FOR OPTION TERM
                      UNDERLYING OPTIONS   OPTIONS GRANTED AT       PRICE       EXPIRATION   ---------------------------------
        NAME              GRANTED(1)        FEBRUARY 2, 1999     ($/SHARE)(2)      DATE      0%(3)      5%(3)        10%(3)
        ----          ------------------   -------------------   ------------   ----------   -----   -----------   -----------
Rebecca P. Mark......     2,000,000               25.6%             $16.72      02/02/2009    $0     $21,040,000   $53,300,000
Rodney L. Gray.......     1,000,000               12.8               16.72      02/02/2009     0      10,520,000    26,650,000
Amanda K. Martin.....     1,000,000               12.8               16.72      02/02/2009     0      10,520,000    26,650,000
Alex Kulpecz.........     1,000,000               12.8               16.72      02/02/2009     0      10,520,000    26,650,000
Colin F. Skellett....       600,000                7.7               16.72      02/02/2009     0       6,312,000    15,990,000

---------------

(1) These options are subject to vesting based on the following schedule:
    Rebecca P. Mark -- 25% per year over four years; Rodney L. Gray -- 20% per year over five years; Amanda K. Martin -- 25% per year over four years; Alex Kulpecz -- 20% per year over five years; and Colin F. Skellett -- 33 1/3% per year over three years.

(2) Each of these options was granted pursuant to our stock incentive plan and is subject to the terms of the stock incentive plan as described above. These options were granted at an exercise price equal to the fair value of our common stock as determined by our Board of Directors on the date of the grant.

(3) The 0%, 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 0%, 5% or 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants. The potential realizable value is calculated by assuming that the fair market value of the common stock on the date of grant of the options appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price.

     In addition to the option grants to the Named Executive Officers in the table above, Azurix granted options to purchase a total of 2,200,150 shares of common stock at an exercise price of $16.72 per share to other employees with vesting schedules generally providing for vesting over three to five years. All of these options expire ten years after the grant date of February 2, 1999.

     In approving the grants described above, the Stock Plan Committee sought to provide incentives in addition to compensation to Azurix's employees to devote their utmost effort and skill to the advancement and betterment of Azurix by providing such employees with an opportunity to participate in the ownership of Azurix and thereby have an interest in the success and increased value of Azurix as well as to enhance Azurix's ability to retain the services of its key employees. As a member of the Stock Plan Committee, Rebecca P. Mark participated in approving these grants, except with respect to the grant of options to herself.

     In addition to the grants of stock options described above, our Board of Directors has authorized additional grants, conditioned on the completion of the offering and effective as of the date of this prospectus, of options to purchase an aggregate of 626,500 shares of common stock to employees who recently joined Azurix. These options will have an exercise price equal to the initial public offering price, will generally vest over three to five years and will be exercisable for ten years after the date of grant.

      TRANSACTIONS WITH ENRON, ATLANTIC WATER TRUST AND MARLIN WATER TRUST

     In 1998, there were significant transactions among us, Enron, Atlantic Water Trust and Marlin Water Trust. For purposes of governing these ongoing relationships, we will enter into, or continue in effect, various agreements and relationships, including those described below. Some of the agreements summarized below will be included as exhibits to the registration statement of which this prospectus is a part. The following summaries of these agreements discuss the material provisions of these agreements and are qualified completely by reference to such exhibits which we incorporate in this prospectus by reference.

     During 1998, Azurix indirectly acquired all of the outstanding ordinary share capital of Wessex, and Enron contributed to Azurix the outstanding common stock of a subsidiary that in June 1998 acquired a 32.1% ownership interest in Obras Sanitarias Mendoza. In December 1998, Enron contributed Azurix to Atlantic Water Trust and Marlin Water Trust acquired a 50% voting interest in Atlantic Water Trust. Enron retained a 50% voting interest in Atlantic Water Trust.

     On February 25, 1999, in connection with the Cancun acquisition, Enron advanced to Azurix $15.0 million, which was used by Azurix to fund a loan to Cancun. On March 24, 1999, Enron advanced to Azurix $13.5 million to fund the Cancun acquisition, which closed on that date.

     Enron currently provides office space to Azurix and various services such as computer hardware and software and support services such as risk management, accounts payable, payroll and information technology services. Costs are allocated to Azurix based upon usage, or where no direct method can be efficiently applied due to administrative burden, upon factors such as annualized payroll or employee headcount. Employees, other than Wessex employees, are covered by various employee benefit plans of Enron such as retirement, stock option, medical, dental, life insurance and other benefit plans. These costs are allocated to Azurix based upon Enron's costs of administering and providing the benefit plans.

     Enron has paid on behalf of Azurix approximately $72 million to fund our general, administrative and operating expenses, from our inception through June 7, 1999, in addition to capital expenditures. This includes $28.5 million advanced to us by Enron in connection with our investment in Cancun, as well as advances relating to the services described above. The amount paid by Enron is non-interest bearing and has no maturity date. We intend to use a portion of the net proceeds that we receive from the offering to repay this amount. See "Use of Proceeds."

ACQUISITION OF WESSEX

     On October 2, 1998, Azurix, through Azurix Europe, acquired over 90% of the outstanding ordinary share capital of Wessex. On that same date, Azurix Europe issued notices to the remaining Wessex ordinary shareholders, informing them that it intended to exercise its rights under the English Companies Act to acquire compulsorily all of the outstanding ordinary shares not held by Azurix Europe. The compulsory share acquisition was completed in November 1998. The per share price paid to Wessex shareholders was L6.30. The total cost of the Wessex acquisition, including transaction costs, was $2.4 billion, plus the assumption of $481.5 million of existing Wessex debt. The cost included cash consideration paid to Wessex shareholders, net of $1.7 million cash acquired, and the issuance of loan notes to Wessex shareholders in the face amount of $119.8 million.

     The acquisition was financed through capital contributions from Enron Water (Holding) L.L.C., formerly Azurix's parent company and a wholly owned subsidiary of Enron, totaling $1.6 billion and the issuance of $0.8 billion in debt by Azurix Europe. The financing of the Wessex acquisition by Azurix, through Azurix Europe, was as follows:

     - Enron made a $500.2 million capital contribution to Enron Water (Holding) L.L.C.

     - Enron borrowed $1.1 billion under a revolving credit facility, which Enron loaned to Enron Water (Holding) L.L.C.

     - Enron Water (Holding) L.L.C. made a capital contribution of these funds to Azurix, and Azurix, through a wholly owned subsidiary, made a capital contribution of these funds to Azurix Europe

     - Enron lent L73 million ($124.4 million) to Azurix Europe under a senior loan agreement

     - Enron lent L72 million ($122.7 million) to Azurix Europe under a short-term, senior, unsecured credit facility, which loan, together with $2.1 million of accrued interest, was subsequently repaid with the proceeds from the sale of UK Waste in December 1998

     - Azurix Europe borrowed L252 million ($429.3 million) under the existing senior credit facility

     - Azurix Europe issued seven-year, senior, unsecured loan notes in the face amount of L70.5 million ($119.8 million) to Wessex shareholders who elected to take loan notes instead of cash

     In connection with regulatory clearance of the acquisition of Wessex, Atlantic Water Trust and Wessex's immediate parent, Azurix Europe, made undertakings regarding the modification of Wessex Water Services' license as a provider of water and wastewater services. The objective of the modifications was to allow Wessex to operate as if it is a stand-alone organization and to ensure that Wessex has sufficient financial and managerial resources. See "Regulatory Matters -- U.K. Regulatory Matters."

ACQUISITION OF INTEREST IN ATLANTIC WATER TRUST

     In December 1998, Enron contributed Azurix to Atlantic Water Trust, a Delaware business trust, by contributing Enron Water (Holding) L.L.C. and merging it into Azurix. In connection with Enron's contribution, Marlin Water Trust acquired for $1.149 billion a 50% voting interest in Atlantic Water Trust, with Enron retaining a 50% voting interest. Of the $1.149 billion paid by Marlin Water Trust, $900 million was used to repay a portion of the indebtedness incurred by Enron and its affiliates in connection with the Wessex acquisition. See "Principal and Selling Stockholders -- Atlantic Water Trust."

CONFLICTS OF INTEREST

     Atlantic Water Trust currently owns all of Azurix's outstanding common stock. Following completion of the offering, Atlantic Water Trust will own approximately 68.7% of our outstanding common stock, or 64.1% if the underwriters' over-allotment option is exercised in full. Each of Enron and Marlin Water Trust owns a 50% voting interest in Atlantic Water Trust. To date, Enron has appointed all of the directors of Atlantic Water Trust and Azurix, although Marlin Water Trust at any time has the right to elect or replace half of the directors of Atlantic Water Trust and currently up to half of the Azurix directors. Following the offering, as long as Atlantic Water Trust owns a majority of our outstanding voting stock, Marlin Water Trust has the right to direct Atlantic Water Trust to elect or replace a percentage of Azurix's directors equal to 50% minus the percentage of outstanding voting stock held by persons other than Atlantic Water Trust, Enron and its affiliates. Furthermore, Marlin Water Trust, with the consent of the holders of a majority of our outstanding voting stock held by persons other than Atlantic Water Trust, Enron and its affiliates, has the right to direct Atlantic Water Trust to elect or replace half of Azurix's directors. In each case, Marlin Water Trust's right to designate directors shall be reduced by the number of directors that may be elected by preferred stock entitled to elect directors as a class. Enron has the right to direct Atlantic Water Trust to elect or replace the other half of Azurix's directors. In all other circumstances, the board of directors of Atlantic Water Trust will direct the voting of Atlantic Water Trust's Azurix shares. As a result, following the offering, Enron and Marlin Water Trust will continue to exert significant influence over the policies, management and affairs of Azurix and will control the outcome of corporate actions requiring stockholder approval, including the approval of transactions involving a change in control of Azurix.

     Currently, a majority of our directors are also directors or officers of Enron, a situation that may create conflicts of interest. The directors and officers of Enron have fiduciary duties to manage Enron, including its investments in subsidiaries and affiliates such as Azurix, in a manner beneficial to Enron and its stockholders. Similarly, the directors and officers of Azurix have fiduciary duties to manage Azurix in a manner beneficial to Azurix and its stockholders. In some circumstances, the duties of these directors and officers of Enron may conflict with their duties as directors of Azurix. In addition, other conflicts of interest exist and may arise in the future as a result of the extensive relationships between Enron and

Azurix. Enron and Azurix have agreed that conflicts of interest between Enron and Azurix may be resolved through approval by a majority of the directors of Azurix not associated with Enron. See "Principal and Selling Stockholders."

AGREEMENT REGARDING BUSINESS OPPORTUNITIES AND RELATED MATTERS

     Enron and Azurix have entered into an agreement that limits the scope of Azurix's business and provides that Enron and its affiliates may engage in water-related businesses, even if those businesses have a competitive impact on Azurix. In general, Enron is permitted to engage in any business whatsoever, including water, wastewater and other businesses competing with Azurix, and may compete in public tenders against Azurix, provided the business is conducted and opportunities are identified and developed through Enron's own personnel and not through Azurix. If an opportunity in the water industry is presented to a person who is an officer or director of both Enron and Azurix, the opportunity must first be offered to Azurix, unless water constitutes a minority of the fair market value of the opportunity, as determined by that officer or director in good faith based on information available at the time.

     In the agreement, Azurix acknowledges that Enron has fiduciary and contractual obligations to other persons and entities under existing agreements and relationships and has agreed that, in the event of a conflict between the duties of Enron under the agreement and the duties of Enron to third parties under agreements or relationships that exist on the date of execution of the agreement, Enron will be entitled to perform its duties to such third parties without any liability to Azurix.

     The agreement provides that any standard of care, any duty of loyalty and any other duty imposed by the agreement or under Delaware law or any other applicable law, rule or regulation shall be modified, waived or limited as required in order to permit Enron to act under the agreement and to make any decision pursuant to the authority prescribed in the agreement so long as such action is reasonably believed by Enron to be in, or not inconsistent with, the agreement or the interests of Azurix. Azurix has agreed to indemnify Enron and its officers, directors and employees against any claim that Enron's pursuit of any water business was a breach of any duty owed by Enron to Azurix, provided Enron has followed the rules described above.

     Azurix's purpose clause permits it to engage in the businesses generally identified in this prospectus, activities incidental to those businesses, and such other businesses as Enron may approve in its sole discretion. Azurix has agreed not to amend its certificate of incorporation to expand its purpose clause without Enron's prior written consent.

     The agreement restricts Enron and Azurix from taking action that might cause either of them to violate any law or that would require either of them to register as a public utility holding company under the Public Utility Holding Company Act of 1935.

     The agreement states that whenever a potential conflict of interest exists or arises between Enron and Azurix, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved, and will not constitute a breach of any duty stated or implied by law or equity, if the resolution or course of action is authorized by the agreement or, by operation of the agreement, is deemed to be fair and reasonable to Azurix. The agreement states that any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to Azurix if such conflict of interest or resolution is:

     - Approved by special approval (the approval by a majority of the directors of Azurix not associated with Enron)

     - On terms no less favorable to Azurix than those generally being provided to or available from unrelated third parties

     - Fair to Azurix, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to Azurix

     Enron may adopt a resolution or course of action that has not received special approval. Enron and any person voting in connection with a special approval will be authorized in connection with its determination of what is "fair and reasonable" to Azurix and in connection with its resolution of any conflict of interest to consider:

     - The relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest

     - Any customary or accepted industry practices and any customary or historical dealings with a particular person

     - Any applicable generally accepted accounting or engineering practices or principles

     - Such additional factors as such person determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances

     In the absence of bad faith by Enron, the resolution, action or terms so made, taken or provided by Enron with respect to such matter shall not constitute a breach of the agreement or a breach of any standard of care, any duty of loyalty or any other duty imposed by the agreement or under Delaware law or any other law, rule or regulation.

     Disputes under the agreement are to be resolved through arbitration. The agreement will continue indefinitely, except that it will expire on the first date on which both of the following occur:

     - Enron and its affiliates do not individually or collectively, directly or indirectly, own or have the power to vote at least one-third of the shares of Azurix ordinarily entitled to vote for the election of directors

     - Fewer than one-third of the directors of Azurix are persons who are employees, officers or directors of Enron or of any affiliate of Enron

     The mutual covenants and agreements in the agreement will be the consideration given by each party to the other in support of the agreement. In addition, the agreement states that Enron's investment in Atlantic Water Trust was predicated on the execution and delivery of an agreement containing substantially the terms set forth in the agreement.

SERVICES AGREEMENT

     Effective May 1, 1999, we entered into an agreement with Enron pursuant to which Enron provides various corporate staff and support services to us. These services include information technology, office space, building maintenance, security and other office services as well as employee development, training and maintenance of compensation and other benefits programs. We also may utilize Enron's regulatory affairs, marketing affairs, treasury and risk assessment and control departments. In addition, Azurix may continue to participate in Enron's corporate insurance program. The agreement provides that we may use the international offices of Enron and its affiliates for projects, subject to mutual agreement with Enron or its affiliates on a project-by-project basis. We intend to enter into a related sublease with Enron providing for the use of office space in Houston, Texas. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments."

CREDIT AGREEMENT

     Effective May 1, 1999, we entered into a credit agreement with Enron, whereby Enron will provide funds to us for general, administrative and operating expenses. The credit agreement matures December 15, 2001 or 90 days following the date that Enron or its affiliates do not own or have the power to vote at least one-third of our capital stock ordinarily entitled to vote for the election of directors and fewer than one-third of our directors are officers, directors or employees of Enron or its affiliates. The total commitment under the credit agreement will be $180 million. Advances under the facility will bear interest at the federal funds rate plus 1.50%. Amounts borrowed under the credit agreement may be prepaid, in full or in part, at any time during the term of the credit agreement. Amounts prepaid may be re-borrowed during the term of the credit agreement. The principal amount outstanding under the credit agreement will be limited to no more than:

     - $60 million at any time during calendar year 1999

     - $120 million at any time during calendar year 2000

     - $180 million at any time during calendar year 2001

     No further amounts may be borrowed, and all outstanding amounts must be repaid within 90 days after the first date on which both of the following occur:

     - Enron and its affiliates do not individually or collectively, directly or indirectly, own or have the power to vote at least one-third of the capital stock of Azurix ordinarily entitled to vote for the election of directors, and

     - Fewer than one-third of the directors of Azurix are persons who are employees, officers or directors of Enron or of any affiliate of Enron.

     As of June 7, 1999, no amounts were outstanding under this credit agreement.

LICENSE AGREEMENT

     Enron has licensed to Azurix the non-exclusive right to use the phrase "an Enron Company" and its logo in identifying Azurix as part of the Enron enterprise for use in its businesses permitted under the business opportunities agreement described above, until the first date on which both of the following occur:

     - Enron and its affiliates do not individually or collectively, directly or indirectly, own or have the power to vote at least one-third of the shares of Azurix ordinarily entitled to vote for the election of directors, and

     - Fewer than one-third of the directors of Azurix are persons who are employees, officers or directors of Enron or of any affiliate of Enron.

     The license is royalty free, although Azurix bears costs associated with its use under a related cost sharing agreement. The license agreement is for a term of one year, and renews automatically and repetitively for similar terms, unless terminated by either party upon 30 days' notice or earlier upon uncured default. Following termination, Azurix must phase out use of existing materials within 90 days. The cost sharing agreement provides for a sharing of Enron's costs incurred to develop, maintain, enhance, promote or defend the licensed trademarks. Our share of such costs will be pro rata based on our earnings before interest and taxes. We do not anticipate that our share of such costs will be material.

REGISTRATION RIGHTS AGREEMENT

     We have entered into an agreement with Atlantic Water Trust, which allows Atlantic Water Trust to request us to register 80,500,000 shares of our common stock owned by Atlantic Water Trust following the offering. Atlantic Water Trust has the right to request one such registration during each 12-month period following the date of the offering, plus one additional such registration. The number of shares requested to be registered shall have an aggregate offering price of at least $25 million. In addition, Atlantic Water Trust has the right, which it may exercise at any time, to include such shares in any registration of common stock made by us in the future. We have agreed to cooperate fully in connection with any such registration and with any offering made under the registration rights agreement and to pay all costs and expenses, other than underwriting discounts and commissions, related to shares sold by Atlantic Water Trust in connection with any such registration. The rights of Atlantic Water Trust under the registration rights agreement are transferable by Atlantic Water Trust. The agreement is for an indefinite term. See "Risk Factors -- Future sales of our common stock may depress our stock price" and "Shares Eligible for Future Sale."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of May 21, 1999, and as adjusted to reflect the sale of the common stock offered hereby, by (1) the selling stockholder, (2) all persons known by Azurix to own beneficially more than 5% of the common stock,
(3) each director of Azurix, (4) the Chief Executive Officer and each of the other Named Executive Officers and (5) all directors and executive officers as a group. Unless otherwise stated in the notes to the table, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by them.

                                             SHARES BENEFICIALLY OWNED                  SHARES BENEFICIALLY OWNED
                                               PRIOR TO THE OFFERING      NUMBER OF         AFTER THE OFFERING
                                             -------------------------   SHARES BEING   --------------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS           NUMBER        PERCENT      OFFERED         NUMBER        PERCENT
-------------------------------------        -------------   ---------   ------------   -------------   ----------
Atlantic Water Trust(1)(2).................
  c/o Wilmington Trust Company
  Rodney Square North
  1100 North Market Street
  Wilmington, Delaware 19890-0001
Enron Corp.(2)(3)..........................                        %                                            %
  1400 Smith Street                           100,000,000       100       19,500,000     80,500,000         68.7
  Houston, Texas 77002
Marlin Water Trust(2)(4)...................
  c/o Wilmington Trust Company
  Rodney Square North
  1100 North Market Street
  Wilmington, Delaware 19890-0001
Rebecca P. Mark(5).........................            --        --               --             --           --
Rodney L. Gray.............................            --        --               --             --           --
W. Nicholas Hood...........................            --        --               --             --           --
Alex Kulpecz...............................            --        --               --             --           --
Amanda K. Martin...........................            --        --               --             --           --
Colin F. Skellett..........................            --        --               --             --           --
John H. Duncan.............................            --        --               --             --           --
Kenneth L. Lay(5)..........................            --        --               --             --           --
Jeffrey K. Skilling(5).....................            --        --               --             --           --
Joseph W. Sutton...........................            --        --               --             --           --
John Wakeham...............................            --        --               --             --           --
Herbert S. Winokur, Jr. ...................            --        --               --             --           --
All directors and executive officers
  as a group (14 persons)(6)...............            --        --               --             --           --

---------------

(1) Atlantic Water Trust is a Delaware business trust. Atlantic Water Trust holds 100% of the common stock. Atlantic Water Trust is also the selling stockholder.

(2) Each of Enron Corp. and Marlin Water Trust has a 50% voting interest in Atlantic Water Trust, and each may be deemed to beneficially own all of the Azurix shares owned by Atlantic Water Trust because of certain shared voting and dispositive power. See " -- Atlantic Water Trust."

(3) Enron Corp. is an Oregon corporation.

(4) Marlin Water Trust is a Delaware business trust.

(5) Does not include 100,000,000 shares owned by Atlantic Water Trust with respect to which Enron has shared voting and dispositive power. Messrs. Lay and Skilling and Ms. Mark in their capacities as Chairman of the Board and Chief Executive Officer, as President and Chief Operating Officer and as Vice Chairman, respectively, of Enron may be deemed to beneficially own such shares as a result of their positions with Enron.

(6) Our officers and directors are eligible to purchase shares, and may purchase shares, of our common stock in the offering directly from the underwriters. See "Underwriting -- Reserved Shares."

ATLANTIC WATER TRUST

     In December 1998, Enron contributed Azurix to Atlantic Water Trust, a Delaware business trust. The principal purpose of Atlantic Water Trust is to own equity interests in Azurix and to own Bristol Water Trust, and to engage in other transactions related to the sale of an interest in Atlantic Water Trust to Marlin Water Trust. In connection with Enron's contribution of Azurix to Atlantic Water Trust, Marlin Water Trust acquired for $1.149 billion a 50% voting interest in Atlantic Water Trust, with Enron retaining a 50% voting interest. Marlin Water Trust financed the acquisition of its interest in Atlantic Water Trust by issuing senior notes for $1.024 billion that mature December 15, 2001, and issuing trust certificates for a total of $125 million. Currently, five institutional investors and their affiliates hold the trust certificates of Marlin Water Trust.

     Of the $1.149 billion paid by Marlin Water Trust, $900 million was used to repay a portion of the indebtedness incurred by Enron affiliates in connection with the acquisition of Wessex. The remaining $249 million was deposited in an account established by Bristol Water Trust, a wholly owned subsidiary of Atlantic Water Trust. The funds in this account should generate sufficient liquidity to fund distributions from Atlantic Water Trust to Marlin Water Trust that will provide Marlin Water Trust with sufficient funds to service interest on the senior notes and provide a yield to the trust certificate holders at least through 2001. Azurix is not required to make any distributions to Atlantic Water Trust, including any of its proceeds from the offering. Additionally, neither Azurix nor any of its subsidiaries has guaranteed any obligations of Marlin Water Trust and no assets of Azurix nor any of its subsidiaries are pledged as security for the senior notes of Marlin.

     Enron is entitled, with respect to distributions resulting from the sale of Azurix stock by Atlantic Water Trust, to receive the first $180 million of distributions by Atlantic Water Trust. After the receipt of $180 million by Enron, further distributions resulting from the sale of Azurix stock by Atlantic Water Trust and other non-liquidating distributions are generally to be paid first to Marlin Water Trust until Marlin Water Trust has received funds equal to the amount then in its trust account, with the remainder to Enron. Liquidation distributions by Atlantic Water Trust are generally to be paid to Enron and Marlin Water Trust pro rata based on their then respective trust accounts.

     If Atlantic Water Trust fails by December 15, 2001 to make aggregate distributions to Marlin Water Trust of amounts sufficient to repay the senior notes of Marlin Water Trust, then Marlin Water Trust has the right to cause Atlantic Water Trust to liquidate and sell its remaining shares of Azurix. In order to prevent the liquidation of Atlantic Water Trust by Marlin Water Trust, Enron has the right to contribute funds generated from Enron equity offerings to Atlantic Water Trust to fund distributions to Marlin. In such event, Enron's beneficial interest, but not voting interest, in Atlantic Water Trust would increase and Marlin Water Trust's beneficial interest, but not voting interest, in Atlantic Water Trust would decrease. Other actions, such as the refinancing of the senior notes of Marlin Water Trust, might also be taken which could eliminate the necessity of Atlantic Water Trust selling additional shares of Azurix. However, Atlantic Water Trust may elect to sell, or be required to sell, some or all of its remaining shares of Azurix in order to fund Marlin Water Trust's obligations. The proceeds to Atlantic Water Trust from this initial public offering are expected to be approximately $373.0 million, after deducting underwriting discounts and commissions and estimated expenses and assuming no exercise of the over-allotment option. After payment of underwriting discounts and commissions and expenses, $180 million of these proceeds will be distributed to Enron and the remainder will be distributed to Marlin Water Trust. The proceeds distributed to Marlin Water Trust are expected to be used to redeem a portion of the senior notes.

     Marlin Water Trust, or the trustee under its senior notes indenture, may cause the liquidation of Atlantic Water Trust prior to December 15, 2001 if specific events occur and the senior notes are not repaid from other sources. These events include: (1) defaults under certain of Azurix's, Enron's or Marlin Water Trust's debt obligations or (2) a downgrading of Enron senior debt to below "Baa3" by Moody's Investors Service, Inc., "BBB-" by Standard & Poor's Ratings Services or "BBB-" by Duff & Phelps Credit Rating Co. and a decline in Enron's common stock price below $37.84. The last sale price of Enron common stock, as reported by the New York Stock Exchange, on June 4, 1999 was $78.9375.

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     Each of Marlin Water Trust and Enron has the right and power at all times to appoint up to 50% of the members of the board of directors of Atlantic Water Trust. Marlin Water Trust's certificateholders are entitled to exercise Marlin Water Trust's appointment rights. If the Marlin Water Trust certificateholders defer exercising their appointment rights, Enron has the right to appoint such members, but Marlin Water Trust has the right, at any time, without cause, to remove any such members. To date, Enron has appointed all of the directors of Atlantic Water Trust.

     Following the offering, as long as Atlantic Water Trust owns a majority of our outstanding voting stock, Marlin Water Trust has the right to direct Atlantic Water Trust to elect or replace a percentage of Azurix's directors equal to 50% minus the percentage of outstanding voting stock held by persons other than Atlantic Water Trust, Enron and its affiliates. Furthermore, Marlin Water Trust, with the consent of the holders of a majority of our outstanding voting stock held by persons other than Atlantic Water Trust, Enron and its affiliates, has the right to direct Atlantic Water Trust to elect or replace half of Azurix's directors. In each case, Marlin Water Trust's right to designate directors shall be reduced by the number of directors that may be elected by preferred stock entitled to elect directors as a class. Enron has the right to direct Atlantic Water Trust to elect or replace the other half of Azurix's directors. In all other circumstances, the board of directors of Atlantic Water Trust will direct the voting of Atlantic Water Trust's Azurix shares. Under the terms of the Atlantic Water Trust agreement, Enron can be prevented from appointing more than half of Azurix's directors at any time.

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                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Azurix consists of 500,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Prior to the offering, 100,000,000 shares of common stock were outstanding. No shares of preferred stock have been issued.

     The following summarizes the material provisions of our capital stock and anti-takeover provisions of our certificate of incorporation and bylaws. This summary is qualified by our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part and by the provisions of applicable law.

COMMON STOCK

     Following the offering, 117,100,000 shares of common stock will be issued and outstanding. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election. Subject to preferences of any preferred stock that may be issued in the future, the holders of common stock are entitled to receive such dividends as may be declared by the board of directors. The common stock is entitled to receive pro rata all of the assets of Azurix available for distribution to its stockholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

     Subject to the provisions of the certificate of incorporation and limitations prescribed by law, the board of directors has the authority to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, which may be superior to those of the common stock, without further vote or action by the stockholders. There will be no shares of preferred stock outstanding upon the closing of the offering and Azurix has no present plans to issue any preferred stock.

     One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of Azurix by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of Azurix's management. The issuance of shares of the preferred stock pursuant to the board of directors' authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by Azurix may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

  CLASSIFIED BOARD OF DIRECTORS AND LIMITATIONS ON REMOVAL OF DIRECTORS

     Our Board of Directors is divided into three classes. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of the stockholders. Until such time, called the "Trigger Date," as neither Atlantic Water Trust nor Enron together with its subsidiaries owns a majority of the outstanding voting stock of Azurix, the holders of a majority of our outstanding voting stock may remove a director with or without cause. On and after the Trigger Date, stockholders may remove a director only for cause and to do so, at least 66 2/3% of the voting power of the outstanding shares of common stock must vote for removal. The

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Board of Directors, not the stockholders, will have the right to appoint persons to fill vacancies on the Board of Directors.

  WRITTEN CONSENT OF STOCKHOLDERS

     Our certificate of incorporation provides that prior to the Trigger Date any action required or permitted to be taken by our stockholders may be taken at a duly called meeting of stockholders or by written consent of stockholders owning the minimum number of shares required to approve such action. On and after the Trigger Date, any action by our stockholders must be taken at an annual or special meeting of stockholders. Special meetings of the stockholders may be called only by the board of directors. This provision, which requires a vote of at least 66 2/3% of the voting power of the outstanding shares of common stock to be amended, could have the effect of deterring hostile takeovers or delaying changes in control.

  ADVANCE NOTICE PROCEDURE FOR STOCKHOLDER PROPOSALS

     Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors as well as for stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

     - With respect to an election to be held at the annual meeting of stockholders, 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of stockholders.

     - With respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business of the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs, and must contain specified information concerning the person to be nominated.

     Notice of stockholders' intent to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the preceding annual meeting of stockholders. These procedures may operate to limit the ability of stockholders to bring business before a stockholders meeting, including with respect to the nomination of directors of considering any transaction that could result in a change in control. These advance notice procedures are not applicable prior to the Trigger Date.

  LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

     Our certificate of incorporation provides that no director shall be personally liable to Azurix or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

     - For any breach of the director's duty of loyalty to Azurix or its stockholders

     - For acts or omissions not in good faith or which involve intentional misconduct or knowing violation of laws

     - For unlawful payment of a dividend or unlawful stock purchase or stock redemption

     - For any transaction from which the director derived an improper personal benefit

     The effect of these provisions is to eliminate the rights of Azurix and its stockholders, through stockholders' derivative suits on behalf of Azurix, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. These provisions will not change after the Trigger Date.

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  BUSINESS COMBINATIONS UNDER DELAWARE LAW

     Under the terms of our certificate of incorporation and as permitted under Delaware law we have elected not to be subject to Delaware's anti-takeover law. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in certain business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law does not include interested stockholders prior to the time our common stock is listed on the NYSE. This includes Atlantic Water Trust and Enron. The law defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With approval of our stockholders, we could amend our Certificate of Incorporation in the future to become subject to the anti-takeover law. This provision would then have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock is First Chicago Trust Company of New York.

LISTING

     The common stock has been approved for listing on the New York Stock Exchange under the symbol "AZX," subject to official notice of issuance.

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                          DESCRIPTION OF INDEBTEDNESS

INDEBTEDNESS OF AZURIX

     Enron has advanced Azurix approximately $72 million for our general, administrative and operating expenses, from our inception through June 7, 1999, in addition to capital expenditures. This includes $28.5 million advanced to us by Enron to fund our acquisition of and loan to our acquisition in Cancun. The amount due to Enron is non-interest bearing and has no maturity date. We intend to use a portion of the net proceeds that we receive from the offering to repay these amounts. See "Use of Proceeds."

     Effective May 1, 1999, we entered into a credit agreement with Enron, whereby Enron will provide funds to us for general, administrative and operating expenses. The credit agreement matures December 15, 2001. The total commitment under the credit agreement will be $180 million. Advances under the facility will bear interest at the federal funds rate plus 1.50%. Amounts borrowed under the facility may be prepaid, in full or in part, at any time during the term of the agreement. Amounts prepaid may be re-borrowed during the term of the facility. The principal amount outstanding under the credit agreement will be limited to no more than:

     - $60 million at any time during calendar year 1999

     - $120 million at any time during calendar year 2000

     - $180 million at any time during calendar year 2001

     No further amounts may be borrowed, and all outstanding amounts must be repaid within 90 days after, the first date on which both of the following occur:

     - Enron and its affiliates do not individually or collectively, directly or indirectly, own or have the power to vote at least one-third of our capital stock ordinarily entitled to vote for the election of directors, and

     - Fewer than one-third of the directors of Azurix are persons who are employees, officers or directors of Enron or of any affiliate of Enron.

     As of June 7, 1999, no amounts were outstanding under this credit agreement.

INDEBTEDNESS OF AZURIX EUROPE

  SENIOR CREDIT FACILITY

     Azurix Europe, an indirect, wholly owned subsidiary of Azurix and the holding company for Wessex, has a senior credit facility with a group of banks. The senior credit facility was entered into on May 10, 1999 with Chase Manhattan Plc and Westdeutsche Landesbank Girozentrale, as arrangers, Westdeutsche Landesbank Girozentrale, as facility agent, and Chase Manhattan Trustees Limited, as security agent. The senior credit facility consists of a revolving credit facility of L425 ($686.0) million. Amounts outstanding under the senior credit facility bear interest at a rate based on the London interbank offered rate, plus a margin. If loans outstanding at the time of a new loan are less than 50% of the total commitment of the facility, then the margin applied to the new loan will equal 0.75% per annum. If loans outstanding at the time of a new loan are greater than or equal to 50% of the total commitment of the facility, then the margin applied to the new loan will equal 1.00% per annum. Azurix Europe will pay a commitment fee on the undrawn, uncancelled amount of the facility at the rate of 0.375% per annum. As of June 1, 1999, L113.3 ($182.9) million was outstanding under the facility. Of this amount, L66.3 ($107.0) million was used primarily to fund the acquisition of Philip Utilities, L42.0 ($67.8) million was used to refinance all of the amounts previously outstanding under a former senior credit facility and approximately L5.0 ($8.1) million was used to pay fees and expenses related to this facility. The interest rate on the loan used to refinance existing debt of Azurix Europe is 6.10% per annum payable August 13, 1999. The outstanding loan relating to the Philip Utilities acquisition bears an interest rate of 5.70% per annum payable July 14, 1999. As of June 1, 1999, a portion of the unused borrowing capacity under this facility

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secures outstanding loan notes of L70.5 ($113.8) million described below. Of the remaining borrowing capacity as of June 1, 1999, L67.5 ($108.9) million is available to refinance any outstanding debt of Azurix Europe and L173.7 ($280.4) million is available to make loans to affiliates of Azurix Europe for the purpose of financing acquisitions of and investments in water and wastewater assets and businesses. Loans to affiliates made under the facility will be senior obligations, maturing on or before the maturity date of the facility, and, if practicable at interest rates at least equal to the interest rates on the facility. These loans will be guaranteed by Azurix in favor of Azurix
Europe. The affiliates will be direct or indirect wholly owned subsidiaries of Azurix that have been created as special purpose vehicles. The facility is a secured facility, and Azurix Europe has pledged all its existing assets, including all the ordinary shares of Wessex. The facility is for a period of three years from May 10, 1999.

     COVENANTS. Azurix Europe has agreed that it will not, and will ensure that its subsidiaries will not, create or permit to exist any other security interest on any of their assets, except in the ordinary course of business, to secure project finance indebtedness or other security interests in an aggregate amount not to exceed L35 ($56.5) million. Azurix Europe will not sell, transfer or otherwise dispose of any of the ordinary shares of Wessex. Azurix Europe has also agreed that it will not, and will ensure that its subsidiaries will not, sell, transfer, grant or lease or otherwise dispose of all or any part of its assets, except in the ordinary course of business or other disposals in an aggregate amount not to exceed L35 ($56.5) million. Azurix Europe may not make any substantial change to the general nature or scope of its business as a water and wastewater company in the United Kingdom. Azurix Europe may conduct business only as a holding company. Azurix Europe has agreed that it will not, and will ensure that its subsidiaries will not, enter into any amalgamation, demerger, merger or reconstruction. Azurix Europe has agreed that it will not, and will ensure that its subsidiaries will not, acquire any assets or business or make any investment if the assets, business or investment is substantial in relation to Azurix Europe and its group, except in the ordinary course of business, as a required capital expenditure or other acquisitions in an aggregate amount not to exceed L10 ($16.1) million. Azurix Europe may not declare, recommend, make or pay any dividend, distribution or payment to any of its shareholders and will covenant to ensure that Wessex Water Services will dividend to Wessex the maximum distribution permissible by the dividend policy, from time to time, of Wessex Water Services and Wessex will dividend to Azurix Europe its maximum distributable reserves from time to time. The facility also requires that the aggregate borrowings plus liabilities for borrowings of Wessex that Azurix Europe and its subsidiaries may have outstanding at any time do not exceed L1,050 ($1,694.7) million. All excess cash flow of Azurix Europe (i.e., all cash flow after deducting interest, taxes and operating expenses) will be paid into a debt service reserve account. All excess cash flow will be applied to build up, within six months of closing of the facility, an amount determined by the security agent to be one year's gross interest payable under the facility. All amounts credited to the debt service reserve account may be invested in cash and cash equivalents with minimum credit ratings and, provided credit enhancement is provided, may be lent by Azurix Europe to certain other entities, including Azurix and Enron.

     FINANCIAL COVENANTS. Azurix Europe must maintain, and ensure Wessex maintains, the following financial ratios on a quarterly and annual basis:

     - The ratio of consolidated EBITDA to consolidated net interest payable will be no less than, in the case of Azurix Europe, 2.25:1 and, in the case of Wessex, 2.5:1. At December 31, 1998, the ratios were 4.4:1 and 12.1:1, respectively. At March 31, 1999, the ratios were 4.2:1 and 8.3:1, respectively.

     - The ratio of debt to total capitalization will not, as of each date on which it is tested, exceed, in the case of Azurix Europe, 50% and, in the case of Wessex, 55%. At December 31, 1998, the ratios were 39.7% and 28.6%, respectively. At March 31, 1999, the ratios were 40.5% and 30.4%, respectively.

     - The ratio of dividends received by Azurix Europe to net interest payable by Azurix Europe will not be less than 1.5:1.

     Azurix Europe currently is in compliance with these covenants.

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     DEFAULT. Each of the following events is an event of default under the senior credit facility:

     - Not paying any amount that is due and payable by it within three business days after notice of non-payment

     - Azurix Europe failing to comply with its covenants, or failing to comply with any provision of a finance document or a representation, warranty or statement made or repeated in any finance document being materially incorrect and not remedied within 28 days

     - A cross-default related to any financial indebtedness of Azurix Europe or its subsidiaries occurring, except when the aggregate amount of financial indebtedness involved in all cross-defaults is less than L15 ($24.2) million

     - Insolvency or bankruptcy of Azurix Europe or a material subsidiary occurring

     - Any attachment, or execution affecting any assets of Azurix Europe or a material subsidiary having an aggregate value of L15 ($24.2) million that is not discharged within 14 days or is not being contested in good faith

     - At any time Azurix Europe ceases to be a wholly owned subsidiary of Azurix

     - Wessex's license as a water and wastewater company being revoked or surrendered or ceasing to be held by Wessex Water Ltd or a wholly owned subsidiary of Azurix Europe, except if the U.K. Water Industry Act 1991 is changed to permit Wessex or one of its subsidiaries to carry on the water and wastewater business of Wessex Water Ltd to the same extent as it is currently carried out without the license

     - Wessex's license or the rights or obligations under the license being materially modified in any manner that, in the reasonable opinion of a majority-in-interest of the lenders, has a material adverse effect on Azurix Europe

     - Any event or series of events occurring that, in the reasonable opinion of a majority-in-interest of the lenders, has a material adverse effect on the ability of Azurix Europe to perform its payment obligations under the finance documents

  ACQUISITION LOAN NOTES

     In connection with the acquisition of Wessex, Azurix Europe issued U.K. pound denominated loan notes in a principal amount of L70.5 ($113.8) million to Wessex shareholders in lieu of cash consideration for the ordinary shares of Wessex. As of June 1, 1999, all L70.5 ($113.8) million principal amount of acquisition loan notes were outstanding. The acquisition loan notes are redeemable, at the option of the holder, semiannually beginning September 30, 1999 and ending on September 30, 2005 when the acquisition loan notes mature. Interest on the acquisition loan notes accrues at the London interbank offered rate and is payable semiannually. The interest rate for the period the acquisition loan notes were outstanding during 1998 was 7.125%. Holders of acquisition loan notes can require a redemption of their notes at par plus accrued interest in insolvency situations and if any principal or interest payment is not paid within 30 days of its due date.

  SENIOR LOAN AGREEMENT -- AFFILIATE NOTE

     Bristol Water Trust entered into a L73 ($117.8) million senior loan agreement with Azurix Europe in December 1998. As of June 1, 1999, all L73 ($117.8) million was outstanding under this senior loan agreement. Bristol Water Trust is a wholly owned subsidiary of Atlantic Water Trust. The interest rate on this loan is 6.25% per annum payable semiannually. Upon receipt of the interest due under the senior loan agreement, Atlantic Water Trust may make capital contributions or loans to Azurix in the interest amount payable under the senior loan agreement. Repayment of this loan is required by December 12, 2001.

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     COVENANTS. In addition to agreeing to provide Bristol Water Trust with quarterly financial information regarding its business and with notice of defaults or changes in its accounting principles, Azurix Europe has agreed not to:

     - Sell, transfer or otherwise dispose of or cease to control the ordinary shares of Wessex Water Ltd

     - Make any substantial change to the general nature or scope of its business as a water and wastewater company in the United Kingdom

     - Declare, recommend, make or pay any dividend, distribution or payment to any of its shareholders or make any payment in respect of any subordinated debt unless no default is then outstanding or will result from the relevant dividend, distribution or payment

     - Amend or replace its articles of association or by-laws in any way which would materially adversely affect the interests of Bristol Water Trust

     FINANCIAL COVENANTS. Azurix Europe has agreed to maintain, on a quarterly and annual basis, the following financial ratios:

     - Consolidated EBITDA to consolidated net interest payable of at least 1.75:1; at December 31, 1998 and March 31, 1999, the ratio was 4.4:1 and 4.2:1, respectively

     - A ratio of debt to total capitalization equal to or less than 60%; at December 31, 1998 and March 31, 1999, the ratio was 39.7% and 40.5%, respectively

     Azurix Europe is currently in compliance with these covenants.

     DEFAULT. Each of the following events is an event of default under this loan agreement:

     - Azurix Europe failing to pay any principal amount that is due and payable by it within three business days after notice of non-payment

     - Azurix Europe failing to comply with its covenants or a representation, warranty or statement made by it being materially incorrect and not remedied within 28 days

     - The debt under the senior secured credit facility or any replacement facility becoming prematurely due and payable as a result of an event of default under the relevant credit agreement

     - Insolvency of Azurix Europe or a material subsidiary of Azurix Europe

     - Wessex's license being revoked or surrendered or ceasing to be held by Wessex Water Ltd, a wholly owned subsidiary of Wessex Water Ltd or Azurix Europe, except if the U.K. Water Industry Act 1991 is changed to permit Wessex or one of its subsidiaries to carry on the water and wastewater business of Wessex Water Ltd to the same extent as it is currently carried out without the license

     - Wessex's license or the rights or obligations under the license being materially modified in any manner that, in the reasonable opinion of Bristol Water Trust, has a material adverse effect on Azurix Europe

     - Any person other than Wessex Water Ltd or one of its subsidiaries being authorized to be a water or wastewater company in the area covered by Wessex's license such that there would be a material adverse effect on Azurix Europe

     If a default occurs, Bristol Water Trust will have the right, by notice to Azurix Europe at least three business days following the occurrence of the event of default, to accelerate the payment of all outstanding principal and interest under this loan agreement.

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INDEBTEDNESS OF WESSEX

  BANK FACILITIES

     Wessex Water Services is a borrower under credit facilities with three major banks that provide an aggregate of L75 ($121.1) million of availability for general corporate purposes. As of June 1, 1999, L75 ($121.1) million was outstanding under these credit facilities. These credit facilities were entered into on April 1, 1999 and mature on April 1, 2002. Loans under these credit facilities accrue interest daily at the London interbank offered rate plus a margin of 0.275% per annum. Each of these credit facilities requires Wessex Water Services to pay an annual commitment fee equal to 0.15% of the available amount of the facility.

     Each of these facilities requires Wessex Water Services to maintain a ratio in excess of 2:1 of earnings before interest received, interest costs, exceptional charges and tax to interest costs less interest received. At December 31, 1998 and March 31, 1999, the ratio was 5.1:1 and 5.1:1, respectively. Wessex Water Services is currently in compliance with this covenant.

     Each of these facilities provides that each of the following will be an event of default:

     - Wessex Water Services failing to pay any amount due and payable under the facility on its due date

     - Wessex Water Services failing to comply with any other obligation under the facility, unless remedied within 30 days of the breach

     - Wessex Water Services providing the bank with materially inaccurate factual information

     - Wessex Water Services defaulting under any borrowing, where the outstanding amount exceeds L15 ($24.2) million, such that prepayment of such borrowing is required

     - The Secretary of State or the Director making an application for an order of the High Court directing that Wessex's business be managed by a person appointed by the High Court because Wessex materially breaches any principal duty or any enforcement order, Wessex is insolvent or the Secretary of State determines that Wessex should be liquidated

     - Wessex Water Services losing its license as the water and wastewater services provider over a portion of its geographical region such that it would lose 15% or more of its gross revenues

     - Wessex Water Services ceasing to be a subsidiary of Azurix

     In addition, as of June 1, 1999, L1.8 ($2.9) million was outstanding under uncommitted credit facilities.

  EUROPEAN INVESTMENT BANK LOANS

     Wessex Water Services is a borrower under facilities provided by the European Investment Bank for purposes of financing its capital investment program. These facilities currently consist of two separate loans with an aggregate principal balance outstanding as of June 1, 1999 of L41.3 ($66.6) million, including the effect of currency swap contracts in place as follows:

     - A U.S. dollar denominated floating rate loan of $48.4 million repayable in full on October 1, 2001

     - A 25.0 billion Italian lire ($18.2 million) fixed rate loan repayable in ten semiannual installments through June 15, 2002

Wessex guarantees the obligations of Wessex Water Services under these facilities.

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     The U.S. dollar dominated loan bears interest at the London interbank offered rate less 0.25% per annum. The Italian lire loan bears interest at 11.6% per annum. Each of these facilities requires Wessex to maintain the following financial covenants:

     - Consolidated net borrowings will not exceed 150% of consolidated net tangible worth; at December 31, 1998 and March 31, 1999, the ratio was 39.9% and 42.9%, respectively

     - Operating profits will be at least 2.0x total interest expense on an annual basis; at December 31, 1998 and March 31, 1999, the ratio was 9.8x and 6.6x, respectively

     - Consolidated net tangible worth will be at least L400 million; at December 31, 1998 and March 31, 1999, consolidated net tangible worth was L904.5 million and L908.2 million, respectively

     In each of these facilities, Wessex Water Services has agreed that it will not carry on any business other than the business of providing water and wastewater services in the area covered by its license and any ancillary activity. An event of default will occur under each facility, allowing the bank to require immediate payment, in the following instances:

     - Wessex Water Services or Wessex is bankrupt or insolvent

     - Wessex Water Services ceases to be a subsidiary of Wessex

     - Wessex Water Services loses its license as the water and wastewater services provider over a portion of its geographical region such that it would lose 15% or more of its revenues

  FINANCE LEASE AGREEMENT

     Wessex Water Services is the lessee under a finance lease agreement with Barclays Mercantile Business Finance Limited pursuant to which L59.7 ($96.4) million of capital lease obligations (excluding interest on such obligations) were outstanding as of June 1, 1999. Under the lease agreement, Wessex Water Services is reimbursed by Barclays for the acquisition cost of machinery and equipment acquired in connection with its capital expenditure program. Wessex Water Services then makes periodic rental payments to Barclays. Payments are made in installments payable semiannually through September 2002. Barclays has a lien on the property that has been acquired in connection with the leases.

     Wessex guarantees the obligations of Wessex Water Services under the lease agreement. As guarantor, Wessex has agreed to maintain the same financial covenants as required by the European Investment Bank facilities described above.

     The leasing of the equipment may be terminated at any time in the following instances:

     - Wessex Water Services defaults in making any rental payment

     - Wessex Water Services or Wessex is bankrupt or insolvent

     - Wessex Water Services sells or mortgages or agrees to sell or mortgage any of the equipment or otherwise prejudices Barclays' ownership of, and rights with respect to, the equipment

     - Wessex Water Services fails to maintain adequate liability and property insurance

     - Wessex Water Services or Wessex defaults under any other debt agreement, where the outstanding amount exceeds L5 ($8.1) million, such that repayment of such debt is required

     - Wessex ceases to own a majority of the capital stock of Wessex Water Services

     - A material adverse change occurs to Wessex Water Services which substantially impairs its ability to perform its obligations under the lease agreement

  SENIOR UNSECURED BONDS

     On March 30, 1999, Wessex Water Services issued L300 ($484.2) million principal amount of 10-year senior unsecured bonds bearing interest at 5.875% per annum through its wholly owned subsidiary, Wessex Water Services Finance Plc. Wessex Water Services has unconditionally and irrevocably guaranteed payment of principal and interest of the bonds. All principal will be due on March 30, 2009. Wessex Water Services used most of the proceeds from the sale of the bonds to repay all outstanding amounts under its former bank credit facilities as well as all outstanding amounts under uncommitted credit facilities. The remaining proceeds will be used for general corporate purposes.

     The bonds will be redeemed by Wessex Water Services as follows:

     - On March 30, 2009 at their principal amount

     - At the option of Wessex Water Services, if it becomes obligated to pay additional amounts because of a change in law, at their principal amount

     - At the option of Wessex Water Services, in whole or in part, at the higher of the following:

        -- their principal amount

        -- a redemption price, which is calculated based on the published redemption yield for a reasonably equivalent U.K. Government issued security with similar maturity and coupon

     Bondholders have the right to require Wessex to buy back their bonds prior to maturity at a price equal to the principal amount of the bond plus all accrued but unpaid interest in the following instances:

     - Wessex's license as a water and wastewater company is terminated

     - Wessex Water Services Finance Plc ceases to be a subsidiary of Wessex Water Services

     - Material changes occur to the rights or benefits of Wessex's license and the rating on the bonds is downgraded below investment grade

     - Legislation is enacted which materially changes the duties or powers of the Secretary of State for the Environment or the Director General of Water Services and the rating on the bonds is downgraded below investment grade

     In addition, the bonds could become immediately due and payable if an event of default occurs. These events include a cross-default by Wessex Water Services or its subsidiaries under other debt instruments and events of insolvency.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock. After this offering is completed, the number of shares available for future sale into the public markets will be subject to legal and contractual restrictions, some of which are described below. The lapsing of these restrictions will permit sales of substantial amounts of our common stock in the public market or could create the perception that such sales could occur, which could adversely affect the market price for our common stock. These factors could also make it more difficult to raise funds through future offerings of common stock.

     After the offering, 117,100,000 shares of our common stock will be outstanding. Of these shares, the 36,600,000 shares sold in the offering will be freely transferable and may be sold without restriction or further registration under the Securities Act, except for any shares acquired by an "affiliate" of Azurix as defined in Rule 144 under the Securities Act. The remaining 80,500,000 shares of common stock outstanding and owned by Atlantic Water Trust will be "restricted securities," as that term is defined in Rule 144, and may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144, as described below, or any applicable exemption under the Securities Act. In addition, shares owned by Atlantic Water Trust or its transferee may be registered for sale under the Securities Act of 1933 under the terms of its registration rights agreement with us. See "Transactions with Enron, Atlantic Water Trust and Marlin Water Trust -- Registration Rights Agreement" for more information regarding these registration rights.

RULE 144

     In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned "restricted securities" for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 1,171,000 shares immediately after the offering

     - The average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale with the SEC

     Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about Azurix.

     Since Atlantic Water Trust, the selling stockholder, is likely an "affiliate" of us, subject to its exercise of registration rights described under "Transactions with Enron, Atlantic Water Trust and Marlin Water Trust," the Rule 144 restrictions and requirements would be applicable to Atlantic Water Trust's shares of Azurix for as long as the selling stockholder retains affiliate status.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

LOCK-UP AGREEMENTS

     In connection with the offering, we, Enron and the selling stockholder have agreed not to directly or indirectly engage in the following activities for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated:

     - Offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of common stock or securities convertible into or exchangeable or exercisable for or repayable with common stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act relating to any shares of common stock

     - Enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise, see "Underwriting -- No Sales of Similar Securities"

     As exceptions to these restrictions, we may:

     - Issue shares of our common stock upon the exercise of options or warrants

     - Issue shares of our common stock or grant options to purchase shares of common stock pursuant to our existing employee benefit plans

     - Issue shares of our common stock pursuant to any non-employee director stock plan or dividend reinvestment plan

     - Issue shares of our common stock or securities convertible or exchangeable into our common stock as payment of any part of the purchase price for businesses we acquire; however, shares issued in this manner shall not be transferable during the 180-day lock-up period

     In addition, if Atlantic Water Trust is compelled to sell some or all of its shares of our common stock in the event of a default under specified debt obligations or a major decline in the price of Enron's common stock combined with a downgrading of Enron's senior debt to below investment grade, then such sale will be permitted. See "Risk Factors -- Future sales of our common stock may depress our stock price."

STOCK PLAN

     After the offering, we intend to file a registration statement covering the sale of approximately 8.5 million shares of common stock reserved for issuance under our stock plan.

     Upon expiration of the lock-up period, these shares may be sold at any time subject to compliance with the volume limitations and other restrictions of Rule
144. Options to purchase approximately 8.5 million shares of common stock will also be outstanding after the offering. Such options generally provide for incremental vesting over a three to five year period. In addition, more options may be granted in the future. See "Management -- Stock Plan."

                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
                  TO NON-UNITED STATES HOLDERS OF COMMON STOCK

     The following is a summary of material U.S. federal income and estate tax consequences expected to result under current law from the purchase, ownership and taxable disposition of common stock by non-U.S. holders of common stock. A "non-U.S. holder" is any person or entity other than:

     - A citizen or resident of the United States

     - A corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof

     - An estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source

     - A trust whose administration is subject to the primary supervision of a United States court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust

     This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances or to non-U.S. holders that may be subject to special treatment under United States federal income tax laws. This summary does not discuss any aspect of state, local or foreign taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service and other applicable authorities, all of which are subject to change, possibly with retroactive effect. In this prospectus, the Internal Revenue Code of 1986, as amended, is called the "Code." Prospective purchasers of common stock are advised to consult their tax advisors regarding the U.S. federal, state and local, and non-U.S. income and other tax consequences of acquiring, holding and disposing of common stock.

DIVIDENDS

     Azurix does not currently anticipate paying any dividends. Any dividends paid to a non-U.S. holder on shares of common stock will be subject to withholding of U.S. federal income tax at a rate of 30%, unless a lower rate is prescribed under an applicable tax treaty. U.S. federal income tax withholding will not be required, however, if the dividends are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States or, in the case of an applicable tax treaty, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder. Dividends that are effectively connected with the conduct of a trade or business within the United States, or are attributable to a U.S. permanent establishment will be subject to U.S. federal income tax on a net income basis which is not collected by withholding provided the non-U.S. holder files the appropriate certification with Azurix or its agent. Any dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business within the United States may also be subject to a "branch profits tax" at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

     For purposes of the withholding tax rules discussed above and for purposes of determining the applicability of a tax treaty rate under current U.S. Treasury Regulations, dividends paid to an address outside the United States will be presumed to be paid to a resident of the country of address, unless the payor has knowledge to the contrary. Under recently issued U.S. Treasury Regulations (referred to as "final regulations") that are effective for payments made after December 31, 1999, a non-U.S. holder of common stock who wishes to claim the benefit of a tax treaty rate would be required to satisfy applicable

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

certification and other requirements. In addition, under the final regulations, in the case of common stock held by a foreign partnership:

     - The certification requirement generally would be applied to the partners of the partnership

     - The partnership would be required to provide certain information, including a U.S. taxpayer identification number

     A non-U.S. holder of common stock that is eligible for a reduced rate of U.S. federal income tax withholding pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Internal Revenue Service.

SALE OR DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of any gain recognized on the sale or other taxable disposition of common stock so long as:

     - The gain is not effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States nor under an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder

     - In the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, either:

        -- Such holder is not present in the United States for 183 or more days during the taxable year of the disposition

        -- Such holder does not have a "tax home" in the United States for U.S.
           federal income tax purposes nor does such holder maintain an office or other fixed place of business in the United States to which such gain is attributable

     - Such non-U.S. holder is not subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain U.S. expatriates

     - The common stock continues to be "regularly traded on an established securities market" for U.S. federal income tax purposes and the non-U.S. holder has not held, directly or indirectly, at any time during the five-year period ending on the date of disposition (or, if shorter, the non-U.S. holder's holding period) more than five percent of the outstanding common stock

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Azurix must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a treaty or information exchange agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under current law, U.S. backup withholding tax, which is a withholding tax currently imposed at the rate of 31% on certain payments to persons who fail to furnish the information required under U.S. information reporting requirements, generally will not apply to dividends paid on common stock to a non-U.S. holder at an address outside the United States unless the payor has knowledge that the payee is a U.S. person. However, under the final regulations, dividends paid on common stock after December 31, 1999 may be subject to backup withholding unless applicable certification requirements are satisfied.

     Payment of the proceeds from a sale of common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. Payment of the proceeds from a sale of common stock to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, if such broker is a U.S. person, a "controlled foreign corporation" or a foreign person that derives 50% or more of its gross income from the conduct of a trade or business in the United States, such payment will be subject to information reporting, but currently not backup withholding, unless such broker has documentary evidence in its records that the owner is a non-U.S. holder and certain other conditions are met or the owner otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be credited against the non-U.S. holder's federal income tax liability, if any, or refunded, provided the required information is furnished to the Internal Revenue Service.

ESTATE TAX

     The fair market value of common stock owned, or treated as owned, by an individual at the time of his death will be includable in his gross estate for U.S. federal estate tax purposes and thus may be subject to U.S. estate tax, even though the individual at the time of death is neither a citizen of nor domiciled in the United States, unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

GENERAL

     We intend to offer our common stock in the United States and Canada through a number of U.S. underwriters and elsewhere through international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, PaineWebber Incorporated, BT Alex. Brown Incorporated and Banc of America Securities LLC are acting as U.S. representatives of each of the U.S. underwriters named below. Under a U.S. purchase agreement among Azurix, the selling stockholder, Enron and the U.S. underwriters, and concurrently with the sale of 7,320,000 shares of common stock to the international managers, Azurix and the selling stockholder have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters severally and not jointly has agreed to purchase from Azurix and the selling stockholder, the number of shares of common stock set forth opposite its name below.

                                                              NUMBER OF
U.S. UNDERWRITERS                                               SHARES
-----------------                                             ----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Credit Suisse First Boston Corporation......................
Donaldson, Lufkin & Jenrette Securities Corporation.........
PaineWebber Incorporated....................................
BT Alex. Brown Incorporated.................................
Banc of America Securities LLC..............................

                                                              ----------
             Total..........................................  29,280,000
                                                              ==========

     Azurix, the selling stockholder and Enron have also entered into an international purchase agreement with the international managers outside the United States and Canada for whom Merrill Lynch International, Credit Suisse First Boston (Europe) Limited, Donaldson, Lufkin & Jenrette International, PaineWebber International (U.K.) Ltd., ABN AMRO Rothschild and HSBC Investment Banking are acting as lead managers. Under the international purchase agreement, and concurrently with the sale of 29,280,000 shares of common stock to the U.S. underwriters under the U.S. purchase agreement, Azurix and the selling stockholder have agreed to sell to the international managers, and the international managers have agreed to purchase from Azurix and the selling stockholder, an aggregate of 7,320,000 shares of common stock. The initial public offering price per share and the total underwriting discount per share of common stock are identical under the U.S. purchase agreement and the international purchase agreement.

     In the U.S. purchase agreement and the international purchase agreement, the U.S. underwriters and the international managers, respectively, have agreed, under the terms of those agreements, to purchase all of the shares of common stock being sold under those agreements if any of the shares of our common stock being sold under those agreements are purchased. In the event of a default by an underwriter, the U.S. purchase agreement and the international purchase agreement provide that, in some circumstances, the purchase commitments of nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares of our common stock to the U.S. underwriters and the international managers are conditioned upon one another.

     Azurix and Enron have agreed to indemnify the U.S. underwriters and the international managers against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and the international managers may be required to make in respect of those liabilities.

     The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to receipt of legal opinions and officers certificates, or waiver of these conditions, as specified in the purchase agreements. The underwriters reserve the right to withdraw, cancel or modify offers and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The U.S. representatives have advised Azurix and the selling stockholder that the U.S. underwriters propose initially to offer the shares of our common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession
not in excess of $     per share of common stock. The U.S. underwriters may
allow, and such dealers may reallow, a discount not in excess of $     per share
of common stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The following table shows the per share and total public offering price, the underwriting discount to be paid by Azurix and the selling stockholder to the U.S. underwriters and the international managers and the proceeds before expenses to Azurix and the selling stockholder. This information is presented assuming either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment option.

                                                                        WITHOUT    WITH
                                                            PER SHARE   OPTION    OPTION
                                                            ---------   -------   ------
Public offering price....................................     $           $         $
Underwriting discount....................................     $           $         $
Proceeds, before expenses, to Azurix.....................     $           $         $
Proceeds, before expenses, to the selling stockholder....     $           $         $

     The expenses of this offering, exclusive of the underwriting discount, are estimated at $5,250,000 and are payable by Azurix and the selling stockholder.

INTERSYNDICATE AGREEMENT

     The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the U.S. underwriters and the international managers are permitted to sell shares of common stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except in the case of transactions under the terms of the intersyndicate agreement.

OVER-ALLOTMENT OPTION

     The selling stockholder has granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 4,392,000 additional shares of our common stock at the initial public offering price set forth on the cover page of this prospectus, less the underwriting discount. The U.S. underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the U.S. underwriters exercise this option, each U.S. underwriter will be obligated, subject to receipt of legal opinions and officers certificates, or waiver of these conditions, as specified in the purchase agreement, to purchase a number of additional shares of our common stock proportionate to such U.S. underwriter's initial amount reflected in the foregoing table.

     The selling stockholder also has granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 1,098,000 additional shares of common stock to cover over-allotments, if any, on terms similar to those granted to the U.S. underwriters.

RESERVED SHARES

     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 3,660,000 of the shares offered hereby to be sold to our directors, officers and employees who have expressed an interest in purchasing our common stock. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES

     Azurix, Enron and the selling stockholder have agreed, with exceptions specified in the lock-up agreements, not to directly or indirectly engage in the following activities for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith
Incorporated:

     - Offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act relating to any shares of our common stock

     - Enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

     As an exception to these restrictions, we may issue shares of our common stock or securities convertible or exchangeable into our common stock as payment of any part of the purchase price for businesses we acquire. However, shares issued in this manner shall not be transferable during the 180-day lock-up period. In addition, if Atlantic Water Trust is compelled to sell some or all of its shares of our common stock in the event of a default under specified debt obligations or a major decline in the price of Enron's common stock combined with a downgrading of Enron's senior debt to below investment grade, then such sale will be permitted. See "Risk Factors--Future sales of our common stock may depress our stock price" and "Shares Eligible for Future Sale."

NEW YORK STOCK EXCHANGE LISTING

     The common stock has been approved for listing on the New York Stock Exchange under the symbol "AZX," subject to official notice of issuance. To meet the requirements for listing of our common stock on that exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among Azurix, the selling stockholder, Enron, the

U.S. representatives and the lead managers. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us, including adjusted market value to EBITDA multiples, price to book value multiples and price to earnings multiples, certain of our financial information, the history of, and the prospects for, our company and the industry in which we compete, an assessment of our management, our past and present operations, the prospects for and timing of our future revenues, the present state of our development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that the common stock will trade in the public market subsequent to this offering at or above the initial public offering price.

     The underwriters do not expect sales of our common stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered in this offering.

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of our common stock is completed, rules of the SEC may limit the ability of the underwriters and selling group members to bid for and purchase our common stock. As an exception to these rules, the U.S. representatives and the lead managers are permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     If the underwriters create a short position in our common stock in connection with this offering, i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus, the U.S.
representatives and the lead managers may reduce that short position by purchasing our common stock in the open market. The U.S. representatives and the lead managers may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

PENALTY BIDS

     The U.S. representatives and the lead managers may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representatives or the lead managers purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

     None of Azurix, the selling stockholder or any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, none of Azurix, the selling stockholder or any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Some of the underwriters and their affiliates engage in transactions with, and perform services for, our company, Enron and Enron's affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions and services with our company, Enron and Enron's affiliates, for which they have received, or will receive, customary compensation.

     We have engaged Merrill Lynch & Co. to act as our financial advisor in evaluating two potential acquisition opportunities for which we will pay an ordinary and customary fee if we decide to pursue these opportunities and they result in an acquisition. We have also agreed to reimburse Merrill Lynch & Co. for all reasonable out-of-pocket expenses incurred in connection with these engagements.

STAMP TAXES

     Purchasers of the shares of common stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

                                 LEGAL MATTERS

     Legal matters with respect to the validity of the issuance of the shares of our common stock offered hereby will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Legal matters relating to our common stock offered hereby will be passed upon for the U.S. underwriters and the international managers by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements and schedules for Azurix Corp. and subsidiaries as of December 31, 1998 and for the period from January 29, 1998 (Date of Inception) to December 31, 1998, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated statements of income, changes in stockholders' equity and cash flows and schedule for Wessex Water Plc (now renamed Wessex Water Ltd) (predecessor company) for the period from April 1, 1998 to October 2, 1998 included in this prospectus have been audited by Arthur Andersen, independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements and schedule for Wessex Water Plc (now renamed Wessex Water Ltd) (predecessor company) as of March 31, 1998 and for the years ended March 31, 1998 and 1997, included in this prospectus, have been audited by PricewaterhouseCoopers, independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of that firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the attached exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are summaries of the material provisions of those documents. These summaries are qualified in all respects by reference to the full text of such contract or document.

     The registration statement can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Section by calling the SEC at (800) 732-0330. In addition, the registration statement is publicly available through the SEC's site on the internet, located at http://www.sec.gov.

     Upon completion of this offering, we will be required to comply with the informational requirements of the Securities and Exchange Act of 1934 and, accordingly, will file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, proxy statements and other information with the SEC. Those reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and internet site of the SEC referred to above. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AZURIX CORP. -- UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
  FINANCIAL INFORMATION:
  Unaudited Condensed Consolidated Pro Forma Financial
     Information............................................   F-2
  Unaudited Condensed Consolidated Pro Forma Statement of
     Income for the Year Ended December 31, 1998............   F-3
  Unaudited Condensed Consolidated Pro Forma Statement of
     Income for the Three Months Ended March 31, 1999.......   F-4
  Unaudited Condensed Consolidated Pro Forma Balance Sheet
     at March 31, 1999......................................   F-5
  Notes to Unaudited Condensed Consolidated Pro Forma
     Financial Statements...................................   F-6
AZURIX CORP. -- CONSOLIDATED FINANCIAL STATEMENTS:
  Report of Independent Public Accountants..................   F-8
  Consolidated Statements of Income for the period from
     January 29, 1998 (Date of Inception) to December 31,
     1998 and for the Three Months Ended March 31, 1999
     (unaudited)............................................   F-9
  Consolidated Statements of Comprehensive Income (Loss) for
     the period from January 29, 1998 (Date of Inception) to
     December 31, 1998 and for the Three Months Ended March
     31, 1999 (unaudited)...................................  F-10
  Consolidated Balance Sheets at December 31, 1998 and at
     March 31, 1999 (unaudited).............................  F-11
  Consolidated Statements of Cash Flows for the period from
     January 29, 1998 (Date of Inception) to December 31,
     1998 and for the Three Months Ended March 31, 1999
     (unaudited)............................................  F-12
  Consolidated Statements of Changes in Stockholder's Equity
     for the period from January 29, 1998 (Date of
     Inception) to December 31, 1998 and for the Three
     Months Ended March 31, 1999 (unaudited)................  F-13
  Notes to Consolidated Financial Statements................  F-14
WESSEX WATER PLC (NOW RENAMED WESSEX WATER LTD) (PREDECESSOR
  COMPANY) -- CONSOLIDATED FINANCIAL STATEMENTS:
  Reports of Independent Accountants........................  F-31
  Consolidated Statements of Income for the Six Months Ended
     October 2, 1998 and the Years Ended March 31, 1998 and
     1997...................................................  F-33
  Consolidated Balance Sheet at March 31, 1998..............  F-34
  Consolidated Statements of Cash Flows for the Six Months
     Ended October 2, 1998 and the Years Ended March 31,
     1998 and 1997..........................................  F-35
  Consolidated Statements of Changes in Stockholders' Equity
     for the Six Months Ended October 2, 1998 and the Years
     Ended March 31, 1998 and 1997..........................  F-36
  Notes to the Consolidated Financial Statements............  F-37

                                  AZURIX CORP.

                   UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
                             FINANCIAL INFORMATION

     The following unaudited condensed consolidated pro forma statements of income for the year ended December 31, 1998, and the three months ended March 31, 1999, give effect to the October 2, 1998 acquisition of Wessex by Azurix, the related redemption of the preference shares of Wessex and sale of its interest in Wessex Waste Management Ltd, a joint venture with Waste Management International Plc, and Azurix's initial public offering of its stock, as though each occurred on January 1, 1998. The unaudited condensed consolidated pro forma balance sheet at March 31, 1999 gives effect to the offering as though such offering occurred on March 31, 1999. The unaudited condensed consolidated pro forma statements of income do not include the results of operations from Azurix's investment in Obras Sanitarias Mendoza S.A. prior to the date it was acquired, and do not include any pro forma or historical effects from Azurix's investment in a water concession for the city of Cancun, Mexico prior to the date it was acquired in 1999 or the acquisition of Philip Utilities Management Corporation in May 1999. The unaudited condensed consolidated pro forma balance sheet does not include any pro forma effect from Azurix's acquisition of Philip Utilities.

     The unaudited condensed consolidated pro forma statements of income and balance sheet have been prepared based upon the Azurix and Wessex consolidated statements of income and balance sheet included elsewhere in this prospectus and have been prepared based upon available information and assumptions that the management of Azurix believes are reasonable. The unaudited condensed consolidated pro forma statements of income are for informational purposes only, and do not purport to represent what Azurix's actual results of operations would have been had the Wessex acquisition, the related redemption of the preference shares of Wessex and sale of its interest in Wessex Waste Management Ltd, a joint venture with Waste Management International Plc, and the offering, occurred on January 1, 1998. The unaudited pro forma balance sheet is for informational purposes only, and does not purport to represent Azurix's actual financial position had the offering occurred on March 31, 1999. In addition, the unaudited condensed consolidated pro forma financial statements are not necessarily indicative of future results of operations or financial position of Azurix and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Azurix and Wessex and the related notes thereto included elsewhere in this prospectus.

                                  AZURIX CORP.

         UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                        PRO FORMA
                                              WESSEX      PRO FORMA    FOR WESSEX     OFFERING      PRO FORMA
                               HISTORICAL   HISTORICAL   ADJUSTMENTS   ACQUISITION   ADJUSTMENTS   AS ADJUSTED
                               ----------   ----------   -----------   -----------   -----------   -----------
Operating revenues...........    $119.7       $344.5       $   --        $464.2        $   --        $464.2
Operating expenses:
  Operations and
     maintenance.............      31.6         89.3           --         120.9            --         120.9
  General and
     administrative..........      20.3         44.8        (20.7)(a)      44.4            --          44.4
  Depreciation and
     amortization............      22.2         50.0         16.1(b)       88.3            --          88.3
                                 ------       ------       ------        ------        ------        ------
          Total operating
            expenses.........      74.1        184.1         (4.6)        253.6            --         253.6
                                 ------       ------       ------        ------        ------        ------
Operating income.............      45.6        160.4          4.6         210.6            --         210.6
                                 ------       ------       ------        ------        ------        ------
Other income (expense):
  Equity in earnings (loss)
     of unconsolidated
     affiliates..............      (0.8)         9.1         (9.1)(c)      (0.8)           --          (0.8)
  Interest income............       1.3          0.2           --           1.5            --           1.5
  Interest expense, net......     (16.4)        (9.7)       (41.5)(d)     (67.6)          5.6(g)      (62.0)
  Other expense..............      (1.2)          --          1.2(e)         --            --            --
                                 ------       ------       ------        ------        ------        ------
Income before income taxes...      28.5        160.0        (44.8)        143.7           5.6         149.3
                                 ------       ------       ------        ------        ------        ------
Income tax expense...........      18.3         53.2        (15.0)(f)      56.5           1.7(f)       58.2
                                 ------       ------       ------        ------        ------        ------
Net income...................    $ 10.2       $106.8       $(29.8)       $ 87.2        $  3.9        $ 91.1
                                 ======       ======       ======        ======        ======        ======
Earnings per share of common
  stock -- basic and
  diluted....................    $ 0.10                                  $ 0.87                      $ 0.78
                                 ======                                  ======                      ======
Weighted average shares
  outstanding -- basic and
  diluted....................     100.0                                   100.0          17.1(h)      117.1
                                 ======                                  ======        ======        ======

    The accompanying notes are an integral part of these unaudited condensed consolidated pro forma financial statements.

                                  AZURIX CORP.

         UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                           OFFERING       PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS    AS ADJUSTED
                                                            ----------    -----------    -----------
Operating revenues........................................    $116.9         $  --         $116.9
Operating expenses:
  Operations and maintenance..............................      31.8            --           31.8
  General and administrative..............................      22.6            --           22.6
  Depreciation and amortization...........................      23.3            --           23.3
                                                              ------         -----         ------
          Total operating expenses........................      77.7            --           77.7
                                                              ------         -----         ------
Operating income..........................................      39.2            --           39.2
                                                              ------         -----         ------
Other income (expense):
  Equity in earnings of unconsolidated affiliates.........       0.2            --            0.2
  Interest income.........................................       2.1            --            2.1
  Interest expense, net...................................     (17.0)          1.1(g)       (15.9)
                                                              ------         -----         ------
Income before income taxes................................      24.5           1.1           25.6
                                                              ------         -----         ------
Income tax expense........................................       8.4           0.3(f)         8.7
                                                              ------         -----         ------
Net income................................................    $ 16.1         $ 0.8         $ 16.9
                                                              ======         =====         ======
Earnings per share of common stock -- basic and diluted...    $ 0.16                       $ 0.14
                                                              ======                       ======
Weighted average shares outstanding -- basic and
  diluted.................................................     100.0          17.1          117.1
                                                              ======         =====         ======

    The accompanying notes are an integral part of these unaudited condensed consolidated
                        pro forma financial statements.

                                  AZURIX CORP.

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                               AT MARCH 31, 1999
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                            OFFERING       PRO FORMA
                                                             HISTORICAL    ADJUSTMENTS    AS ADJUSTED
                                                             ----------    -----------    -----------
Current assets:
  Cash and cash equivalents................................   $   13.1      $  195.1(i)    $  208.2
  Trade receivables (net of allowance for doubtful accounts
     of $6.9)..............................................       40.6            --           40.6
  Unbilled receivables.....................................       25.7            --           25.7
  Other....................................................       45.4            --           45.4
                                                              --------      --------       --------
          Total current assets.............................      124.8         195.1          319.9
                                                              --------      --------       --------
Property, plant and equipment, at cost.....................    2,276.5            --        2,276.5
Less accumulated depreciation..............................      (32.8)           --          (32.8)
                                                              --------      --------       --------
          Property, plant and equipment, net...............    2,243.7            --        2,243.7
                                                              --------      --------       --------
Investments in and advances to unconsolidated affiliates...      103.0            --          103.0
Goodwill, net..............................................      847.0            --          847.0
Other assets...............................................       30.8            --           30.8
                                                              --------      --------       --------
          Total Assets.....................................   $3,349.3      $  195.1       $3,544.4
                                                              ========      ========       ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable -- affiliates...........................   $   67.9      $  (64.2)(j)   $    3.7
  Accounts payable and accruals............................       95.2            --           95.2
  Deferred income..........................................       21.8            --           21.8
  Accrued taxes............................................       37.9            --           37.9
  Accrued interest.........................................        8.6            --            8.6
  Current maturities of long-term debt.....................       27.9            --           27.9
                                                              --------      --------       --------
          Total current liabilities........................      259.3         (64.2)         195.1
                                                              --------      --------       --------
Note payable -- affiliate..................................      117.8            --          117.8
Long-term debt.............................................      940.3         (67.8)(k)      872.5
Deferred taxes.............................................      402.5            --          402.5
Other long-term liabilities................................       14.7            --           14.7
                                                              --------      --------       --------
          Total liabilities................................    1,734.6        (132.0)       1,602.6
                                                              --------      --------       --------
Commitments and contingencies
Stockholder's equity:
  Preferred stock, $0.01 par value, 50,000,000 shares
     authorized............................................         --            --             --
  Common stock, $0.01 par value, 500,000,000 shares
     authorized, 100,000,000 shares and 117,100,000 shares,
     issued and outstanding, historical and as adjusted,
     respectively..........................................        1.0           0.2(l)         1.2
  Additional paid-in capital...............................    1,671.0         326.9(l)     1,997.9
  Retained earnings........................................       26.3            --           26.3
  Cumulative foreign currency translation adjustment.......      (83.6)           --          (83.6)
                                                              --------      --------       --------
          Total stockholder's equity.......................    1,614.7         327.1        1,941.8
                                                              --------      --------       --------
          Total Liabilities and Stockholder's Equity.......   $3,349.3      $  195.1       $3,544.4
                                                              ========      ========       ========

    The accompanying notes are an integral part of these unaudited condensed consolidated
                        pro forma financial statements.

                                  AZURIX CORP.

              NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
                              FINANCIAL STATEMENTS

     The following pro forma adjustments give effect to the Wessex acquisition, and the related redemption of the preference shares of Wessex, sale of its interest in Wessex Waste Management Ltd, a joint venture with Waste Management International Plc, and the offering, as though each occurred on January 1, 1998 for income statement purposes, and give effect to the offering, as though it occurred on March 31, 1999 for balance sheet purposes. The historical results of Wessex for the period prior to the Wessex acquisition were derived by combining the Wessex historical audited results for the period April 1, 1998 to October 2, 1998 and the Wessex historical audited results for the year ended March 31, 1998, less the historical unaudited results for the nine months ended December 31, 1997. The unaudited condensed consolidated pro forma statement of income includes the results of operations from Azurix's investment in Obras Sanitarias Mendoza S.A. from the date it was acquired, and does not include any pro forma or historical effects from Azurix's $13.5 million investment in a water concession for the city of Cancun, Mexico prior to the date it was acquired in March 1999 or the acquisition of Philip Utilities in May 1999.

     The cost of the Wessex acquisition, including transaction costs, was $2.4 billion. The pro forma adjustments are based on a preliminary purchase price allocation because Azurix is in the process of finalizing its assessment of the related fair values. This preliminary purchase price allocation includes tangible assets of $2.7 billion, goodwill of $0.9 billion, liabilities assumed of $1.1 billion and redeemable preferred stock of $0.1 billion. Azurix does not believe the final evaluation of these assessments will materially affect the allocation of the purchase price.

     The historical results of operations for Azurix are for the period from January 29, 1998 (date of inception) to December 31, 1998. However, substantially all of Azurix's results of operations occurred during the fourth quarter of 1998, subsequent to the Wessex acquisition.

     (a) To adjust Wessex historical general and administrative expense for costs incurred by Wessex prior to the Wessex acquisition, but directly related to the Wessex acquisition.

     (b) To adjust historical Wessex depreciation of tangible assets and amortization of goodwill acquired in the Wessex acquisition for the period during 1998 prior to the Wessex acquisition. The adjustment to depreciation and amortization was based on a preliminary purchase price allocation. Goodwill is being amortized over 40 years.

     (c) To adjust historical equity earnings from Wessex's historical results to reflect the sale of its interest in Wessex Waste Management Ltd for $337.9 million.

     (d) To record the following:

          (1) Interest expense for the period January 1, 1998 to October 2, 1998 on U.K. pounds sterling denominated loan notes issued to Wessex shareholders to finance the Wessex acquisition. The average balance outstanding was $116.4 million, adjusted for foreign currency exchange rates, and an average interest rate of 7.8% was assumed;

          (2) Interest expense for the period January 1, 1998 to October 2, 1998 on U.K. pounds sterling denominated affiliate note payable used to finance the Wessex acquisition in the amount of $120.5 million, adjusted for average foreign currency exchange rates, at an assumed interest rate of 6.25%;

          (3) Interest expense for the period January 1, 1998 to October 2, 1998 on U.K. pounds sterling denominated funds borrowed under a five year bank credit facility used to finance the Wessex acquisition less a portion of the proceeds received from the sale of its interest in Wessex Waste Management Ltd that were used to paydown such borrowings. The average balance outstanding was $209.7 million, adjusted for foreign currency exchange rates, and an average interest rate of 8.2% was assumed;

          (4) Interest expense for the period January 1, 1998 to December 9, 1998 on U.K. pounds sterling denominated funds borrowed to redeem Wessex's preference shares. The weighted average funds borrowed was $215.5 million, adjusted for foreign currency exchange rates, and an average interest rate of 8.1% was assumed.

     (e) To reflect the reduction in dividends related to the redemption of the Wessex preference shares.

     (f) To record the tax impact of the pro forma adjustments described above at the U.K. statutory rate of 31%, excluding non-deductible goodwill amortization.

     (g) To reflect the reduction in interest expense due to the planned repayment of a portion of the existing debt from the proceeds of the offering.

     (h) To reflect shares issued by Azurix in the offering.

     (i) To record the estimated net proceeds of $327.1 to Azurix from the offering less $67.8 million of the proceeds used to paydown debt and $64.2 million of the proceeds used to repay funds advanced to Azurix by Enron as of March 31, 1999. Azurix has drawn $182.9 million under its senior credit facility as of June 7, 1999. Azurix intends to use $182.2 million of the net proceeds from the offering along with available cash to repay this indebtedness. Following the application of the net proceeds from the offering, $387.4 million of borrowing capacity under the senior credit facility will be available to fund future acquisitions. It is expected that $365.7 million of this facility, along with $72.9 million of proceeds from the offering, will be used to fund the $438.6 million acquisition of an interest in concessions in two regions of the Province of Buenos Aires, Argentina.

     (j) To record the partial use of proceeds to Azurix from the offering to repay funds advanced to Azurix by Enron.

     (k) To record the partial use of proceeds to Azurix from the offering to paydown debt.

     (l) To reflect the offering of Azurix's stock. The number of shares assumed to be offered by Azurix is 17.1 million. The assumed offering price per share is $20.50 and the assumed underwriting discounts and expenses related to the shares offered by Azurix are $23.5 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of Azurix Corp.:

     We have audited the accompanying consolidated balance sheet of Azurix Corp. (a Delaware corporation) and subsidiaries as of December 31, 1998, and the related consolidated statements of income, comprehensive income (loss), cash flows and changes in stockholder's equity for the period from January 29, 1998 (Date of Inception) to December 31, 1998. These financial statements are the responsibility of Azurix Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Azurix Corp. and subsidiaries as of December 31, 1998, and the results of their operations, cash flows and changes in stockholder's equity for the period from January 29, 1998 (Date of Inception) to December 31, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Houston, Texas
February 22, 1999

                                  AZURIX CORP.

                       CONSOLIDATED STATEMENTS OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                               JANUARY 29, 1998      THREE MONTHS
                                                              (DATE OF INCEPTION)       ENDED
                                                                TO DECEMBER 31,       MARCH 31,
                                                                     1998                1999
                                                              -------------------    ------------
                                                                                     (UNAUDITED)
Operating revenues..........................................        $119.7              $116.9
Operating expenses:
  Operations and maintenance................................          31.6                31.8
  General and administrative................................          20.3                22.6
  Depreciation and amortization.............................          22.2                23.3
                                                                    ------              ------
          Total operating expenses..........................          74.1                77.7
                                                                    ------              ------
Operating income............................................          45.6                39.2
                                                                    ------              ------
Other income (expense):
  Equity in earnings (loss) of unconsolidated affiliates....          (0.8)                0.2
  Interest income...........................................           1.3                 2.1
  Interest expense, net.....................................         (16.4)              (17.0)
  Other expense.............................................          (1.2)                 --
                                                                    ------              ------
Income before income taxes..................................          28.5                24.5
                                                                    ------              ------
Income tax expense..........................................          18.3                 8.4
                                                                    ------              ------
Net income..................................................        $ 10.2              $ 16.1
                                                                    ======              ======
Earnings per share of common stock -- basic and diluted.....        $ 0.10              $ 0.16
                                                                    ======              ======
Weighted average shares outstanding -- basic and diluted....         100.0               100.0
                                                                    ======              ======

  The accompanying notes are an integral part of these consolidated financial statements.

                                  AZURIX CORP.

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                 (IN MILLIONS)

                                                               JANUARY 29, 1998     THREE MONTHS
                                                              (DATE OF INCEPTION)      ENDED
                                                                TO DECEMBER 31,      MARCH 31,
                                                                     1998               1999
                                                              -------------------   ------------
                                                                                    (UNAUDITED)
Net income..................................................        $ 10.2             $ 16.1
Other comprehensive income:
  Foreign currency translation adjustment...................         (36.7)             (46.9)
                                                                    ------             ------
Comprehensive income (loss).................................        $(26.5)            $(30.8)
                                                                    ======             ======

  The accompanying notes are an integral part of these consolidated financial statements.

                                  AZURIX CORP.

                          CONSOLIDATED BALANCE SHEETS
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                     ASSETS

                                                              DECEMBER 31,     MARCH 31,
                                                                  1998           1999
                                                              ------------    -----------
                                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................    $    5.3       $   13.1
  Trade receivables (net of allowance for doubtful accounts
     of $6.3 and $6.9, respectively)........................        63.7           40.6
  Unbilled receivables......................................        24.3           25.7
  Other.....................................................        38.5           45.4
                                                                --------       --------
          Total current assets..............................       131.8          124.8
                                                                --------       --------
Property, plant and equipment, at cost......................     2,271.1        2,276.5
Less accumulated depreciation...............................       (16.7)         (32.8)
                                                                --------       --------
          Property, plant and equipment, net................     2,254.4        2,243.7
                                                                --------       --------
Investments in and advances to unconsolidated affiliates....        74.3          103.0
Goodwill, net...............................................       877.6          847.0
Other assets................................................        20.2           30.8
                                                                --------       --------
          Total Assets......................................    $3,358.3       $3,349.3
                                                                ========       ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable -- affiliates............................    $   20.0       $   67.9
  Accounts payable and accruals.............................       101.8           95.2
  Deferred income...........................................        71.0           21.8
  Accrued taxes.............................................        31.8           37.9
  Accrued interest..........................................         9.8            8.6
  Current maturities of long-term debt......................        27.0           27.9
                                                                --------       --------
          Total current liabilities.........................       261.4          259.3
                                                                --------       --------
Note payable -- affiliate...................................       121.4          117.8
Long-term debt..............................................       912.1          940.3
Deferred taxes..............................................       404.4          402.5
Other long-term liabilities.................................        13.5           14.7
                                                                --------       --------
          Total liabilities.................................     1,712.8        1,734.6
                                                                --------       --------
Commitments and contingencies (Note 15)
Stockholder's equity:
  Preferred stock, $0.01 par value, 50,000,000 shares
     authorized.............................................          --             --
  Common stock, $0.01 par value, 500,000,000 shares
     authorized, 100,000,000 shares issued and
     outstanding............................................         1.0            1.0
  Additional paid-in capital................................     1,671.0        1,671.0
  Retained earnings.........................................        10.2           26.3
  Cumulative foreign currency translation adjustment........       (36.7)         (83.6)
                                                                --------       --------
          Total stockholder's equity........................     1,645.5        1,614.7
                                                                --------       --------
          Total Liabilities and Stockholder's Equity........    $3,358.3       $3,349.3
                                                                ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  AZURIX CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                               JANUARY 29, 1998      THREE MONTHS
                                                              (DATE OF INCEPTION)       ENDED
                                                                TO DECEMBER 31,       MARCH 31,
                                                                     1998                1999
                                                              -------------------    ------------
                                                                                     (UNAUDITED)
Operating Activities:
  Net income................................................       $    10.2           $  16.1
  Adjustments to reconcile net income to cash provided by
     operating activities:
  Depreciation and amortization.............................            22.2              23.3
  Amortization of deferred financing cost...................             0.6               0.5
  Deferred income taxes.....................................            13.4               5.3
  Equity in (earnings) loss of unconsolidated affiliates....             0.8              (0.2)
  Changes in operating assets and liabilities:
     (Increase) decrease in trade receivables and other
       current assets.......................................           (17.1)              9.7
     Decrease in accounts payable and accruals..............           (25.7)            (44.1)
     (Increase) decrease in other assets....................            (2.5)              0.3
     Increase in other long-term liabilities................             1.3               1.6
     Other..................................................             1.2                --
                                                                   ---------           -------
Net cash provided by operating activities...................             4.4              12.5
                                                                   ---------           -------
Investing Activities:
  Capital expenditures......................................           (63.2)            (74.5)
  Business acquisition, net of cash acquired................        (2,270.8)               --
  Proceeds from the sale of equity investment...............           337.9                --
  Investment in and advances to unconsolidated affiliates...              --             (28.5)
  Other.....................................................            13.5              (6.8)
                                                                   ---------           -------
Net cash used in investing activities.......................        (1,982.6)           (109.8)
                                                                   ---------           -------
Financing Activities:
  Net proceeds from (repayments of) revolving credit
     facilities.............................................           160.8            (410.8)
  Proceeds from long-term borrowings........................           550.8             477.7
  Repayments of long-term borrowings........................          (226.2)             (9.8)
  Issuance of common stock and capital contributed..........         1,600.2                --
  Redemption of subsidiary preference shares................          (106.4)               --
  Dividends paid on subsidiary preference shares............            (1.7)               --
  Advances from Enron.......................................              --              48.0
                                                                   ---------           -------
Net cash provided by financing activities...................         1,977.5             105.1
                                                                   ---------           -------
Effect of exchange rate changes on cash.....................             6.0                --
                                                                   ---------           -------
Change in cash and cash equivalents.........................             5.3               7.8
                                                                   ---------           -------
Cash and cash equivalents, beginning of period..............              --               5.3
                                                                   ---------           -------
Cash and cash equivalents, end of period....................       $     5.3           $  13.1
                                                                   =========           =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                  AZURIX CORP.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                                CUMULATIVE
                                                     ADDITIONAL              FOREIGN CURRENCY
                                PREFERRED   COMMON    PAID-IN     RETAINED     TRANSLATION
                                  STOCK     STOCK     CAPITAL     EARNINGS      ADJUSTMENT       TOTAL
                                ---------   ------   ----------   --------   ----------------   --------
Balance at January 29, 1998
  (Date of Inception).........     $--       $ --     $     --     $  --          $   --        $     --
  Issuance of 100,000,000
     shares of common stock...      --        1.0           --        --              --             1.0
  Capital contributions.......      --         --      1,599.2        --              --         1,599.2
  Subsidiary stock
     contributed..............      --         --         71.8        --              --            71.8
  Foreign currency translation
     adjustment...............      --         --           --        --           (36.7)          (36.7)
  Net income..................      --         --           --      10.2              --            10.2
                                   ---       ----     --------     -----          ------        --------
Balance at December 31,
  1998........................      --        1.0      1,671.0      10.2           (36.7)        1,645.5
                                   ---       ----     --------     -----          ------        --------
  Foreign currency translation
     adjustment (unaudited)...      --         --           --        --           (46.9)          (46.9)
  Net income (unaudited)......      --         --           --      16.1              --            16.1
                                   ---       ----     --------     -----          ------        --------
Balance at March 31, 1999
  (unaudited).................     $--       $1.0     $1,671.0     $26.3          $(83.6)       $1,614.7
                                   ===       ====     ========     =====          ======        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  AZURIX CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)
NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Azurix Corp. was formed by Enron Corp. on January 29, 1998. Azurix is engaged in the business of acquiring, owning, operating and managing water and wastewater assets, providing water and wastewater related services and managing and developing resources in the global water industry. Azurix is a wholly owned subsidiary of Atlantic Water Trust, in which Enron and Marlin Water Trust each hold a 50% voting interest. During 1998, Azurix indirectly acquired all of the outstanding ordinary share capital of Wessex Water Plc (see Note 2) and Enron contributed to Azurix the outstanding common stock of a subsidiary that in June 1998 acquired a 32.1% ownership interest in Obras Sanitarias Mendoza S.A. Wessex and Obras Sanitarias Mendoza provide water and wastewater treatment services in southwestern England and the Province of Mendoza, Argentina, respectively.

     Azurix entered into an agreement on December 19, 1998 to purchase 49.9% of an entity whose principal asset is the water concession for the city of Cancun, Mexico. This agreement was not binding until specific material conditions were met, and these conditions were met subsequent to December 31, 1998. As a result, the Cancun concession is not reflected in Azurix's 1998 financial statements. The purchase price was $13.5 million and Azurix agreed to provide up to $25.0 million in debt financing. On February 25, 1999, Azurix funded $15.0 million of debt financing to the Cancun concession. The Cancun concession acquisition closed on March 24, 1999. The results of the Cancun concession acquisition are reflected in the financial statements as of the acquisition closing date.

     Azurix was incorporated on January 29, 1998, and as a result, the Consolidated Statement of Income, Consolidated Statement of Comprehensive Income
(Loss), Consolidated Statement of Cash Flows and Consolidated Statement of Changes in Stockholder's Equity are from the date of inception to December 31, 1998. However, substantially all of Azurix's results of operations, cash flows and equity transactions occurred during the fourth quarter of 1998, subsequent to the Wessex acquisition.

INTERIM PRESENTATION (UNAUDITED)

     The accompanying consolidated interim financial statements and disclosures are unaudited and have been prepared by Azurix in accordance with generally accepted accounting principles and reflect all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation in all material respects of the results for the interim period. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of results to be expected for the full year. Interim financial statements for the period January 29, 1998 to March 31, 1998 are not presented because Azurix did not have any results of operations or cash flows during the period.

CONSOLIDATION POLICY AND USE OF ESTIMATES

     The consolidated financial statements include the accounts of all majority-owned subsidiaries and are prepared in accordance with generally accepted accounting principles in the United States. All significant intercompany balances and transactions have been eliminated in consolidation. Azurix uses the equity method of accounting for all investments where it owns less than a majority of the voting stock but is able to exercise significant influence over the operating and financial policies of the investee.

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  AZURIX CORP.

(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)

REVENUE RECOGNITION

     Operating revenue represents income earned in the ordinary course of business, excluding value added tax. Revenue for metered customers is recognized based on actual usage and accrued based on the estimated amount of water sold but not billed as of the balance sheet date. Revenue for non-metered customers, who pay an annual fixed charge based on the rateable value of their property, is recognized uniformly over the year.

DERIVATIVE FINANCIAL INSTRUMENTS

     Azurix utilizes derivative financial instrument contracts for non-trading purposes to manage exposure to fluctuations in interest rates and foreign currency exchange rates. Hedge accounting is utilized in non-trading activities where there is a high correlation of price movements in the derivative and the contract is designated as a hedge. In instances where the anticipated correlation of price movements no longer exists, hedge accounting is terminated and future changes in the value of the derivative financial instruments are recognized as gains or losses to net income.

     Interest rate swaps involve the exchange of amounts based on a fixed interest rate for amounts based on variable interest rates over the life of the contract without an exchange of the notional amount upon which payments are based. The difference to be received or paid is recognized in income over the life of the contracts as adjustments to interest expense.

     Currency swap contracts are denominated in one foreign currency and are to be repaid in another currency. These contracts are designated as hedges of firm commitments to pay interest and principal on debt, which would otherwise expose Azurix to foreign currency risk.

     The fair values of the swap contracts are not recognized in the financial statements. The income and cash flow impact of financial instruments is reflected as an adjustment of the hedged item. Gains and losses on terminations of interest rate and currency swap contracts are deferred as an adjustment to the carrying amount of the outstanding obligation and amortized as an adjustment to interest expense related to the obligation over the remaining term of the original contract life of the terminated swap contract. In the event of early extinguishment of the obligation, any realized or unrealized gain or loss from the swap would be recognized in net income at the time of extinguishment.

INCOME TAXES

     Azurix accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement of Financial Accounting Standards No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. For U.S. tax purposes, Azurix is presently a member of Enron's consolidated group and is included in Enron's consolidated federal income tax return. Members of the consolidated group are charged with the amount of income tax expense (benefit) determined as if they filed separate federal income tax returns. There is no formal tax sharing arrangement between Enron and Azurix.

EARNINGS PER COMMON SHARE

     Statement of Financial Accounting Standards No. 128, "Earnings Per Share," requires dual presentation of earnings per common share and earnings per common share assuming dilution on the face of the income statement. Basic earnings per share is computed by dividing the net income available to common stockholders by the weighted average number of common shares outstanding during the period.

                                  AZURIX CORP.

(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)

Diluted earnings per common share is computed by adjusting basic earnings per share for the net income and share effect of the potential conversion to common shares of all dilutive securities. For the year ending December 31, 1998, Azurix did not have any securities outstanding that could have been potentially converted into common shares, therefore, basic and diluted earnings per share are the same. At March 31, 1999, Azurix had stock options outstanding to purchase 7.8 million shares of its common stock (see Note 13). For the three months ended March 31, 1999, these options were not dilutive to basic earnings per share.

CASH EQUIVALENTS

     Azurix considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Cost of acquired property, plant and equipment includes an allocation of the purchase price based on the asset's fair market value. Cost of property, plant and equipment placed in service includes direct charges for material, labor and services and indirect charges related to construction, such as engineering, supervision, payroll taxes and employee benefits. The October 1998 acquisition of Wessex represents substantially all of the property, plant and equipment as of December 31, 1998 (see Note 2). Additions, replacements, modifications and enhancements to units of property are capitalized. Major improvements to leasehold properties are amortized over the shorter of the asset life or the life of the respective lease. Repairs, maintenance and minor replacements are charged to operations and maintenance expense as incurred. Interest capitalized is based on the average value of construction work in progress at Azurix's average borrowing rate during the period. The amount of interest capitalized during 1998 was approximately $2.3 million.

     Azurix's infrastructure assets comprise a network of systems of mains and sewers, impounding and pumped raw water storage reservoirs, dams, sludge pipelines and infrastructure investigations and studies.

     The cost of property, plant and equipment is charged to depreciation using the straight-line method over the estimated useful lives of the assets. Depreciation is computed based on estimated useful lives as follows:

                                                               YEARS
                                                              --------
Buildings and operational structures........................  15 to 80
Infrastructure..............................................    115
Plant machinery and vehicles................................  3 to 30
Other assets................................................  4 to 15

LONG-LIVED ASSETS

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," long-lived assets held and used by Azurix are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability, a test is performed comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount, including allocated goodwill, to determine if a write-down to market value or discounted cash flow value is required.

                                  AZURIX CORP.

(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)

GOODWILL

     Goodwill represents the excess of purchase price and related costs over the value assigned to the net assets of businesses acquired (see Note 2). Goodwill is amortized on a straight-line basis over the estimated useful life, not to exceed 40 years. Accumulated amortization of goodwill at December 31, 1998 was $5.5 million.

OTHER ASSETS

     Other assets consist primarily of deferred charges, such as financing costs and external costs of acquisition activities. Deferred financing charges are amortized to interest expense over the lives of the related debt issuances and external acquisition costs are capitalized as a cost of successful acquisitions or expensed during the period in which it is determined that the project is unsuccessful or the pursuit is terminated.

DEFERRED INCOME

     Azurix bills some customers in advance of providing water and wastewater services and classifies these amounts as "Deferred income" on the Consolidated Balance Sheet until earned.

PENSION BENEFITS

     The pension plans maintained by Wessex (see Note 12) are of the defined benefit type, and are valued by an independent actuary. Current service costs for the plans are accrued in the period to which they relate. Prior service costs and actuarial gains and losses, if any, relating to amendments to the plans, are recognized on a basis designed to spread the costs over the remaining average service lives of employees.

FOREIGN CURRENCY TRANSLATION

     The functional currency for Azurix's foreign operations is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using the current exchange rates in effect at the balance sheet date and for revenue and expense accounts, using the weighted average exchange rate during the period or, where known or determinable, at the rate on the date of the transaction for significant items. The resulting translation adjustments are recorded in comprehensive income as a component of stockholder's equity and are included in income only upon the sale or liquidation of the underlying investments.

ENVIRONMENTAL COSTS

     Environmental expenditures that relate to current operations are expensed as incurred. Expenditures providing a future benefit are capitalized as appropriate. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that these costs will be incurred and can be reasonably estimated.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure

                                  AZURIX CORP.

(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)

those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Azurix is currently evaluating and has not yet determined the effect that the adoption of Statement of Financial Accounting Standards No. 133 will have on its financial statements.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which requires that costs for start-up activities and organization costs be expensed as incurred and not capitalized as had previously been allowed. Statement of Position 98-5 is applicable to all financial statements for fiscal years beginning after December 15, 1998 and initial adoption is required to be reflected as a cumulative effect of accounting change. Azurix adopted the treatment prescribed by Statement of Position 98-5 in 1998, the year of Azurix's inception, and therefore there is no cumulative effect.

SEGMENT, GEOGRAPHIC AND QUARTERLY REPORTING

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 31, 1997, and establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. Operating segments are defined as components of an enterprise about which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The operating subsidiaries of Azurix in 1998 operated in one segment and were substantially located in one geographic region. In addition, Azurix's operations began in the fourth quarter of 1998 and therefore separate quarterly disclosures have been omitted.

NOTE 2 -- BUSINESS ACQUISITION

     On October 2, 1998, Azurix, through its indirect wholly owned subsidiary Azurix Europe Ltd, acquired over 90% of the outstanding ordinary share capital of Wessex. On that same date, Azurix Europe issued notices to the remaining Wessex ordinary shareholders, informing them that it intended to exercise its rights under the English Companies Act to acquire compulsorily all of the outstanding ordinary shares. The compulsory share acquisition was completed in November 1998. The cost of the Wessex acquisition, including transaction costs was $2.4 billion. The cost included a combination of cash consideration paid to Wessex shareholders, net of $1.7 million cash acquired, and the issuance of loan notes to Wessex shareholders in the face amount of $119.8 million (see Note 7). On October 2, 1998, Wessex had cumulative mandatorily redeemable preference shares outstanding. These were redeemed by Wessex in December 1998.

     The purchase method of accounting was utilized, and accordingly, the assets and liabilities of Wessex have been recorded at their estimated fair values on the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired has been recorded as goodwill, and is being amortized on the straight-line basis over 40 years. The results of operations of Wessex have been included in the consolidated financial statements since the date of acquisition. Assets acquired, liabilities assumed, debt issued and consideration paid (which includes proceeds from borrowings by Azurix Europe), as a result of the Wessex acquisition are detailed below. The allocation of the purchase price to the net assets acquired is preliminary because Azurix is in the process of finalizing its assessment of the related fair values. Azurix

                                  AZURIX CORP.

(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)

does not believe the final evaluation of these assessments will materially affect the allocation of the purchase price. The preliminary allocation of the purchase price is as follows:

                                                              (IN MILLIONS)
                                                              -------------
Fair value of assets acquired...............................    $ 2,738.7
Goodwill....................................................        903.9
Fair value of liabilities assumed...........................     (1,141.0)
Mandatorily redeemable preferred stock assumed..............       (109.3)
                                                                ---------
          Total purchase price..............................    $ 2,392.3
                                                                =========

     The following unaudited pro forma information presents summarized consolidated results of operations of Azurix as if the Wessex acquisition had occurred on January 1, 1998:

                                                                             THREE MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                                  1998           1998
                                                              ------------   ------------
                                                                      (UNAUDITED)
                                                                 (IN MILLIONS, EXCEPT
                                                                    PER SHARE DATA)
Revenues....................................................     $464.2         $111.0
Net income..................................................       87.2           20.7
Basic and diluted earnings per share........................       0.87           0.21

     These unaudited pro forma results of operations have been prepared for illustrative purposes only and include adjustments in addition to the pre-acquisition historical results of Wessex, such as additional amortization expense as a result of goodwill, increased depreciation expense resulting from allocation of fair market value to fixed assets acquired, increased interest expense on acquisition debt and preference share redemption and the sale of Wessex's interest in UK Waste (see Note 3). The unaudited pro forma financial information is not necessarily indicative of the results of operations that would have occurred had the Wessex acquisition occurred on the date indicated, and should not be viewed as indicative of operations in future periods.

NOTE 3 -- SALE OF ACQUIRED EQUITY INVESTMENT

     On November 30, 1998, Azurix, sold its interest in Wessex Waste Management Ltd, a joint venture with Waste Management International Plc that does business as UK Waste, to Waste Management International for $337.9 million. Azurix's interest in UK Waste was acquired in the Wessex acquisition (see Note 2). UK Waste provides solid waste collection, treatment and recycling services throughout the United Kingdom.

     The value allocated to the equity investment in purchase accounting was based on the cash flows during the period UK Waste was owned by Azurix, including incremental debt costs incurred during the holding period. Azurix's results of operations do not reflect the equity earnings of UK Waste during the ownership period of $2.5 million and no adjustments to the carrying amount of the investment were necessary. Accordingly, Azurix recorded no gain or loss from the sale.

                                  AZURIX CORP.

(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)

NOTE 4 -- OTHER CURRENT ASSETS

     Other current assets at December 31, 1998 is comprised of the following:

                                                              (IN MILLIONS)
                                                              -------------
Prepayments.................................................      $18.6
Other receivables...........................................       11.7
Other.......................................................        8.2
                                                                  -----
                                                                  $38.5
                                                                  =====

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31, 1998 is comprised of the following:

                                                                                PROPERTY, PLANT
                                                                 ACCUMULATED    AND EQUIPMENT,
                                               HISTORICAL COST   DEPRECIATION         NET
                                               ---------------   ------------   ---------------
                                                                (IN MILLIONS)
Buildings and operational structures.........     $  494.2          $ (2.6)        $  491.6
Infrastructure...............................      1,184.9            (2.7)         1,182.2
Plant machinery and vehicles.................        412.3            (9.7)           402.6
Construction work-in-progress................        154.7              --            154.7
Other assets.................................         25.0            (1.7)            23.3
                                                  --------          ------         --------
          Total..............................     $2,271.1          $(16.7)        $2,254.4
                                                  ========          ======         ========

NOTE 6 -- SHORT-TERM DEBT

     As of December 31, 1998, Azurix had $424.0 million outstanding from credit facilities with major commercial banks. Of this amount, $399.1 million relates to committed credit facilities and the remaining $24.9 million relates to credit facilities that are on an uncommitted basis. Interest accrues on the committed credit facilities and the uncommitted facilities based on the London interbank offered rate plus 0.18% and the London interbank offered rate plus a negotiated margin, respectively. The weighted average interest rate on short-term bank borrowings outstanding as of December 31, 1998 was 6.66%. Azurix pays commitment fees of 0.09% on the unused portion of committed lines of credit. The facilities expire in April 1999. At December 31, 1998, Azurix intended to refinance the $424.0 million of short-term bank borrowings with long-term debt. At December 31, 1998, Azurix had amounts available under the senior credit facility (see
Note 7) to refinance the short-term bank borrowings on a long-term basis and accordingly, reclassified its short-term bank borrowings as long-term debt.

     On March 30, 1999, Azurix repaid all of its short-term bank borrowings outstanding on that date with the proceeds from a bond offering that matures in 2009 (see Note 7).

                                  AZURIX CORP.

(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)

NOTE 7 -- LONG-TERM DEBT AND AFFILIATE NOTE PAYABLE

     The components of long-term debt are as follows:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1998          1999
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                                                    (IN MILLIONS)
Amounts reclassified from short-term debt (see Note 6)......     $424.0         $   --
Senior credit facility......................................      219.5          213.0
Senior unsecured bonds......................................         --          478.4
Loan notes..................................................      117.2          113.8
European Investment Bank credit facilities..................       68.7           66.6
Capital lease obligation....................................      109.7           96.4
                                                                 ------         ------
                                                                  939.1          968.2
Less current maturities.....................................      (27.0)         (27.9)
                                                                 ------         ------
          Total long-term debt..............................     $912.1         $940.3
                                                                 ======         ======

     Azurix entered into a U.K. pounds sterling denominated senior secured bank credit facility in August 1998, as amended. At December 31, 1998, the senior credit facility consisted of a term loan facility of $322.6 million and a revolving credit facility of $575.3 million bearing interest at a rate of the London interbank offered rate plus 0.625%, which was 6.9% at December 31, 1998. The amounts outstanding at December 31, 1998 were $211.2 million and $8.3 million, under the term loan facility and the revolving credit facility, respectively. The remaining term loan capacity of $111.4 million is used to secure a substantial portion of the loan notes, described below. The term loan facility requires repayment of $199.5 million by July 24, 2000, and repayment of any remaining outstanding term loans in July 2003. The revolving credit facility terminates in July 2003. Azurix may borrow up to $99.8 million of the revolving credit facility balance available for general corporate purposes. Azurix has pledged all of a subsidiary's existing assets, including all of the ordinary shares of Wessex, under this facility. The unused borrowing capacity under the revolving credit facility at December 31, 1998 was $567.0 million. Azurix incurs commitment fees of 0.3125% on the unused portion of this facility, which are recorded as interest expense.

     Azurix issued U.K. pounds sterling denominated loan notes of $117.2 million face value, as of December 31, 1998, to Wessex shareholders in lieu of cash consideration for the ordinary shares purchased in the Wessex acquisition (see
Note 2). The loan notes are redeemable, at the option of the holder, semi-annually beginning September 30, 1999, with final redemption occurring September 30, 2005. The loan notes may be redeemed at the holders' option within one year, and therefore, are potential current obligations. If redeemed by the holders prior to maturity, Azurix will utilize available capacity on the senior credit facility or a commitment from Enron to refinance the loan notes on a long-term basis, and accordingly, the loan notes are classified as long-term debt. Interest on the loan notes accrues at the London interbank offered rate and is payable semi-annually. The London interbank offered rate for the period the loan notes were outstanding during 1998 was 7.125%.

     The European Investment Bank credit facilities consist of two separate loans, one of which has a floating interest rate based on the London interbank offered rate less 0.25%, and the other has a fixed interest rate of 11.6%. The floating rate obligation, due October 2001, has an outstanding balance of $49.9 million at December 31, 1998 and is U.S. dollar denominated. The fixed rate loan, denominated in Italian lire, has an outstanding balance of $18.8 million at December 31, 1998 and is payable in semiannual installments through June 2002.

                                  AZURIX CORP.

(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)

     Azurix issued U.K. pounds sterling denominated senior unsecured bonds on March 30, 1999, with a face value of $484.2 million. The net proceeds were primarily used to refinance the short-term bank borrowings that were outstanding on that date. The senior unsecured bonds mature March 30, 2009 and bear interest of 5.875% payable annually.

     The U.K. pounds sterling denominated capital lease obligation provides for semi-annual payments. At December 31, 1998, future minimum lease payments total $129.1 million, including $19.4 million representing interest. Currently, $158.3 million of historical cost and $21.5 million of related accumulated amortization is recorded under a capital lease and included in property, plant and equipment.

     Each of these financing agreements contains restrictive covenants which include limitations on borrowings, the maintenance of financial ratios such as interest coverage, net worth and debt to equity and contracts to perform or refrain from undertaking acts related to regulations of the industry. The financing contracts include standard events of default, including non-payment, cross-defaults and insolvency. Azurix is currently in compliance with these covenants.

     At December 31, 1998, long-term borrowing and capital lease obligation maturities over the next five years are $27.0 million in 1999, $230.0 million in 2000, $84.6 million in 2001, $36.3 million in 2002 and $561.2 million in 2003.

     At March 31, 1999, long-term borrowing and capital lease obligation maturities over the next five years are $16.0 million during the remainder of 1999, $336.9 million in 2000, $82.1 million in 2001, $35.2 million in 2002 and
$19.6 million in 2003.

     Azurix has executed interest rate and currency swap contracts related to its outstanding debt (see Note 8).

     Azurix has an affiliate note payable of $121.4 million outstanding at December 31, 1998 (see Note 11).

NOTE 8 -- FINANCIAL INSTRUMENTS

     Azurix uses derivative financial instruments in the normal course of its business for purposes other than trading. These financial instruments include interest rate and currency swap contracts. Azurix has U.K. pounds sterling interest rate swap contracts having a total notional principal amount of $833.6 million. Interest rate swap contracts relating to notional principal amounts of $665.1 million, $149.7 million and $18.8 million terminate in 2000, 2001 and 2002, respectively. Azurix also has cross-currency swap contracts to exchange U.S. dollars of $49.9 million to U.K. pounds sterling of L30 million, which expires in 2001, and Italian lire of 25.0 billion to U.K. pounds sterling of L11.3 million, which expires in 2002.

     The carrying amount of cash and cash equivalents, trade accounts receivable (net of an allowance for doubtful accounts) and accounts payable and accruals approximates their fair value due to their short-term nature. The fair value of long-term debt and affiliate long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to Azurix for debt of the same remaining maturities. The fair value of currency swap and interest rate swap contracts was determined based on a model which estimates the fair value of these swap contracts using market rates at December 31, 1998 or was based on quoted market prices for similar instruments with similar maturities. Judgment is necessarily required in interpreting market data and the use of different market assumptions or estimation

                                  AZURIX CORP.

(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)

methodologies may affect the estimated fair value amounts. The comparison of estimated fair value and carrying amount are as follows:

                                                              ESTIMATED
                                                                FAIR       CARRYING
                                                                VALUE       AMOUNT
                                                              ---------    --------
                                                                  (IN MILLIONS)
Note payable -- affiliate...................................   $121.9       $121.4
Long-term debt(1)...........................................    960.9        936.5
Derivatives:
  Interest rate swaps.......................................     (9.1)          --
  Currency swaps............................................      7.2          2.6

---------------

(1) The sum of the carrying amount for long-term debt and the currency swaps, as indicated above, equals long-term debt including current maturities (see
    Note 7).

     Azurix is exposed to risks due to the nature of derivative financial instruments. In the event of non-performance by third parties, the amounts of interest rate and currency swap contracts are potentially subject to credit risk. Third parties to these contracts are major commercial banks with high-quality credit ratings. Accordingly, Azurix does not anticipate non-performance by any of these counterparties on these financial instruments. Azurix is exposed to market risk in the form of foreign exchange rate and interest rate risks. Several variable and fixed rate loans in foreign currencies are hedged through a combination of cross-currency swaps and interest rate swaps.

NOTE 9 -- INCOME TAXES

     The components of income before income taxes from date of inception through December 31, 1998 are as follows:

                                                              (IN MILLIONS)
                                                              -------------
United States...............................................     $(14.7)
Foreign.....................................................       43.2
                                                                 ------
                                                                 $ 28.5
                                                                 ======

     Total income tax expense (benefit) from date of inception through December 31, 1998 is summarized as follows:

                                                              (IN MILLIONS)
                                                              -------------
Current tax expense (benefit):
  Federal...................................................      $  --
  State.....................................................         --
  Foreign...................................................        4.9
                                                                  -----
                                                                    4.9
                                                                  -----
Deferred tax expense (benefit):
  Federal...................................................         --
  State.....................................................         --
  Foreign...................................................       13.4
                                                                  -----
                                                                   13.4
                                                                  -----
          Total income tax expense (benefit)................      $18.3
                                                                  =====

                                  AZURIX CORP.

(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)

     The differences between taxes computed at the U.S. federal statutory tax rate and Azurix's effective income tax rate from date of inception through December 31, 1998 are as follows:

                                                                 AMOUNT       PERCENT
                                                              -------------   -------
                                                              (IN MILLIONS)
Statutory federal income tax provision......................      $10.0        35.0%
U.S. loss not benefited.....................................        5.1        17.9
U.K. subsidiary company loss not benefited..................        2.4         8.4
Nondeductible goodwill amortization.........................        1.7         6.0
Consolidated foreign earnings taxed at other than the U.S.
  rate......................................................       (1.8)       (6.3)
Equity loss of foreign investment...........................        0.4         1.4
Other.......................................................        0.5         1.8
                                                                  -----        ----
                                                                  $18.3       64.2%
                                                                  =====        ====

     The principal components of Azurix's net deferred income tax liability at December 31, 1998 was as follows:

                                                              (IN MILLIONS)
                                                              -------------
Deferred income tax assets:
  U.K. Advance Corporation Tax receivable...................     $  83.1
  U.S. net operating loss carryforward......................         5.1
  U.K. net operating loss carryforward......................         3.5
  Other.....................................................         5.9
  Valuation allowance.......................................        (8.6)
                                                                 -------
          Total deferred tax assets.........................        89.0
                                                                 -------
Deferred income tax liabilities:
  Depreciation, depletion and amortization..................      (490.6)
  Pension plan differences..................................        (1.8)
  Other.....................................................        (1.0)
                                                                 -------
          Total deferred tax liabilities....................      (493.4)
                                                                 -------
          Net deferred tax assets (liabilities).............     $(404.4)
                                                                 =======

     Azurix has U.K. Advance Corporation Tax credit carryforwards at December 31, 1998 of approximately $83.1 million that can be used to offset U.K. taxes payable in future years. At December 31, 1998, the U.K. Advance Corporation Tax credit has an indefinite carryforward period. At December 31, 1998, Azurix has a U.S. tax loss carryforward of approximately $14.7 million that will expire in 2018. Management believes that sufficient uncertainty exists regarding the realizability of the U.S. loss carryforwards, such that a valuation allowance is appropriate at December 31, 1998. At March 31, 1999, management believes that no valuation allowance is necessary for U.S. losses generated in the first three months of 1999 due to the expected future income resulting from finalizing water projects and available tax planning strategies. All deferred tax assets will be reassessed as future business activity occurs. At December 31, 1998, Azurix has U.K. subsidiary company loss carryforwards of approximately $11.8 million that can be carried forward for an indefinite period. However, due to restrictions on the use of such loss carryforwards, the benefits have not been reflected in Azurix's results of operations.

     U.S. and foreign income taxes have been provided for earnings of foreign subsidiary and affiliate companies that are expected to be remitted to the U.S. Foreign subsidiaries' and affiliates' cumulative

                                  AZURIX CORP.

(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)

undistributed earnings of approximately $43.2 million are considered to be indefinitely reinvested outside the U.S. and, accordingly, no U.S. income taxes have been provided thereon. In the event of a distribution of those earnings in the form of dividends, Azurix may be subject to both foreign withholding taxes and U.S. income taxes net of allowable foreign tax credits.

NOTE 10 -- SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for taxes and interest expense is as follows:

                                                          JANUARY 29, 1998     THREE MONTHS
                                                         (DATE OF INCEPTION)      ENDED
                                                           TO DECEMBER 31,      MARCH 31,
                                                                1998               1999
                                                         -------------------   ------------
                                                                               (UNAUDITED)
                                                                   (IN MILLIONS)
Utility taxes(1).......................................         $81.7             $  --
Income taxes...........................................            --              12.6
Interest (net of amounts capitalized)..................           9.6              12.8

---------------

(1) One-time tax levied on private utilities by the U.K. Government. This amount was recorded to Wessex's net income in 1997.

NON-CASH TRANSACTIONS

     During 1998, Azurix issued debt in the form of loan notes in connection with the Wessex acquisition (see Note 7). During 1998, Azurix received a capital contribution from Enron of the outstanding stock of a subsidiary that holds an interest in Obras Sanitarias Mendoza. The transfer was recorded at the book value of Enron of $71.8 million.

NOTE 11 -- RELATED PARTY TRANSACTIONS

     During 1998, Azurix entered into a U.K. pounds sterling denominated loan with Enron for $119.7 million. Interest of $2.1 million accrued during the period the loan was outstanding at the London interbank offered rate plus 0.8%. The principal and accrued interest were repaid to Enron in 1998.

     Enron will exert influence over the policies, management and affairs of Azurix. Some individuals who serve as officers and directors of Enron also serve as directors of Azurix. The directors and officers of Enron have fiduciary duties to manage Enron, including its investments in subsidiaries and affiliates in a manner beneficial to Enron and its stockholders. Similarly, the directors and officers of Azurix have fiduciary duties to manage Azurix in a manner beneficial to Azurix and its stockholders.

     Enron and Azurix propose to enter into an agreement that addresses the scope of Azurix's business and it is anticipated that it will provide that certain activities in which Enron and its affiliates may engage are permitted, even if those activities have a competitive impact on Azurix. In general, it is anticipated that Enron will be permitted to engage in any business whatsoever, including water, wastewater and other businesses competing with Azurix, and may compete in public tenders against Azurix, provided the business is conducted and opportunities are identified and developed through Enron's own personnel and not through Azurix. The agreement is expected to contain other provisions regarding the activities to be performed by Azurix and Enron's involvement in those activities.

     Enron provides office space (see Note 15) to Azurix and various services such as computer hardware and software and support services such as risk management, accounts payable, payroll and information technology services. Costs are allocated to Azurix based upon usage, or where no direct method can be

                                  AZURIX CORP.

(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)

efficiently applied due to administrative burden, upon factors such as annualized payroll or employee headcount. During 1998, the expense recorded for these services was approximately $1.5 million.

     Employees, other than Wessex employees, are covered by various employee benefit plans of Enron such as retirement, stock option, medical, dental, life insurance and other benefit plans. These costs are allocated to Azurix based upon Enron's costs of administering and providing the benefit plans. During 1998 the expense recorded under the plan arrangements was approximately $1.4 million.

     During 1998, Enron advanced funds to Azurix for costs incurred by Azurix from third parties. In addition, during 1998, Enron advanced funds to Azurix related to office space and other services provided by Enron and costs of benefit plans for employees, each described above. The amount advanced during 1998 was $17.7 million and is reported in the Consolidated Balance Sheet as a component of "Accounts payable -- affiliates."

     Management believes the above allocation methods and costs are reasonable.

     A director of a subsidiary of Wessex owns assets utilized in the subsidiary's operations. The subsidiary was charged $0.1 million for the use of those assets during the period Azurix owned Wessex.

BRISTOL WATER TRUST

     During 1998, Azurix entered into a U.K. pounds sterling denominated senior loan agreement with Bristol Water Trust, as amended and restated, an affiliate company wholly owned by Atlantic Water. The note accrues interest at 6.25% per annum and is payable semi-annually, beginning June 1999. Under the note agreement maturing December 2001, prepayment is allowed in whole or part at any time. The principal balance outstanding at December 31, 1998 was $121.4 million. Interest expense recorded for 1998 was $1.9 million.

NOTE 12 -- PENSION BENEFITS

     Wessex maintains three defined benefit pension plans that cover substantially all of its employees. The assets are held in separate trustee administered funds. The pension cost charged to the consolidated statement of income has been determined on the advice of independent qualified actuaries and is accrued over the service lives of the employees expected to be eligible to receive such benefits.

     The following weighted average assumptions were used in determining the funded status and pension charge for the period October 2, 1998 through December 31, 1998:

                                                                 PERCENT
                                                                 -------
Discount rate...............................................        5.8%
Expected return on plan assets..............................        6.8%
Rate of compensation increase...............................        4.3%
Pension increases...........................................        2.5%

                                  AZURIX CORP.

(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)

     The plan's funded status and related pension accrual as of December 31, 1998 are as follows:

                                                              (IN MILLIONS)
                                                              -------------
Change in benefit obligation:
  Benefit obligation at Wessex acquisition date.............     $231.5
     Service cost...........................................        1.5
     Interest cost..........................................        3.4
     Plan participants' contributions.......................        0.5
     Actuarial loss.........................................       16.7
     Benefits paid..........................................       (2.2)
     Exchange difference....................................       (5.2)
                                                                 ------
          Benefit obligation at end of period...............     $246.2
                                                                 ======
Change in plan assets:
  Fair value of plan assets at Wessex acquisition date......     $237.3
     Actual return on plan assets...........................       27.7
     Employer contribution..................................        1.3
     Plan participants' contribution........................        0.5
     Benefits paid..........................................       (2.2)
     Exchange difference....................................       (5.4)
                                                                 ------
          Fair value of plan assets at end of period........     $259.2
                                                                 ======
  Funded status:
     Fair value of plan assets..............................     $259.2
     Projected benefit obligation...........................      246.2
                                                                 ------
     Funded status..........................................       13.0
     Unrecognized net actuarial loss........................       (6.9)
                                                                 ------
          Prepaid benefit cost..............................     $  6.1
                                                                 ======

     Net periodic benefit cost includes the following components:

  Service cost..............................................     $  1.5
  Interest cost.............................................        3.4
  Expected return on plan assets............................       (4.0)
                                                                 ------
  Net periodic benefit cost.................................     $  0.9
                                                                 ======

     Two of the three pension plans have an aggregate prepaid benefit cost of $7.6 million that is included in "Other assets" on the Consolidated Balance Sheet and the remaining plan has an accrued benefit obligation of $1.5 million that is included in "Other long-term liabilities" on the Consolidated Balance Sheet.

NOTE 13 -- STOCKHOLDER'S EQUITY

COMMON STOCK

     During 1998, Azurix issued 1,000 shares of $1.00 par value common stock. On February 2, 1999, Azurix effected a 100,000-for-one stock split and restated the par value to $0.01 that resulted in 100 million shares issued and outstanding. Share and per share data for 1998 presented herein have been adjusted to give effect to this split as if it had occurred on the date of inception of Azurix.

                                  AZURIX CORP.

(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)

ADDITIONAL PAID-IN CAPITAL

     During 1998, Azurix received cash contributions of approximately $1.6 billion. In addition, Azurix received a capital contribution from Enron of the outstanding stock of a subsidiary that holds a 32.1% ownership interest in Obras Sanitarias Mendoza. The transfer was recorded at Enron's book value of $71.8 million.

STOCK INCENTIVE PLAN

     In February 1999, Azurix established a stock incentive plan which provides for the granting or awarding of stock options and restricted stock to directors, officers and key employees of Azurix. At any particular time, the number of shares of common stock issued under the stock incentive plan may not exceed 15% of the total number of shares of common stock outstanding. Under the stock incentive plan, Azurix granted options to purchase 7.8 million shares of its common stock, at an exercise price per share of $16.72. The options vest from three to five years after the grant date and expire ten years after the grant date.

NOTE 14 -- RESTRICTED NET ASSETS OF SUBSIDIARIES

     Certain subsidiaries of Azurix have governmental and regulatory restrictions or approvals required in order to pay dividends or make intercompany loans and advances to it. The amount of restricted net assets of Azurix's subsidiaries at December 31, 1998 is approximately $1.5 billion.

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

     Azurix leases office space from Enron under a lease obligating only Enron and specific subsidiaries and affiliates (see Note 11). Azurix has no contractual obligation under these office lease agreements but pays to Enron the amount determined in the lease or the contract rate applied to square footage occupied. Azurix accrued rent expense to Enron for office space totaling $0.3 million in 1998.

     Azurix leases property under various operating leases. Future minimum operating lease payments as of December 31, 1998, in the aggregate and for each of the five succeeding fiscal years, are as follows:

                                                              (IN MILLIONS)
                                                              -------------
1999........................................................      $0.7
2000........................................................       0.5
2001........................................................       0.5
2002........................................................       0.3
2003........................................................       0.8
                                                                  ----
Total minimum lease payments................................      $2.8
                                                                  ====

     Azurix has contractual commitments for capital expenditures to be incurred after December 31, 1998 of $130.2 million.

     Azurix is involved in various claims and lawsuits incidental to its business. Although no assurances can be given, Azurix believes that the ultimate resolution of such items will not have a material effect on its results of operations or financial position.

     Azurix is subject to extensive federal, foreign, state and local environmental laws and regulations. We anticipate future changes in, or decisions affecting, regulatory regimes that will serve to expand or tighten

                                  AZURIX CORP.

(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)

regulatory controls. Some of these changes or decisions could have a material adverse effect on our financial position and results of operations.

     A substantial portion of Azurix's revenues are subject to governmental regulation of the rates that it may charge to its customers. The U.K. government is currently conducting a periodic review of the price limits for water and sewerage companies in England and Wales that is expected to result in new price limits for the period from April 1, 2000 through 2005 that will be lower than current price limits. Although we are unable to predict the precise outcome of the current U.K. rate review, it is likely to significantly reduce Wessex's revenues and earnings, but should not have a material adverse effect on Azurix's financial position.

NOTE 16 -- EVENTS SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED)

     In March 1999, Azurix filed a registration statement with the Securities and Exchange Commission for an underwritten initial public offering of shares of common stock.

     Azurix entered into an agreement on March 25, 1999 to acquire 100% of the stock of Canadian-based Philip Utilities Management Corporation for $106.3 million. Philip Utilities is a water and wastewater services company in the U.S. and Canada that provides operations and management, engineering, residuals management and underground infrastructure development services for municipal water and wastewater facilities. The acquisition closed on May 18, 1999 and will be reflected in Azurix's financial statements as of that date.

     On May 10, 1999, Azurix entered into a $686.0 million revolving credit facility. On May 13, 1999, Azurix borrowed approximately $75.9 million, of which approximately $67.8 million was used to repay all of the remaining indebtedness outstanding on the former senior credit facility (see Note 7) and approximately $8.1 million was used to pay fees and expenses related to this facility. On May 14, 1999, Azurix borrowed $107.0 million under this revolving credit facility primarily to fund the purchase of Philip Utilities. A portion of the unused borrowing capacity under this facility secures outstanding loan notes of $113.8 million (see Note 7). The facility bears interest at the London interbank offered rate plus 0.75% to 1.0%, depending on the level of utilization of the borrowing capacity. After funding the Philip Utilities acquisition, the revolving credit facility has approximately $280.4 million of borrowing capacity for acquisitions. Azurix incurs commitment fees of 0.375% on the unused borrowing capacity of this facility. The facility terminates on May 10, 2002. The facility contains restrictive covenants which include limitations on borrowings, the maintenance of financial ratios such as interest coverage and debt to equity and contracts to perform or refrain from undertaking certain acts. The facility includes standard events of default, including non-payment, cross-defaults and insolvency. Azurix is currently in compliance with these covenants.

     Effective May 1, 1999, Azurix signed an agreement with Enron pursuant to which Enron will provide various corporate staff and support services to Azurix. These services include information technology, office space, building maintenance, security and other office services as well as employee development, training and maintenance of compensation and other benefits programs. Azurix may utilize Enron's regulatory affairs, marketing affairs, treasury and risk assessment and control departments. In addition, Azurix may continue to participate in Enron's corporate insurance program. The agreement provides that Azurix may use the international offices of Enron and its affiliates for projects, subject to mutual agreement with Enron or its affiliates on a project-by-project basis. The agreement provides that Azurix will reimburse Enron for direct charges related to the Enron services and facilities that it utilizes. Azurix will also be allocated an amount for overhead charges related to Enron corporate staff and support services which it utilizes. This overhead charge will be allocated based upon factors such as employee headcount, payroll and square

                                  AZURIX CORP.

(INFORMATION PRESENTED HEREIN FOR THE PERIOD SUBSEQUENT TO DECEMBER 31, 1998 IS
                                   UNAUDITED)

footage. Azurix management believes the allocation methods and costs are reasonable. Costs for services used under the agreement are expected to be approximately $15 million annually. The agreement is for an indefinite term, but either party may terminate the agreement on 180 days' notice. Azurix intends to enter into a related sublease with Enron providing for the use of office space in Houston, Texas.

     Effective May 1, 1999, Azurix entered into a credit agreement with Enron, whereby Enron will provide funds to Azurix for general, administrative and operating expenses. The credit agreement terminates December 15, 2001 or 90 days following the date that Enron or its affiliates do not own or have the power to vote at least one-third of our capital stock ordinarily entitled to vote for the election of directors and fewer than one-third of our directors are officers, directors or employees of Enron or its affiliates. The total commitment under the credit agreement will be $180 million. Advances under the credit agreement will bear interest at the federal funds rate plus 1.50%. Amounts borrowed under the credit agreement may be prepaid, in full or in part, at any time during the term of the credit agreement.


     On May 18, 1999, authorities in the Province of Buenos Aires, Argentina, notified Azurix that, subject to final confirmation, Azurix will be awarded an interest in a 30-year water and wastewater concession in two regions of the province, at an aggregate price of $438.6 million. Assuming this award is formally confirmed, Azurix will acquire a 100% interest in the concessionaire, with 10% being transferred to employees of the concessionaire within several months. Azurix is expected to assume operation of the systems in these regions on June 18, 1999.


     On May 28, 1999, Azurix entered into an agreement to acquire 49% of the capital stock of Industrias del Agua, S.A. de C.V., a water and wastewater service company based in Monterrey, Mexico. Pursuant to a contract with the Water Commission of the Federal District of Mexico, Industrias del Agua provides metering, billing, collections, operations and maintenance services for an area covering approximately one quarter of the Federal District within Mexico City, a service area with a population of approximately two million people. In addition to holding an equity interest in Industrias del Agua, Azurix will serve as the technical participant in providing services under the Federal District contract. Industrias del Agua has provided these services since 1993, when it signed this 10-year contract with the Water Commission of the Federal District. The purchase is subject to the receipt of administrative and regulatory approvals, including the approval by the Water Commission of the Federal District regarding the substitution of Azurix as the technical participant under the contract. Azurix will pay $22.5 million in connection with the transaction, which is expected to close by the end of July 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the stockholder of Wessex Water Ltd (formerly Wessex Water Plc):

     We have audited the accompanying consolidated statements of income, changes in stockholders' equity and cash flows of Wessex Water Plc (now renamed Wessex Water Ltd) (predecessor company) (the "Company") and subsidiaries for the period from April 1, 1998 to October 2, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, cash flows and changes in stockholders' equity of Wessex Water Plc (now renamed Wessex Water Ltd) (predecessor company) and subsidiaries for the period from April 1, 1998 to October 2, 1998 in conformity with generally accepted accounting principles.

                                          Arthur Andersen

London, England
March 12, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the stockholder of Wessex Water Ltd (formerly Wessex Water Plc)

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Wessex Water Plc (now renamed Wessex Water Ltd) and its subsidiaries (the "Company") at March 31, 1998, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS
CHARTERED ACCOUNTANTS
Bristol, England
March 12, 1999

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

                       CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED OCTOBER 2, 1998 AND THE YEARS ENDED MARCH 31, 1998 AND
                                      1997
                  (TRANSLATED INTO U.S. DOLLARS -- SEE NOTE 1)

                                                              SIX MONTHS
                                                                ENDED       YEAR ENDED MARCH 31,
                                                              OCTOBER 2,    --------------------
                                                                 1998        1998         1997
                                                              ----------    -------      -------
                                                                   IN MILLIONS U.S. DOLLARS
                                                                 (EXCEPT FOR PER SHARE DATA)
Operating revenues..........................................    $233.8      $436.6       $403.1
Operating expenses:
  Operations and maintenance................................      61.7       110.9        102.4
  General and administrative................................      36.4        29.1         32.2
  Depreciation and amortization.............................      35.2        64.3         58.0
                                                                ------      ------       ------
Operating income............................................     100.5       232.3        210.5
                                                                ------      ------       ------
Other income (expense):
  Interest income...........................................       0.2         4.4         23.0
  Interest expense..........................................      (6.3)      (13.0)       (12.8)
  Equity earnings...........................................       5.8        13.3         14.7
                                                                ------      ------       ------
Income before taxes.........................................     100.2       237.0        235.4
                                                                ------      ------       ------
Taxation on ordinary activities.............................      28.4        58.0         82.4
Utility tax.................................................        --       162.3           --
                                                                ------      ------       ------
Net income..................................................      71.8        16.7        153.0
Dividends on preference shares..............................       7.7        15.1         13.5
                                                                ------      ------       ------
Net income attributable to common stockholders..............    $ 64.1      $  1.6       $139.5
                                                                ======      ======       ======
Basic earnings per share....................................    $ 0.30      $ 0.01       $ 0.65
                                                                ======      ======       ======
Diluted earnings per share..................................    $ 0.30      $ 0.01       $ 0.55
                                                                ======      ======       ======

  The accompanying notes are an integral part of these consolidated financial statements.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

                           CONSOLIDATED BALANCE SHEET
                               AT MARCH 31, 1998
                  (TRANSLATED INTO U.S. DOLLARS -- SEE NOTE 1)

                                                                MARCH 31,
                                                                  1998
                                                              -------------
                                                               IN MILLIONS
                                                              U.S. DOLLARS,
                                                                 EXCEPT
                                                              SHARE AMOUNTS
                                                              -------------
                           ASSETS

Current Assets
  Cash and cash equivalents.................................    $    1.8
  Trade receivables (net of allowance for doubtful accounts
    of $5.9)................................................        43.5
  Unbilled receivables......................................        29.7
  Other current assets......................................        19.5
                                                                --------
         Total current assets...............................        94.5
                                                                --------
Property, Plant and Equipment
  Cost......................................................     2,487.4
  Less-accumulated depreciation.............................      (549.9)
                                                                --------
  Property, plant and equipment, net........................     1,937.5
                                                                --------
Investments and Other Assets
  Investment in equity method investee......................       311.2
  Goodwill, net of accumulated amortization.................        21.6
  Other.....................................................         7.5
                                                                --------
         Total Assets.......................................    $2,372.3
                                                                ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Borrowings from banks.....................................    $   82.7
  Current portion of long-term debt.........................        38.3
  Accounts payable and accruals.............................       227.5
  Amounts due to equity method investee.....................         6.2
  Advances from customers...................................        23.7
  Proposed dividend.........................................        23.1
                                                                --------
         Total current liabilities..........................       401.5
                                                                --------
Long-Term Debt..............................................       169.7
Deferred Credits and Other Liabilities
  Deferred income taxes.....................................       306.5
  Other.....................................................         6.1
                                                                --------
         Total long-term liabilities........................       482.3
                                                                --------
Commitments and Contingent Liabilities (Note 18)
Redeemable Preference Shares (Authorized -- 310,000,000;
  issued and paid 308,984,402 shares of 50p each, redeemable
  at par)...................................................       259.0
                                                                --------
Stockholders' Equity:
  Common stock (Authorized: 346,666,670; issued and paid:
    212,677,552 shares of 60p)..............................       188.3
  Additional paid-in capital................................        80.6
  Accumulated other comprehensive income....................       182.0
  Retained earnings.........................................       778.6
                                                                --------
         Total stockholders' equity.........................     1,229.5
                                                                --------
         Total Liabilities and Stockholders' Equity.........    $2,372.3
                                                                ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED OCTOBER 2, 1998 AND THE YEARS ENDED MARCH 31, 1998 AND
                                      1997
                  (TRANSLATED INTO U.S. DOLLARS -- SEE NOTE 1)

                                                              SIX MONTHS
                                                                ENDED      YEAR ENDED MARCH 31,
                                                              OCTOBER 2,   ---------------------
                                                                 1998        1998         1997
                                                              ----------   ---------    --------
                                                                   IN MILLIONS U.S. DOLLARS
                                                              ----------------------------------
Operating Activities:
Net income..................................................   $  71.8      $  16.7      $153.0
Adjustments required to reflect cash flows from operating
  activities:
Income and expense items not involving cash flows:
  Share in profits of equity method investee, net of related
     taxes..................................................      (3.1)        (6.7)       (9.5)
  Depreciation and amortization.............................      35.2         64.3        58.0
  Deferred taxes............................................      23.2         24.9        (2.1)
  Loss on disposal of fixed assets..........................       0.8          2.5         1.3
  Other.....................................................       0.1          0.5        (1.8)
                                                               -------      -------      ------
                                                                 128.0        102.2       198.9
                                                               -------      -------      ------
Changes in operating asset and liability items:
  (Increase) decrease in trade accounts receivable..........       6.9         (4.8)        2.2
  (Increase) in prepayments.................................      (0.3)        (0.8)       (6.5)
  (Increase) decrease in other current assets...............      (8.3)        22.3         3.6
  Increase (decrease) in advances from customers............       2.5          1.1        (3.0)
  Increase in accounts payable and accruals.................       3.4          5.0        51.1
                                                               -------      -------      ------
                                                                   4.2         22.8        47.4
                                                               -------      -------      ------
Net cash provided by operating activities...................     132.2        125.0       246.3
                                                               -------      -------      ------
Investing Activities:
  Purchase of fixed assets..................................    (108.9)      (198.6)     (149.1)
  Decrease in short-term investments........................        --           --        49.6
  Other.....................................................       0.5          3.6         1.7
                                                               -------      -------      ------
Net cash used in investing activities.......................    (108.4)      (195.0)      (97.8)
                                                               -------      -------      ------
Financing Activities:
  Repurchase of ordinary shares.............................        --           --      (300.8)
  Repurchase of preference shares...........................    (143.4)          --          --
  Short-term loans received.................................     177.5         80.7          --
  Repayment of lease obligations............................      (8.7)       (15.6)      (12.8)
  Dividends paid............................................     (51.4)       (65.7)      (62.9)
  Other.....................................................       2.4          7.4         3.5
                                                               -------      -------      ------
Net cash (used in) provided by financing activities.........     (23.6)         6.8      (373.0)
                                                               -------      -------      ------
Effect of exchange rate changes on cash balances............      (0.3)        (1.3)       19.1
                                                               -------      -------      ------
Decrease in cash and cash equivalents.......................      (0.1)       (64.5)     (205.4)
Balance of cash and cash equivalents at beginning of
  period....................................................       1.8         66.3       271.7
                                                               -------      -------      ------
Balance of cash and cash equivalents at end of period.......   $   1.7      $   1.8      $ 66.3
                                                               =======      =======      ======
Supplemental Cash Flow Items:
  Interest paid (net of amounts capitalized)................   $   8.6      $  12.3      $ 12.5
  Income taxes paid.........................................       5.3         86.5        21.6
  Utility tax paid..........................................        --         83.1          --
Non-Cash Investing and Financing Activities:
  Scrip dividends...........................................      37.4          9.8         4.4

  The accompanying notes are an integral part of these consolidated financial statements.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED OCTOBER 2, 1998 AND THE YEARS ENDED MARCH 31, 1998 AND
                                      1997
                  (TRANSLATED INTO U.S. DOLLARS -- SEE NOTE 1)
                           (IN MILLIONS U.S. DOLLARS)

                                                                    ACCUMULATED
                                                      ADDITIONAL       OTHER
                                             COMMON    PAID-IN     COMPREHENSIVE   RETAINED              COMPREHENSIVE
                                             STOCK     CAPITAL        INCOME       EARNINGS    TOTAL        INCOME
                                             ------   ----------   -------------   --------   --------   -------------
Balance at March 31, 1996..................  $228.3     $ 13.8        $ 54.1       $1,058.2   $1,354.4
  Net income...............................                                           153.0      153.0      $153.0
  Other comprehensive income:
     Translation differences...............                            104.3                     104.3       104.3
     Unrealized gain on listed
       investment..........................                             (0.3)                     (0.3)       (0.3)
                                                                                                            ------
          Total comprehensive income.......                                                                 $257.0
                                                                                                            ======
  Shares issued............................    2.4         6.8                                     9.2
  Repurchase of shares.....................  (45.5)                                  (255.3)    (300.8)
  Amount transferred to capital reserve....               45.5                        (45.5)        --
  Dividends................................                                           (68.3)     (68.3)
                                             ------     ------        ------       --------   --------
Balance at March 31, 1997..................  185.2        66.1         158.1          842.1    1,251.5
  Net income...............................                                            16.7       16.7      $ 16.7
  Other comprehensive income:
     Translation differences...............                             22.8                      22.8        22.8
     Unrealized gain on listed
       investment..........................                              1.1                       1.1         1.1
                                                                                                            ------
          Total comprehensive income.......                                                                 $ 40.6
                                                                                                            ======
  Shares issued............................    3.1        14.5                                    17.6
  Dividends................................                                           (80.2)     (80.2)
                                             ------     ------        ------       --------   --------
Balance at March 31, 1998..................  188.3        80.6         182.0          778.6    1,229.5
  Net income...............................                                            71.8       71.8      $ 71.8
  Other comprehensive income:
     Translation differences...............                             18.8                      18.8        18.8
     Unrealized gain on listed
       investment..........................                             (0.2)                     (0.2)       (0.2)
                                                                                                            ------
          Total comprehensive income.......                                                                 $ 90.4
                                                                                                            ======
  Shares issued............................    5.1        33.8                                    38.9
  Dividends................................                                           (57.1)     (57.1)
  Amount transferred to capital reserve....              151.0                       (151.0)
                                             ------     ------        ------       --------   --------
Balance at October 2, 1998.................  $193.4     $265.4        $200.6       $  642.3   $1,301.7
                                             ======     ======        ======       ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the operations of Wessex Water Plc (now renamed Wessex Water Ltd) and its subsidiaries. On October 2, 1998, Wessex was purchased by Azurix Europe Ltd, a wholly owned subsidiary of Azurix Corp. The financial statements of Wessex have been prepared for the purpose of presenting the financial statements of the predecessor company of Azurix.

     These financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The functional currency of Wessex is pounds sterling. These accounts have been presented using U.S. dollars as the reporting currency by translating the functional currency financial statements using the current rate methodology described in the Statement of Financial Accounting Standard 52, "Foreign Currency Translation."

     The period from April 1 to October 2, 1998 will hereafter be referred to as the "six months ended October 2, 1998."

NATURE OF OPERATIONS

     Wessex Water Plc was incorporated on April 1, 1989. On September 1, 1989, Wessex Water Plc acquired the entire issued share capital of Wessex Water Services Ltd, a company formed to continue the business of Wessex Water Authority, as a result of the privatization by the U.K. government of the water industry in England and Wales. The acquisition was effected through the issue of 49,998 Wessex shares to the Secretary of State for the Environment which were credited as fully paid. The assets and liabilities acquired by Wessex were recorded at book value as Wessex was owned by the U.K. government at the date of the transfer making the transaction an exchange between entities under common control. Wessex's principal activity is the provision of water supply and wastewater services in southwestern England through its wholly owned subsidiary, Wessex Water Services Ltd. Wessex's other business activities include SC Technology AG, which does business as Swiss Combi and sells and operates sludge drying plants.

     Wessex Water Services Ltd is licensed to operate as a water and sewerage company in its region, subject to regulation of its water supply and wastewater treatment services by government agencies including the Office of Water Services and the Drinking Water Inspectorate. Wessex is subject to regulation of the rates it may charge for its regulated water supply and wastewater treatment businesses.

BASIS OF CONSOLIDATION

     The consolidated financial statements include the financial statements of Wessex Water Plc and all its majority owned and controlled subsidiaries. All inter-company transactions are eliminated as part of the consolidation process.

     Investments in companies in which Wessex owns 20 percent to 50 percent of the voting stock and has significant influence are accounted for using the equity method with Wessex's share of profits and losses included in the consolidated income statement. Wessex's share of post-acquisition retained profits/losses is added to/deducted from the cost of the investee in the consolidated balance sheet.

USE OF ESTIMATES

     Preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOREIGN CURRENCIES

     On consolidation, assets and liabilities of subsidiaries denominated in foreign currencies, where the local currency is the functional currency, have been translated at year-end rates. Income and expense items are translated using the annual weighted average rates of exchange or, where known or determinable, at the rate on the date of the transaction for significant items. Adjustments arising from the translation have been recorded in other comprehensive income and are included in income only upon sale or liquidation of the underlying investments.

     Transactions in currencies other than the functional currency are recorded at the rate of exchange at the date of the transaction. Assets and liabilities in currencies other than the functional currency are translated at year-end rates. Any resulting exchange differences are taken to the consolidated income statement.

     The exchange rates used to translate the pounds sterling functional currency financial statements to U.S. dollars were:

                                                                        U.S. DOLLARS PER
                                                                         POUNDS STERLING
                                                                        -----------------
Period from April 1 to October 2, 1998.....................   Average        1.6536
As of March 31, 1998.......................................  Year end        1.6765
Year ended March 31, 1998..................................   Average        1.6413
Year ended March 31, 1997..................................   Average        1.5853

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents represent cash and short-term highly liquid investments with original maturities of three months or less.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment assets are stated at historical cost, less accumulated depreciation. Depreciation is charged on a straight-line basis over the estimated useful lives of the respective assets, based on the following useful lives:

                                                                YEARS
                                                               -------
Buildings and operational structures........................   15 - 80
Infrastructure assets.......................................     85
Plant, machinery and vehicles...............................    3 - 30
Other assets................................................    4 - 15

     Major improvements to leasehold properties are amortized over the shorter of the asset life and the life of the respective lease.

     Interest is capitalized on qualifying assets during the time required to prepare the assets for their intended use using Wessex's weighted average borrowing rate. The capitalized interest is amortized over the life of the assets.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

GOODWILL

     Goodwill is the excess of the purchase price over the fair value of the identifiable assets acquired less the liabilities assumed of the acquired company. Goodwill is capitalized and amortized over its estimated useful life which ranges from twenty years (SC Technology) to forty years (Wessex Waste Management Ltd.).

LEASES

     Assets held under finance lease agreements are treated as tangible assets and the present value of the related lease payments is recorded as a liability. Costs for operating leases are charged to the income statement in the period incurred.

LONG-LIVED ASSETS

     Wessex evaluates the carrying value of long-lived assets to be held and used, including goodwill and other intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the estimated undiscounted cash flow from such an asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the estimated fair market value of the long-lived asset. Fair market value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved.

TAXATION

     Provision is made for all taxes payable in respect of profit earned in the year. Deferred income tax is provided using the liability method for all temporary differences arising between the tax basis of assets and liabilities and their carrying value for financial reporting purposes, using the enacted tax rate. Deferred tax assets are reduced by a valuation allowance to the extent that it is more likely than not that all or part of the asset will not be realized. No deferred tax liability has been recognized for undistributed earnings of domestic subsidiaries since such earnings can be transferred to the parent company without tax consequences.

REVENUE RECOGNITION

     For metered customers, Wessex recognizes revenue based on actual usage and accrues revenue for the estimated amount of water sold but not billed as of the balance sheet date. The revenue for non-metered customers, who pay an annual fixed charge based on the rateable value of their property, is recognized uniformly over the year.

PENSIONS

     Current service costs for defined benefit plans are accrued in the period to which they relate. Prior service costs, if any, relating to amendments of the plans, are recognized over the remaining average service lives of those employees. The pension schemes are of the defined benefit type, which are externally funded and valued by an independent actuary.

INVESTMENTS IN EQUITY SECURITIES

     Available-for-sale securities are reported at fair value and individual securities are classified as a current or non-current asset, as appropriate. Unrealized holding gains and losses for all available-for-sale

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

securities are reported net, as a separate component of other comprehensive income, a part of stockholders' equity, until the gains and losses are realized.

DERIVATIVE FINANCIAL INSTRUMENTS

     Wessex uses cross-currency and interest rate swaps for the purpose of hedging specific exposures as part of its risk management program and holds all derivatives for purposes other than trading. Deferral (hedge) accounting is applied only if the derivative reduces the risk of the underlying hedged item and is designated at inception as a hedge with respect to the underlying hedged item. Additionally, the derivative must result in cash flows that are expected to be inversely correlated to those of the underlying hedged item. Under hedge accounting, the changes in market value of the derivatives and the hedged assets or liabilities are deferred and recognized in net income in the same period. If Wessex's use of derivatives did not qualify for hedge accounting treatment, the derivative would be recorded at fair value with changes in fair value recognized in net income.

EARNINGS PER SHARE

     Basic earnings per share is based on the earnings from continuing operations available to common stockholders divided by the weighted average number of shares outstanding during each period. Diluted earnings per share is calculated in the same manner as basic earnings per share except that the numerator is increased by the amount of dividends payable to the holders of convertible securities and the denominator is increased, using the treasury stock method, to include the number of additional ordinary shares that would have been outstanding, assuming the exercise of all employee stock options and the conversion of all convertible securities that would have had a dilutive effect on basic earnings per share.

ENVIRONMENTAL COSTS

     Environmental expenditures that relate to current operations are expensed. Expenditures providing a future benefit are capitalized as appropriate. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that these costs will be incurred and can be reasonably estimated.

STOCK-BASED COMPENSATION

     Wessex follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its employee stock options. Under Accounting Principles Board Opinion No. 25, compensation expense is recorded when the exercise price of employee stock options is less than the fair value of the underlying stock on the measurement date.

ACCOUNTING STANDARDS ISSUED

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard 133 "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. Statement of Financial Accounting Standard 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Statement of Financial Accounting Standard 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Wessex is currently evaluating, and has not yet determined, the effect that the adoption of Statement of Financial Accounting Standard 133 will have on its financial statements.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," which requires that costs for start-up activities and organization costs be expensed as incurred and not capitalized as had previously been allowed. Statement of Position 98-5 is applicable to all financial statements for fiscal years beginning after December 15, 1998 and initial adoption is required to be reflected as a cumulative effect of an accounting change. The adoption of Statement of Position 98-5 is not expected to have a material effect on Wessex's financial position or results of operations.

NOTE 2 -- INTEREST EXPENSE

                                                                  SIX
                                                                MONTHS        YEAR ENDED
                                                                 ENDED         MARCH 31,
                                                              OCTOBER 2,    ---------------
                                                                 1998        1998     1997
                                                              -----------   ------   ------
                                                              (IN MILLIONS OF U.S. DOLLARS)
Gross interest expense......................................     $11.3      $21.4    $18.7
Interest capitalized........................................      (5.0)      (8.4)    (5.9)
                                                                 -----      -----    -----
Net interest expense........................................     $ 6.3      $13.0    $12.8
                                                                 =====      =====    =====

NOTE 3 -- OTHER CURRENT ASSETS

                                                                 MARCH 31,
                                                                   1998
                                                                 ---------
                                                              (IN MILLIONS OF
                                                               U.S. DOLLARS)
Other receivables...........................................       $ 8.0
Available-for-sale securities...............................         4.7
Prepayments.................................................         3.5
Other.......................................................         3.3
                                                                   -----
                                                                   $19.5
                                                                   =====

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- PROPERTY, PLANT AND EQUIPMENT

                                BUILDINGS                       PLANT                                TOTAL
                                   AND                        MACHINERY                            PROPERTY,
                               OPERATIONAL   INFRASTRUCTURE      AND      OTHER    CONSTRUCTION-    PLANT &
                               STRUCTURES        ASSETS       VEHICLES    ASSETS    IN-PROGRESS    EQUIPMENT
                               -----------   --------------   ---------   ------   -------------   ---------
                                                       (IN MILLIONS OF U.S. DOLLARS)
Cost:
  March 31, 1997.............    $573.5         $  961.2       $ 594.1    $42.9       $ 87.7       $2,259.4
  Additions..................      25.6             61.0          39.4      3.8         82.9          212.7
  Transfers..................       0.7             26.9          12.8      6.9        (47.3)            --
  Disposals..................      (0.5)              --         (26.3)    (5.5)          --          (32.3)
  Translation differences....      11.6             20.5          12.0      1.0          2.5           47.6
                                 ------         --------       -------    -----       ------       --------
March 31, 1998...............    $610.9         $1,069.6       $ 632.0    $49.1       $125.8       $2,487.4
                                 ======         ========       =======    =====       ======       ========
Accumulated depreciation:
  March 31, 1997.............    $ 96.4         $  169.4       $ 214.5    $24.7       $   --       $  505.0
  Additions..................      10.5             11.8          34.6      6.1           --           63.0
  Disposals..................      (0.2)              --         (22.8)    (5.6)          --          (28.6)
  Translation differences....       2.1              3.5           4.5      0.4           --           10.5
                                 ------         --------       -------    -----       ------       --------
March 31, 1998...............    $108.8         $  184.7       $ 230.8    $25.6       $   --       $  549.9
                                 ======         ========       =======    =====       ======       ========
Net book value:
  March 31, 1998.............    $502.1         $  884.9       $ 401.2    $23.5       $125.8       $1,937.5
                                 ======         ========       =======    =====       ======       ========

     Included in property, plant and equipment are the following amounts relating to capital leases:

                                BUILDINGS                       PLANT                                TOTAL
                                   AND                        MACHINERY                            PROPERTY,
                               OPERATIONAL   INFRASTRUCTURE      AND      OTHER    CONSTRUCTION-    PLANT &
                               STRUCTURES        ASSETS       VEHICLES    ASSETS    IN-PROGRESS    EQUIPMENT
                               -----------   --------------   ---------   ------   -------------   ---------
                                                       (IN MILLIONS OF U.S. DOLLARS)
Cost.........................    $ 40.1         $   73.1       $  45.2    $ 1.2       $   --       $  159.6
Accumulated depreciation.....      (3.9)              --         (14.6)    (0.8)          --          (19.3)
                                 ------         --------       -------    -----       ------       --------
Net..........................    $ 36.2         $   73.1       $  30.6    $ 0.4       $   --       $  140.3
                                 ======         ========       =======    =====       ======       ========

     The net book value of property, plant and equipment as of March 31, 1998 includes interest capitalized of $62.5 million.

NOTE 5 -- GOODWILL

     Goodwill arising on the acquisition of SC Technology on January 3, 1996 was $24.3 million, with an annual amortization charge of $1.2 million. Accumulated amortization as of March 31, 1998 is $2.7 million.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6 -- INVESTMENT IN EQUITY METHOD INVESTEE

     At March 31, 1998, Wessex had a 50.0% share of Wessex Waste Management Ltd, holding Class B shares of L1 each. Wessex Waste Management Ltd trades as UK Waste through its wholly owned subsidiaries. UK Waste collects, recycles and disposes of waste from commercial and domestic customers.

                                                              (IN MILLIONS OF
                                                               U.S. DOLLARS)
Investment at cost, April 1, 1997
Share in net identifiable assets acquired...................      $ 48.3
Goodwill....................................................       225.2
                                                                  ------
Cost........................................................       273.5
Less: Accumulated amortization of goodwill..................       (30.9)
Share of retained profit....................................        63.3
Translation difference......................................         5.3
                                                                  ------
Book value at March 31, 1998................................      $311.2
                                                                  ======

     Summarized financial information for Wessex Waste Management Ltd is presented below. At March 31, 1998, Wessex's share of earnings and of the net assets of Wessex Waste Management Ltd was 50.0%.

                                                                 MARCH 31,
                                                                   1998
                                                                 ---------
                                                              (IN MILLIONS OF
                                                               U.S. DOLLARS)
Current assets..............................................      $ 89.9
Non-current assets..........................................       643.3
                                                                  ------
          Total assets......................................      $733.2
                                                                  ======
Current liabilities.........................................      $ 74.3
Non-current liabilities.....................................        36.5
Stockholders' equity........................................       622.4
                                                                  ------
          Total liabilities and stockholders' equity........      $733.2
                                                                  ======

                                                           SIX MONTHS       YEAR ENDED
                                                              ENDED          MARCH 31,
                                                           OCTOBER 2,    -----------------
                                                              1998        1998      1997
                                                           -----------   -------   -------
                                                            (IN MILLIONS OF U.S. DOLLARS)
Revenues.................................................    $145.2      $285.1    $237.8
Operating profit.........................................      10.6        25.1      28.7
Net income before tax....................................      11.6        26.6      29.4

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7 -- ACCOUNTS PAYABLE AND ACCRUALS

                                                                  MARCH 31,
                                                                    1998
                                                               ---------------
                                                               (IN MILLIONS OF
                                                                U.S. DOLLARS)
Trade accounts payable......................................       $  8.4
Capital expenditure accruals................................         56.0
Corporation tax.............................................         16.8
Advance corporation tax.....................................         19.3
Utility tax.................................................         83.0
Accruals....................................................         42.7
Other.......................................................          1.3
                                                                   ------
          Total.............................................       $227.5
                                                                   ======

NOTE 8 -- BORROWINGS FROM BANKS

                                                                  MARCH 31,
                                                                    1998
                                                               ---------------
                                                               (IN MILLIONS OF
                                                                U.S. DOLLARS)
Bank overnight credit facility..............................        $24.0
Revolving line of credit....................................         58.7
                                                                    -----
          Total.............................................        $82.7
                                                                    =====

     Wessex has an overnight overdraft facility with two banks. In addition, Wessex maintains a credit agreement with a syndicate of banks which provides $402 million, denominated in pounds sterling, of committed lines of credit which expire on April 21, 1999. The interest rate on draw-downs is the London interbank offered rate plus 0.18%. Wessex pays commitment fees of 0.09% on the unused portion of the lines of credit. The weighted average effective interest rate at March 31, 1998 on short-term borrowings is 7.75%.

NOTE 9 -- LONG-TERM DEBT

                                                                  MARCH 31,
                                                                     1998
                                                               ----------------
                                                               (IN MILLIONS OF
                                                                U.S. DOLLARS)
European Investment Bank loan #1 -- U.S. dollar, variable
  interest rate of 6 month London interbank offered rate
  minus 0.25% due October 2001..............................        $ 50.3
European Investment Bank loan #2 -- Italian lire, fixed
  interest rate of 11.6% due June 2002......................          24.5
European Investment Bank loan #3 -- European currency unit,
  fixed interest rate of 5.7% due December 1998.............          12.7
Capital lease, fixed interest rate of 8.06% due September
  2002......................................................         120.0
Other long-term debt........................................           0.5
                                                                    ------
                                                                     208.0
Less: Current portion included in current liabilities.......         (38.3)
                                                                    ------
          Total.............................................        $169.7
                                                                    ======

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Minimum annual principal payments due on long-term debt are as follows:

Year ending March 31:
  1999......................................................   $ 38.3
  2000......................................................     29.0
  2001......................................................     32.9
  2002......................................................     87.5
  2003......................................................     20.3
                                                               ------
          Total.............................................   $208.0
                                                               ======

     The three European Investment Bank currency term loans which are due and payable from 1998 through June 2002 have both fixed and variable interest rates in their respective currencies with semiannual interest payments. Using a combination of interest rate swaps and currency swaps these rates are changed to variable and fixed pounds sterling interest rates.

     Wessex's term loans and credit facilities are subject to certain financial covenants, including the maintenance of minimum interest cover, maximum gearing levels and minimum net worth.

NOTE 10 -- FINANCIAL INSTRUMENTS

     Wessex uses a variety of financial instruments denominated in foreign currencies, at both floating and fixed interest rates, to finance its operations. Wessex manages the risk arising on these instruments by entering into cross-currency and interest rate swaps.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amount of short-term financial instruments including cash and cash equivalents, accounts receivable, accounts payable, and all other short-term financial assets and liabilities, including bank debt, approximates fair value due to the short maturity of those instruments.

     The fair value of preference shares with mandatory redemption requirements and long-term debt are estimated using discounted cash flow analyses based on Wessex's current incremental financing rates for similar types of securities. The fair value of currency swaps and interest rate swaps was determined based on a model which estimates the fair value of these swap contracts using market rates at March 31, 1998 or was based on quoted market prices for similar instruments with similar maturities. A comparison of the carrying value and fair value of these instruments is included below:

                                                                 MARCH 31, 1998
                                                              ---------------------
                                                              ESTIMATED    CARRYING
                                                              FAIR VALUE    AMOUNT
                                                              ----------   --------
                                                                 (IN MILLIONS OF
                                                                  U.S. DOLLARS)
Long-term debt (including current portion)..................    $ 79.2      $ 78.4
Preference shares with mandatory redemption.................     272.2       259.0
Derivatives:
  Interest rate swaps.......................................      (9.0)         --
  Currency swaps............................................      14.2         9.6

RISKS AND CONCENTRATIONS

     Wessex's cash equivalents consist primarily of short-term money market deposits. Wessex has deposited its cash equivalents with reputable financial institutions and believes the risk of loss to be

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

remote. Wessex has accounts receivable from customers concentrated in southwestern England with no single customer accounting for more than 10% of sales.

     Wessex is exposed to credit risk in the event of non-performance by counterparties to interest rate and cross-currency swap contracts. However, because Wessex deals only with major commercial banks with high-quality credit ratings, it does not anticipate non-performance by any of these counterparties.

     Wessex is exposed to market risk in the form of foreign exchange rate and interest rate risks. Wessex has one consolidated foreign subsidiary, which has a functional currency of Swiss francs. On consolidation the functional currency accounts are translated to the reporting currency with translation gains and losses recorded in other comprehensive income. Wessex has several variable and fixed rate loans in foreign currencies which are fully hedged through a combination of cross-currency swaps and interest rate swaps. In addition, Wessex is subject to foreign currency risk on translation from its functional currency (pounds sterling) to the reporting currency (U.S. dollar).

NOTE 11 -- STOCKHOLDERS' EQUITY

ORDINARY SHARES

     As of March 31, 1996, there were 214,417,242 issued and paid ordinary shares of 60p each. During fiscal 1997, Wessex repurchased 722,771 ordinary shares at L3.55 per share and 6,675,068 shares at L3.80 per share. Also during fiscal 1997, 783,967 shares were issued to existing stockholders in lieu of a cash dividend, 1,510,118 shares were issued under the stock-based compensation plans and 193,756 shares were issued under the profit-sharing scheme.

     During fiscal 1998, 1,359,267 shares were issued to existing stockholders in lieu of a cash dividend, 1,673,643 shares were issued under the stock-based compensation plans and 137,398 shares were issued under the profit-sharing scheme.

CLASS B AND C ORDINARY SHARES

     As of March 31, 1996 there were 30,225,106 issued and paid B ordinary shares of 60p each and 13,285,088 C ordinary shares of 60p each. During fiscal 1997 Wessex repurchased all issued B and C ordinary shares at L3.55 per share. On September 10, 1997, the authorized but unissued B and C ordinary shares were redesignated as authorized ordinary shares of 60p each.

ACCUMULATED OTHER COMPREHENSIVE INCOME

     Other comprehensive income at March 31, 1998 comprises the foreign currency translation reserve of $178.8 million and unrealized gains on available-for-sale securities of $3.2 million. The majority of the foreign currency translation reserve is generated by the translation of the pounds sterling functional currency financial statements into the U.S. dollar reporting currency.

PROFIT-SHARING STOCK PLAN

     Wessex operates a profit-sharing stock plan whereby employees can apply for free shares and also purchase shares. If the employee purchases shares, Wessex matches the number of shares purchased up to a set limit. The fair market value of the free and matching shares on the grant date is written off to the income statement in the year of issue. Employees are entitled to all dividends on these shares when issued. At March 31, 1998, 452,623 ordinary shares were held by Wessex Water Trustee Company Ltd on behalf

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

of employees who were beneficially entitled to the shares under this plan. The market value of these shares at March 31, 1998 was $3.9 million.

STOCK OPTIONS

     Wessex applies Accounting Principles Board Opinion No. 25 in accounting for its stock-based compensation plans. Accordingly, compensation expense of $0.2 million, $0.2 million and $0.3 million was recorded for the six months ended October 2, 1998 and for the years ended March 31, 1998 and 1997, respectively.

     Wessex has two share option plans. The first is a savings-related share option plan, based on save-as-you-earn contracts, under which options were granted between August 1991 and August 1997 at prices between L1.47 and L3.58 per share. At March 31, 1998, there were options outstanding in respect of 2,367,465 shares, exercisable between April 1, 1998 and February 28, 2005. The second share option plan is an executive share option plan whereby options outstanding in respect of 762,116 ordinary shares were granted at prices between L1.85 and L3.16 per share. These options are exercisable between April 1, 1998 and August 1, 2004.

     Details of the share option plans are summarized in the table below:

                                                                             WEIGHTED
                                                                             AVERAGE
                                                                          EXERCISE PRICE
OPTIONS                                                    SHARES      (IN POUNDS STERLING)
-------                                                  ----------    --------------------
Outstanding at March 31, 1996..........................   5,678,630            2.20
Granted................................................     509,463            2.80
Exercised..............................................  (1,531,156)           1.66
Forfeited..............................................    (126,011)           2.20
                                                         ----------            ----
Outstanding at March 31, 1997..........................   4,530,926            2.46
                                                         ----------            ----
Granted................................................     477,003            3.58
Exercised..............................................  (1,673,259)           2.36
Forfeited..............................................    (205,089)           2.49
                                                         ----------            ----
Outstanding at March 31, 1998..........................   3,129,581            2.68
                                                         ----------            ----
Granted................................................     371,597            3.64
Exercised..............................................    (320,197)           2.62
Forfeited..............................................     (24,688)           2.73
                                                         ----------            ----
Outstanding at October 2, 1998.........................   3,156,293            2.80
                                                         ----------            ----
Exercisable at March 31, 1997..........................   1,061,306            2.46
Exercisable at March 31, 1998..........................     762,116            3.11
Exercisable at October 2, 1998.........................     629,674            3.10

     The exercise price of the savings-related share options granted was 20% below market price.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes information about options outstanding as at March 31, 1998:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                                     REMAINING
                                                                    CONTRACTUAL
                                                        NUMBER          LIFE         NUMBER
RANGE OF EXERCISE PRICES (POUNDS STERLING)            OUTSTANDING     (YEARS)      EXERCISABLE
------------------------------------------            -----------   ------------   -----------
1.00 - 1.49.........................................     235,152        0.50              --
1.50 - 1.99.........................................     248,246        1.62          13,372
2.00 - 2.49.........................................   1,003,938        2.17           4,772
2.50 - 2.99.........................................     430,808        3.29              --
3.00 - 3.49.........................................     743,972        5.94         743,972
3.50 - 3.99.........................................     467,465        4.22              --

     If Wessex had elected to recognize compensation expense based on the fair value of the stock options at the grant date in accordance with Statement of Financial Accounting Standard 123, "Accounting for Stock Based Compensation," compensation expense of $0.3 million, $0.5 million, and $0.3 million would have been recorded for the six months ended October 2, 1998 and for the years ended March 31, 1998 and 1997, respectively. Net income would have been reduced to the pro forma amounts indicated below:

                                                              SIX MONTHS       YEAR ENDED
                                                                 ENDED         MARCH 31,
                                                              OCTOBER 2,    ----------------
                                                                 1998        1998     1997
                                                              -----------   ------   -------
                                                              (IN MILLIONS OF U.S. DOLLARS,
                                                                EXCEPT PER SHARE AMOUNTS)
Net income:
  As reported...............................................     $71.8      $16.7    $153.0
  Pro forma.................................................      71.7       16.4     153.0
Basic earnings per share:
  As reported...............................................     $0.30      $0.01    $ 0.65
  Pro forma.................................................      0.30       0.01      0.65

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants for the six months ended October 2, 1998 and for the years ended March 31, 1998 and 1997:

                                                              SIX MONTHS
                                                                ENDED      YEAR ENDED MARCH 31,
                                                              OCTOBER 2,   ---------------------
                                                                 1998        1998        1997
                                                              ----------   ---------   ---------
Dividend yield..............................................    4.1%         3.3%        4.4%
Expected volatility.........................................     21%          22%         23%
Risk-free interest rate.....................................    6.3%         7.1%        7.2%
Expected lives..............................................  4.9 years    4.8 years   4.8 years
Weighted average option price (pounds sterling).............    3.64         3.58        2.80
Weighted average fair market value at date of grant (pounds
  sterling).................................................    1.24         1.42        1.03

NOTE 12 -- REDEEMABLE PREFERENCE SHARES

     On September 7, 1995, a bonus issue of 308,984,402 fully paid 50p cumulative redeemable preference shares was made to holders of record as of August 31, 1995 of B and C ordinary shares on a one-for-one

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

'basis; 310,000,000 of these shares were authorized. The preference shares were originally redeemable at par in four equal tranches on the dividend payment date in each of the years 1998, 1999, 2000 and 2001. The preference dividend is paid annually in arrears at a gross dividend rate, fixed in advance, of the 12 month London interbank offered rate plus 0.5%. Preference shares have priority on winding up, but are non-voting unless a resolution is passed to vary their rights.

     Beginning in September 1998, Wessex redeemed all of its 308,984,402 cumulative redeemable preference shares at the par value of 50p per share. This was pursuant to resolutions passed by its stockholders on July 29, 1998 and November 23, 1998 to cancel the preference shares by repaying capital to the preference stockholders.

NOTE 13 -- EARNINGS PER SHARE

     Reconciliation of the numerator and denominator as used in the calculation of earnings per share:

                                                           SIX MONTHS     YEAR ENDED
                                                             ENDED         MARCH 31,
                                                           OCTOBER 2,   ---------------
NUMERATOR (IN MILLIONS OF US DOLLARS)                         1998       1998     1997
-------------------------------------                      ----------   ------   ------
Basic
  Net income attributable to ordinary stockholders.......    $ 64.1     $  1.6   $139.5
  Dividends paid to convertible stockholders.............        --         --      0.6
                                                             ------     ------   ------
Diluted
  Net income available to ordinary and convertible
     stockholders........................................    $ 64.1     $  1.6   $140.1
                                                             ======     ======   ======

DENOMINATOR (IN MILLIONS)
-------------------------
Basic
  Weighted average shares outstanding during year........     213.0      211.3    214.7
  Effect of dilutive securities:
     Stock options.......................................       1.5        1.4      2.0
     Convertible securities..............................        --         --     38.0
                                                             ------     ------   ------
Diluted..................................................     214.5      212.7    254.7
                                                             ======     ======   ======

     The UK Finance (No. 2) Act 1997 required the payment of utility tax, which for Wessex Water Plc was $162.3 million, and was charged in full in the results for the year ended March 31, 1998. The adjusted earnings per share adding back this utility tax would have been:

                                                                YEAR
                                                                ENDED
                                                              MARCH 31,
                                                                1998
                                                              ---------
Basic.......................................................    $0.78
Diluted.....................................................     0.77

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 14 -- INCOME TAXES

     Total income tax expense is summarized as follows:

                                                            SIX MONTHS       YEAR ENDED
                                                               ENDED         MARCH 31,
                                                            OCTOBER 2,    ----------------
                                                               1998        1998      1997
                                                            -----------   -------   ------
                                                            (IN MILLIONS OF U.S. DOLLARS)
Current tax...............................................     $ 3.0      $ 26.5    $79.3
Deferred tax..............................................      23.2        24.9     (2.1)
Share of tax of equity method investee....................       2.2         6.6      5.2
Utility tax...............................................        --       162.3       --
                                                               -----      ------    -----
          Total income tax expense........................     $28.4      $220.3    $82.4
                                                               =====      ======    =====

     The differences between taxes computed at the statutory tax rate and Wessex's effective income tax rate are as follows:

                                                            SIX MONTHS       YEAR ENDED
                                                               ENDED         MARCH 31,
                                                            OCTOBER 2,    ----------------
                                                               1998        1998      1997
                                                            -----------   -------   ------
                                                             (IN MILLIONS OF U.S. DOLLARS
                                                                 EXCEPT PERCENTAGES)
Tax at statutory tax rate 31% (1997: 33%)................     $ 31.1      $ 73.5    $77.7
Change in tax rate.......................................      (12.7)      (22.6)      --
Non-deductible expenses..................................        7.9         1.6      1.6
Equity investee..........................................        0.5         2.5      0.4
Other....................................................        1.6         3.0      2.7
                                                              ------      ------    -----
          Total before utility tax.......................       28.4        58.0     82.4
                                                              ------      ------    -----
Utility tax..............................................         --       162.3       --
                                                              ------      ------    -----
          Total..........................................     $ 28.4      $220.3    $82.4
                                                              ======      ======    =====
Effective rate before utility tax........................         28%         24%      35%
Effective rate after utility tax.........................         28%         93%      35%

     The change in tax rate from 33% to 31% effective from April 1, 1997 was enacted on July 31, 1997. The subsequent reduction in the tax rate from 31% to 30% effective from April 1, 1999 was enacted on July 31, 1998.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The principal components of Wessex's net deferred liability are as follows:

                                                                MARCH 31,
                                                                   1998
                                                              --------------
                                                               (IN MILLIONS
                                                                 OF U.S.
                                                                 DOLLARS)
Deferred tax assets:
  Advance corporation tax recoverable.......................      $114.2
  Other temporary differences...............................         7.7
                                                                  ------
          Total deferred tax asset..........................       121.9
                                                                  ------
Deferred tax liabilities:
  Accelerated capital allowances............................       371.5
  Other temporary differences...............................        56.9
                                                                  ------
          Total deferred tax liability......................       428.4
                                                                  ------
Net deferred tax liability..................................      $306.5
                                                                  ======

NOTE 15 -- PENSIONS

     Wessex maintains three defined benefit pension plans that cover substantially all of its employees. The assets are held in separate trustee administered funds. The pension cost charged to the income statement has been determined on the advice of independent qualified actuaries and is accrued over the service lives of the employees expected to be eligible to receive such benefits.

     The following assumptions were used in determining the funded status and pension charge for each period, and are determined as of the beginning of the period:

                                                              SIX MONTHS   YEAR ENDED
                                                                ENDED       MARCH 31,
                                                              OCTOBER 2,   -----------
                                                                 1998      1998   1997
                                                              ----------   ----   ----
Discount rate...............................................     6.5%      8.3%   9.0%
Yield on government bonds...................................     6.0       7.6    8.5
Expected return on plan assets..............................     7.5       8.5    9.0
Rate of compensation increase...............................     5.0       6.0    6.5
Pension increases after April 5, 1997.......................     3.0       4.0    4.5

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The plan's funded status and related pension accrual at March 31, 1998 are as follows:

                                                                  MARCH 31,
                                                                    1998
                                                               ---------------
                                                               (IN MILLIONS OF
                                                                U.S. DOLLARS)
Change in benefit obligation
  Benefit obligation at beginning of year...................       $ 186.8
  Service cost..............................................           4.6
  Interest cost.............................................          15.4
  Plan participants' contributions..........................           2.1
  Termination costs.........................................           1.3
  Actuarial losses..........................................          25.9
  Benefits paid.............................................          (9.4)
  Exchange movement.........................................           4.6
                                                                   -------
  Benefit obligation at end of year.........................       $ 231.3
                                                                   =======
Change in plan assets
  Fair value of plan assets at beginning of year............       $ 211.6
  Actual return on plan assets..............................          44.8
  Employer's contribution...................................           3.6
  Plan participants' contribution...........................           2.1
  Benefits paid.............................................          (9.4)
  Exchange difference.......................................           5.0
                                                                   -------
  Fair value of plan assets at end of year..................       $ 257.7
                                                                   =======
  Fair value of plan assets.................................       $ 257.7
  Projected benefit obligation..............................        (231.3)
                                                                   -------
  Funded status.............................................          26.4
  Unrecognized transition asset.............................          (6.2)
  Unrecognized net actuarial gain...........................         (16.6)
  Unrecognized prior service cost...........................           7.8
                                                                   -------
  Prepaid benefit cost......................................       $  11.4
                                                                   =======

     Net periodic benefit cost includes the following components:

                                                           SIX MONTHS       YEAR ENDED
                                                              ENDED          MARCH 31,
                                                           OCTOBER 2,    -----------------
                                                              1998        1998      1997
                                                           -----------   -------   -------
                                                            (IN MILLIONS OF U.S. DOLLARS)
Service cost.............................................     $ 3.1      $  4.6    $  4.4
Interest cost............................................       7.4        15.4      14.3
Expected return on plan assets...........................      (9.4)      (17.9)    (16.9)
Recognition of transition asset..........................      (0.5)       (1.0)     (1.0)
Amortization of prior service cost.......................       0.3         0.7       0.6
Recognized actuarial gain................................        --          --      (0.3)
Curtailments.............................................        --         1.3       1.6
                                                              -----      ------    ------
Net periodic benefit cost................................     $ 0.9      $  3.1    $  2.7
                                                              =====      ======    ======

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The prepaid benefit accrual is included within other non-current assets in the balance sheet. The net periodic benefit cost is included within operating expenses in the income statement.

NOTE 16 -- SEGMENT AND GEOGRAPHIC INFORMATION

     Wessex's principal business is the provision of water supply and wastewater services in southwestern England. For management reporting purposes the operations are divided into three service categories: regulated water services, unregulated water services and SC Technology. Regulated water services accounted for approximately 91%, 93% and 93% of revenues for the six months ended October 2, 1998, and for the years ended March 31, 1998 and 1997, respectively. Wessex's management regularly reviews financial information relating to these three service categories. The financial information provided to and reviewed by the chief operating decision maker does not include balance sheet information by segment. The financial management information is prepared using U.K. generally accepted accounting principles which differ in significant respects from U.S. generally accepted accounting principles.

                                       SIX MONTHS ENDED                YEAR ENDED                   YEAR ENDED
                                       OCTOBER 2, 1998               MARCH 31, 1998               MARCH 31, 1997
                                  --------------------------   --------------------------   --------------------------
                                  REGULATED                    REGULATED                    REGULATED
                                    WATER                        WATER                        WATER
                                  SERVICES    OTHER   TOTAL    SERVICES    OTHER   TOTAL    SERVICES    OTHER   TOTAL
                                  ---------   -----   ------   ---------   -----   ------   ---------   -----   ------
                                                             (IN MILLIONS OF U.S. DOLLARS)
External revenue................   $213.6     $20.2   $233.8    $404.3     $32.3   $436.6    $375.7     $27.4   $403.1
Intersegment revenue............       --      2.1       2.1        --       --        --        --       --        --
                                   ------     -----   ------    ------     -----   ------    ------     -----   ------
Total revenue...................    213.6     22.3     235.9     404.3     32.3     436.6     375.7     27.4     403.1
Segment result..................     95.2      5.3     100.5     221.1     10.3     231.4     204.5      8.7     213.2
Depreciation....................     27.4      0.5      27.9      51.4      0.5      51.9      45.6      0.5      46.1

     Reconciliation of segment results to income before taxes:

                                                            SIX
                                                           MONTHS
                                                           ENDED      YEAR ENDED MARCH 31,
                                                         OCTOBER 2,   ---------------------
                                                            1998        1998         1997
                                                         ----------   --------     --------
                                                           (IN MILLIONS OF U.S. DOLLARS)
Total segment result for reportable segments...........    $100.5      $231.4       $213.2
  Intersegment profit..................................      (0.3)         --           --
  Head office charges..................................      (2.8)       (5.1)        (7.6)
  U.S. GAAP adjustments:
     Infrastructure renewals charge....................       8.3        16.2         15.2
     Depreciation on infrastructure assets.............      (6.3)      (11.8)       (10.5)
     Other.............................................       1.1         1.6          0.2
                                                           ------      ------       ------
  U.S. GAAP operating profit...........................     100.5       232.3        210.5
  Share in results of equity method investee...........       5.8        13.3         14.7
  Net interest income (expense)........................      (6.1)       (8.6)        10.2
                                                           ------      ------       ------
  Income before tax....................................    $100.2      $237.0       $235.4
                                                           ======      ======       ======

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 17 -- RELATED PARTY TRANSACTIONS

     At March 31, 1998,Wessex had a 50.0% interest in Wessex Waste Management Ltd. This investment is further described in Note 6. Waste Management (UK) Holdings Ltd, a subsidiary of Waste Management International, is the other 50.0% owner of Wessex Waste Management Ltd. Related party transactions with Wessex Waste Management Ltd and Waste Management International group companies for the six months ended October 2, 1998 and for the years ended March 31, 1998 and 1997 were as follows:

          (a) In fiscal 1997, Wessex stock options granted to UK Waste Management Holdings in respect of 10,605,303 ordinary shares were cancelled.

          (b) Also in fiscal 1997, Wessex repurchased 722,771 ordinary shares, 30,225,106 B ordinary shares and 13,285,088 C ordinary shares from UK Waste Management Holdings at a total cost of $254.3 million.

          (c) At March 31, 1998, a loan of $6.2 million had been received by Wessex from Wessex Waste Management Ltd.

          (d) Wessex provided guarantees on loans issued by Wessex Waste Management Ltd. The maximum liability as of March 31, 1998 was $7.0 million.

     Other related party transactions are as follows:

          (e) A director of SC Technology owns some of the assets at the company's operation in Biel, Switzerland, for which a charge was made to SC Technology of $0.2 million, $0.3 million and $0.5 million for the six months ended October 2, 1998 and for the years ended March 31, 1998 and 1997, respectively.

NOTE 18 -- COMMITMENTS AND CONTINGENCIES

LEASES

     Wessex leases property, plant and equipment. Commitments for minimum rentals under non-cancelable leases as at March 31, 1998 are as follows:

                                                                 OPERATING
                                                                  LEASES
                                                              ---------------
                                                              (IN MILLIONS OF
                                                               U.S. DOLLARS)
For the years ending March 31:
1999........................................................       $0.7
2000........................................................        0.5
2001........................................................        0.5
2002........................................................        0.5
2003........................................................        0.3
Thereafter..................................................        0.9
                                                                   ----
Total minimum lease payments................................       $3.4
                                                                   ====

     Rent expense amounted to approximately $0.3 million, $0.5 million and $0.5 million for the six months ended October 2, 1998 and for the years ended March 31, 1998 and 1997, respectively.

                                WESSEX WATER PLC
                         (NOW RENAMED WESSEX WATER LTD)
                             (PREDECESSOR COMPANY)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

CAPITAL EXPENDITURES

     Capital expenditure contracted but not provided at March 31, 1998 was $79.1 million.

GUARANTEES

     Wessex Water Plc has acted as guarantor for some borrowing facilities made available to Wessex Water Services Ltd. As part of the banking arrangements, Wessex Water Plc has entered into a cross-undertaking with Wessex Water Services Ltd in relation to the latter's overdraft and related facilities.

     At March 31, 1998, Wessex Water Plc had provided guarantees on loans issued by Wessex Waste Management Ltd, the maximum liability at March 31, 1998 being $7.0 million.

     Wessex Water Plc has provided performance guarantees on behalf SC Technology on the tendering of contracts. The maximum liability as of March 31, 1998 was $4.9 million.

NOTE 19 -- SUBSEQUENT EVENTS

     On Friday July 24, 1998 Enron Corp. of Houston, Texas, United States, made a cash offer of 630p per share for the shares of Wessex. This offer was recommended to the stockholders by the Board of Directors of Wessex. The offer ran to August 28, 1998, but was extended to September 18, 1998 to allow the Secretary of State for Trade and Industry to consider if there should be an investigation by the Monopolies and Mergers Commission. On September 10, 1998 it was announced that there would be no reference to the Monopolies and Mergers Commission. On September 21, 1998 Enron announced that the offer had become unconditional, having received by September 18, 1998 acceptances representing
87.2 percent of all ordinary shares.

     On October 2, 1998 Enron announced that it had received acceptances representing more than 90 percent of all ordinary shares. On that same date notices were issued to the remaining Wessex ordinary shareholders, informing them that Enron intended to exercise its rights under Section 429 of the Companies Act 1985 to acquire compulsorily all of the outstanding ordinary shares. The compulsory share acquisition was completed in November 1998. Offer documents were also sent to the stock option holders in the Savings-Related Share Option Scheme. The options outstanding under this scheme and the Executive Share Option Scheme were either exercised and the shares acquired by Enron, or compensation was paid to settle the liabilities under the schemes. All stock option schemes are now closed.

     On November 30, 1998, Wessex sold its interest in Wessex Waste Management Ltd to Waste Management International for $337.9 million.

     In December 1998, all of the remaining 128,339,909 redeemable preference shares were redeemed and Wessex Water Plc changed its name to Wessex Water Ltd.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THROUGH AND INCLUDING JULY   , 1999 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               36,600,000 SHARES

                                 [AZURIX LOGO]

                                  COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                              MERRILL LYNCH & CO.
                           CREDIT SUISSE FIRST BOSTON
                          DONALDSON, LUFKIN & JENRETTE
                            PAINEWEBBER INCORPORATED
                         BANC OF AMERICA SECURITIES LLC
                           DEUTSCHE BANC ALEX. BROWN

                                 JUNE   , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 [ALTERNATE PAGES OF INTERNATIONAL PROSPECTUS]

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION


                   PRELIMINARY PROSPECTUS DATED JUNE 9, 1999


PROSPECTUS
----------------

                               36,600,000 SHARES

                                 [AZURIX LOGO]

                                  COMMON STOCK
                             ----------------------

     This is Azurix Corp.'s initial public offering of common stock. Azurix is offering and selling 17,100,000 shares and Atlantic Water Trust, the selling stockholder, is offering and selling 19,500,000 shares of common stock.

     The international managers will offer 7,320,000 shares outside the United States and Canada and the U.S. underwriters will offer 29,280,000 shares in the United States and Canada.

     We expect the public offering price to be between $19.00 and $22.00 per share. Prior to the offering, there has been no public market for the common stock. The common stock has been approved for listing on the New York Stock Exchange under the trading symbol "AZX," subject to official notice of issuance.


     INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                             ----------------------

                                                             PER SHARE   TOTAL
                                                             ---------   -----
Public offering price......................................    $          $
Underwriting discount......................................    $          $
Proceeds, before expenses, to Azurix.......................    $          $
Proceeds, before expenses, to the selling stockholder......    $          $

     The international managers may also purchase up to an additional 1,098,000 shares from the selling stockholder at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an aggregate of an additional 4,392,000 shares from the selling stockholder.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of common stock will be ready for delivery in New York, New York
on or about June   , 1999.
                             ----------------------
MERRILL LYNCH INTERNATIONAL
              CREDIT SUISSE FIRST BOSTON
                              DONALDSON, LUFKIN & JENRETTE
                                           PAINEWEBBER INTERNATIONAL

ABN AMRO ROTHSCHILD                                      HSBC INVESTMENT BANKING
                             ----------------------

                 The date of this prospectus is June   , 1999.

                                  UNDERWRITING

GENERAL

     We intend to offer our common stock outside of the United States and Canada through a number of international managers and elsewhere through U.S. underwriters. Merrill Lynch International, Credit Suisse First Boston (Europe) Limited, Donaldson, Lufkin & Jenrette International, PaineWebber International (U.K.) Ltd., ABN AMRO Rothschild and HSBC Investment Banking are acting as lead managers of each of the international managers named below. Under an international purchase agreement among Azurix, the selling stockholder, Enron and the international managers, and concurrently with the sale of 29,280,000 shares of common stock to the U.S. underwriters, Azurix and the selling stockholder have agreed to sell to the international managers, and each of the international managers severally and not jointly has agreed to purchase from Azurix and the selling stockholder, the number of shares of common stock set forth opposite its name below.

                                                              NUMBER OF
INTERNATIONAL MANAGERS                                         SHARES
Merrill Lynch International.................................
Credit Suisse First Boston (Europe) Limited.................
Donaldson, Lufkin & Jenrette International..................
PaineWebber International (U.K.) Ltd........................
ABN AMRO Rothschild.........................................
HSBC Investment Banking.....................................

                                                              --------
             Total..........................................  7,320,000
                                                              ========

     Azurix, the selling stockholder and Enron have also entered into a U.S. purchase agreement with certain U.S. underwriters in the United States and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, PaineWebber Incorporated, BT Alex. Brown Incorporated and Banc of America Securities LLC are acting as U.S. representatives. Under the U.S. purchase agreement, and concurrently with the sale of 7,320,000 shares of common stock to the international managers under the international purchase agreement, Azurix and the selling stockholder have agreed to sell to the U.S. underwriters, and each of the U.S. underwriters severally and not jointly has agreed to purchase from Azurix and the selling stockholder, an aggregate of 29,280,000 shares of common stock. The initial public offering price per share and the total underwriting discount per share of common stock are identical under the international purchase agreement and the U.S. purchase agreement.

     In the international purchase agreement and the U.S. purchase agreement, the international managers and the U.S. underwriters, respectively, have agreed, under the terms of those agreements, to purchase all of the shares of our common stock being sold under those agreements if any of the shares of common stock being sold under those agreements are purchased. In the event of a default by an underwriter, the international purchase agreement and the U.S. purchase agreement provide that, in some circumstances, the purchase commitments of nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares of our common stock to the international managers and the U.S. underwriters are conditioned upon one another.

     Azurix and Enron have agreed to indemnify the international managers and the U.S. underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the international managers and the U.S. underwriters may be required to make in respect of those liabilities.

     The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to receipt of legal opinions and officers certificates, or waiver of these conditions, as specified in the purchase agreements. The underwriters reserve the right to withdraw, cancel or modify offers and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The lead managers have advised Azurix and the selling stockholder that the international managers propose initially to offer the shares of our common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not
in excess of $     per share of common stock. The international managers may
allow, and such dealers may reallow, a discount not in excess of $     per share
of common stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The following table shows the per share and total public offering price, the underwriting discount to be paid by Azurix and the selling stockholder to the international managers and the U.S. underwriters and the proceeds before expenses to Azurix and the selling stockholder. This information is presented assuming either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment option.

                                                                        WITHOUT    WITH
                                                            PER SHARE   OPTION    OPTION
                                                            ---------   -------   ------
Public offering price....................................     $           $         $
Underwriting discount....................................     $           $         $
Proceeds, before expenses, to Azurix.....................     $           $         $
Proceeds, before expenses, to the selling stockholder....     $           $         $

     The expenses of this offering, exclusive of the underwriting discount, are estimated at $5,250,000 and are payable by Azurix and the selling stockholder.

INTERSYNDICATE AGREEMENT

     The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the international managers and the U.S. underwriters are permitted to sell shares of common stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except in the case of transactions under the terms of the intersyndicate agreement.

OVER-ALLOTMENT OPTION

     The selling stockholder has granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 1,098,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The international managers may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the international managers exercise this option, each international manager will be obligated, subject to receipt of legal opinions and officers certificates, or waiver of these conditions, as specified in the purchase agreement, to purchase a number of additional shares of our common stock proportionate to such international manager's initial amount reflected in the foregoing table.

     The selling stockholder also has granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 4,392,000 additional shares of common stock to cover over-allotments, if any, on terms similar to those granted to the international managers.

RESERVED SHARES

     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 3,660,000 of the shares offered hereby to be sold to our directors, officers and employees who have expressed an interest in purchasing our common stock. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES

     Azurix, Enron and the selling stockholder have agreed, with exceptions specified in the lock-up agreements, not to directly or indirectly engage in the following activities for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith
Incorporated:

     - Offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act relating to any shares of our common stock

     - Enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise

     As an exception to these restrictions we may issue shares of our common stock or securities convertible or exchangeable into our common stock as payment of any part of the purchase price for businesses we acquire. However, shares issued in this manner shall not be transferable during the 180-day lock-up period. In addition, if Atlantic Water Trust is compelled to sell some or all of its shares of our common stock in the event of a default under specified debt obligations or a major decline in the price of Enron's common stock combined with a downgrading of Enron's senior debt to below investment grade, then such sale will be permitted. See "Risk Factors -- Future sales of our common stock may depress our stock price" and "Shares Eligible for Future Sale."

NEW YORK STOCK EXCHANGE LISTING

     The common stock has been approved for listing on the New York Stock Exchange under the symbol "AZX," subject to official notice of issuance. To meet the requirements for listing of our common stock on that exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among Azurix, the selling stockholder, Enron, the lead managers and the U.S. representatives. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, are the valuation multiples of publicly traded companies that the lead managers and the U.S. representatives believe to be comparable to us, including adjusted market value to EBITDA multiples, price to book value multiples and price to earnings multiples, certain of our financial information, the history of, and the prospects for, our company and the industry in which we compete, an assessment of our management, our past and present operations, the prospects for and timing of our future revenues, the present state of our development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the public market subsequent to this offering at or above the initial public offering price.

     The underwriters do not expect sales of our common stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered in this offering.

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of our common stock is completed, rules of the SEC may limit the ability of the underwriters and selling group members to bid for and purchase our common stock. As an exception to these rules, the lead managers and the U.S. representatives are permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     If the underwriters create a short position in our common stock in connection with this offering, i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus, the lead managers and the U.S. representatives may reduce that short position by purchasing our common stock in the open market. The lead managers and the U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

PENALTY BIDS

     The lead managers and the U.S. representatives may also impose a penalty bid on underwriters and selling group members. This means that if the lead managers or the U.S. representatives purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

     None of Azurix, the selling stockholder, or any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, none of Azurix, the selling stockholder or any of the underwriters makes any representation that the lead managers or the U.S. representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Some of the underwriters and their affiliates engage in transactions with, and perform services for, our company, Enron and Enron's affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions and services with our company, Enron and Enron's affiliates, for which they have received, or will receive, customary compensation.

     We have engaged Merrill Lynch & Co. to act as our financial advisor in evaluating two potential acquisition opportunities for which we will pay an ordinary and customary fee if we decide to pursue these opportunities and they result in an acquisition. We have also agreed to reimburse Merrill Lynch & Co. for all reasonable out-of-pocket expenses incurred in connection with these engagements.

STAMP TAXES

     Purchasers of the shares of common stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

LIMITATIONS ON SALES IN THE UNITED KINGDOM

     Each international manager has agreed that:

     - It has not offered or sold and, prior to the expiration of the period of six months from the closing date, will not offer or sell any shares of our common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995

     - It has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to our common stock in, from or otherwise involving the United Kingdom

     - It has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of our common stock to a person who is of a kind described in
       Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on

     No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of our common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

                                 LEGAL MATTERS

     Legal matters with respect to the validity of the issuance of the shares of our common stock offered hereby will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Legal matters relating to our common stock offered hereby will be passed upon for the international managers and the U.S. underwriters by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements and schedules for Azurix Corp. and subsidiaries as of December 31, 1998 and for the period from January 29, 1998 (Date of Inception) to December 31, 1998, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated statements of income, changes in stockholders' equity and cash flows and schedule for Wessex Water Plc (now renamed Wessex Water Ltd) (predecessor company) for the period from April 1, 1998 to October 2, 1998 included in this prospectus have been audited by Arthur Andersen, independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements and schedule for Wessex Water Plc (now renamed Wessex Water Ltd) (predecessor company) as of March 31, 1998 and for the years ended March 31, 1998 and 1997, included in this prospectus, have been audited by PricewaterhouseCoopers, independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of that firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the attached exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are summaries of the material provisions of those documents. These summaries are qualified in all respects by reference to the full text of such contract or document.

     The registration statement can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Section by calling the SEC at (800) 732-0330. In addition, the registration statement is publicly available through the SEC's site on the internet, located at http://www.sec.gov.

     Upon completion of this offering, we will be required to comply with the informational requirements of the Securities and Exchange Act of 1934 and, accordingly, will file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, proxy statements and other information with the SEC. Those reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and internet site of the SEC referred to above. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THROUGH AND INCLUDING JULY   , 1999 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               36,600,000 SHARES

                                 [AZURIX LOGO]

                                  COMMON STOCK

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                          MERRILL LYNCH INTERNATIONAL
                           CREDIT SUISSE FIRST BOSTON
                          DONALDSON, LUFKIN & JENRETTE
                           PAINEWEBBER INTERNATIONAL
                              ABN AMRO ROTHSCHILD
                            HSBC INVESTMENT BANKING

                                 JUNE   , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth fees payable to the Securities and Exchange Commission and the New York Stock Exchange, and other estimated expenses expected to be incurred in connection with issuance and distribution of securities being registered. All such fees and expenses shall be paid by Azurix and the selling stockholder.

Securities and Exchange Commission Registration Fee.........   $  239,775
NYSE Fee....................................................      476,600
NASD Fee....................................................       30,500
Transfer Agent Fees and Expenses............................        3,000
Printing Fees and Expenses..................................    1,200,000
Legal Fees and Expenses.....................................      950,000
Accounting Fees and Expenses................................    1,600,000
Miscellaneous...............................................      750,125
                                                               ----------
          Total.............................................   $5,250,000
                                                               ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Azurix's certificate of incorporation and bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of Azurix.

     As permitted by the DGCL, the certificate of incorporation provides that directors of Azurix shall have no personal liability to Azurix or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to Azurix or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On January 29, 1998, Azurix issued 1,000 shares to Enron in an exempt transaction pursuant to Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. See the Exhibit Index following the signature pages to this Registration Statement. The Registrant agrees to furnish copies of all instruments defining the rights of holders of long-term debt of the Registrant and its consolidated subsidiaries and for any of its unconsolidated subsidiaries for which financial statements are required to be filed that are not filed as exhibits to this Registration Statement to the Securities and Exchange Commission upon request. This includes the acquisition loan notes, Wessex's bank facilities, the European Investment Bank loans and Wessex Water Services' finance lease agreement.

     (b) Financial Statement Schedules. See Reports of Independent Public Accountants and Independent Accountants included herein on Pages S-1 to S-3,
Schedule I -- Condensed Financial Information of Registrant included herein beginning on Page S-4 and Schedule II -- Valuation and Qualifying Accounts included herein on Page S-8.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) To provide to the underwriter(s) at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter(s) to permit prompt delivery to each purchaser.

          (c) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on June 9, 1999.


                                            AZURIX CORP.


                                            By:   /s/ EDWARD N. ROBINSON

                                              ----------------------------------

                                            Name: Edward N. Robinson


                                            Title:  Executive Director, Strategy
                                                    and Corporate Development



     Pursuant to the requirements of the Act, this Amendment No. 4 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                          *                               Director, Chairman and Chief        June 9, 1999
-----------------------------------------------------          Executive Officer
                   Rebecca P. Mark                       (Principal Executive Officer)

                          *                               Director and Vice Chairman,         June 9, 1999
-----------------------------------------------------       Finance, Risk Management
                   Rodney L. Gray                             and Investments and
                                                            Chief Financial Officer
                                                         (Principal Financial Officer)

                /s/ RODNEY L. FALDYN                        Chief Accounting Officer          June 9, 1999
-----------------------------------------------------    (Principal Accounting Officer)
                  Rodney L. Faldyn

                          *                                         Director                  June 9, 1999
-----------------------------------------------------
                   John H. Duncan

                          *                                         Director                  June 9, 1999
-----------------------------------------------------
                  W. Nicholas Hood

                          *                                         Director                  June 9, 1999
-----------------------------------------------------
                   Kenneth L. Lay

                          *                                         Director                  June 9, 1999
-----------------------------------------------------
                 Jeffrey K. Skilling

                          *                                         Director                  June 9, 1999
-----------------------------------------------------
                  Joseph W. Sutton

                          *                                         Director                  June 9, 1999
-----------------------------------------------------
                    John Wakeham

                          *                                         Director                  June 9, 1999
-----------------------------------------------------
               Herbert S. Winokur, Jr.



* By:   /s/ EDWARD N. ROBINSON

     -------------------------------

        Edward N. Robinson,

        as attorney-in-fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULES

To the stockholder of Azurix Corp.:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Azurix Corp. and subsidiaries as of December 31, 1998 and for the period from January 29, 1998 (Date of Inception) to December 31, 1998 included in this registration statement and have issued our report thereon dated February 22, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule I and Schedule II (as related to Azurix Corp. for the period from January 29, 1998 (Date of Inception) to December 31, 1998) listed in Item 16(b) are the responsibility of Azurix Corp.'s management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                  /s/ ARTHUR ANDERSEN LLP
                                            ------------------------------------
                                                      Arthur Andersen LLP

Houston, Texas
February 22, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To Wessex Water Ltd (formerly Wessex Water Plc):

     We have audited in accordance with generally accepted auditing standards, the consolidated statements of income, changes in stockholders' equity and cash flows of Wessex Water Ltd (formerly Wessex Water Plc) and subsidiaries for the period from April 1, 1998 to October 2, 1998 included in this registration statement and have issued our report thereon dated March 12, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II listed in Item 16(b) as related to Wessex Water Ltd (formerly Wessex Water Plc) for the period from April 1, 1998 to October 2, 1998 is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                  /s/ ARTHUR ANDERSEN
                                        ----------------------------------------
                                                      Arthur Andersen
London, England
March 12, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the stockholder of Wessex Water Ltd (formerly Wessex Water Plc)

In connection with our audits on the consolidated financial statements of Wessex Water Plc (now renamed Wessex Water Ltd) and its subsidiaries (the "Company") at March 31, 1998 and for each of the two years in the period ended March 31, 1998, which financial statements are included in this Registration Statement, we have also audited Schedule II listed in Item 16(b) as it relates to Wessex Water Ltd (formerly Wessex Water Plc) for each of the two years in the period ended March 31, 1998. In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

/s/ PRICEWATERHOUSECOOPERS
---------------------------------------------------------
PRICEWATERHOUSECOOPERS
CHARTERED ACCOUNTANTS
Bristol, England
March 12, 1999

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                                  AZURIX CORP.
                              STATEMENT OF INCOME

                                                          JANUARY 29, 1998      THREE MONTHS
                                                         (DATE OF INCEPTION)       ENDED
                                                           TO DECEMBER 31,       MARCH 31,
                                                                1998                1999
                                                        ---------------------   ------------
                                                                                (UNAUDITED)
                                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
Operating revenues....................................        $      --            $   --
                                                              ---------            ------
Operating expenses:
  Operations and maintenance..........................              2.3               0.7
  General and administrative..........................             12.3              12.8
  Depreciation and amortization.......................              0.1               0.1
                                                              ---------            ------
          Total operating expenses....................             14.7              13.6
                                                              ---------            ------
Equity in earnings of consolidated affiliates.........             26.0              24.9
Other.................................................             (1.1)               --
                                                              ---------            ------
Income before income taxes............................             10.2              11.3
                                                              ---------            ------
Income tax benefit....................................               --              (4.8)
                                                              ---------            ------
Net income............................................        $    10.2            $ 16.1
                                                              =========            ======
Earnings per share of common stock -- basic and
  diluted.............................................        $    0.10            $ 0.16
                                                              =========            ======
Weighted average shares outstanding -- basic and
  diluted.............................................            100.0             100.0
                                                              =========            ======

     The accompanying note is an integral part of these condensed financial statements.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                                  AZURIX CORP.
                            CONDENSED BALANCE SHEET

                                                              DECEMBER 31,    MARCH 31,
                                                                  1998          1999
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                                                    (IN MILLIONS)
                                  ASSETS
Current assets..............................................    $     --       $    1.0
Investments in and advances to subsidiaries.................     1,666.8        1,673.8
Other non-current assets....................................         4.2           15.9
                                                                --------       --------
          Total Assets......................................    $1,671.0       $1,690.7
                                                                ========       ========
                   LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable -- affiliates..............................    $   18.0       $   65.5
Accounts payable and accruals...............................         7.5           10.5
Stockholder's equity:
  Preferred stock...........................................          --             --
  Common stock..............................................         1.0            1.0
  Additional paid-in capital................................     1,671.0        1,671.0
  Retained earnings.........................................        10.2           26.3
  Cumulative foreign currency translation adjustment........       (36.7)         (83.6)
                                                                --------       --------
     Total stockholder's equity.............................     1,645.5        1,614.7
                                                                --------       --------
          Total Liabilities and Stockholder's Equity........    $1,671.0       $1,690.7
                                                                ========       ========

     The accompanying note is an integral part of these condensed financial statements.

                                   SCHEDULE I

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                                  AZURIX CORP.
                            STATEMENT OF CASH FLOWS

                                                               JANUARY 29, 1998
                                                              (DATE OF INCEPTION)
                                                                TO DECEMBER 31,      THREE MONTHS ENDED
                                                                     1998              MARCH 31, 1999
                                                             ---------------------   ------------------
                                                                                        (UNAUDITED)
                                                                           (IN MILLIONS)
Cash used in operating activities..........................        $      --               $(12.0)
Investing Activities:
  Investments in and advances to subsidiaries..............         (1,600.2)               (28.5)
  Capital expenditures.....................................               --                 (0.7)
  Other investing activities...............................               --                 (6.8)
                                                                   ---------               ------
Net cash used in investing activities......................         (1,600.2)               (36.0)
                                                                   ---------               ------
Financing Activities:
  Issuance of common stock and capital contributed.........          1,600.2                   --
  Advances from Enron......................................               --                 48.0
                                                                   ---------               ------
Net cash provided by financing activities..................          1,600.2                 48.0
                                                                   ---------               ------
Change in cash and cash equivalents........................               --                   --
Cash and cash equivalents, beginning of period.............               --                   --
                                                                   ---------               ------
Cash and cash equivalents, end of period...................        $      --               $   --
                                                                   =========               ======

     The accompanying note is an integral part of these condensed financial statements.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                          NOTE TO FINANCIAL STATEMENTS

     These condensed financial statements of Azurix reflect parent company only financial information and should be read in conjunction with the consolidated financial statements of Azurix Corp. presented elsewhere in this document.

     Azurix, as the parent company, has no material contingencies, long-term obligations or guarantees and has not received any cash dividends from its consolidated subsidiaries or unconsolidated affiliates since its date of inception on January 29, 1998.

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN MILLIONS)

AZURIX CORP.

                                                ADDITION
                               BALANCE AT      RELATED TO    ADDITIONS
                            JANUARY 29, 1998   ACQUISITION   CHARGED TO                CURRENCY
                                (DATE OF        OF WESSEX    COSTS AND                 EXCHANGE       BALANCE AT
                               INCEPTION)       WATER PLC     EXPENSES    WRITEOFFS   DIFFERENCE   DECEMBER 31, 1998
                            ----------------   -----------   ----------   ---------   ----------   -----------------
Allowance for Doubtful
  Accounts................       $   --            4.9          1.7         (0.2)        (0.1)           $6.3


WESSEX WATER PLC
(NOW RENAMED WESSEX WATER LTD)

                                                         ADDITIONS
                                                         CHARGED TO                CURRENCY
                                         BALANCE AT      COSTS AND                 EXCHANGE       BALANCE AT
                                       MARCH 31, 1998     EXPENSES    WRITEOFFS   DIFFERENCE    OCTOBER 2, 1998
                                      ----------------   ----------   ---------   ----------   -----------------
Allowance for Doubtful Accounts.....        $5.9            1.7         (2.7)          --            $4.9

                                                         ADDITIONS
                                                         CHARGED TO                CURRENCY
                                         BALANCE AT      COSTS AND                 EXCHANGE       BALANCE AT
                                       MARCH 31, 1997     EXPENSES    WRITEOFFS   DIFFERENCE    MARCH 31, 1998
                                      ----------------   ----------   ---------   ----------   -----------------
Allowance for Doubtful Accounts.....        $4.3            4.4         (3.0)         0.2            $5.9

                                                         ADDITIONS
                                                         CHARGED TO                CURRENCY
                                         BALANCE AT      COSTS AND                 EXCHANGE       BALANCE AT
                                       MARCH 31, 1996     EXPENSES    WRITEOFFS   DIFFERENCE    MARCH 31, 1997
                                      ----------------   ----------   ---------   ----------   -----------------
Allowance for Doubtful Accounts.....        $7.0            3.3         (6.5)         0.5            $4.3

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                            DOCUMENT AND DESCRIPTION
        -------                            ------------------------
           1.1           -- Form of U.S. Purchase Agreement
           1.2           -- Form of International Purchase Agreement
           3.1           -- Restated Certificate of Incorporation
           3.2           -- Restated ByLaws
          *5.1           -- Opinion of Vinson & Elkins L.L.P.
          10.1           -- Instrument of Appointment as a Water and Sewerage
                            Undertaker, dated August 1989, as amended, of Wessex
                            Water Services Limited
          10.2           -- L425,000,000 Credit Facility, dated May 10, 1999, for
                            Azurix Europe Ltd. arranged by Chase Manhattan Plc and
                            Westdeutsche Landesbank Girozentrale
          10.3           -- L73,000,000 Amended and Restated Credit Facility
                            Agreement, dated December 17, 1998, for Azurix Europe
                            Ltd. and Bristol Water Trust
          10.4           -- Azurix Corp. 1999 Stock Plan, dated February 2, 1999
          10.5           -- Form of Registration Rights Agreement
          10.6           -- Form of Business Opportunity Agreement
          10.7           -- Form of Services Agreement
          10.8           -- Form of Non-Exclusive License Agreement
          10.9           -- Employment Agreement of Rebecca P. Mark, effective May 4,
                            1998, with Enron Corp. and First Amendment, effective
                            February 1, 1999, with Enron Corp. and Azurix
          10.10          -- Employment Agreement of Rodney L. Gray, effective
                            February 16, 1999, with Azurix
          10.11          -- Employment Agreement of Amanda K. Martin, effective
                            January 1, 1998, with Enron Capital & Trade Resources
                            Corp., First Amendment, dated October 29, 1998, with
                            Enron Capital & Trade Resources Corp. and Azurix and
                            Second Amendment, dated March 15, 1999, with Azurix
          10.12          -- Employment Agreement of Alex Kulpecz, effective September
                            15, 1998, and First Amendment, dated March 11, 1999, with
                            Azurix
          10.13          -- Employment Agreement of Colin F. Skellett, dated February
                            24, 1995, and First Amendment, dated December 9, 1998,
                            with Wessex Water Plc
          10.14          -- Amended and Restated Trust Agreement of Atlantic Water
                            Trust, dated December 17, 1998
          10.15          -- Trust Deed, dated March 30, 1999, among Wessex Water
                            Services Finance Plc, Wessex Water Services Limited and
                            Midland Bank Plc
          10.16          -- Form of Credit Agreement, dated May 1, 1999, between
                            Azurix and Enron
          10.17          -- Definitive Trust Deed and Rules of Wessex Water Executive
                            Pension Scheme, dated August 19, 1998
          21             -- Subsidiaries of Azurix
         *23.1           -- Consent of Arthur Andersen LLP (independent public
                            accountants)
         *23.2           -- Consent of Arthur Andersen (independent accountants)
         *23.3           -- Consent of PricewaterhouseCoopers (independent
                            accountants)
         *23.4           -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                            5.1)
          24             -- Power of Attorney
          27             -- Financial Data Schedule


---------------


* Filed herewith.


All other exhibits have been previously filed.